Exhibit 99.1

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version, the Italian version shall prevail

OFFER DOCUMENT

VOLUNTARY PUBLIC EXCHANGE OFFER

pursuant to Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented concerning the ordinary shares of

ISSUER

OFFEROR

Financial Instruments subject to the Offer

maximum of No. 833,279,689 ordinary shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, as well as maximum of No. 16,178,862 additional shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni which may be allocated under certain existing incentive plans

Unit consideration offered

No. 2.533 newly issued ordinary shares of Banca Monte dei Paschi di Siena S.p.A. admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. for each ordinary share of Mediobanca – Banca di Credito Finanziario Società per Azioni tendered in acceptance of the Offer, subject to any further adjustments as set out in Section E of this Offer Document

Duration of the Offer acceptance period agreed with Borsa Italiana S.p.A.

from 8:30 a.m. (Italian time) on 14 July 2025 to 5:30 p.m. (Italian time) on 8 September 2025, both dates inclusive (unless the acceptance period is extended)

Consideration payment date

15 September 2025, unless the acceptance period is extended

Financial advisors to the Offeror

Intermediaries appointed to coordinate the collection of acceptances

Global Information Agent

The approval of the Offer Document, issued with CONSOB resolution No. 23623 on 2 July 2025, does not entail any opinion by CONSOB on the advisability to accept the Offer and regarding the data and information contained in this document.

3 July 2025

Disclaimer

The shares to be issued in connection with the Offer may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

The Offer is being made for the shares of the Issuer by the Offeror, each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the Offer Document or the Exemption Document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Offeror and the Issuer are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the Mediobanca Shares in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the Mediobanca Shares, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of the Issuer of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of the Issuer, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the Acceptance Period, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans.

These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

INDEX
LIST OF MAIN DEFINITIONS	9
RECITALS	21

1.	Subject of the Offer	21
2.	Legal assumptions and characteristics of the Offer	22
3.	The voluntary public exchange offer promoted by Mediobanca on Banca Generali S.p.A.	25
4.	Reasons for the Offer and overview of future plans	26
5.	Table of key events relating to the Offer	32
6.	Markets on which the Offer is promoted	38

A.	WARNINGS	39

A.1.	Conditions of Effectiveness of the Offer	39

A.1.1.	Conditions of Effectiveness	39
A.1.2.	Preliminary Authorizations and Other Authorizations	41
A.1.3.	Antitrust Condition	48
A.1.4.	Threshold Condition and Minimum Threshold Condition	48
A.1.5.	Relevant Acts Condition	50
A.1.6.	MAE Condition	51
A.1.7.	Amendment or Waiver to the Conditions of Effectiveness	51
A.2.	Financial reports and interim financial statements of the Issuer	52
A.3.	Related Parties	53
A.4.	Evaluation criteria underlying the determination of the Consideration	54
A.5.	The Capital Increase Reserved to the Offer	58

A.5.1.	Corporate procedure applicable to the Capital Increase Reserved to the Offer	58
A.5.2.	Absence of effects on the Offer Consideration	61
A.5.3.	Possible unavailability of MPS Shares offered as Consideration	62

A.6.	Treatment of fractions of MPS Shares offered as Consideration	62
A.7.	Reasons for the Offer and summary of the Offeror’s future plans in relation to the Issuer	63
A.8.	Transactions upon completion of the Offer	66
A.9.	Communications and authorizations for the carrying out of the Offer	67
A.10.	Reopening of the Acceptance Period	67
A.11.	Declaration by the Offeror regarding the possible restoration of the free float and the sell-out pursuant to Article 108, paragraph 2, of the TUF	68
A.12.	Declaration by the Offeror regarding the fulfilment of the sell-out pursuant to Article 108, paragraph 1, of the TUF and the simultaneous squeeze-out pursuant to Article 111 of the TUF	69
A.13.	Possible shortage of the free float	71
A.14.	Potential conflicts of interest	72

A.15.	Possible alternative scenarios for Mediobanca shareholders	74

A.15.1.	Scenarios in case of completion of the Offer	74

A.15.1.1.	Acceptance of the Offer	74
A.15.1.2.	Non-acceptance of the Offer	75

(A)	Achievement of a shareholding equal to or less than 90% of the Issuer’s share capital	75
(B)	Achievement of a shareholding of more than 90% but less than 95% of the Issuer’s share capital	75
(C)	Achievement of a shareholding of at least 95% of the Issuer’s ordinary share capital	76
(D)	Transaction upon completion of the Offer	76
A.15.2	Scenarios in the event of failure of the Offer	78
A.16.	Rights of Mediobanca shareholders who tendered in acceptance of the Offer the Shares Subject to the Offer	78
A.17.	The voluntary public exchange offer promoted by Mediobanca on Banca Generali S.p.A.	79
A.18.	Issuer’s Communication	80
A.19.	Critical issues related to the national and international macroeconomic context	80

B.	PARTIES INVOLVED IN THE TRANSACTION	82

B.1.	The Offeror	82
B.1.1.	Name, legal form, registered office and trading market	82
B.1.2.	Incorporation and lifetime	82
B.1.3.	Applicable law and jurisdiction	82
B.1.4.	Corporate purpose	82
B.1.5.	Share Capital	83
B.1.6.	Major shareholders	83
B.1.7.	Management and control bodies	84
B.1.8.	Activities of the Offeror and brief description of the MPS Group	88
B.1.9.	Accounting Standards	90
B.1.10.	Consolidated financial information	91
B.1.11.	Recent trend	91
B.2.	Issuer of the financial instruments subject to the Offer	105

B.2.1.	Name, legal form, registered office and trading market	105
B.2.2.	Share Capital	105
B.2.3.	Significant shareholders and shareholders’ agreements	114
B.2.4.	Management and control bodies	115
B.2.5.	Activities of the Issuer and brief description of the Mediobanca Group	119
B.2.6.	Key financial information	122
B.2.6.1.	Balance sheet and income statement of Mediobanca as of 30 June 2024	123
B.2.6.2.	Mediobanca’s balance sheet and income statement as of 31 December 2024	129

B.2.7.	Recent trend and outlooks	135

B.3.	Intermediaries	135
B.4.	Global Information Agent	136

C.	CATEGORIES AND QUANTITIES OF THE FINANCIAL INSTRUMENTS SUBJECT TO THE OFFER	137

C.1.	Category of the financial instruments subject to the Offer and related quantities and percentages	137
C.2.	Authorizations	137

D.	FINANCIAL INSTRUMENTS OF THE ISSUER OR HAVING AS UNDERLYING ASSETS SUCH INSTRUMENTS HELD BY THE OFFEROR, INCLUDING THROUGH TRUST COMPANIES OR INDERMEDIARIES	146

D.1.	Number and categories of financial instruments of the Issuer held by the Offeror (including through trust companies or intermediaries) and by persons acting in concert	146
D.2.	Repurchase agreements, securities lending agreements, usufruct and pledge rights, or other commitments with the Issuer’s shares as underlying asset	146

E.	UNIT CONSIDERATION FOR THE FINANCIAL INSTRUMENTS AND RELATED JUSTIFICATION	147

E.1.	Indication of the unit Consideration and related determination	147
E.2.	Total countervalue of the Offer	153
E.3.	Comparison of the Pre-Adjustment Consideration with certain indicators relating to the Issuer	154
E.4.	Monthly arithmetic and weighted average of the official prices recorded by the Issuer’s shares in the twelve months prior to the promotion of the Offer	155
E.5.	Indication of the values attributed to the Issuer’s shares in financial transactions carried out in the last financial year and in the current financial year	161
E.6.	Indication of the values at which the Offeror and the parties acting in concert with it have carried out transactions involving the sale and purchase of the shares subject to the Offer in the last twelve months, indicating the number of financial instruments sold and purchased	161

F.	TERMS AND CONDITIONS FOR ACCEPTING THE OFFER, DATES AND METHODS OF PAYMENT OF THE CONSIDERATION AND RETURN OF THE SECURITIES SUBJECT TO THE OFFER	162

F.1.	Terms and conditions for accepting the Offer and for depositing the Shares Subject to the Offer	162

F.1.1.	Acceptance Period and possible reopening of the acceptance period	162
F.1.2.	Methods of acceptance and deposit of the Shares Subject to the Offer	163

F.2.	Ownership and exercise of administrative and economic rights relating to the Shares tendered in acceptance of, and during, the Offer	165
F.3.	Communications regarding the progress and results of the Offer	165
F.4.	Markets on which the Offer is promoted	166

F.4.1.	Italy	166
F.4.2.	United States of America	167
F.4.3.	Other countries	168

F.4.4.	Canada	169
F.4.5.	Japan	170
F.4.6.	Australia	170

F.5.	Consideration Payment Date	171
F.6.	Methods of payment of the Consideration	172
F.7.	Indication of the governing law of the contracts entered into between the Offeror and the holders of the Issuer’s financial instruments and relevant jurisdiction	173
F.8.	Methods and terms for the return of the Shares Subject to the Offer tendered in acceptance of the Offer in the event the Offer being ineffective and/or allocation	173

G.	METHODS OF FINANCING, PERFORMANCE GUARANTEE AND OFFEROR’S FUTURE PLANS	174

G.1.	Methods of financing of the Offer and performance guarantee	174
G.2.	Rationale of the Offer and future plans drawn up in relation to the Issuer	174

G.2.1.	Rationale of the Offer	174
G.2.2.	Programmes relating to the management of activities	176
G.2.2.1.	Strategic and Industrial objectives of the integration of the Issuer into the MPS Group	176
G.2.2.2.	Synergies resulting from the Issuer’s strategic and business objectives within the MPS Group upon completion of the Offer	178

G.2.3.	Investments and future sources of financing	181
G.2.4.	Transaction upon completion of the Offer	181
G.2.5.	Planned changes in the composition of the corporate bodies and related remuneration	182
G.2.6.	Amendments to the By-laws	182
G.3.	Restoration of the free float	182

H.	ANY AGREEMENTS AND TRANSACTIONS BETWEEN THE OFFEROR, PARTIES ACTING IN CONCERT WITH THE OFFEROR AND THE ISSUER OR ITS SHAREHOLDERS OR MEMBERS OF THE ISSUER’S MANAGEMENT AND CONTROL BODIES	185

H.1.	Financial and/or commercial agreements and transactions that have been executed or approved in the twelve months prior to the publication of the Offer, which may have or have had a significant effect on the business of the Offeror and/or the Issuer	185
H.2.	Agreements concerning the exercise of voting rights or the transfer of Shares and/or other financial instruments of the Issuer	185

I.	FEES TO INTERMEDIARIES	186
L.	ALLOCATION HYPOTHESIS	187
M.	ANNEXES	188

M.1.	Offeror’s Communication	188

N.	DOCUMENTS MADE AVAILABLE BY THE OFFEROR TO THE PUBLIC AND PLACES WHERE SUCH DOCUMENTS ARE AVAILABLE	189

N.1.	Documents relating to the Offeror	189
N.2.	Documents relating to the Issuer	189

DECLARATION OF RESPONSIBILITY	190

LIST OF MAIN DEFINITIONS

Below is a list of the main definitions used in this Offer Document. Where the context requires, terms defined in the singular shall have the same meaning in the plural and vice versa.

Mediobanca Interim Dividend	The interim dividend based on the results as of 31 December 2024, which Mediobanca’s Board of Directors, on 8 May 2025, resolved to distribute, amounting to Euro 0.56 per each Mediobanca shares outstanding and entitled to the dividend payment, with ex-dividend date on 19 May 2025, record date on 20 May and payment date on 21 May 2025.

Tendering Shareholders	The holders of the Shares Subject to the Offer who are entitled to accept the Offer and have validly tendered in acceptance of the Offer the Shares Subject to the Offer in accordance with the Offer Document.

AGCM	The Italian Competition and Market Authority, with headquarters in Rome, Piazza G. Verdi No. 6/a.

Offeror’s Shareholder Meeting	The Offeror’s shareholders’ meeting of 17 April 2025 which granted the Delegation to the Board of Directors of the Offeror for the execution of the Capital Increase Reserved to the Offer.

Capital Increase Reserved to the Offer	The paid share capital increase of MPS reserved to the Offer, in divisible form and also in one or more tranches, to be paid-in through (and in exchange for) the contribution in kind of the Issuer’s Shares (and any Additional Shares) tendered in acceptance of the Offer (or otherwise transferred to MPS in execution of the Reopening of the Acceptance Period and/or the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable), therefore excluding the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code, resolved by the Offeror’s Board of Directors on 26 June 2025 – in exercise of the Delegation granted to it by the Offeror’s Shareholder’s Meeting on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code – to be carried out through the issuance of a maximum of No. 2,230,000,000 MPS Shares, to be paid-in through the contribution in kind of the Shares Subject to the Offer tendered in acceptance of the Offer, even as possibly revised and/or modified.

Additional Shares	The maximum No. 16,178,862 shares that may be issued by Mediobanca prior to completion of the Offer in favour of the beneficiaries of certain Incentive Plans

(as defined below), if such Incentive Plans are revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Incentive Plans, even though some of them envisage the possibility of using – instead of the Additional Shares – even Mediobanca’s treasury shares held in portfolio and without prejudice to the underlying limitations on the issue of Additional Shares under the Plans.

Mediobanca Shares or Issuer’s Shares	Each of the No. 833,279,689 ordinary shares of Mediobanca (including the Treasury Shares), without nominal value and admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A., with ISIN Code IT0000062957, in dematerialised form pursuant to Article 83-bis of the TUF and representing the entire share capital of the Issuer as of the Offer Document Date.

Shares Subject to the Offer	Each of the maximum No. 833,279,689 Mediobanca Shares (including the Treasury Shares) and the maximum No. 16,178,862 Additional Shares (in the event that they are issued), subject to the Offer, amounting to a total of No. 849,458,551 ordinary shares of the Issuer, representing its entire share capital.

MPS Shares	The maximum No. 2,230,000,000 newly issued ordinary shares of MPS resulting from the Capital Increase Reserved to the Offer, without nominal value, with regular dividend rights, and having the same features as the ordinary shares of MPS outstanding at the issue date, which will be listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A.. The above number was calculated as a matter of extreme caution and in accordance with a highly conservative approach and, therefore, as better specified in this Offer Document, without prejudice to any restructuring and/or changes to the content and/or structure of the Offer and/or possible further adjustments of the Consideration, it will not be necessary to issue all the MPS Shares.

Treasury Shares	The treasury shares of the Issuer, which - as of the Offer Document Date - amount to No. 26,914,597 treasury shares, equal to approximately 3.2% of the share capital of the Issuer as of the Offer Document Date.

Banca Akros	Banca Akros S.p.A. – Banco BPM Group, with registered office in Milan, Viale Eginardo 29, share capital equal to Euro 39,433,803 fully paid-in, registered with the Companies’ Register of Milan-Monza-Brianza-Lodi, tax code No. 03064920154, listed in the Register of Banks under No. 5328, member of the Interbank Deposit Protection Fund and the National Guarantee Fund, part of the Banco BPM Banking Group, and subject to the management and coordination of Banco BPM S.p.A., pursuant to Articles 2497 et seq. of the Italian Civil Code.

Bank of Italy	The Bank of Italy, with headquarters in Rome, Via Nazionale No. 91.

European Central Bank or ECB	The European Central Bank, with headquarters in Frankfurt (Germany), Sonnemannstrasse No. 20.

Borsa Italiana	Borsa Italiana S.p.A., the company that organizes and manages the regulated market Euronext Milan, with registered office in Milan, Piazza degli Affari No. 6.

Italian Civil Code	The Italian Civil Code, approved by Royal Decree No. 262 of March 1942, as subsequently amended and supplemented.

Corporate Governance Code	The Corporate Governance Code for listed companies published in January 2020 by the Corporate Governance Committee, in the version in force as of the Offer Document Date.

Committee for Related Parties Transactions or Committee	The Committee for Related Parties Transactions of MPS, established pursuant to the MPS Regulation.

Common Equity Tier 1 or CET1

Pursuant to Article 26 of Regulation (EU) 575/2013, the elements of entities’ common equity tier 1 are the following: (a) capital instruments, as long as the conditions set out in Article 28 of Regulation (EU) 575/2013 or, where applicable, Article 29 are met; (b) share premium reserves relating to instruments referred to in item (a); (c) undistributed profits; (d) other cumulative components of total income; (e) other reserves; and (f) provisions for general banking risks.

Items from (c) to (f) are recognised as Common Equity Tier 1 only if they can be used without restriction and without delay by the entity to cover risks or losses when such risks or losses occur. In general, as clarified by Article 50 of Regulation (EU) 575/2013, an entity’s common equity tier 1 consists of the elements of its common equity tier 1 after the application of the adjustments prescribed in Articles 32 to 35 of Regulation (EU) 575/2013, the deductions pursuant to Article 36 of Regulation (EU) 575/2013 and the exemptions and alternatives referred to in Articles 48, 49 and 79 of Regulation (EU) 575/2013.

CET1 Ratio or Common Equity Tier 1 Ratio	Solvency coefficient expressed by the ratio between Common Equity Tier I and RWA calculated pursuant to the provisions of Regulation (EU) 575/2013, Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 and Bank of Italy Circular No. 285 of 17 December 2013, as subsequently amended and supplemented.

Issuer’s Communication	The press release that the Board of Directors of the Issuer will be required to publish, pursuant to the provisions of Article 103, paragraphs 3 and 3-bis, of the TUF and Article 39 of the Issuers’ Regulation, containing all useful information for the assessment and evaluation of the Offer.

Communication on the Final Results of the Offer	The press release relating to the final results of the Offer, which will be disseminated, pursuant to Article 41, paragraph 6, of the Issuers’ Regulation.

Communication on the Final Results of the Reopening of the Acceptance Period	The press release relating to the final results following the possible Reopening of the Acceptance Period, which will be disseminated by the Offeror pursuant to Article 41, paragraph 6, of the Issuers’ Regulation in the event of a Reopening of the Acceptance Period, as voluntarily applied by the Offeror.

Communication on the Provisional Results of the Offer	The press release relating to the provisional results of the Offer, which will be disseminated by the Offeror pursuant to Article 36, paragraph 3 of the Issuers’ Regulation.

Communication of the Provisional Results of the Reopening of the Acceptance Period	The press release relating to the provisional results of the Offer following the possible Reopening of the Acceptance Period, which will be disseminated pursuant to Article 36, paragraph 3, of the Issuers’ Regulation, in the event of the Reopening of the Acceptance Period, as voluntarily applied by the Offeror.

Communication 102 or Offeror’s Communication	The Offeror’s press release required by Articles 102, paragraph 1 of the TUF and 37, paragraph 1, of the Issuers’ Regulation, disseminated on the Communication Date and published on the Offeror’s website, attached to this Offer Document as Annex M.1.

Conditions of Effectiveness of the Offer	The conditions described in Section A, Paragraph A.1, of this Offer Document, upon whose fulfilment (or waiver by the Offeror, of all or some of them, if provided) the completion of the Offer is conditional.

Financial Advisors	J.P. Morgan Securities plc, with registered office at 25 Bank Street, Canary Wharf, London, United Kingdom; UBS Europe SE, with registered office at Bockenheimer Landstrasse 2-4, Frankfurt, Germany; and Jefferies GmbH, with registered office at Bockenheimer Landstrasse 24, 60323 Frankfurt, Germany.

Consob	The National Commission for Listed Companies and the Stock Exchange, with headquarters in Rome, Via G.B. Martini No. 3.

Consideration	The unit consideration that will be paid by the Offeror to the Tendering Shareholders for each Mediobanca Share (or Additional Share) tendered in acceptance of the Offer, equal to, based on the Exchange Ratio, if there are no further adjustments, No. 2.533 MPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer.

Pre-Adjustment Consideration	The unit consideration as determined by the Offeror and indicated in the Offeror’s Communication, prior to adjustment, equal to 2.300 MPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer.

Full Cash Consideration	The cash consideration referred to in Article 50-ter of the Issuers’ Regulation, which will be offered by the Offeror, as an alternative to the Consideration, in the event that, within the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, one or more shareholders of Mediobanca request, pursuant to Article 108, paragraph 5, of the TUF, the payment of a full cash consideration, which will be determined: (i) by valuing the MPS Shares based on the weighted average of the official prices recorded in the five Open Market Days preceding the Consideration Payment Date, in the event that, within the Sell-Out pursuant to Article 108, paragraph 1, of the TUF or the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the purchase price of the Shares Subject to the Offer is equal to the Consideration pursuant to Article 108, paragraph 3, of the TUF and Article 50-ter of the Issuers’ Regulation; or (ii) in an amount equal to the monetary valuation made by Consob, in the event that, within the Sell-Out pursuant to Article 108, paragraph 1, of the TUF or the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the purchase price of the Shares Subject to the Offer is determined by Consob pursuant to Article 108, paragraph 4, of the TUF and Articles 50 and 50-bis of the Issuers’ Regulation.

Offer Document Date	3 July 2025, i.e., the date of publication of the Offer Document.

Communication Date	24 January 2025, the date on which the Offeror’s Communication was disseminated.

Payment Date	The date on which the Consideration will be paid to the Tendering Shareholders for each Share Subject to the Offer tendered in acceptance of the Offer and on which the transfer of the Shares Subject to the Offer to the Offeror will take place, corresponding to the fifth Trading Day following the last day of the Acceptance Period, and, therefore, 15 September 2025 (subject to any extension of the Acceptance Period, in accordance with applicable law), without prejudice to the provisions relating to any Fractional Shares and the related payment of the Fractional Cash Amount (as defined in Section F, Paragraph F.6, of the Offer Document).

Payment Date of the Reopening of the Acceptance Period	The date on which the Consideration will be paid to the Tendering Shareholders who have accepted the Offer during the possible Reopening of the Acceptance Period, corresponding to the fifth Trading Day following the end of the Reopening of the Acceptance Period, and, therefore, 29 September 2025 (unless the Acceptance Period is extended, in accordance with applicable law), without prejudice to the provisions regarding any Fractional Shares and the related payment of the Fractional Cash Amount.

Delegation	The delegation granted, pursuant to Article 2443 of the Italian Civil Code, to the Board of Directors of MPS by the Offeror’s Shareholders’ Meeting for the purpose of executing the Capital Increase Reserved to the Offer.

Delisting	The delisting of the Shares Subject to the Offer from Euronext Milan.

Squeeze-Out	The right of the Offeror to purchase the remaining Shares Subject to the Offer, pursuant to Article 111,

paragraph 1, of the TUF, in the event that the Offeror were to hold – as a result of the acceptances of the Offer and/or purchases potentially made outside the Offer itself in accordance with applicable regulations, during the Acceptance Period, as possibly extended, and/or during the possible Reopening of the Acceptance Period, as well as during, and/or in accordance with, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF – a total shareholding of at least 95% of the Issuer’s share capital.

MPS Dividend	The dividend approved by the ordinary shareholders’ meeting of MPS on 17 April 2025, equal to Euro 0.86 per MPS share outstanding and entitled to the dividend payment, with ex-dividend date on 19 May 2025, record date on 20 May 2025 and payment date on 21 May 2025.

Exemption Document	The exemption document pursuant to Article 34-ter, paragraph 02, letter a), of the Issuers’ Regulation, prepared by the Offeror for the purposes of the exemption from the obligation to publish the prospectus referred to in Article 1, paragraph 4, letter f) and paragraph 6-bis, letter a) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, and published on 3 July 2025.

Offer Document	This offer document, prepared by the Offeror pursuant to Articles 102 et seq. of the TUF, and the applicable provisions of the Issuers’ Regulation.

Issuer or Mediobanca	MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, an Italian joint stock company, with registered office in Milan, Piazzetta Enrico Cuccia, 1, Registration number at the Companies’ Register of Milan and Tax Code No. 00714490158, listed in the Register of Banks held by the Bank of Italy under number 4753, data processing code 10631 and, as the parent company of the Mediobanca Banking Group, in the Register of Banking Groups under number 10631, and a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

Euronext Milan	The Italian regulated market Euronext Milan, organized and managed by Borsa Italiana S.p.A.

Trading Day	Each day on which the Italian regulated markets are open according to the trading calendar established by Borsa Italiana S.p.A. on an annual basis.

Global Information Agent	Georgeson S.r.l., with registered office in Rome, Via Emilia 88, in its capacity as the entity responsible for providing the information relating to the Offer to all Mediobanca shareholders.

Mediobanca Group	The “Mediobanca Banking Group” registered with the Register of Banking Groups with the number 10631, headed by the Issuer.

MPS Group	The “Monte dei Paschi di Siena Banking Group” registered with the Register of Banking Groups with the number 1030, headed by the Offeror.

Depositary Intermediaries	The authorized depositary intermediaries participating in the centralized management system at Monte Titoli (as banks, securities brokerage firms, investment companies, stockbrokers) with which the Shares Subject to the Offer are deposited from time to time.

Appointed Intermediaries	The intermediaries in charge of collecting the acceptances of the Offer, as indicated in Section B, Paragraph B.3, of the Offer Document.

Intermediaries Appointed to Coordinate the Collection of Acceptances	Banca Monte dei Paschi di Siena S.p.A., together with Banca Akros S.p.A.

Stock Exchange Instructions	The instructions to the Stock Exchange Regulations, in force as of the Offer Document Date.

MAR	The Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as subsequently amended, in force as of the Offer Document Date.

Monte Titoli	Monte Titoli S.p.A., with registered office in Piazza degli Affari No. 6, Milan (Italy).

Sell-Out pursuant to Article 108, paragraph 1, of the TUF	The obligation of the Offeror to purchase the remaining Shares Subject to the Offer from those who request it, pursuant to Article 108, paragraph 1, of the TUF, in the event that the Offeror were to hold – as a result of the acceptances of the Offer, and/or purchases potentially made outside the Offer itself in accordance with applicable regulations during the Acceptance Period, as possibly extended, and/or the possible Reopening of the Acceptance Period, as well as during, and/or in accordance with, the procedure for complying with the

Sell-Out pursuant to Article 108, paragraph 2, of the TUF – a total shareholding equal to at least 95% of the Issuer’s share capital.

Sell-Out pursuant to Article 108, paragraph 2, of the TUF	The obligation of the Offeror to purchase the remaining Shares Subject to the Offer from those who request it, pursuant to Article 108, paragraph 2, of the TUF, in the event that the Offeror were to hold – as a result of the acceptances of the Offer and/or purchases potentially made outside the Offer itself in accordance with applicable regulations during the Acceptance Period, as possibly extended, and/or during the possible Reopening of the Acceptance Period – a total shareholding exceeding 90%, but less than 95% of the Issuer’s share capital.

Offeror or MPS or BMPS	Banca Monte dei Paschi di Siena S.p.A., an Italian joint stock company, with registered office in Piazza Salimbeni, 3, Siena, registration number at the Companies’ Register of Arezzo – Siena and Tax Code No. 00884060526, listed in the Register of Banks held by the Bank of Italy under number 5274, data processing code 1030 and, as the parent company of the Monte dei Paschi di Siena Banking Group, in the Register of Banking Groups under number 1030, and a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

Offer	The voluntary public exchange offer concerning all the Mediobanca Shares and any Additional Shares, promoted by the Offeror, pursuant to Articles 102 and 106, paragraph 4, of the TUF, as well as the applicable implementing provisions contained in the Issuers’ Regulation, as described in this Offer Document.

Excluded Countries	Japan, Canada, Australia and any other country where the promotion of the Offer or the participation therein would not comply with financial markets laws and regulations or other local laws and regulations or would not be permitted without prior registration, approval or filing with the relevant supervisory authorities.

Fractional Share	The fractional share of decimal numbers resulting from the application of the Exchange Ratio to the Shares Subject to the Offer tendered in acceptance of the Offer by individual Tendering Shareholders.

Acceptance Period	The period for the acceptance of the Offer, which will be agreed upon with Borsa Italiana, corresponding to

No. 40 (forty) Trading Days, which shall commence at 8:30 a.m. (Italian time) on 14 July 2025 and shall end at 5:30 p.m. (Italian time) on 8 September 2025, both dates inclusive, unless extended in accordance with applicable law.

Incentive Plans	The following incentive plans approved by Mediobanca:

-	2015 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2015 (and updated by the ordinary shareholders’ meeting on 28 October 2019);

-	2019-2023 Long Term Incentive Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2019;

-	2021-2025 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2020 (and partially revoked by the ordinary shareholders’ meeting on 28 October 2021);

-	2022 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2021;

-	2023 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2022;

-	2023-2024 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023;

-	2024-2025 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2024;

-	2023-2026 Long Term Incentive Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023; and

-	2023-2026 Broad-based Share Ownership and Co-investment Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023.

Joint Procedure	The joint procedure for (i) complying with the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, and (ii) exercising the Squeeze-Out, agreed upon with Consob and Borsa Italiana pursuant to Article 50-quinquies, paragraph 1, of the Issuers’ Regulation.

Exchange Ratio	Means the ratio of No. 2.533 MPS Shares for each Share Subject to the Offer, following the adjustment of the Pre-Adjustment Exchange Ratio due to the detachment of the MPS Dividend coupon and the detachment of the Mediobanca Interim Dividend coupon, as better described in Section E, Paragraph E.1, of the Offer Document.

Pre-Adjustment Exchange Ratio	Means the ratio of No. 2.300 MPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer, set forth in the Offeror’s Communication, before the adjustment, as better described in Section E, Paragraph E.1, of the Offer Document.

Stock Exchange Regulations	The Regulations of the Markets Organized and Managed by Borsa Italiana and in force as of the Offer Document Date.

Issuers’ Regulation	The Regulation adopted by Consob by resolution No. 11971 of 14 May 1999, as subsequently amended and integrated, in force as of the Offer Document Date.

MPS Regulation	The “Group Regulation on the management of prescriptive requirements relating to related parties, related subjects and Bank officers’ obligations” adopted by the Board of Directors of BMPS and in force as of the Offer Document Date.

Related Parties Regulation	Consob Regulation No. 17221 of 12 March 2010, as amended and supplemented, in force as of the Offer Document Date.

Regulation (EU) 575/2013	The Regulation (EU) No. 575/2013 of the European Parliament and the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, as subsequently amended and supplemented, in force as of the Offer Document Date.

Reopening of the Acceptance Period	The possible reopening of the Acceptance Period for 5 Trading Days (specifically, unless the Acceptance Period is extended, for the trading sessions of 16, 17, 18, 19 and 22 September 2025) pursuant to Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, as voluntarily applied by the Offeror and described more in detail in Section F, Paragraph F.1.1, of the Offer Document.

RWA	Risk-weighted assets (including credit risks, operational risks and other risks), in accordance with banking regulations issued by supervisory authorities for the calculation of solvency coefficients.

Acceptance Form	The acceptance form for the Offer, which the Tendering Shareholders must sign and deliver to an Appointed Intermediary, duly completed in all its parts, while simultaneously depositing the Mediobanca Shares (and any Additional Shares) with the said Appointed Intermediary.

TUB or Consolidated Law on Banking	Legislative Decree No. 385 of 1 September 1993 – Consolidated Law on Banking and Credit, as subsequently amended and supplemented, in force as of the Offer Document Date.

TUF or Consolidated Law on Finance	Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented, in force as of the Offer Document Date.

Unit Market Value of the MPS Share Prior to the Offer Document Date	Euro 7.036 attributed (for illustrative purposes only in the Offer Document) to each MPS Share and corresponding to the official price of MPS ordinary shares on the last Trading Day prior to the Offer Document Date.

Unit Market Value of the Pre-Adjustment Consideration Prior to the Communication Date	Euro 15.992 attributed (for illustrative purposes only in the Offer Document) to each Mediobanca Share and corresponding to the official price of MPS ordinary shares on the last Trading Day prior to the Communication Date (i.e., 23 January 2025), namely Euro 6.953 multiplied by 2.300 (corresponding to the Pre-Adjustment Exchange Ratio).

Unit Market Value of the Pre-Adjustment Consideration Prior to the Offer Document Date	Euro 16.184 attributed (for illustrative purposes only in the Offer Document) to the Consideration payable for each Share Subject to the Offer tendered in acceptance of the Offer, equal to the Unit Market Value of the MPS Share Prior to the Offer Document Date multiplied by 2.300 (corresponding to the Pre-Adjustment Exchange Ratio).

RECITALS

The following Recitals briefly describe the transaction which is the subject matter of this offer document (the “Offer Document”).

For a complete assessment of the terms and conditions of the transaction, please read Section A “Warnings” carefully and, in any case, the entire Offer Document.

The Offer Document must be read in conjunction with (ad as a mutual integration of) the Exemption Document available, inter alia, on the Offeror’s website.

The data and information relating to the Issuer (and the Mediobanca Group) contained in this Offer Document are exclusively based on data and information available to the public on the Offer Document Date (including those available on Mediobanca’s website, www.mediobanca.com/en).

1.            Subject of the Offer

The transaction described in the Offer Document consists of a voluntary public exchange offer (the “Offer” or the “Transaction”), promoted by Banca Monte dei Paschi di Siena S.p.A. (the “Offeror” or “MPS” or “BMPS”) – pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented (the “TUF”), as well as the applicable implementing provisions contained in the regulation on issuers, adopted by Consob with Resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented (the “Issuers’ Regulation”) – on all the ordinary shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca” or the “Issuer”), a joint stock company with shares listed on Euronext Milan (“Euronext Milan”), a regulated market organized and managed by Borsa Italiana S.p.A. (“Borsa Italiana”), and namely a total maximum of:

(i)	No. 833,279,689 ordinary shares of Mediobanca (the “Mediobanca Shares” or the “Issuer’s Shares”), i.e., all of the ordinary shares issued by Mediobanca as of the Offer Document Date, including the No. 26,914,597 treasury shares held by the Issuer on the Offer Document Date, corresponding to approximately 3.2% of the Issuer’s share capital as of the Offer Document Date (the “Treasury Shares”), as well as

(ii)	No. 16,178,862 ordinary shares of Mediobanca (the “Additional Shares”) that the Issuer may issue prior to the completion of the Offer in favour of the beneficiaries of certain Incentive Plans, as a result of the review by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Incentive Plans, even though some of them envisage the possibility of using – instead of the Additional Shares – Mediobanca’s Treasury Shares held in portfolio, (collectively, the “Shares Subject to the Offer”).

Therefore, as of the Offer Document Date, the Offer – assuming the issuance of all Additional Shares – covers a maximum of No. 849,458,551 shares of the Issuer.

As of the Offer Document Date, the Offeror directly holds No. 31,996 Issuer’s shares, representing 0.004% of the Issuer’s share capital as of the Offer Document Date. It should be noted that, this calculation does not include Mediobanca Shares held by investment funds and/or other collective investment undertakings managed by companies of the MPS Group in full autonomy from the latter and in the interests of their clients. For further details on the Shares Subject to the Offer, see Section C, Paragraph C.1, of the Offer Document.

Without prejudice to the Offeror’s decisions regarding the fulfilment (or non-fulfilment) of the Threshold Condition within the terms set out in Section A, Paragraph A.1.4 below, the objective of the Offer, in light of the reasons and future plans relating to the Issuer, as further specified in Section G, Paragraph G.2.1, of the Offer Document, is to acquire the entire share capital of the Issuer and to delist the Shares Subject to the Offer from Euronext Milan. The Offeror believes that Delisting will help MPS and Mediobanca to achieve their goals of integration, creation of synergies, and growth.

The Offer was announced by means of a communication issued by the Offeror on 24 January 2025 (the “Communication Date”), pursuant to Articles 102, paragraph 1, of the TUF and 37, paragraph 1, of the Issuers’ Regulation and Article 17 of the MAR (the “Communication 102” or the “Offeror’s Communication”).

In particular, the Communication 102 announced, among other things, the Offeror’s decision to proceed with the Offer, pursuant to the resolution passed by the Offeror’s Board of Directors on 23 January 2025 (subject to the issuance, on the same date, of a favourable, reasoned and binding opinion by the Committee for Related Parties Transactions), which simultaneously approved, inter alia, to convene the extraordinary shareholders’ meeting of MPS on 17 April 2025 to resolve on the proposal to delegate to the administrative body of MPS, pursuant to Article 2443 of the Italian Civil Code, the execution of the Capital Increase Reserved to the Offer.

Furthermore, on 24 January 2025, MPS published a presentation to the market regarding the Offer, available on the Offeror’s website (www.gruppomps.it/en, Investor Relations section).

2.            Legal assumptions and characteristics of the Offer

The Offer is being promoted in Italy pursuant to Articles 102 and 106, paragraph 4, of the TUF.

On 23 January 2025, the Board of Directors of the Offeror (subject to the issue on the same date of a favourable, reasoned and binding opinion by the Committee for Related Parties Transactions) decided to promote the Offer. This decision was therefore communicated to Consob and to the market on 24 January 2025, before the opening of the markets, through the Offeror’s Communication.

Furthermore, on 24 January 2025, pursuant to and for the purposes of Article 102, paragraph 2, of the TUF, the Offeror informed the workers’ representatives of the publication of the Offeror’s Communication.

On 13 February 2025, pursuant to and for the purposes of Article 16 of Law No. 287 of 10 October 1990, the Offeror filed an application for antitrust authorization with the Italian Competition and Market Authority (“AGCM”), as it could potentially give rise to a concentration transaction subject to notification. On the same date, the Offeror also submitted the notification to the European Commission pursuant to and for the purposes of Regulation (EU) 2022/2560 on foreign subsidies distorting the internal market.

Also on 13 February 2025, the Offeror filed with the Presidency of the Council of Ministers the notification required by Article 2 of Decree Law No. 21 of 15 March 2012, on the exercise of special powers in relation to investments in strategic sectors, converted with amendments by Law No. 56 of 11 May 2012, as amended, supplemented and/or modified from time to time (the “Golden Power Decree”), concerning the Offer and the acquisition of exclusive control of the Issuer following completion of the Offer. On the same date, the Offeror filed a request for authorization with the Directorate General for International Trade and Investments – Ministry of Economy, Trade and Enterprise (Direccion General de Comercio Internacional e Inversiones – Ministerio de Economía, Comercio y Empresa) in accordance with Spanish legislation on foreign investments, pursuant to Article 7-bis of Law 19/2003 on the legal regime governing capital movements (Ley 19/2003 sobre régimen jurídico de los movimientos de capitales).

On 12 and 13 February 2025, the Offeror also filed applications with the competent authorities to obtain the Preliminary Authorizations. For further details, please refer to Section A.1.2 of the Offer Document.

On 13 February 2025, the Offeror filed the Offer Document with Consob pursuant to Article 102, paragraph 3, of the TUF and notified the market by means of a press release pursuant to Article 37-ter, paragraph 3, of the Issuers’ Regulation.

The Offer is subject to the Condition of Effectiveness as described in Section A, Paragraph A.1, of the Offer Document and is addressed to all shareholders of the Issuer, without distinction and on equal terms, without prejudice to the provisions of Section F, Paragraph F.4, of the Offer Document.

The Offeror will pay each Tendering Shareholder a unit consideration consisting of No. 2.533 newly issued ordinary shares of MPS resulting from the Capital Increase Reserved to the Offer, with no nominal value, with regular dividend rights and the same characteristics as the ordinary shares of MPS already outstanding as of the issue date, which will be listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana (the “MPS Shares”), for each Share Subject to the Offer tendered in acceptance of the Offer (the “Consideration”). In this regard, it should be noted that (as better explained below), the Pre-Adjustment Exchange Ratio, originally provided for in the Offeror’s Communication, was equal to 2.300 MPS Shares for each Share Subject to the Offer. The Offeror’s Communication indeed provided as follows “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror should pay(s) a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders, or in any event the ex coupon (cedola) relating to dividends resolved upon but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the MPS shares, the Consideration shall be adjusted to take into account the dividend distributed (or the interim dividend) or the reserve distributed”.

Therefore, on 20 May 2025, MPS announced to the market that, following the detachment of the coupons and the subsequent payments of the MPS Dividend and the Mediobanca Interim Dividend, it had made the resulting technical adjustment to the Pre-Adjustment Exchange Ratio, equal to 0.233 MPS Shares. As of the Offer Document Date, the Consideration (following the mentioned technical adjustment) - without prejudice to any further adjustments based on the provisions of the Communication 102 and/or any restructuring and/or changes to the content and/or structure of the Offer - is therefore equal to 2.533 MPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer.

As a result, by way of example, for every No. 1,000 (one thousand) Shares Subject to the Offer tendered in acceptance of the Offer, No. 2,533 (two thousand five hundred and thirty-three)

MPS Shares will be exchanged. Acceptance of the Offer may take place, as further specified in Section F of the Offer Document, even if the number of Shares Subject to the Offer tendered in acceptance of the Offer is less than 1,000 (one thousand) or the number of Shares Subject to the Offer is not a whole multiple of 1,000 (one thousand).

Any further adjustments to the Consideration as a result of the provisions of the Communication 102 will be disclosed in the manner and within the time frames required by applicable law. For further details on the additional circumstances that would trigger a further adjustment to the Consideration, please refer to the Offeror’s Communication.

The MPS Shares issued in connection with the Offer derive from the Capital Increase Reserved to the Offer approved by the Board of Directors of the Offeror on 26 June 2025, in exercise of the Delegation granted by the Extraordinary Shareholders’ Meeting of the Offeror held on 17 April 2025. For further details on the resolutions passed by the Shareholders’ Meeting of the Offeror and by the Board of Directors, please refer to the press releases issued by the Offeror to the market on 17 April 2025 and on 26 June 2025, respectively, available on the MPS website, as well as the shareholders’ meeting and board of directors’ meeting documentation made available to the public on the MPS website at www.gruppomps.it/en, Investor Relations section.

In the event of full acceptance of the Offer, i.e., if all Mediobanca Shares and any Additional Shares are tendered in acceptance of the Offer, even during the Reopening of the Acceptance Period (or in any case transferred to MPS in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable) and without prejudice to any further adjustments based on the provisions of the Communication 102 and/or any restructuring and/or changes to the content and/or structure of the Offer, a total of No. 2,151,678,510 MPS Shares resulting from the Capital Increase Reserved to the Offer will be allocated to the Tendering Shareholders, based on the Consideration, corresponding to – as of the Offer Document Date – approximately 63% of the shares of the Offeror on the basis of the shares of MPS issued as of the Offer Document Date. Alternatively, in the event that the percentage of acceptances of the Offer would be equal to the Threshold Condition (i.e., 66.67% of Mediobanca’s share capital), the dilution for MPS’ shareholders would be equal to 53%.

It should be noted that the Capital Increase Reserved to the Offer is subject to the provisions of Articles 2440 and 2343-ter, et seq., of the Italian Civil Code, concerning capital increases to be paid by contributions in kind.

The Offeror has therefore appointed KPMG Corporate Finance, a division of KPMG Advisory S.p.A., as an independent expert pursuant to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code (the “Independent Expert”) to prepare the valuation of the Shares Subject to the Offer.

On 14 March 2025, the Independent Expert issued its appraisal on the valuation of the Shares Subject to the Offer (the “Appraisal”). In the Appraisal, the Independent Expert concluded that, as of 14 March 2025, based on the financial and equity position as of 31 December 2024 and the elements and methods described in its appraisal, the fair value of the shares of Mediobanca is not less than Euro 16.406 per Mediobanca share, cum dividend, or Euro 15.852 per Mediobanca share, ex dividend.

Subsequently, on 26 June 2025, the Independent Expert, upon request of the Offeror, issued the Appraisal updated taking into account the data and information available as of 31 March 2025, which therefore constitutes the new reference date. Specifically, in the updated Appraisal, the Independent Expert concluded that, as of 26 June 2025, based on the economic and financial position as of 31 March 2025, and the elements and methods described in the update Appraisal, the fair value of the shares of Mediobanca is not less than Euro 17.395 per each share of Mediobanca, ex dividend, i.e., net of Mediobanca’s Interim Dividend.

In accordance with the law, the value attributed, for the purpose of determining the share capital and the share premium, to the Shares Subject to the Offer tendered in acceptance of the Offer must be equal to or less than the value indicated in the aforementioned updated Appraisal of the Independent Expert.

For further information on the Capital Increase Reserved to the Offer, please refer to Section A, Paragraph A.5, of the Offer Document.

For the sake of completeness, it should be noted that the above will apply, mutatis mutandis, if the conditions for the Reopening of the Acceptance Period and/or for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or for the fulfilment of the Joint Procedure are met.

3.            The voluntary public exchange offer promoted by Mediobanca on Banca Generali S.p.A.

On 28 April 2025, pursuant to and for the purposes of Article 102, paragraph 1, of the TUF, as well as Article 37 of the Issuers’ Regulation, Mediobanca notified the market that, on 27 April 2025 it had decided to promote a voluntary public exchange offer pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the TUF for all the ordinary shares of Banca Generali S.p.A. (“Banca Generali”) admitted to trading on Euronext Milan, organised and managed by Borsa Italiana (the “Mediobanca-Banca Generali Offer”).

The Mediobanca-Banca Generali Offer therefore concerns the maximum No. 116,851,637 ordinary shares of Banca Generali (i.e., all the shares issued by Banca Generali as of that date), including treasury shares held by Banca Generali itself (equal to No. 2,907,907 as reported in Banca Generali’s financial statements as of 31 December 2024).

Mediobanca will pay – for each share of Banca Generali tendered in acceptance of the Mediobanca-Banca Generali Offer – a unit consideration equal to No. 1.70 ordinary shares of Assicurazioni Generali S.p.A. (“Assicurazioni Generali”) held by Mediobanca (the “Mediobanca-Banca Generali Offer Consideration”).

Considering the pending Offer, on 27 April 2025, Mediobanca’s Board of Directors resolved, inter alia, to submit to the ordinary shareholders’ meeting of Mediobanca – convened for 16 June 2025 – a proposal to approve the Mediobanca-Banca Generali Offer pursuant to and for the purposes of Article 104 of the TUF, which allows the shareholders’ meeting to grant power to the Board of Directors in derogation from the provisions of that Article.

On 15 June 2025, Mediobanca’s Board of Directors resolved to postpone the date of the ordinary shareholders’ meeting for the approval of the Mediobanca-Banca Generali Offer, originally convened for 16 June 2025, in accordance with Article 104 of the TUF, to 25

September 2025. For further details, please refer to the press release made available to the market by Mediobanca on 15 June 2025.

It should be noted that – in the event that the Offer and the Mediobanca-Banca Generali Offer are completed – taking into account that the Mediobanca-Banca Generali Offer provides, as the Mediobanca-Banca Generali Offer Consideration, the allocation to the tendering shareholders of ordinary shares of Assicurazioni Generali held by Mediobanca in portfolio, depending on the scenarios of acceptance of the Mediobanca-Banca Generali Offer, Mediobanca could reduce (or even sell completely) its interest in Assicurazioni Generali held as of the Offer Document Date.

In terms of timing, based on the information provided by Mediobanca in the press release issued on the date of announcement of the Mediobanca-Banca Generali Offer (the “Mediobanca Communication 102”) and confirmed in the aforementioned press release published on 15 June 2025, the execution of this offer is expected to be completed by October 2025, therefore after the completion of the Offer, based on the information available as of the Offer Document Date.

As described in this Offer Document, the Offer promoted by MPS on Mediobanca is aimed at creating the third largest national banking operator in terms of total assets, customer loans, direct deposits and financial assets, leveraging Mediobanca’s distinctive expertise in Wealth Management, Corporate & Investment Banking and Consumer Finance, and MPS’ experience in Retail and Commercial Banking, areas characterized by strong complementarities.

Given the above objective, Mediobanca’s interest in Assicurazioni Generali has always been considered a financial investment to be evaluated over time according to a risk/return approach. Following completion of the Transaction, this interest will reduce its weight on the overall profitability of the new group.

Therefore, since not all the terms of the Mediobanca-Banca Generali Offer have been disclosed to the market as of the Offer Document Date, also considering the postponement of Mediobanca’s ordinary shareholders’ meeting pursuant to Article 104 of the TUF, the Offeror reserves the right to fully evaluate the Mediobanca-Banca Generali Offer in light of all relevant information that will made available from time to time. It should also be noted that, while the Mediobanca-Banca Generali Offer would potentially appear to be consistent with the strategic rationale of the Offer, the information currently available to the Offeror is not sufficient to allow for a comprehensive analysis, given that Mediobanca’s shareholders’ meeting has been postponed due to the incomplete nature of the available information.

4.            Reasons for the Offer and overview of future plans

Over the last three years, MPS has consistently strengthened its fundamentals, consolidating the sustainability of its business model and improving its risk profile, thereby achieving solid levels of profitability. Furthermore, the MPS Group has managed to exceed most of the targets set out in its 2022-2026 business plan two years ahead of schedule and with one of the strongest balance sheets in Europe, laying solid foundations to play an active role in the broader consolidation of the Italian banking sector.

The aggregation between MPS and Mediobanca, which will be carried out in accordance with the principles of sound and prudent management, business continuity and risk control, aims to create a New National Champion, combining two leading brands in the financial services market, with the objective of strengthening the sustainability of its business model, ensuring solid levels of profitability in the medium/long-term.

MPS believes that the Offer represents an ideal opportunity for further development and growth for both institutions and offers significant value creation for the shareholders of both companies and for all stakeholders.

The combination with Mediobanca, to the extent that it is completed, will create the third largest national banking operator in terms of total assets, loans to customers, direct deposits and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the ability to compete with the main Italian and European banking institutions, through the full optimisation of existing human capital.

In a market undergoing consolidation, MPS intends to play an active role, and this proposed aggregation represents a unique opportunity to strengthen its position in certain key areas and sectors, also to better seize future growth opportunities. This will increase support for households and businesses, strengthening overall support for the former, both in terms of financing needs and the protection and management of savings, and supporting the latter in capturing growth opportunities at domestic and international level. The benefits will also extend to local communities and the Italian economy.

The new group will be able to rely on Mediobanca’s distinctive expertise in Wealth Management, Corporate & Investment Banking and Consumer Finance, and MPS’ expertise in Retail and Commercial Banking. Furthermore, the shareholding held in Assicurazioni Generali will also positively contribute to the diversification of the new MPS Group’s revenues and will be managed in the same way as the other business lines, in accordance with a careful capital optimization policy and a strong risk-adjusted profitability approach. In light of the Mediobanca-Banca Generali Offer recently announced to the market, the Offeror reserves the right to fully evaluate it once any further relevant information becomes available.

The aggregation will also offer employees of each institution the opportunity to develop their careers in a larger organization, enhancing their talent thanks to opportunities for mutual enrichment and integration.

At the same time, it will help attract new high-profile resources, enhancing their skills and professionalism to consolidate a sustainable and competitive growth model.

The combination is fully consistent with MPS’ strategic guidelines set out in its 2024-2028 business plan (the “2024-28 Business Plan”) and will generate significant revenue growth and important cost and funding synergies, with an effective implementation path.

With regard to the revenues, the Transaction will generate synergies of approximately Euro 0.3 billion per year, thanks to the enrichment of the product and service offering for households and businesses, the development of an integrated offering across the respective customer bases and increased penetration and expansion of the reference markets. In particular, through:

▪	Retail Banking – introducing MPS products to the customer base of Compass Banca S.p.A. (“Compass”) and Mediobanca Premier S.p.A. (“Mediobanca Premier”), making the MPS branch network available to facilitate scalable service delivery and deeper market penetration. Examples of growth drivers include:

o	Accounts and Cards – for the so-called daily banking;

o	Mortgages – leveraging the proven commercial capabilities of the MPS network, including in meeting the needs of customers for related insurance products;

o	Bancassurance – extension of the insurance offering to Mediobanca Premier customers;

o	Consumer Finance – expanding the distribution by making the MPS branch network available, enriching the offering with insurance products and internationalizing the value proposition towards new markets;

▪	Private Banking – extending Mediobanca’s best practices to MPS customers, including through Mediobanca’s asset management products (e.g., alternative investments);

▪	Asset Gathering (1) – integration of Mediobanca Premier and Banca Widiba S.p.A. (“Widiba”) to create a network of financial advisors already comprehensively structured to compete with key players, supported by a distinctive digital platform, with the introduction of an integrated offering of asset management products and enhancement of MPS’ capabilities in the insurance sector;

▪	Corporate & Investment Banking – combining MPS’ balance sheet potential with Mediobanca’s Investment Banking business and launching an intensive development programme to support the growth of companies throughout the country. Similarly, leveraging Mediobanca’s specialized experience in Advisory and Markets to extend its reach to MPS’ corporate customers.

The Transaction will also generate significant cost synergies in terms of administrative expenses and enable targeted optimization of overlapping functions. This will be complemented by savings from the rationalization of the combined investment plans of the two banks, thereby avoiding duplication of investments in areas affected by the combination.

The expected savings amount to approximately Euro 0.3 billion per year. By way of example, the levers include:

•	centralization of procurement from large suppliers and extension of best practices in terms of cost governance;

•	optimization of IT investments and digital transformation for common areas, such as the MPS consumer finance platform;

•	optimization of wealth management support activities for both Private Banking and Asset Gathering;

•	combined development of the platform for corporate customers and optimization of product factories (e.g., MBFACTA and MPS Factoring);

•	optimization of duplication of central functions, both in operational and resource terms.

Furthermore, the aggregation will enable funding synergies of approximately Euro 0.1 billion per year to be achieved thanks to a more balanced funding mix, leveraging MPS’ commercial funding capacity and optimizing the combined entity’s wholesale funding position.

1 i.e., the activity carried out by a financial institution with the aim of providing advice, collection, administration, and management services in respect of client assets through specific networks of financial advisors.

It should also be noted that if, upon completion of the Offer, the Offeror comes to hold a shareholding in Mediobanca’s share capital equal to or greater than the Threshold Condition (i.e., 66.67% of the Issuer’s share capital), it is expected that approximately 50% of the total synergies will be achieved in 2026, increasing to approximately 85% in 2027 and fully implemented in 2028.

The business project, which stands out for the significant complementarity of the two business models (which significantly reduces the execution risk), will be implemented through a simple integration, with one-off integration costs estimated at approximately Euro 0.6 billion before tax, which can be expensed in the first year.

It should be noted that, the cost and funding synergies, the expansion of revenue sources and related synergies, and the advantages deriving from the complementary nature of the business models of MPS and Mediobanca, as well as the strategic objectives of the Offer, will be achievable not only through the acquisition of legal control, but also in scenarios other than the acquisition of legal control (de facto control), albeit with possible variations and delays in their implementation, all as further specified in Section A, Paragraph A.1.4.

The Transaction also aims to accelerate the utilization of Deferred Tax Assets (“DTAs”) held by MPS, by leveraging a higher consolidated tax base and recording Euro 1.3 billion of DTAs (currently off-balance sheet) on the balance sheet, bringing the total to Euro 2.9 billion. Over the next six years, the utilization of these DTAs will generate a significant capital benefit (Euro 0.5 billion per year), in addition to the net result.

For the sake of completeness, it should be noted that, the aforementioned acceleration in the use of DTAs is subject to the Offeror acquiring a shareholding of more than 50% in the share capital of Mediobanca. By relying on the provisions of Articles 117 et seq. of the Consolidated Law on Income Tax (Presidential Decree No. 917 of 22 December 1986), Mediobanca may join the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A., starting from the tax period following that in which such shareholding was acquired (2). As a result, the consequent increase in the MPS Group’s future consolidated tax base will allow for the immediate recording in the financial statements of almost all DTAs from past consolidated tax losses, up to Euro 2.9 billion, and, compared to the current situation, will accelerate the utilization process of these DTAs with the related benefit in capital terms.

Otherwise, in the event that, upon completion of the Offer and following the potential waiver of the Threshold Condition, the Offeror comes to hold a shareholding equal to or less than 50% of the share capital of Mediobanca, the latter, even in a de facto control scenario, may not be included in the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A.; in such a case, MPS may continue to use the past consolidated tax losses to compensate the taxable income generated by the companies currently participating in the national tax consolidation scheme and, both the recording of Euro 1.3 billion of DTAs (currently off-balance sheet) as assets and the benefits deriving from the use of the DTAs will still be achieved, even if over a longer period of time. Specifically, the expected benefits would be achieved in 2036 with an average annual use of DTAs equal to approximately Euro 0.3

2 In accordance with the requirement set forth in Article 119, paragraph 1, letter “a” of the Consolidated Law on Income Tax (“alignment of the financial year of each subsidiary with that of the parent company or controlling entity”), Mediobanca’s financial year (which, on the Offer Document Date, ends on 30 June) shall be aligned with that of the Offeror.

billion, also due to the projected increase in the tax base resulting from the synergies generated by the Transaction.

The combined group will be strengthened, with a diversified revenue stream and strong resilience to successfully compete in different scenarios, also enabling significant value creation for all shareholders, supported by higher profitability than the standalone businesses and capable of generating double-digit growth in earnings per share.

Shareholders will benefit from a sustainable dividend policy over time, with a payout ratio of up to 100% of the net profit, with growth in dividends per share, while confirming MPS’ solid capital position (projected consolidated fully loaded Common Equity Tier 1 ratio as of 31 March 2025 for the resulting Group following completion of the Offer equal to 17.8% (3) upon completion of the transaction in the event of 100% acceptance of the Offer).

Finally, the two banks’ sustainability strategies will be consolidated, leveraging their respective ESG capabilities to strengthen the combined entity’s positioning and promote its commitment to the communities and territories where they are based.

MPS’ high governance standards will be maintained throughout the integration and post-integration process, ensuring transparency, accountability and a balanced approach towards all stakeholders, thus contributing to the creation of a sustainable and competitive long-term model.

Industrial and strategic aspects

The acquisition of Mediobanca allows to accelerate the implementation of the strategic guidelines of MPS’ 2024-28 Business Plan, which focuses on: (i) the growth of specialized, high-fee-generating businesses; (ii) the development of new service models for value-added activities; (iii) the expansion of financing solutions for households and the development of new services for SMEs; (iv) the renewal and optimization of distribution platforms; and (v) the adaptation of a zero-based risk approach for more effective risk management.

MPS and Mediobanca operate with specialized business models and have many complementary elements, which will enable the creation of a New National Champion with a distinctive and resilient business model, capable of responding to the needs of households and businesses. This will be characterized by a wide range of banking products, a balanced funding mix and a solid capital and liquidity position.

In particular, the following strategic development guidelines are envisaged for various business lines covered by the two entities.

Retail Banking

The expertise gained by MPS over decades will enable the expansion of Mediobanca’s Retail business, particularly the customer bases of Compass and Mediobanca Premier, through the offering of MPS’ core products, such as accounts, credit cards, and mortgages.

3 Figures derived from internal projections prepared by the Bank based on financial information available as of 31 March 2025. These projections take into account the impacts of the preliminary Purchase Price Allocation (PPA) process, including any fair value adjustments.

Additionally, MPS will be able to leverage its nationwide branch network, allowing Compass, Mediobanca Premier and potentially all Mediobanca customers to benefit from its extensive presence to meet their financial needs.

Wealth & Asset Management

The Transaction will enable the creation of a leading player in Wealth Management, due to the combination of MPS and Mediobanca’s expertise in Private Banking, with the contribution from certain companies and product companies, as well as in asset gathering, through the integration of over 1,200 financial advisors active in Widiba and Mediobanca Premier, and about 500 bankers, allowing:

▪	the strengthening of the distribution networks in the market, maintaining the current portfolio size and profitability standards, thanks to accelerated growth facilitated by the immediate achievement of a critical mass in the financial advisor networks;

▪	the increased profitability and customer penetration, through the promotion of alternative products (e.g., investment funds, OEIC) and alignment with Mediobanca’s best practices also to MPS’ customers.

Corporate & Investment Banking

The Transaction will enable MPS’ balance sheet potential to be combined with Mediobanca’s Investment Banking business and launch an intensive development programme to support the growth of companies throughout the country.

The complementarity between the customer segments served (SMEs and Large Corporates) and the range of products offered by MPS and Mediobanca to corporate clients will enable the creation of a leading operator in Corporate & Investment Banking (CIB). This will result in a broad and comprehensive offering, covering all major products, including the commercial banking services strictly linked to financial advisory, Capital Markets, Structured Finance CIB, access and execution in financial markets, and specialty finance services such as factoring.

The combined entity will assume a leadership position in Equity Capital Markets and M&A, allowing the MPS Group to capture growth opportunities in the mid-market segment, where MPS has a consolidated presence and is experiencing significant development, through:

▪	the enhancement of the Mediobanca’s vertical expertise in the areas of M&A, Equity & Debt Capital Markets, improving penetration of the combined customer base through cross-selling and up-selling strategies;

▪	the offering of Advisory services, particularly M&A, to medium and large corporate clients;

▪	the strengthening of the offer of structured and specialty finance for the corporate sector, also supported by a more balanced funding mix, leveraging MPS’ commercial funding capacity;

▪	the access for the Mediobanca Premier clients to MPS’ branch network across Italy.

Consumer Finance

The unique positioning of Compass in the consumer credit sector will benefit from a further boost through the enhancement of the existing partnership with MPS and increased penetration in the retail customer base through:

▪	the leverage of the consolidated expertise of both banks – specifically Mediobanca – in providing consumer credit solutions, expanding the range of available products and improving access to credit for a diversified clientele;

▪	the optimization of products’ offering such as personal loans, financing solutions, and salary-backed loans, promoting an efficient and competitive service model that integrates the resources and distribution networks of both groups.

Insurance

Besides additional revenue synergies in the core segments of both entities, MPS will have the chance to expand its bancassurance offering through:

▪	the introduction of Credit Protection Insurance (CPI) policies on newly issued personal loans, increasing penetration of Mediobanca’s customer base by capitalizing on MPS’ existing offering;
▪	the enhancement of customer penetration, by integrating banking products with existing insurance products in the portfolio.

Finally, for the sake of clarity, it should be noted that any reference to the abovementioned effects arising out from the integration, combination, and aggregation of MPS and Mediobanca as a result of the Offer do not require a potential merger by incorporation of Mediobanca into MPS or into another company of the MPS Group and refer, on one hand, to a scenario where MPS exercises legal control over the Issuer and, on the other hand, to a scenario where MPS exercises de facto control over Mediobanca, with the clarifications set out below regarding the so-called DTAs.

5.                 Table of key events relating to the Offer

Date	Event	Method of communication to the market
23 January 2025	Issuance of the reasoned and binding opinion of the Committee for Related Parties Transaction on the substantive and procedural fairness and appropriateness of the Offer and, in particular, of the Capital Increase Reserved to the Offer.	-
23 January 2025	Resolution of the Board of Directors of the Offeror concerning the decision to promote the Offer.	Communication by the Offeror to the market pursuant to Article 17 of Regulation (EU) No. 596/2014 on market abuse, as subsequently modified (“MAR”).
24 January 2025	Communication by the Offeror to Consob and to the market on the decision to promote the Offer.	Communication by the Offeror pursuant to Article 102, paragraph 1, of the TUF and Article 37 of the Issuers’ Regulation.
24 January 2025	Call for the extraordinary shareholders’ meeting of the Offeror to resolve on the granting of the Delegation for the Capital Increase Reserved to the Offer.	-
24 January 2025	Communication by the Offeror to its workers’ representatives pursuant to Article 102, paragraph 2, of	-

Date	Event	Method of communication to the market
the TUF.
13 February 2025	Communication by the Offeror to the AGCM in accordance with applicable regulations.	-
13 February 2025	Communication by the Offeror to the European Commission pursuant to the rules on foreign subsidies distorting the internal market.	-
12/13 February 2025	Submission of applications to the competent authorities for the purpose of obtaining the Preliminary Authorizations.	-
13 February 2025	Submission to the Presidency of the Council of Ministers of the notification required by Article 2 of Decree Law No. 21 of 15 March 2012, concerning the Offer and the acquisition of exclusive control of the Issuer upon completion of the Offer.	-
13 February 2025	Submission to the Directorate General for International Trade and Investments – Ministry of Economy, Trade and Enterprise (Direccion General de Comercio Internacional e Inversiones — Ministerio de Economía, Comercio y Empresa) of the application for authorization in accordance with Spanish legislation on foreign investments.
13 February 2025	Filing of the Offer Document and the Acceptance Form with Consob.	Communication by the Offeror to the market, pursuant to Articles 102, paragraph 3, of the TUF and 37-ter, paragraph 3, of the Issuers’ Regulation.
14 March 2025	Obtaining the Authorization in accordance with Spanish legislation on foreign investments from the Directorate General for International Trade and Investments – Ministry of Economy, Trade and Enterprise (Direccion General de Comercio Internacional e Inversiones — Ministerio de Economía, Comercio y Empresa).
18 March 2025

With reference to the resolutions to be adopted by the extraordinary shareholders’ meeting on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code in relation to the Delegation, made available to the public by the Offeror:

-      the explanatory report of the Board of Directors of the Offeror relating to the Capital Increase Reserved to the Offer, pursuant to Article 125-ter of the TUF and Article 72 of the Issuers’ Regulation;

-      the Independent Expert’s appraisal certifying the value of the Shares Subject to the Offer, prepared pursuant to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code; and

-

Date	Event	Method of communication to the market
- the voluntary report issued by the independent auditor in relation to the criteria used by the Board of Directors to determine the Exchange Ratio in the context of the Offer.
2 April 2025	Public disclosure by the Offeror of the information document pursuant to Article 70 of the Issuers’ Regulation.	-
8 April 2025

Obtaining the Preliminary Authorization from the European Central Bank for amendments to the By-laws relating to the Capital Increase Reserved to the Offer and the eligibility of the new shares issued as part of the aforementioned Capital Increase Reserved to the Offer as the Offeror’s own funds as Tier 1 capital.

Offeror’s press release to the market pursuant to Article 36 of the Issuers’ Regulation.
14 April 2025	Obtaining the authorization from the Presidency of the Council of Ministers for the purposes of golden power.	Offeror’s press release to the market pursuant to Article 36 of the Issuers’ Regulation.
17 April 2025

Shareholders’ meeting of the Offeror which:

-      in ordinary session, approves – inter alia – the financial statements for the year ended 31 December 2024;

-       in extraordinary session, approves the Delegation to the Board of Directors to carry out the Capital Increase Reserved to the Offer.

Communication by the Offeror to the market pursuant to Article 17 of the MAR.
26 June 2025

In execution of the Delegation, resolution by the Board of Directors of the Offeror of the Capital Increase Reserved to the Offer.

The Offeror shall make available to the public:

-      the explanatory report of the Board of Directors of the Offeror relating to the Capital Increase Reserved to the Offer, pursuant to Article 2441, paragraph 6, of the Italian Civil Code, Article 158 of the TUF and Article 70, paragraphs 4 and 7, of the Issuers’ Regulation;

-      the update of the Independent Expert’s appraisal certifying the value of the Shares Subject to the Offer, prepared pursuant to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code; and

-      the fairness opinion of the independent auditor pursuant to Article 2441, paragraph 6, of the Italian Civil Code, Article 158 of the TUF and Article 70, paragraphs 4 and 7, of the Issuers’ Regulation.

Communication by the Offeror to the market pursuant to Article 17 of the MAR.
27 June 2025	Registration with the Companies’ Register of Arezzo – Siena of the resolution of the Board of Directors of the Capital Increase Reserved to the Offer containing, among other things, the declarations referred to in letters a), b), c) and e) of Article 2343-quater, paragraph 3, of the Italian Civil Code.	-

Date	Event	Method of communication to the market
Making available to the public of the minutes of the Board of Directors that exercised the Delegation, pursuant to Article 70, paragraph 7, letter b) of the Issuers’ Regulation.
2 July 2025	Approval of the Offer Document by Consob.	Communication by the Offeror pursuant to Article 36 of the Issuers’ Regulation.
3 July 2025	Publication of the Offer Document, the Exemption Document and the Acceptance Form.	Communication by the Offeror pursuant to Article 38, paragraph 2, of the Issuers’ Regulation.

Dissemination of the Offer Document pursuant to Articles 36, paragraph 3, and 38, paragraph 2, of the Issuers’ Regulation.
By 11 July 2025, i.e., by the Trading Day preceding the start of the Acceptance Period.	Approval by the Issuer’s Board of Directors of the Issuer’s Communication.	Communication by the Issuer pursuant to Article 103 of the TUF and Article 39 of the Issuers’ Regulation.
14 July 2025	Start of the Acceptance Period.	-
28 July 2025	Expiry of the term set forth in Article 2443, paragraph 3, of the Italian Civil Code for the potential request by one or more shareholders of the Offeror representing at least one-twentieth of the share capital of MPS to proceed with a new valuation of the Shares Subject to the Offer by means of a sworn appraisal prepared by an expert appointed by the competent Court.
At least 5 Trading Days prior to the end of the Acceptance Period, i.e., by 1 September 2025, unless the Acceptance Period is extended.	Any communication regarding the fulfilment, or the waiver, of the Threshold Condition for the purposes of the non-applicability of the potential Reopening of the Acceptance Period pursuant to Article 40-bis, paragraph 1, letter a) of the Issuers’ Regulation.	Press release issued by the Offeror pursuant to Article 40-bis, paragraph 3, letter a) of the Issuers’ Regulation.
8 September 2025 (unless the Acceptance period is extended in accordance with applicable law)	End of the Acceptance Period.	-
By the evening of the last day of the Acceptance Period and in any case by 7:29 a.m. (Italian time) on the first Trading Day following the end of the Acceptance Period, i.e.,	Communication on the Provisional Results of the Offer, which will also indicate: (i) the fulfilment/non-fulfilment of the Threshold Condition (as defined below) and of the Minimum Threshold Condition or the waiver of the Threshold Condition, (ii) the potential existence of the conditions for the Reopening of the Acceptance Period or the potential existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or the	Communication by the Offeror to the market pursuant to Article 36 of the Issuers’ Regulation.

Date	Event	Method of communication to the market
9 September 2025, (unless the Acceptance Period is extended in accordance with applicable law)	existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 1, of the TUF and the Squeeze-Out, as well as (iii) the methods and timing relating to the subsequent Delisting (where applicable).
By 7:29 a.m. (Italian time) on the Trading Day prior to the Payment Date, i.e., (unless the Acceptance Period is extended in accordance with applicable law) by 12 September 2025	Communication on the Final Results of the Offer, which: (i) will confirm the fulfilment/non-fulfilment or waiver of the Threshold Condition (as defined below) and of the Minimum Threshold Condition, (ii) will communicate the fulfilment/non-fulfilment or waiver of the Conditions of Effectiveness of the Offer (as defined below), other than the Threshold Condition, (iii) will confirm the potential existence of the conditions for the Reopening of the Acceptance Period, and (iv) will confirm the potential existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or the existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 1, of the TUF and the Squeeze-Out, as well as the methods and timing relating to the subsequent Delisting, where applicable.	Publication of the communication pursuant to Article 41, paragraph 6, of the Issuers’ Regulation.
By the Trading Day following the date on which the non-fulfilment of the Conditions of Effectiveness was first announced	Return of the Shares Subject to the Offer tendered in acceptance of the Offer in the event that the Conditions of Effectiveness of the Offer have not been met, and the Offeror has not waived them.	-
The fifth Trading Day following the end of the Acceptance Period, i.e., 15 September 2025 (unless the Acceptance Period is extended in accordance with applicable law)

Registration with the Companies’ Register of Arezzo – Siena of the certificate pursuant to Article 2444 of the Italian Civil Code, as well as the declaration by the directors of the Offeror pursuant to Article 2343-quater, paragraph 3, letter d) of the Italian Civil Code (unless the procedure for evaluating the contribution in kind pursuant to Article 2343 of the Italian Civil Code is commenced).

Payment of the Consideration to the holders of the Shares Subject to the Offer tendered in acceptance of the Offer.

Immediate availability of the MPS Shares assigned as Consideration for the Offer (unless the process for evaluating the contribution in kind pursuant to Article 2343 of the Italian Civil Code is commenced).

The MPS Shares will be issued on the Consideration Payment Date and will be traded on Euronext Milan from that date.

-
16 September 2025 (unless the Acceptance Period is extended in accordance with applicable law)	Start of the Reopening of the Acceptance Period (where applicable).	-

Date	Event	Method of communication to the market
22 September 2025 (unless the Acceptance Period is extended in accordance with applicable law)	End of the Reopening of the Acceptance Period (where applicable).	-
By the evening of the last day of the Reopening of the Acceptance Period or, at the latest, by 7:29 a.m. on the first Trading Day following the end of the Reopening of the Acceptance Period (i.e., 23 September 2025, respectively, unless the Acceptance Period is extended in accordance with applicable law)	Communication on the Provisional Results of the Reopening of the Acceptance Period concerning (i) the possible existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or for the Joint Procedure, as well as (ii) the methods and timing of the subsequent Delisting (where applicable).	Press release of the Offeror pursuant to Article 36 of the Issuers’ Regulation.
By 7:29 a.m. on the Trading Day prior to the Payment Date of the Reopening of the Acceptance Period, i.e., by 26 September 2025 (unless the Acceptance Period is extended in accordance with applicable law)	Communication on the Final Results of the Reopening of the Acceptance Period, which will indicate (a) the final results of the Offer following the possible Reopening of the Acceptance Period, (b) confirmation of the potential existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or for the Joint Procedure, and (c) the methods and timing relating to the subsequent Delisting, where applicable.	Press release of the Offeror pursuant to Article 41 of the Issuers’ Regulation.
The fifth Trading Day following the end of the Reopening of the Acceptance Period, i.e., 29 September 2025 (unless the Acceptance Period is extended in accordance with applicable law)

Registration with the Companies’ Register of Arezzo – Siena of the certification pursuant to Article 2444 of the Italian Civil Code, as well as the declaration by the directors of the Offeror pursuant to Article 2343-quater, paragraph 3, letter d) of the Italian Civil Code (unless the procedure for the assessment of the contribution in kind pursuant to Article 2343 of the Italian Civil Code is commenced).

Payment of the Consideration to the holders of the Shares Subject to the Offer tendered during the Reopening of the Acceptance Period.

Immediate availability of the MPS Shares assigned as Consideration to the holders of the Shares Subject to the Offer tendered during the Reopening of the Acceptance Period (unless the procedure for the assessment of the contribution in kind pursuant to Article 2343 of the Italian Civil Code is commenced).

The MPS Shares will be issued on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law, and will be traded on Euronext Milan from that date.

-

Date	Event	Method of communication to the market
From the date on which the legal requirements are met	If the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF are met, publication of a communication containing the information necessary for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF (including, among other things, the amount in Euro of the Full Cash Consideration), as well as the relevant indication of the timing of the Delisting of the Shares Subject to the Offer.	Communication by the Offeror pursuant to Article 50-quinquies of the Issuers’ Regulation.
From the date on which the legal requirements are met	If the conditions for the Sell-Out pursuant to Article 108, paragraph 1, of the TUF and for the Squeeze-Out are met, publication of a press release containing the information necessary for the fulfilment of the obligation relating to the Squeeze-Out and, at the same time, the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, initiating the Joint Procedure (including, among other things, the amount in Euro of the Full Cash Consideration), as well as the relevant indication of the timing of the Delisting of the Shares Subject to the Offer.	Communication by the Offeror pursuant to Article 50-quinquies of the Issuers’ Regulation.

6.                 Markets on which the Offer is promoted

The Offer is promoted exclusively in Italy (except as described in Section F, paragraph F.4, of the Offer Document), as the Shares Subject to the Offer are listed only on Euronext Milan, and is addressed, on a non-discriminatory basis and on equal terms, to all shareholders of the Issuer.

The Offer has not been and will not be promoted in Canada, Japan, Australia and in any other country in which the promotion of the Offer and acceptance of the same would not comply with the laws and regulations governing financial markets or other local laws and regulations, or would not be otherwise permitted without prior registration, approval or filing with the relevant supervisory authority.

Such countries, including Canada, Japan, Australia, and any other country mentioned above, are collectively referred to in the Offer Document as the “Excluded Countries”. Furthermore, the Offer has not been and will not be promoted using national or international communication or trade instruments of the Excluded Countries (including, but not limited to, the postal network, fax, telex, email, telephone and the internet), nor through any structure of any financial intermediary in the Excluded Countries, nor in any other way. No actions have been or will be taken to allow the promotion of the Offer in any of the Excluded Countries.

Acceptance of the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions under the applicable laws or regulations of those countries. It is the sole responsibility of the recipients of the Offer to comply with such rules and, therefore, before accepting the Offer, to verify their existence and applicability by consulting their legal and other advisors. The Offeror assumes no responsibility for any violation by any person of the above restrictions.

For further information, please refer to Section F, Paragraph F.4, of the Offer Document.

A.	WARNINGS

A.1.	Conditions of Effectiveness of the Offer

A.1.1.	Conditions of Effectiveness

The effectiveness of the Offer is subject to the fulfilment (or waiver by the Offeror as provided below) of each of the following conditions (the “Conditions of Effectiveness” and, each, a “Condition of Effectiveness”, acknowledging that they are indicated below in a chronological order that is not binding):

(i)	that the obtained Preliminary Authorizations are not revoked and/or amended for the purpose of including prescriptions, conditions or limitations which are not indicated as of the Offer Document Date (the “Preliminary Authorizations Condition”);

(ii)	that the Offeror has obtained the unconditional approval (i.e., without conditions, limitations or prescriptions) of the transaction promoted by MPS with the Offer by the competent antitrust authorities (the “Antitrust Condition”);

(iii)	that the additional Other Authorizations (as defined below) are granted without any prescriptions, conditions or limitations (the “Other Authorizations Condition”);

(iv)	that no competent authority, including any court or tribunal, shall issue any resolutions or measures which would preclude, restrict or render more onerous the possibility for MPS and/or Mediobanca to realise the Offer or its objectives;

(v)	that, between the date of the Offeror’s Communication and the second Trading Day prior to the Consideration Payment Date, no facts, events or circumstances occurring that would prevent MPS from carrying out with the Offer in accordance with the Authorizations (as defined below) received in respect to the Offer and the provisions contained therein;

(vi)	that, upon completion of the Offer – as a result of acceptances to the Offer and/or any purchases made outside the Offer in accordance with applicable law – the Offeror holds a shareholding equal to at least 66.67% of the voting rights exercisable at the Issuer’s shareholders’ meeting (the “Threshold Condition”). However, the Offeror reserves the right to waive this Condition of Effectiveness and proceed with the purchase of all the Shares Subject to the Offer tendered in acceptance of the Offer, even if the number of Mediobanca shares is lower than that indicated above, provided that the shareholding held by the Offeror upon completion of the Offer – as a result of acceptances of the Offer and/or purchases made outside the Offer in accordance with the applicable regulations during the Acceptance Period (as possibly extended) – is at least equal to 35% of the voting rights that can be exercised at the Issuer’s shareholders’ meetings (the latter threshold being non-waivable) (the “Minimum Threshold Condition”);

(vii)	that, between the date of the Offeror’s Communication and the second Trading Day prior to the Consideration Payment Date, the corporate bodies of the Issuer (and/or one of its directly or indirectly controlled or affiliated companies) not resolving upon, not carrying out, even if resolved upon prior to the date of the Offeror’s Communication, nor undertaking to carry out or otherwise causing the completion of (including through conditional agreements and/or partnerships with third parties) acts or transactions that exceed the limits of the Issuer’s ordinary course of business:

(x) that may result in a significant change, even prospectively, in the capital, assets, economic, prudential and/or financial situation and/or activities of the Issuer (and/or one of its directly or indirectly controlled or affiliated companies) as represented in the Issuer’s half-year financial report as of 31 December 2024; (y) that restrict the free operation of branches, subsidiaries and networks in the placement of products to customers (including through the renewal, extension – also due to lack of notice – or renegotiation of existing and/or expiring distribution agreements); or (z) that are in any case inconsistent with the Offer and the underlying business and commercial motivations, unless due to compliance with legal obligations and/or following a request from supervisory authorities, without prejudice to what is provided for by the condition under point (viii) below (the “Significant Events Condition”);

(viii)	that, between the date of the Offeror’s Communication and the second Trading Day prior to the Consideration Payment Date, the Issuer and/or its directly or indirectly controlled subsidiaries and/or affiliated companies not resolving upon, and in any case nor carrying out, even if resolved before the date of the Offeror’s Communication, nor undertaking to carry out, acts or transactions that may counteract the achievement of the Offer’s objectives pursuant to Article 104 of the TUF, even if such acts or transactions have been authorized by the Issuer’s shareholders’ meeting in ordinary or extraordinary session or are decided and implemented independently by the shareholders’ meeting in ordinary or extraordinary session and/or by the management bodies of the Issuer’s controlled subsidiaries and/or affiliated companies (the “Defensive Measures Condition”);

(ix)	that, by the second Trading Day prior to the Consideration Payment Date, (x) no extraordinary circumstances or events have occurred at the national and/or international level (a) that entail or may entail significant adverse changes in the political, health, financial, economic, currency, regulatory (including accounting and supervisory) or market situation or (b) that have or may have substantially adverse effects on the Offer and/or the financial, asset, economic or income situation of the Issuer (and/or its controlled and/or affiliated companies) and/or MPS (and/or its controlled and/or affiliated companies) as represented in the Issuer’s half-year financial report as of 31 December 2024 and in the Offeror’s annual financial report as of 31 December 2024, and/or (y) no facts or situations regarding the Issuer (and/or its controlled and/or affiliated companies), not known to the market at the Communication Date, having emerged that have the effect of adversely altering the operations or the financial, asset, income, or operational situation of the Issuer’s (and/or its controlled and/or affiliated companies) as represented in the Issuer’s half-year financial report as of 31 December 2024 (the “MAE Condition”). It is understood that this MAE Condition includes, among other things, all events listed in points (x) and (y) above that may occur in the markets where the Issuer, the Offeror or their respective subsidiaries and/or affiliates operate as a result of, or in connection with, ongoing international political crises, and/or the imposition of trade tariffs which, although in the public domain as of the date of this Offer Document, could have adverse consequences for the Offer and/or the financial, economic or operating position of the Issuer or the Offeror and their respective subsidiaries and/or affiliates.

With reference to the possible non-fulfilment of the Conditions of Effectiveness, the Offeror reserves the right to make any assessment and take any decision permitted under the Offer in accordance with the applicable provisions of law and the terms described in this Offer Document.

A.1.2.	Preliminary Authorizations and Other Authorizations

The Offeror has obtained, prior to the Offer Document Date, all the authorizations required by sector regulations in relation to the Offer, as indicated below (the “Preliminary Authorizations”). In particular:

a.	on 13 February 2025, an application was submitted to the European Central Bank and to the Bank of Italy for preliminary authorizations to acquire direct control of the Issuer, as well as indirect control of Mediobanca Premier and Compass, pursuant to Articles 19 and 22 of the TUB. The relevant authorizations were obtained on 24 June 2025;

b.	on 13 February 2025, a preliminary notification was submitted to the Bank of Italy for preliminary authorizations/clearance to acquire indirect controlling shareholdings in Mediobanca SGR S.p.A., MBCredit Solutions S.p.A., MBFACTA S.p.A., SelmaBipiemme Leasing S.p.A. and Spafid S.p.A., as well as an indirect qualified shareholding in Generali Asset Management S.p.A. SGR and General Real Estate S.p.A. SGR, pursuant to, as applicable, Articles 19 and 22 of the TUB, as referred to in Article 110 of the TUB and Article 15 of the TUF. The relevant authorizations were obtained on 24 June 2025;

c.	on 13 February 2025, an application was submitted to the European Central Bank and to the Bank of Italy for (a) preliminary verification that the amendments to the By-laws of the Offeror in relation to the Capital Increase Reserved to the Offer (and the related Delegation) do not conflict with the sound and prudent management of the Offeror, pursuant to Articles 56 and 61 of the TUB, (b) preliminary authorization for the classification of the new shares issued in the context of the aforementioned Capital Increase Reserved to the Offer among the Offeror’s own funds as Tier 1 capital, pursuant to Articles 26 and 28 of Regulation (EU) 575/2013 of the European Parliament and the Council of 26 June 2013. The relevant authorization was obtained on 1 April 2025;

d.	on 13 February 2025, an application was submitted to the European Central Bank and to the Bank of Italy for (a) authorization of the Offeror to acquire direct and indirect shareholding which, in aggregate, exceed 10% of the consolidated own funds of the Offeror’s banking group, pursuant to Articles 53 and 67 of the TUB, as implemented in Part Three, Chapter I, Section V, of the Bank of Italy Circular No. 285 of 17 December 2013, (b) authorization to acquire controlling shareholdings, or allowing the exercise of significant influence, over financial or instrumental companies in non-EU countries (other than the United States, Japan, Canada and Switzerland). The relevant authorization was obtained on 24 June 2025;

e.	on 13 February 2025, an application was submitted to IVASS for the authorization to acquire a qualified indirect shareholding in Assicurazioni Generali, pursuant to Articles 68 et seq. of Legislative Decree No. 209 of 7 September 2005. The relevant authorization was obtained on 20 May 2025;

f.	on 13 February 2025, an application was submitted to the “Finanzmarktaufsichtsbehörde” (Austrian Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Europäische Reiseversicherung AG, Generali Versicherung AG, and BAWAG P.S.K. Versicherung AG pursuant to Article 24, paragraph 1, of the Versicherungsaufsichtsgesetz 2016 (Austrian Insurance Supervision Act). The relevant authorization was obtained on 25 June 2025;

g.	on 13 February 2025, an application was submitted to the European Central Bank and the “Finanzmarktaufsichtsbehörde” (Austrian Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali Bank AG pursuant to Article 20, paragraph 1, of the Bankwesengesetz (Austrian Banking Act). The relevant authorization was obtained on 24 June 2025;

h.	on 13 February 2025, an application was submitted to the Bulgarian Supervisory Authority (Financial Supervision Commission), as subsequently supplemented on 18 June 2025, for the authorization to acquire a qualified indirect shareholding in Generali Insurance AD, GP Reinsurance EAD e United Health Insurance Fund Doverie Insurance AD EAD pursuant to Article 68, paragraph 1, of the Bulgarian Insurance Code. The relevant authorization was obtained on 24 June 2025;

i.	on 13 February 2025, an application was submitted to the “Hrvatska agencija za nadzor financijskih usluga” (Croatian Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali Osiguranje d.d. pursuant to Article 36, paragraph 1, of the Zakon o osiguranju (Croatian Insurance Act). The relevant authorization was obtained on 26 June 2025;

j.	on 13 February 2025, an application was submitted to the “Magyar Nemzeti Bank” (Hungarian Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali Biztosító Zrt., Európai Utazási Biztosító Zrt., and Genertel Biztosító Zrt. pursuant to Articles 237, paragraph 1, 258 and 260, paragraph 2, of Act LXXXVIII of 2014 (Hungarian Insurance Act). The relevant authorization was obtained on 23 June 2025;

k.	on 13 February 2025, an application was submitted to the “Agencija za nadzor osiguranja” (Supervision Agency of Montenegro) for the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za osiguranje Generali Osiguranje Montenegro pursuant to Article 23, paragraph 1, of the Zakon o osiguranju (Montenegro Insurance Act). The relevant authorization was obtained on 25 June 2025;

l.	on 13 February 2025, an application was submitted to the “Autoritatea de Supraveghere Financiară” (Romanian Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali Romania Asigurare Reasigurare S.A. pursuant to Article 43, paragraph 1, of Law 237/2015 and Article 10, paragraph 1, of the RoFSA Regulation 3/2016. The relevant authorization was obtained on 23 June 2025;

m.	on 13 February 2025, an application was submitted to the Serbian Supervisory Authority (National Bank of Serbia) for the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za osiguranje Generali Osiguranje Srbija, Beograd and Akcionarsko društvo za reosiguranje Generali Reosiguranje

Srbija, Beograd pursuant to Articles 31 and 69 of the Zakon o osiguranju (Serbian Insurance Act). The relevant authorization was obtained on 24 June 2025;

n.	on 13 February 2025, an application was submitted to the Serbian Supervisory Authority (National Bank of Serbia) for the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za upravljanje dobrovoljnim penzijskim fondom Generali Beograd pursuant to Article 14 of the Serbian Voluntary Pension Funds Act. The relevant authorization was obtained on 24 June 2025;

o.	on 13 February 2025, an application was submitted to the “Agencija Za Zavarovalni Nadzor” (Slovenian Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali zavarovalnica d.d. Ljubljana pursuant to Article 31 of the Slovenian Insurance Act. The proceeding was concluded following the issuance of a no-action notice by the Authority, dated 10 March 2025;

p.	on 13 February 2025, an application was submitted to the “Agencija Za Trg Vrednostnih Papirjev” (Slovenian Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali Investments, družba za upravljanje, d.o.o. pursuant to Article 35 of the Slovenian Investment Funds and Management Companies Act. The relevant authorization was obtained on 24 June 2025;

q.	on 13 February 2025, an application was submitted to the Danish Supervisory Authority (Danish Financial Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Global Evolution Asset Management AS, Global Evolution Financial ApS, and Global Evolution Holding ApS pursuant to Article 61 of the Lov om Finansiel Virksomhed (Danish Financial Business Act). The proceedings were concluded following the issuance of a no-action notice by the Authority, dated 29 April 2025;

r.	on 13 February 2025, an application was submitted to the Greek Supervisory Authority (Bank of Greece – Department of Private Insurance Supervision) for the authorization to acquire a qualified indirect shareholding in Generali Hellas Insurance S.A. pursuant to the Law No. 4364/2016 and the Bank of Greece Executive Committee Act No. 120/11.7.2017. The relevant authorization was obtained on 20 June 2025;

s.	on 13 February 2025, an application was submitted to the Supervisory Authority of the Principality of Liechtenstein (Liechtenstein Financial Market Authority) for the authorization to acquire a qualified indirect shareholding in Fortuna Lebens-Versicherungs AG pursuant to Articles 92 to 98 of the Liechtenstein Insurance Supervision Act and of the FMA Guidelines 2017/20 – Prudential Assessment of Qualifying Holdings. The relevant authorization was obtained on 25 June 2025;

t.	on 13 February 2025, an application was submitted to the “Autorité de Contrôle Prudentiel et de Résolution” (ACPR) (French supervisory authority) and to the “Commission de Contrôle des Activités Fianancières” (Monegasque supervisory authority) for the authorization to acquire a qualified indirect shareholding in CMB Monaco S.A.M. pursuant to Article 2 of the French Decree No. 2010-1599 of 20 December 2010, and Article 8 of the Principality of Monaco Law No. 1.338 of 7 September 2007, as subsequently amended, respectively. The relevant authorizations were obtained on 25 June 2025 and 26 June 2025;

u.	on 13 February 2025, an application was submitted to the “Commission de Contrôle des Activités Financières” (Monegasque supervisory authority) for the authorization to acquire a qualified indirect shareholding in CMG Monaco S.A.M. pursuant to Article 8 of the Principality of Monaco Law No. 1.338 of 7 September 2007, as subsequently amended. The relevant authorization was obtained on 26 June 2025;

v.	on 13 February 2025, an application was submitted to the Portuguese Supervisory Authority (Portuguese Insurance and Pension Funds Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali Seguros S.A. pursuant to Articles 6, paragraph 1(f), 162 to 169, 172 to 174-A, paragraph 1 of the Legal Framework for access to and exercise of insurance and reinsurance activities approved by Law No. 147/2015, as subsequently amended, and pursuant to Articles 2, 3, and 9, and Annexes III, IV, and V of the Regulatory Standard of the Portuguese Insurance and Pension Funds Supervisory Authority No. 3/2021 of 13 April. The relevant authorization was obtained on 17 June 2025;

w.	on 13 February 2025, an application was submitted to the Czech Supervisory Authority (Czech National Bank) for the authorization to acquire a qualified indirect shareholding in Generali Česká pojišťovna a.s. pursuant to Section 24 and following of Act No. 277/2009 Coll. (Insurance Act) and Section 12 of Decree No. 307/2016 Coll. The proceeding was concluded following the issuance of a no-action notice by the Authority, dated 20 March 2025;

x.	on 13 February 2025, an application was submitted to the Czech Supervisory Authority (Czech National Bank) for the authorization to acquire a qualified indirect shareholding in Generali Investments CEE, investiční společnost, a.s. pursuant to Section 520 and following of Act No. 240/2013 Coll. and Sections 16 and 18 of Decree No. 247/2013 Coll. The proceeding was concluded following the issuance of a no-action notice by the Authority, dated 20 March 2025;

y.	on 13 February 2025, an application was submitted to the Czech Supervisory Authority (Czech National Bank) for the authorization to acquire a qualified indirect shareholding in Generali penzijní společnost, a.s. pursuant to Section 41 and following of Act No. 427/2011 Coll. and Section 6 of Decree No. 199/2020 Coll. The proceeding was concluded following the issuance of a no-action notice by the Authority, dated 20 March 2025;

z.	on 13 February 2025, an application was submitted to the “Autorité de contrôle prudentiel et de résolution” (ACPR) (French Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Europ Assistance S.A., Generali France, Generali IARD S.A., Generali Retraite S.A., Generali Vie S.A., L’Equité S.A., Prudence Créole, and GFA Caraïbes pursuant to Article R.322-11-1 of the French Insurance Code. The relevant authorization was obtained on 18 June 2025;

aa.	on 13 February 2025, an application was submitted to the “Autorité des marchés financiers” (AMF) (French Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Generali Wealth Solutions pursuant to Article 317-10 of the Autorité des marchés financiers General Regulation. The relevant authorization was obtained on 9 May 2025;

bb.	on 12 February 2025, an application was submitted to the “Bundesanstalt für Finanzdienstleistungsaufsicht” (BaFin) (German Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in ADVOCARD

Rechtsschutzversicherung AG, Cosmos Lebensversicherungs-Aktiengesellschaft, Cosmos Versicherung Aktiengesellschaft, Dialog Lebensversicherungs- Aktiengesellschaft, Dialog Versicherung Aktiengesellschaft, ENVIVAS Krankenversicherung Aktiengesellschaft, Generali Deutschland AG, Generali Deutschland Versicherung AG, Generali Deutschland Krankenversicherung AG, Generali Deutschland Lebensversicherung AG, Generali Beteiligungs-GmbH and Generali Pensionsfonds AG pursuant to the German Insurance Supervision Act. The relevant authorization was obtained on 12 June 2025;

cc.	on 12 February 2025, an application was submitted to the “Bundesanstalt für Finanzdienstleistungsaufsicht” (BaFin) (German Supervisory Authority), the Bundesbank (German Central Bank), and the European Central Bank for authorization to acquire a qualified indirect shareholding in Deutsche Bausparkasse Badenia Aktiengesellschaft pursuant to the German Banking Act. The relevant authorization was obtained on 24 June 2025;

dd.	on 13 February 2025, an application was submitted to the European Central Bank and the “Commission de Surveillance du Secteur Financier” (CSSF) (Luxembourg Supervisory Authority) for the authorization to acquire a qualified indirect shareholding in Mediobanca International (Luxembourg) S.A. pursuant to Article 6, paragraph 5 and following of the Law of 5 April 1993, the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669, and the Law of 11 January 2008. The relevant authorization was obtained on 24 June 2025;

ee.	on 13 February 2025, an application was submitted to the “Commission de Surveillance du Secteur Financier” (CSSF) (Luxembourg Supervisory Authority) for authorization to acquire a qualified indirect shareholding in Mediobanca Management Company S.A. pursuant to the Law of 17 December 2010, CSSF Circular 18/698, and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669, and the Law of 11 January 2008. The relevant authorization was obtained on 25 June 2025;

ff.	on 13 February 2025, an application was submitted to the “Commission de Surveillance du Secteur Financier” (CSSF) (Luxembourg Supervisory Authority) for authorization to acquire a qualified indirect shareholding in Generali Investments Luxembourg S.A. pursuant to the Law of 17 December 2010, the Law of 12 July 2013, CSSF Circular 18/698, and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669. The relevant authorization was obtained on 26 June 2025;

gg.	on 13 February 2025, an application was submitted to the “Commissariat aux Assurances” (CAA) (Luxembourg Supervisory Authority) for authorization to acquire a qualified indirect shareholding in Compass RE (Luxembourg) S.A. and Generali Luxembourg S.A. pursuant to the Law of 7 December 2015 (Insurance Supervision Law) and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669. The relevant authorization was obtained on 11 June 2025;

hh.	on 13 February 2025, an application was submitted to the “Commissariat aux Assurances” (CAA) (Luxembourg Supervisory Authority) for authorization to acquire a qualified indirect shareholding in Generali Employee Benefits Network S.A. pursuant to the Law of 7 December 2015 (Insurance Supervision Law). The relevant authorization was obtained on 11 June 2025;

ii.	on 13 February 2025, an application was submitted to the “Dirección General de Seguros y Fondos de Pensiones” (Spanish Supervisory Authority) for authorization to acquire a qualified indirect shareholding in Generali España, S.A. de Seguros y Reaseguros and Generali Seguros y Reaseguros, S.A. pursuant to Article 85, paragraph 2 of Law No. 20/2015. The proceedings were concluded with the perfection of the Authority’s tacit consent on 14 May 2025;

jj.	on 13 February 2025, an application was submitted to the “Financial Conduct Authority” (FCA) (UK Supervisory Authority) for authorization to acquire a qualified indirect shareholding in Arma Partners LLP, Polus Capital Management Limited and Conning Asset Management Limited pursuant to Part XII of the Financial Services and Markets Act 2000. The relevant authorization was obtained on 21 May 2025;

kk.	On 13 February 2025, an application was submitted to the “Financial Conduct Authority” (FCA) (the UK Supervisory Authority) for authorization to acquire an indirect qualified shareholding in Lumyna Investments Limited pursuant to Part XII of the Financial Services and Markets Act 2000. The proceeding was concluded following the issuance of a no-action notice by the Authority, dated 21 May 2025;

ll.	on 13 February 2025, an application was submitted to the Malaysian Supervisory Authority (Central Bank of Malaysia) for authorization to acquire a qualified indirect shareholding in Generali Insurance Malaysia Berhad and Generali Life Insurance Malaysia Berhad pursuant to Section 87, paragraph 1 of the Malaysian Financial Services Act 2013 and the Policy Document on the Application Procedures for Acquisition of Interest in Shares and to be a Financial Holding Company issued by the Central Bank of Malaysia. The relevant authorization was obtained on 17 June 2025;

mm.	on 13 February 2025, an application was submitted to the Mozambican Supervisory Authority (Ministry of Finance) for authorization to acquire a qualified indirect shareholding in Tranquilidade Moçambique Companhia de Seguros, S.A. and Tranquilidade Moçambique Companhia de Seguros Vida, S.A. pursuant to Decree Law No. 1/2010 of 31 December 2010, and Decree No. 30/2011 of 11 August 2011. The proceedings were concluded following the issuance of two no-action notices by the Authority, dated, respectively, 10 April 2025 and 28 May 2025; and

nn.	on 13 February 2025, an application was submitted to the “New York State Department of Financial Services” (NYDFS) (New York State Supervisory Authority) for an exemption pursuant to Section 1502(b) of the Insurance Law with respect to the authorization to acquire control of Generali USA Insurance Company and Generali U.S. Branch as otherwise required by Section 1506 of the aforementioned law. The above exemption was obtained on 24 June 2025.

Furthermore, prior to the Offer Document Date, the Offeror also issued the following additional preliminary notifications. In particular:

a.	on 13 February 2025, a preliminary notification was sent to the Swiss supervisory authority (Swiss Financial Market Supervisory Authority) regarding the acquisition of a qualified indirect shareholding in RAM Active Investments pursuant to Article 11, paragraph 5 of the Swiss Financial Institutions Act and Article 10 of the Swiss Financial Institutions Ordinance. Pursuant to applicable regulations, no prior authorization is required to be granted to the Offeror;

b.	on 13 February 2025, a preliminary notification was sent to the Swiss supervisory authorities (Swiss Financial Market Supervisory Authority) regarding the acquisition of a qualified indirect shareholding in Europ Assistance (Suisse) Assurance SA, Fortuna Rechtsschutz-Versicherung-Gesellschaft AG, Generali Assurances Générales SA, and Generali Personenversicherungen AG pursuant to Articles 5, paragraph 2 and 21, paragraph 2 of the Swiss Insurance Supervision Act and Article 5 of the Swiss Insurance Supervision Ordinance. Pursuant to applicable regulations, no prior authorization is required to be granted to the Offeror;

c.	on 13 February 2025, a preliminary notification was sent to the Swiss Supervisory Authority (Swiss Financial Market Supervisory Authority) regarding the acquisition of a qualified indirect shareholding in Generali Investments Schweiz AG pursuant to Article 11, paragraph 5 of the Swiss Financial Institutions Act and Article 10 of the Swiss Financial Institutions Ordinance. Pursuant to applicable regulations, no prior authorization is required to be granted to the Offeror; and

d.	on 12 February 2025, a preliminary notification was sent to the “Financial Industry Regulatory Authority, Inc.” (FINRA) (US Supervisory Authority) regarding a change in control of, or a qualified shareholding in, Mediobanca Securities USA LLC pursuant to FINRA Rule 1017. FINRA has acknowledged the notification; no prior authorization is required to be granted to the Offeror before completion of the Offer.

It is also noted that, the Offeror has submitted the following additional applications for the authorization required for the completion of the Transaction (the “Other Authorizations” and, together with the Preliminary Authorizations, the “Authorizations”). In particular:

(i)	on 13 February 2025, an antitrust authorization application was submitted to the AGCM, pursuant to and for the purposes of Article 16 of Law No. 287 of 10 October 1990, as it constitutes a concentration transaction subject to the notification obligation under Article 16, paragraph 5, of Law No. 287/90. The Transaction has been approved by the AGCM on 2 July 2025;

(ii)	on 13 February 2025, a notification was submitted to the Presidency of the Council of Ministers pursuant to and for the purposes of Article 2 of the Golden Power Decree. On 9 April 2025, the Presidency of the Council of Ministers announced its decision that it would not exercise the special powers provided for in the Golden Power Decree;

(iii)	on 13 February 2025, an authorization request was submitted to the Directorate General of International Trade and Investments – Ministry of Economy, Trade and Enterprise (Direccion General de Comercio Internacional e Inversiones — Ministerio de Economía, Comercio y Empresa) in accordance with the Spanish regulations on foreign investments, pursuant to Article 7-bis of Law 19/2003 on the legal regime of capital movements (Ley 19/2003 sobre régimen jurídico de los movimientos de capitales). The relevant authorization was obtained on 14 March 2025;

(iv)	on 13 February 2025, a notification was submitted to the European Commission pursuant to and for the purposes of Regulation (EU) 2022/2560 on foreign subsidies distorting the internal market. The relevant authorization was obtained on 20 March 2025.

A.1.3.	Antitrust Condition

With regard to the Antitrust Condition, it should be noted that on 13 February 2025, the Offeror submitted, pursuant to Law No. 287 of 10 October 1990, an application for authorization in relation to antitrust matters to the AGCM.

On 2 July 2025, the AGCM has notified the Offeror of its decision not to initiate an investigation pursuant to Article 16, paragraph 4, of Law No. 287/1990.

A.1.4.	Threshold Condition and Minimum Threshold Condition

Taking into account the objectives of the Offer and the Offeror’s future plans for the Issuers, as well as the Issuer’s current shareholding structure, if the Threshold Condition is not met, the Offeror reserves the right to waive this Condition of Effectiveness and to proceed with the purchase of all the Shares Subject to the Offer tendered in acceptance of the Offer, even if the number of the Shares Subject to the Offer is lower than that indicated above. It should be noted that any waiver of this Condition of Effectiveness will be decided by the Offeror only if, upon completion of the Offer – as a result of acceptances of the Offer and/or purchases made outside the Offer in accordance with applicable law – the Offeror comes to hold a total shareholding in the Issuer’s share capital at least equal to the threshold set out in the Minimum Threshold Condition.

The Offeror believes that – based on the Issuer’s shareholding structure as of the Offer Document Date and the attendance rates recorded so far at Mediobanca’s ordinary shareholders’ meetings – the purchase of a shareholding included between the 35% and 50% of Mediobanca’s voting share capital would enable the Offeror to obtain de facto control of the Issuer, by exercising a dominant influence at the ordinary shareholders’ meeting of Mediobanca and impacting the general course of management. The Offeror reserves the right to consolidate its controlling position, in accordance with the procedures and timing permitted by the market, in accordance with applicable law.

In particular, the cost and funding synergies, the expansion of revenue sources and related synergies, and the advantages deriving from the complementary nature of the business models of MPS and Mediobanca, as well as the strategic objectives of the Offer, will be achievable not only through the acquisition of legal control, but also in scenarios other than the acquisition of legal control (de facto control), albeit with possible variations and delays in their implementation. In particular, with regard to the maximum time frames and possible variations, it should be noted that the synergies, the expansion of revenue sources and the benefits and strategic objectives of the Offer would still be achievable in the amounts expected when fully implemented, albeit over a longer time frame of approximately 12-18 months, with at least approximately 50% of the projected synergies being achieved in the three years following the completion of the Offer and their full achievement expected in the first half of 2030.

In terms of revenues, certain areas such as Consumer Credit, where a collaboration agreement is already in place, will benefit from an increased commercial effectiveness across the entire territory, as well as an active collaboration can be implemented in the Corporate & Investment Banking area by combining Mediobanca’s investment banking advisory services with MPS’ financing services.

These synergies could be achieved in all scenarios where the companies of the new Group are capable of establishing enhanced cooperation through the Offeror’s de facto control over Mediobanca.

Likewise, synergies can be achieved through joint procurement strategies, the integration of operational and IT processes, as well as the operational integration of the two Groups’ vertical businesses.

Finally, MPS, as the parent company, will be able to centralise treasury management, facilitating the achievement of funding synergies.

The occurrence of potential delays in achieving these synergies, in the event that the Offer is accepted and MPS gains de facto control over Mediobanca, can therefore be attributed to possible slowdowns, assumed on a prudent basis, related to the implementation of potential integration activities in the absence of a majority in Mediobanca’s extraordinary Shareholders’ Meeting.

The implementation of synergies will yield increasing benefits as the parent company strengthens its role in directing and coordinating activities through the relevant functions. Therefore, the level of acceptance of the Offer may only affect the timing of synergy realization, as it is tied to the pace at which the parent company’s management and coordination activities are implemented.

Finally, the projected consolidated fully loaded CET1 ratio levels as of 31 March 2025 (4) for the resulting group following completion of the Offer under different offer acceptance scenarios, including the scenario with 35% acceptance (de facto control):

-	17.8% in the event of 100% acceptance of the Offer;

-	16.6% in the event of 66.67% acceptance of the Offer;

-	16.2% in the event of 50% acceptance of the Offer;

-	15.6% in the event of 35% acceptance of the Offer.

The Transaction also aims to accelerate the utilization of DTAs held by MPS, by leveraging a higher consolidated tax base and recording Euro 1.3 billion of DTAs (currently off-balance sheet) on the balance sheet, bringing the total to Euro 2.9 billion. Over the next six years, the utilization of these DTAs will generate a significant capital benefit (Euro 0.5 billion per year), in addition to the net result.

For the sake of completeness, it should be noted that, the aforementioned acceleration in the use of DTAs is subject to the Offeror acquiring a shareholding of more than 50% in the share capital of Mediobanca. By relying on the provisions of Articles 117 et seq. of the Consolidated

4 Figures derived from internal projections prepared by the Bank based on financial information available as of 31 March 2025. These projections take into account the impacts of the preliminary Purchase Price Allocation (PPA) process, including any fair value adjustments.

Law on Income Tax (Presidential Decree No. 917 of 22 December 1986), Mediobanca may join the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A., starting from the tax period following that in which such shareholding was acquired (5). As a result, the consequent increase in the MPS Group’s future consolidated tax base will allow for the immediate recording in the financial statements of almost all DTAs from past consolidated tax losses, up to Euro 2.9 billion, and, compared to the current situation, will accelerate the utilization process of these DTAs with the related benefit in capital terms.

Otherwise, in the event that, upon completion of the Offer and following the potential waiver of the Threshold Condition, the Offeror comes to hold a shareholding equal to or less than 50% of the share capital of Mediobanca, the latter, even in a de facto control scenario, may not be included in the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A.; in such a case, MPS may continue to use the past consolidated tax losses to compensate the taxable income generated by the companies currently participating in the national tax consolidation scheme and, both the recording of Euro 1.3 billion of DTAs (currently off-balance sheet) as assets and the benefits deriving from the use of the DTAs will still be achieved, even if over a longer period of time. Specifically, the expected benefits would be achieved in 2036 with an average annual use of DTAs equal to approximately Euro 0.3 billion, also due to the projected increase in the tax base resulting from the synergies generated by the Transaction.

A.1.5.	Relevant Acts Condition

With regard to significant acts and/or transactions (or the omission of significant acts and/or transactions) that are considered to be included in the Relevant Acts Condition, the following are indicated in general terms and by way of example only: capital increases (including those carried out in execution of delegations granted to the board of directors pursuant to Article 2443 of the Italian Civil Code), capital reductions, distributions of reserves, payment of extraordinary dividends (i.e., those exceeding the profit resulting from the last financial statements approved at the time of distribution), use of own funds, purchases or disposals of treasury shares for any purpose, mergers, demergers, transformations, amendments to the By-laws in general, cancellation or consolidation of shares, disposals, acquisition, contributions, exercise of squeeze-out, or transfers, even on a temporary basis, of assets, interests (or related equity or participation rights), service contracts, commercial contracts or distribution contracts for banking, financial or insurance products, companies or business units (including, by way of example, those operating in the insurance sector), bond issues or debt undertaking and, in general, acts and/or transactions that do not amount to Mediobanca’s ordinary course of business as currently carried out.

It should be noted that, the above examples are provided for illustrative purposes only and are not exhaustive and are based on information publicly available in relation to the Issuer and/or the Mediobanca Group as of the Offer Document Date.

It should also be noted that, in the event of the completion of one or more of the acts (including omissions) or transactions listed above (as well as any other act falling within the

5 In accordance with the requirement set forth in Article 119, paragraph 1, letter “a” of the Consolidated Law on Income Tax (“alignment of the financial year of each subsidiary with that of the parent company or controlling entity”), Mediobanca’s financial year (which, on the Offer Document Date, ends on 30 June) shall be aligned with that of the Offeror.

Relevant Acts Condition), the Offeror will have the right to modify, invoke or waive, at its discretion, in whole or in part, such Condition of Effectiveness as better specified in Paragraph A.1.7 below (which is in the sole interest of the Offeror).

At present, with regard to the Mediobanca-Banca Generali Offer, the Offeror acknowledges the information available (as set out in the Mediobanca Communication 102 and in the recent press release dated 15 June 2025, which announced the postponement of the shareholders’ meeting for the relevant authorization pursuant to Article 104 of the TUF, initially convened for 16 June 2025, to 25 September 2025) and, in spite of the uncertainty caused by the effects of such postponement of the shareholders’ meeting, does not believe that, based on this information, the events referred to in the “Significant Events Condition” and “Defensive Measures Condition” sections have already occurred as of the Offer Document Date.

In this context, which is subject to numerous uncertainties, if more comprehensive information becomes available – as stated by the Issuer itself – the Offeror reserves the right to analyse any developments in the matter and/or any information that will be provided or made available by the parties involved in the Mediobanca-Banca Generali Offer that could have impacts on the aforementioned Conditions of Effectiveness.

A.1.6.	MAE Condition

With regard to the MAE Condition, it should be noted that, by way of example and without limitation, the extraordinary circumstances or events and related effects whose occurrence could be invoked by the Offeror as non-fulfilment of this Condition of Effectiveness include, among others, all the events listed in items (x) and (y) of Paragraph A.1.1, number (ix) above, which may occur in the markets where the Issuer, MPS or their respective subsidiaries and/or affiliates operate as a result of, or in connection with, ongoing international political crises, including those in Ukraine and the Middle East, the introduction of trade tariffs between the United States of America, the European Union, and the People’s Republic of China, which, although in the public domain as of the Communication Date, could have adverse consequences for the Offer and/or the financial, economic, capital or operating position of the Issuer or MPS and their respective subsidiaries and/or affiliates, such as, by way of example, the temporary suspension and/or closure of financial and production markets and/or commercial activities relating to the markets in which the Issuer, MPS or their respective subsidiaries and/or affiliates operate, MPS or their respective subsidiaries and/or affiliates, which would have adverse effects on the Offer and/or changes in the financial, economic or operating position of the Issuer, the Bank or their respective subsidiaries and/or affiliates.

As specified in Paragraph A.1.7 below, the MAE Condition is established as a Condition of Effectiveness that can be modified, invoked or waived only by the Offeror (and is therefore in the exclusive interest of the Offeror) if the “extraordinary circumstances or events” determine the effects considered for the purposes of the MAE Condition and, therefore, have resulted in the non-fulfilment of the same “by 7:29 a.m. on the Trading Day prior to the Payment Date (...), unless the Acceptance Period is extended (...)”.

A.1.7.	Amendment or Waiver to the Conditions of Effectiveness

MPS, pursuant to the provisions of Article 43, paragraph 1, of the Issuers’ Regulation, reserves the right to modify and/or waive, in whole or in part, or invoke the non-fulfilment of one or more of the Conditions of Effectiveness (save for the Minimum Threshold Condition), only expressly, by giving communication in the forms provided for in Article 36 of the Issuers’ Regulation.

The Offeror shall notify the fulfilment or non-fulfilment of the Conditions of Effectiveness or, if one or more Conditions of Effectiveness have not been fulfilled, any waiver thereof, pursuant to Article 36 of the Issuers’ Regulation, within the following deadlines:

(i)	for the Threshold Condition (and for the Minimum Threshold Condition), in the Communication on the Provisional Results of the Offer to be published by the evening of the last Trading Day of the Acceptance Period – and, in any case, by 7:29 a.m. on the first Trading Day following the end of the Acceptance Period (i.e., 9 September 2025, unless the Acceptance Period is extended in accordance with applicable law) – and which must be confirmed by the Communication on the Final Results of the Offer, which will be published by 7:29 a.m. on the Trading Day prior to the Payment Date (i.e., 12 September 2025, unless the Acceptance Period is extended in accordance with applicable law);

(ii)	with regard to all other Conditions of Effectiveness, with the Communication on the Final Results of the Offer, which will be published by 7:29 a.m. on the Trading Day prior to the Payment Date (i.e., 12 September 2025, unless the Acceptance Period is extended in accordance with applicable law).

If even one of the Conditions of Effectiveness is not met and the Offeror does not exercise its right to waive it, in accordance with applicable law, the Offer will not be completed and will be deemed to have failed. In such case, the Shares Subject to the Offer will be returned to their respective owners on the first Trading Day following the date on which the failure of the Offer is first announced through the Depositary Intermediaries, without any charges or expenses being levied on them.

For further information, please refer to Section F of the Offer Document.

A.2.	Financial reports and interim financial statements of the Issuer

On 19 September 2024, the Board of Directors of the Issuer approved the draft financial statements and consolidated financial statements as of 30 June 2024.

On 28 October 2024, the Issuer’s shareholders’ meeting approved the draft consolidated financial statements for the year ended 30 June 2024, available to the public at the registered office and on the website www.mediobanca.com/en (the “2024 Annual Financial Report”).

In particular, the Issuer’s shareholders’ meeting in ordinary session, inter alia, (i) approved the financial statements as of 30 June 2024, including the balance sheet, income statement and supplementary note, which closed with a net profit for the year equal to Euro 1,243,992,400.81, of which Euro 69,135.00 will be allocated to the legal reserve, Euro 124,330,105.08 to the statutory reserve, Euro 320,000,000.00 to the restricted reserve pursuant to Articles 1, paragraphs 87 to 95 of the 2023 Budget Law, and Euro 16,288,256.97 to the non-distributable reserve pursuant to Article 6 of Legislative Decree No. 38 of 28 February 2005; (ii) resolved to distribute a gross dividend of Euro 1.07 per Mediobanca Share (payout ratio of 70%) which, taking into account the interim dividend paid in May 2024 (equal to Euro 0.51), corresponds to a balance as of November 2024 equal to Euro 0.56 per Mediobanca Share, for a total amount equal to Euro 464,046,606.80, after withdrawal of Euro

101,892,019.38 from the statutory reserve. The minutes of the Issuers’ Shareholders’ Meeting are available to the public at the registered office and published on the Issuer’s website www.mediobanca.com/en.

On 10 February 2025, the Issuer’s Board of Directors approved Mediobanca’s half-year report as of 31 December 2024 (the “2024 Half-Year Report”), available to the public at www.mediobanca.com/en.

On 8 February 2025, the Issuer’s Board of Directors approved the interim management report as of 31 March 2025, available to the public at its registered office and on the website www.mediobanca.com/en (the “2025 Interim Report”).

For further information on the recent performance of the Issuer and the Mediobanca Group, please refer to Section B, Paragraph B.2.7, of the Offer Document.

A.3.	Related Parties

To the best of the Offeror’s knowledge, as of the Offer Document Date, the following significant shareholders of MPS and members of the Board of Directors of MPS are also related parties of the Issuer, in light of the definition of “related party” contained in the relevant procedure adopted by the Board of Directors of Mediobanca:

-	Delfin S.à r.l. (“Delfin”), as holder of a 19.390% stake in Mediobanca’s share capital;

-	Mr. Francesco Gaetano Caltagirone (“Caltagirone”), as holder (indirectly, through a series of subsidiaries) of a total stake of 5.499% in Mediobanca’s share capital;

-	Mr. Alessandro Caltagirone, member of the Board of Directors of MPS, as a direct relative of the shareholder Mr. Caltagirone.

In this regard, and for the sake of completeness, it should be noted that, Delfin and Mr. Caltagirone are also related parties of the Offeror, pursuant to the definition of “related party” contained in the MPS Regulation. This is because Delfin holds a 9.780% stake in MPS’ share capital and Mr. Caltagirone holds (indirectly, through a series of subsidiaries) a total stake of 5.026% in MPS’ share capital (6).

It should be noted that, in relation to the proposed Capital Increase Reserved to the Offer, the measures and safeguards set out in the Related Parties Regulation and the MPS Regulation have been applied.

This is because, as indicated above, certain entities with a stake of more than 3% in Mediobanca also hold a significant stake (i.e., more than 3%) in MPS and therefore fall within the definition of “discretionary” related parties as identified by CONSOB on a discretionary basis (Article 4.1.1 of the MPS Regulation).

The procedure set out in the Related Parties Regulation and the MPS Regulation was duly completed and concluded with the issuance of a favourable opinion on the substantive and procedural fairness and appropriateness of the Offer and, in particular, of the Capital Increase Reserved to the Offer, by the MPS’ Committee for Related Parties Transactions, composed of independent directors.

6 The shareholding percentages indicated in the text have been taken from information publicly available on the Consob website based on the communications received pursuant to Article 120 of the TUF and Part III, Title III, Chapter I, Section I, of the Issuers’ Regulation.

For a complete description of the activities carried out, please refer to the information document prepared pursuant to Article 5 of the Related Parties Regulation, available to the public at the Bank’s registered office in Siena, Piazza Salimbeni No. 3, on the Bank’s website (www.gruppomps.it/en) under the section “Corporate Governance – Related Parties Transactions”, and on the authorized storage mechanism “eMarketSTORAGE” at www.emarketstorage.it/en.

In addition to the aforementioned opinion, the Committee for Related Parties Transactions was then consulted again with regard to the proposed Capital Increase Reserved the Offer to be submitted to the Shareholders’ Meeting on 17 April 2025 as well as the proposal to exercise the Delegation by the MPS Board of Directors on 26 June 2025, in order, among other things, to verify its consistency with the terms and conditions of the Offeror’s Communication. During this discussion, it was pointed out that, as of that date, there had been no changes to the opinion issued on 23 January 2025.

* * * *

Without prejudice to the foregoing, the Offeror specifies that the Offer has been structured, evaluated and approved by MPS in accordance with its independent judgement, with the support of leading advisors. The Offeror has not had any contact with its significant shareholders (i.e., shareholders holding more than 3% of MPS’ share capital) regarding their acceptance or non-acceptance of the Offer, nor are there any agreements between the Bank and such significant shareholders regarding the stake that may be held by MPS in Mediobanca and its subsidiaries, including Assicurazioni Generali, upon completion of the Offer.

A.4.	Evaluation criteria underlying the determination of the Consideration

Without prejudice to the below, the Offeror’s Communication provided that, for each Mediobanca share tendered in acceptance of the Offer, MPS would offer a unit consideration consisting of No. 2.300 MPS Shares resulting from the Capital Increase Reserved to the Offer (the “Pre-Adjustment Consideration”). Furthermore, as indicated in the Offeror’s Communication, “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror should pay(s) a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders, or in any event the ex coupon (cedola) relating to dividends resolved upon but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the MPS shares, the Consideration shall be adjusted to take into account the dividend distributed (or the interim dividend) or the reserve distributed”.

It should be noted that the Offeror’s Communication provides for further adjustments to the Consideration, namely any transaction involving the Issuer’s share capital and/or Mediobanca shares, without prejudice to the Offeror’s right to exercise (or waive) the relevant Condition of Effectiveness, where applicable, in relation to such individual event. For further details, please refer to the Offeror’s Communication.

In this regard, it should be noted that on 17 April 2025, the ordinary Shareholders’ Meeting of MPS resolved to distribute the MPS Dividend (equal to Euro 0.86 per share). The MPS Dividend was paid on 21 May 2025, with ex-dividend date on 19 May 2025 (record date on 20 May 2025).

Furthermore, on 8 May 2025, the Board of Directors of Mediobanca resolved to distribute the Mediobanca Interim Dividend (equal to Euro 0.56 per share). The Mediobanca Interim

Dividend was paid on 21 May 2025, with ex-dividend date on 19 May 2025 (record date on 20 May 2025).

As certain circumstances requiring an adjustment to the Pre-Adjustment Consideration have arisen, on 20 May 2025, MPS announced to the market that, following the detachment of the coupons and the related payments of the MPS Dividend and the Mediobanca Interim Dividend, it had made the resulting technical adjustment of the Pre-Adjustment Consideration, equal to 0.233 MPS shares.

Therefore, as of the Offer Document Date, the unit Consideration (following the adjustment) is equal to No. 2.533 newly issued MPS Shares in execution of the Capital Increase Reserved to the Offer. As a result, by way of example, for every No. 1,000 Shares Subject to the Offer tendered in acceptance of the Offer, No. 2,533 newly issued ordinary MPS Shares will be exchanged.

In any case, it should be noted that, the Consideration – without prejudice to any restructuring and/or changes to the content and/or structure of the Offer – may be further adjusted upon the occurrence of the additional events indicated in the Offeror’s Communication and summarized above. Accordingly, if Mediobanca’s Board of Directors, in execution of the delegation granted to it by the Issuer’s extraordinary Shareholders’ Meeting of 28 October 2024, proceeds – prior to the Payment Date – to cancel the Treasury Shares purchased in execution of the authorization of the same Mediobanca’s ordinary Shareholders’ Meeting of 28 October 2024, and/or any transactions to reduce the number of Mediobanca shares outstanding and/or the payment of the relevant balance of the 2025 dividend, further adjustments will be made to the Consideration, without prejudice to any restructuring and/or changes to the content and/or structure of the Offer.

In view of the nature of the Consideration, represented by the newly issued MPS Shares offered in exchange of the Shares Subject to the Offer tendered in acceptance of the Offer, the valuation analyses underlying the determination of the Exchange Ratio, and therefore of the Consideration, were carried out by the Offeror in order to express a comparative estimate of the economic values of the Mediobanca Group, on the one hand, and the MPS Group, on the other.

Therefore, in accordance with a principle established in valuation practice, the approach adopted by the Offeror has given priority to the principle of relative homogeneity and comparability of the valuation methods applied, in order to identify ranges of relative values that are homogeneous and comparable for the Issuer and the Offeror. The estimates of the economic value of the Issuer and the Offeror underlying the determination of the Pre-Adjustment Consideration are therefore meaningful only in relative terms.

The valuations carried out by the MPS’ Board of Directors refer to the economic and market conditions as of 23 January 2025, corresponding to the Trading Day prior to the Communication Date (the “Reference Date”) and to the economic, financial and equity position of MPS and Mediobanca as reported in the consolidated interim management reports as of 30 September 2024, in the consolidated financial statements as of 31 December 2023 for MPS, in the consolidated financial statements as of 30 June 2024 for Mediobanca, and in the related press releases and presentations of the results addressed to the financial community.

The choice of the methodologies and the results of the valuation analyses carried out by the

Offeror as of the Reference Date for the purpose of determining the Pre-Adjustment Exchange Ratio presented the following main limitations and difficulties:

(i)	the Offeror used exclusively public data and information of the Issuer for its analysis;

(ii)	the Offeror did not perform any financial, legal, commercial, tax, industrial or any other due diligence activities on the Issuer;

(iii)	as of the Reference Date, an updated business plan for Mediobanca with a time horizon consistent with that of MPS is not publicly available. Accordingly, where relevant to the application of the valuation methods, the projections of future economic performance used for the Offeror were inferred on the basis of the estimates of the 2024-28 Business Plan, while for the Issuer were derived from the estimates provided by research analysts;

(iv)	the analyses conducted reflect the peculiarities of valuation methodologies, whose reliability is inherently limited by a number of factors.

Therefore, taking into account the above limitations and valuation difficulties, and in particular the fact that the Offeror did not have access to information and forecasts that would have allowed it to prepare analytical financial valuations of the Mediobanca Shares for the purpose of determining the Pre-Adjustment Exchange Ratio, the Offeror used a valuation approach based on market methodologies, in line with national and international best practices.

In particular, the Offeror’s Board of Directors decided to use the following valuation methods, all with equal significance:

(i)	the Stock Market Price Method;

(ii)	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings; and

(iii)	the target price methodology highlighted by research analysts.

It should be noted that the above valuation methods were applied prior to the payment of the MPS Dividend and the Mediobanca Interim Dividend and, therefore, the adjustment of the Consideration, as announced to the market on 20 May 2025, is a technical adjustment of a purely numerical nature aimed at maintaining the economic terms of the Offer unchanged.

The table below shows a comparison between (i) the implied Pre-Adjustment Consideration offered (rounded to the third decimal number), calculated taking into account the Pre-Adjustment Exchange Ratio, the official price of MPS ordinary shares as of the Reference Date (i.e., 23 January 2025, corresponding to the last Trading Day prior to the Communication Date) and the volume-weighted averages of the official prices of MPS ordinary shares for the 1, 2, 3 and 6 months and 1 year prior to the Reference Date (included), and (ii) the official price of the Mediobanca Shares recorded as of the Reference Date, the volume-weighted averages of the official prices of the Mediobanca Shares for the 1, 2, 3 and 6 months and 1 year prior to the Reference Date (included), as well as the related implied premiums.

		Implied Pre-
	MPS market prices	Adjustment	Mediobanca market	Implied premium vs.
	(Euro)	Consideration	prices (Euro)	market prices
Reference period	(a)	offered (Euro)	(c)	(d=b/c-1)
	(b=a*2,300x)
Values based on prices as of 23 January 2025	6.953	15.992	15.227	5.03%
Values based on weighted average of 1-month prices (including 23 January 2025)	6.954	15.995	14.795	8.11%
Values based on the weighted average of 2-month prices (including 23 January 2025)	6.547	15.057	14.363	4.84%
Values based on the weighted average of 3-month prices (including 23 January 2025)	6.099	14.027	14.508	(3.31)%
Values based on the weighted average of 6-month prices (including 23 January 2025)	5.567	12.805	14.703	(12.91)%
Values based on the weighted average of 12-month prices (including 23 January 2025)	4.724	10.865	13.928	(21.99)%

Source: FactSet VWAP

Since Mediobanca shares and MPS shares are listed on the regulated market of Euronext Milan, the Pre-Adjustment Offer Consideration was determined by reference to the above stock market values, incorporating a premium of 5.03% over the official price of Mediobanca shares as of 23 January 2025 (equal to Euro 15.2277).

It should be noted that, the Pre-Adjustment Consideration has been determined on the assumption that, prior to the Payment Date: (i) Mediobanca and/or MPS do not approve or implement any ordinary or extraordinary distribution of dividends drawn from profits and/or other reserves; and (ii) Mediobanca does not approve or implement any transaction on its share capital (including, by way of example, capital increases or reductions) and/or on the Shares Subject to the Offer (including, by way of example, the consolidation or cancellation of shares).

Taking into account the payment of the MPS Dividend and the Mediobanca Interim Dividend, the Offeror has consequently adjusted the Pre-Adjustment Exchange Ratio accordingly and, therefore, on the Offer Document Date, the unit Consideration is represented by No. 2.533 newly issued MPS Shares in execution of the Capital Increase Reserved to the Offer for each Share Subject to the Offer tendered in acceptance of the Offer.

If, prior to the Payment Date, further adjustment conditions arise, the Consideration will be subject to further adjustments to take account of such further events (if MPS waives the Relevant Acts Condition referred to in Paragraphs A.1.1 and A.1.5 of this Offer Document, where applicable, in relation to that single event).

7 Source: FactSet VWAP

Any further adjustment to the Consideration as a result of the above will be disclosed in the manner and within the time frames required by applicable law.

For further information, please refer to Section E, Paragraph E.1, of the Offer Document.

A.5.	The Capital Increase Reserved to the Offer

A.5.1.	Corporate procedure applicable to the Capital Increase Reserved to the Offer

The Offer Consideration consists of MPS Shares to be issued in execution of the Capital Increase Reserved to the Offer, approved by the Board of Directors of the Offeror on 26 June 2025, on the basis of the Delegation granted to it by the Offeror’s Shareholders’ Meeting.

As set out in the explanatory report and in the information document prepared pursuant to and for the purposes of Article 70 of the Issuers’ Regulation, made available to the public for the Offeror’s Shareholders’ Meeting, the Delegation concerns a maximum of No. 2,230,000,000 MPS Shares, to be paid-in by contribution in kind of the Shares Subject to the Offer tendered in acceptance of the Offer. The maximum number of MPS Shares subject to the Delegation has been calculated by MPS, as indicated in the explanatory report and in the information document prepared pursuant to and for the purposes of Article 70 of the Issuers’ Regulation, on the basis of the contents of the Offer and as a matter of extreme caution and in accordance with a highly conservative approach.

Taking into account that the MPS Dividend and the Mediobanca Interim Dividend have been paid and that, therefore, the Pre-Adjustment Exchange Ratio has been adjusted and, without prejudice to any further adjustments to the Consideration and/or any restructuring and/or changes to the content and/or structure of the Offer, it will not be necessary to issue all of the No. 2,230,000,000 MPS Shares reserved to the Offer.

The Capital Increase Reserved to the Offer is subject to the provisions of Articles 2440 and 2343-ter, et seq., of the Italian Civil Code, concerning capital increases to be paid-in through contribution in kind.

In particular, the Offeror has resolved, pursuant to Article 2440, paragraph 2, of the Italian Civil Code, to act in compliance with the provisions of Articles 2343-ter and 2343-quater of the Italian Civil Code for purposes of the valuation of the Shares Subject to the Offer, which, through a simplified procedure, exempts from the requirement for a sworn appraisal of the assets subject to the contribution prepared by an expert appointed by the Court in the district where the company subject to contribution has its registered office (i.e., the Court of Siena), if the value attributed to the assets subject to contribution, for the purpose of determining the share capital and any share premium, “is equal to or less than” the value resulting from a valuation referring to a date not more than six months prior to the contribution, and in accordance with the principles and criteria generally recognized for the valuation of assets being contributed, provided that such valuation is carried out by an independent expert (independent from those who make the contribution, the company subject to contribution and the shareholders exercising control individually or jointly over the contributor or the company itself) and with adequate or proven professional experience (for further details, please refer to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code).

The Offeror has therefore appointed KPMG Corporate Finance, a division of KPMG Advisory S.p.A., as Independent Expert, to prepare the valuation of the Shares Subject to the Offer. In this regard, KPMG Corporate Finance, a division of KPMG Advisory S.p.A., as an Independent Expert pursuant Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code, on 14 March 2025 issued its Appraisal. In its Appraisal, KPMG Corporate Finance, a division of KPMG Advisory S.p.A., concluded that, as of 14 March 2025, based on the economic and financial position as of 31 December 2024 and the factors and methods described in its appraisal, the fair value of the shares of Mediobanca is not less than Euro 16.406 per Mediobanca share, cum dividend, or Euro 15.852 per Mediobanca share, ex dividend.

Subsequently, on 26 June 2025, the Independent Expert, upon request of the Offeror, issued the Appraisal updated taking into account the data and information available as of 31 March 2025, which therefore constitutes the new reference date. Specifically, in the updated Appraisal, the Independent Expert concluded that as of 26 June 2025, based on the economic and financial position as of 31 March 2025, and the elements and methods described in the update Appraisal, the fair value of the shares of Mediobanca is not less than Euro 17.395 per each share of Mediobanca, ex dividend, i.e., net of Mediobanca’s Interim Dividend.

In accordance with the law, the value attributed, for the purpose of determining the share capital and the share premium, to the Shares Subject to the Offer tendered in acceptance of the Offer must be equal to or less than the value indicated in the aforementioned updated Appraisal of the Independent Expert.

It should be noted that, MPS’ Board of Directors has appointed the company responsible for the statutory audit of MPS, PricewaterhouseCoopers Advisory S.p.A., to prepare, on a voluntary basis and in accordance with the criteria set out in ISAE “3000 revised – limited assurance engagement” a report regarding the adequacy, in so far as is reasonable and nondiscretionary, in the case in question, of the criteria adopted by the same Board of Directors for determining the Pre-Adjustment Exchange Ratio, with respect to national and international valuation practices and professional techniques applicable to transactions of this nature.

On 26 June 2025, PricewaterhouseCoopers Advisory S.p.A. issued its fairness opinion on the issue price of the MPS Shares in the Offer, as determined by the Board of Directors of the Offeror, pursuant to the combined provisions of Articles 2441, paragraph 4, first sentence, and paragraph 6, of the Italian Civil Code and Article 158, paragraph 1, of the TUF.

It should be noted that, Article 2443, paragraph 4, of the Italian Civil Code provides that, in cases (such as the one in question) where the company subject to contribution has opted for the valuation of the contributed assets pursuant to the special provisions of Articles 2343-ter and 2343-quater of the Italian Civil Code, one or more shareholders representing, and who represented at the date of the board of directors’ resolution for the capital increase, at least one-twentieth of the share capital prior to the increase, may request, within 30 (thirty) days from the filing in the Companies’ Register of the board of directors’ resolution for the capital increase (i.e., by 28 July 2025), that, on the initiative of the directors and pursuant to and for the purposes of Article 2343 of the Italian Civil Code, a new valuation of the contributed assets be carried out through a sworn appraisal by an expert appointed by the competent Court (i.e., the Court of Siena).

Furthermore, the aforementioned provisions of Articles 2343-ter and 2343-quater of the Italian Civil Code, applied together with the rules governing the capital increase delegated by the Shareholders’ Meeting to the Board of Directors (and, in particular, Article 2443, paragraph 4, first sentence, of the Italian Civil Code), provide that the Board of Directors of the Offeror, pursuant to the combined provisions of Articles 2343-quater and 2440 of the Italian Civil Code, must issue, within 30 days from the execution of the contribution or, if later, from the date of filing in the Companies’ Register of Arezzo – Siena of the board of directors’ resolution on the Capital Increase Reserved to the Offer, a declaration containing the information referred to in letters a), b), c) and e) of Article 2343-quater, paragraph 3, of the Italian Civil Code; namely: a) the description of the contributed assets (in this case, the Shares Subject to the Offer) for which the appraisal referred to in Article 2343, paragraph 1, of the Italian Civil Code has not been prepared; b) the value attributed to such assets, the source of such valuation and, if applicable, the valuation method; c) a statement that this value is at least equal to the value attributed to them for the purpose of determining the share capital and any share premium; and e) the declaration of the adequacy of the expertise and independence requirements of the expert referred to in Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code.

Regarding the declaration containing the information referred to in the aforementioned letters a), b), c) and e) of Article 2343-quater, paragraph 3, of the Italian Civil Code, it should be noted that this declaration was issued by the Offeror’s Board of Directors on 26 June 2025 and is contained in the board of directors’ resolution on the Capital Increase Reserved to the Offer registered with the Companies’ Register of Arezzo – Siena on 27 June 2025.

As for letter d) of Article 2343-quater, paragraph 3, of the Italian Civil Code, Article 2443, paragraph 4, last sentence, of the Italian Civil Code provides that “the declaration that no exceptional or significant events have occurred that affect the valuation referred to in letter b)” will be filed by the directors of the company subject to the contribution with the Companies’ Register only after the 30-day period described above, granted to the qualified minority of the company subject to the contribution to request a new valuation pursuant to Article 2343 of the Italian Civil Code, has elapsed.

Furthermore, it should be noted that, taking into account the provisions of Article 2343-quater, paragraph 4, of the Italian Civil Code, until the declaration of the directors of MPS with the contents referred to in letter d) of the said provision is not registered with the Companies’ Register of Arezzo – Siena, the MPS Shares issued in execution of the Capital Increase Reserved to the Offer and which will be allocated to the Tendering Shareholders as Offer Consideration will be unavailable (and therefore cannot be sold) and must remain deposited with the Offeror.

It is also expected that the registration of such declaration by the directors of MPS with the competent Companies Register’ will occur in a timely manner prior to the Payment Date to allow the free availability to the Tendering Shareholders of the MPS Shares, that will be assigned to them as Offer Consideration on the Payment Date itself. In this regard, until the declarations of the directors of MPS referred to in Article 2343-quater, paragraph 3, of the Italian Civil Code are registered with the Companies’ Register of Arezzo – Siena, the MPS Shares issued in execution of the Capital Increase Reserved to the Offer and which will be allocated to the Tendering Shareholders as Offer Consideration will be unavailable (and therefore cannot be sold) and must remain deposited with the Offeror.

The MPS Shares resulting from the Capital Increase Reserved to the Offer will be traded on the same market on which the Offeror’s shares already in circulation will be traded at the time of their issue. Please note that in relation to the MPS Shares, the Offeror has published the Exemption Document available to the public at the Offeror’s registered office and on the Offeror’s website.

It should be noted that, if, prior to the Consideration Payment Date, the Board of Directors of the Offeror finds that exceptional events or new facts have occurred that could significantly alter the value of the assets contributed (i.e., the value attributed to the Shares Subject to the Offer for the purposes of the Capital Increase Reserved to the Offer) and, therefore, such as to prevent the issuance of the declaration by the directors of MPS pursuant to Article 2343-quater, paragraph 3, letter d) of the Italian Civil Code, the Board of Directors of the Offeror shall proceed with a new valuation of the contributions in kind (i.e., the Shares Subject to the Offer) pursuant to Article 2343 of the Italian Civil Code and then initiate the ordinary procedure for the valuation of contributions in kind, requesting the competent Court to appoint an expert who will prepare, in compliance with applicable regulations, a sworn appraisal estimating the value of the assets contributed. Furthermore, also pursuant to Article 2343 of the Italian Civil Code, if the Board of Directors’ review of the sworn appraisal reveals that the value of the assets contributed is less than 1/5 of the value at which they were contributed, MPS shall apply the provisions of Article 2343, paragraph 4, of the Italian Civil Code (including, where applicable, the reduction of the nominal share capital of the Capital Increase Reserved to the Offer).

Without prejudice to the above, it should be noted that, as of the Offer Document Date, the Offeror’s Board of Directors has not identified any exceptional events or significant new events that would require a further update of the report prepared pursuant to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code or, in any case, to require the commencement, as of the Offer Document Date, of the ordinary procedure for the valuation of contributions in kind, which requires a sworn appraisal by an expert appointed by the competent Court pursuant to Article 2343 of the Italian Civil Code.

For the sake of completeness, it should be noted that the above will apply, mutatis mutandis, if the conditions for the Reopening of the Acceptance Period and/or for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or for the fulfilment of the Joint Procedure are met.

For further information on the Capital Increase Reserved to the Offer and the procedure referred to in Articles 2440 and 2343-ter, et seq., of the Italian Civil Code, please refer to the Recitals of the Offer Document.

A.5.2.	Absence of effects on the Offer Consideration

It should be noted that, considering that the Offeror’s shares (including the MPS Shares issued in execution of the Capital Increase Reserved to the Offer) have no nominal value, any recourse to the ordinary procedure for the valuation of contributions in kind pursuant to Article 2343 of the Italian Civil Code – both following a request by minority shareholders pursuant to Article 2443, paragraph 4, of the Italian Civil Code, or following the failure of the MPS directors to issue the declaration pursuant to Article 2343-quater, paragraph 3, letter d) of the Italian Civil Code (for further information, please refer to Section A, Paragraph A.5, of the Offer Document) – will have no impact on the Exchange Ratio and, consequently, on the Consideration, as well as on the right of the Tendering Shareholders to be assigned the corresponding number of MPS Shares as Offer Consideration; and this even if, following the ordinary valuation process referred to in Article 2343 of the Italian Civil Code, it should emerge that the value attributed to the Shares Subject to the Offer and subject to contribution in kind is lower than that indicated in the Appraisal of the Independent Expert prepared pursuant to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code, as amended, given that in the hypothetical scenario mentioned above, in accordance with the fairness opinion issued by the independent auditor, this would result, if applicable, considering that the ordinary shares of the Offeror have no nominal value, in a reduction in the amount of the share premium and of the nominal share capital of the Capital Increase Reserved to the Offer, but not of the number of MPS Shares to be issued as Offer Consideration, or consideration of the Reopening of the Acceptance Period, and/or consideration for the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or consideration of the Joint Procedure.

A.5.3.	Possible unavailability of MPS Shares offered as Consideration

In view of the rules applicable to the Capital Increase Reserved to the Offer and the procedure set forth in Articles 2440 and 2343-ter, et seq., of the Italian Civil Code (for further information, please refer to Section A, Paragraph A.5.1 above, of the Offer Document), it should be noted that, in the event of recourse to the ordinary procedure for valuing the Shares Subject to the Offer pursuant to Article 2343 of the Italian Civil Code by means of a sworn appraisal by an expert appointed by the competent Court – either following a request by the MPS minority shareholders pursuant to Article 2443, paragraph 4, of the Italian Civil Code, or following the failure of the MPS directors to issue the declaration pursuant to Article 2343-quater, paragraph 3, letter d) of the Italian Civil Code – if such valuation procedure is not completed by the Payment Date or by the Payment Date of the Reopening of the Acceptance Period and/or by the payment date of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the payment date of the Joint Procedure, the MPS Shares that will be allocated to the Tendering Shareholders as Offer Consideration on the Payment Date or on the Payment Date of the Reopening of the Acceptance Period and/or on the payment date of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or on the payment date of the Joint Procedure will be unavailable until completion of the ordinary procedure for the valuation of the Shares Subject to the Offer pursuant to Article 2343 of the Italian Civil Code, noting, however, that such date cannot be determined in advance.

For further information, please refer to Section F of the Offer Document.

A.6.	Treatment of fractions of MPS Shares offered as Consideration

Considering that for each Share Subject to the Offer tendered in acceptance of the Offer, No. 2.533 MPS Shares will be allocated based on the Exchange Ratio, the result of applying the Exchange Ratio to the Shares Subject to the Offer tendered in acceptance of the Offer by a Tendering Shareholder may not be a whole number of MPS Shares (i.e., where a Tendering Shareholder does not tender to the Offer at least No. 1,000 Shares Subject to the Offer, or a number of Shares Subject to the Offer equal to a whole multiple of 1,000).

Such fractional parts of MPS Shares will be treated in accordance with Section F of the Offer Document.

A.7.	Reasons for the Offer and summary of the Offeror’s future plans in relation to the Issuer

Over the last three years, MPS has consistently strengthened its fundamentals, consolidating the sustainability of its business model and improving its risk profile, thereby achieving solid levels of profitability. Furthermore, the MPS Group has managed to exceed most of the targets set out in its 2022-2026 business plan two years ahead of schedule and with one of the strongest capital positions in Europe, laying solid foundations to play an active role in the broader consolidation of the Italian banking sector.

The aggregation between MPS and Mediobanca, which will be carried out in accordance with the principles of sound and prudent management, operational continuity and risk control, aims to create a New National Champion, combining two leading brands in the financial services market, with the objective of strengthening the sustainability of the business model, ensuring solid levels of profitability in the medium/long-term.

MPS believes that the Offer represents an ideal opportunity for further development and growth for both institutions and offers significant value creation for the shareholders of both companies and all stakeholders.

The aggregation with Mediobanca, if completed, will create the third largest national banking operator in terms of total assets, customer loans, direct deposits and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the potential to compete with the leading Italian and European banks by fully leveraging existing human capital.

In a market that is undergoing consolidation, MPS intends to play an active role, and this proposed aggregation represents a unique opportunity to strengthen its position in certain key areas and sectors, also to better seize future growth opportunities. This will increase support for households and businesses, strengthening overall support for the former, both in terms of financing needs and in the protection and management of savings, and assisting the latter in capturing growth opportunities at domestic and international level. The benefits will also extend to local communities and the Italian economy.

The new group will be able to count on Mediobanca’s distinctive expertise in Wealth Management, Corporate & Investment Banking and Consumer Finance, and MPS’ expertise in Retail and Commercial Banking. Furthermore, if the Mediobanca-Banca Generali Offer is not successful and Mediobanca retains its interest in Assicurazioni Generali, this will also positively contribute to the diversification of the new MPS Group’s revenues.

The aggregation will also offer the employees of each institution the opportunity to develop their careers in a larger organization, enhancing their talent thanks to opportunities for mutual enrichment and integration.

At the same time, it will help attract new high-profile resources, leveraging their skills and professionalism to consolidate a sustainable and competitive growth model.

Finally, the two banks’ sustainability strategies will be consolidated, leveraging their respective ESG capabilities to strengthen the combined entity’s positioning and promote its commitment to the communities and territories where they are based.

MPS’ high governance standards will be maintained throughout the integration process and beyond, ensuring transparency, accountability and a balanced approach towards all stakeholders, thus contributing to the creation of a sustainable and competitive long-term model.

Industrial and strategic aspects

The acquisition of Mediobanca allows to accelerate the implementation of the strategic guidelines of 2024-28 Business Plan, which focuses on: i) the growth of specialized, high-fee-generating businesses; ii) the development of new service models for value-added activities; iii) the expansion of financing solutions for households and the development of new services for SMEs; iv) the renewal and optimization of distribution platforms; v) the adaptation of a zero-based risk approach for more effective risk management.

MPS and Mediobanca operate with specialized business models and have many complementary elements, which will enable the creation of a New National Champion with a distinctive and resilient business model, capable of responding to the needs of households and businesses. This will be characterized by a wide range of banking products, a balanced funding mix and a solid capital and liquidity position.

In particular, the following strategic development guidelines are envisaged for various business lines covered by the two entities.

Retail Banking

The expertise gained by MPS over decades will enable the expansion of Mediobanca’s Retail business, particularly the customer bases of Compass and Mediobanca Premier, through the offering of MPS’ core products, such as accounts, credit cards, and mortgages.

Additionally, MPS will be able to leverage its nationwide branch network, allowing Compass, Mediobanca Premier and potentially all Mediobanca customers to benefit from its extensive presence to meet their financial needs.

Wealth & Asset Management

The Transaction will enable the creation of a leading player in Wealth Management, due to the combination of MPS and Mediobanca’s expertise in Private Banking, with the contribution from certain companies and product companies, as well as in Asset Gathering, through the integration of over 1,200 financial advisors active in Widiba and Mediobanca Premier, and about 500 bankers, allowing:

■	the strengthening of the distribution networks in the market, maintaining the current portfolio size and profitability standards, thanks to accelerated growth facilitated by the immediate achievement of a critical mass in the financial advisor networks;

■	the increased profitability and customer penetration, through the promotion of alternative products (e.g., investment funds, OEIC) and alignment with Mediobanca’s best practices also to MPS’ customers.

Corporate & Investment Banking

The Transaction will enable MPS’ balance sheet potential to be combined with Mediobanca’s Investment Banking business and launch an intensive development programme to support the growth of companies throughout the country.

The complementarity between the customer segments served (SMEs and Large Corporates) and the range of products offered by MPS and Mediobanca to corporate clients will enable the creation of a leading operator in Corporate & Investment Banking (CIB). This will result in a broad and comprehensive offering, covering all major products, including the commercial banking services strictly linked to financial advisory, Capital Markets, Structured Finance CIB, access and execution in financial markets, and specialty finance services such as factoring.

The combined entity will assume a leadership position in Equity Capital Markets and M&A, allowing the MPS Group to capture growth opportunities in the mid-market segment, where MPS has a consolidated presence and is experiencing significant development, through:

■	the enhancement of Mediobanca’s vertical expertise in the areas of M&A, Equity & Debt Capital Markets, improving penetration of the combined customer base through cross-selling and up-selling strategies;

■	the offering of Advisory services, particularly M&A, to medium and large corporate clients;

■	the strengthening of the offer of structured and specialty finance for the corporate sector, also supported by a more balanced funding mix, leveraging MPS’ commercial funding capacity;

■	the access for the Mediobanca Premier clients to MPS’ branch network across Italy.

Consumer Finance

The unique positioning of Compass in the consumer credit sector will benefit from a further boost through the enhancement of the existing partnership with MPS and increased penetration in the retail customer base through:

■	the leverage of the consolidated expertise of both banks – specifically Mediobanca – in providing consumer credit solutions, expanding the range of available products and improving access to credit for a diversified clientele;

■	the optimization of products’ offering such as personal loans, financing solutions, and salary-backed loans, promoting an efficient and competitive service model that integrates the resources and distribution networks of both groups.

Insurance

Besides additional revenue synergies in the core segments of both entities, MPS will have the chance to expand its bancassurance offering through:

■	the introduction of Credit Protection Insurance (CPI) policies on newly issued personal loans, increasing penetration of Mediobanca’s customer base by capitalizing on MPS’ existing offering;

■	the enhancement of customer penetration, by integrating banking products with existing insurance products in the portfolio.

For further information on the reasons for the Offer and future plans relating to the Issuer, please refer to Section G, Paragraph G.2, of the Offer Document.

Finally, it should be noted that, given the nature of the Transaction, as of the Offer Document Date, MPS has prepared economic and financial projections in relation to the acquisition of Mediobanca based on the estimates contained in MPS’ 2024-28 Business Plan and publicly available information for Mediobanca. These projections were prepared taking into account the business rationale for the initiative, the synergies that can be achieved by combining the two entities and the estimated integration costs. Upon completion of the Offer, MPS will prepare a Business Plan for the entity resulting from the integration with Mediobanca, which will be subject to approval by the competent bodies.

Finally, for the sake of clarity, it should be noted that any reference to the abovementioned effects arising out from the integration, combination, and aggregation of MPS and Mediobanca as a result of the Offer do not require a potential merger by incorporation of Mediobanca into MPS or into another company of the MPS Group and refer, on one hand, to a scenario where MPS exercises legal control over the Issuer and, on the other hand, to a scenario where MPS exercises de facto control over Mediobanca, with the clarifications set out below regarding the so-called DTAs.

* * * *

As of the Offer Document Date, the Offeror does not intend to unilaterally make any substantial changes to the employment contracts of the employees of MPS, Mediobanca and the companies belonging to the respective groups. Therefore, the Offer is not expected to have any direct negative impact on the overall workforce of the MPS Group and the Mediobanca Group in terms of working or employment conditions. Given the complementary nature (and absence of overlap) of the businesses of MPS and Mediobanca, as of the Offer Document Date, it is reasonable to believe that, in case of completion of the Offer, there will be no impact on the human capital and existing operating sites of MPS and Mediobanca.

A.8.	Transactions upon completion of the Offer

If the Offer is completed, the Offeror intends to proceed with the Delisting, i.e., the delisting of the Issuer’s shares from trading on Euronext Milan, in accordance with the terms and conditions described in the Offer Document.

As indicated in Section A, Paragraph A.1, of the Offer Document, the effectiveness of the Offer is subject to the fulfilment of the Threshold Condition, i.e., the Offeror acquiring, upon completion of the Offer, ownership of at least 66.67% of the Issuer’s share capital, in order to allow the Offeror to hold an absolute majority at the extraordinary shareholders’ meeting of the Issuer, without prejudice to the Minimum Threshold Condition.

Regardless of the potential Delisting of Mediobanca, the Offeror does not exclude the option of evaluating in the future, at its discretion, the implementation of any other extraordinary transactions and/or corporate and business reorganizations that may be deemed appropriate, in line with the objectives and rationale of the Offer, including the potential merger by incorporation of the Issuer into the Offeror or into another company of the MPS Group, without prejudice to the commencement of the necessary corporate, authorization and regulatory procedures, also for the purposes of the potential Delisting. With regard to the potential merger, the Offeror specifies that if the Threshold Condition is not met and the Offeror decides to waive it (without prejudice to the Minimum Threshold Condition), the Offeror may not be able, following the Offer, to approve the potential merger with the only favourable vote of the Offeror itself. Regarding the potential merger, it should be noted that, in such a hypothetical situation, a proposal will be presented to the competent bodies of both the Issuer and the Offeror to proceed with this transaction so that they may convene the relevant extraordinary shareholders’ meetings and, consequently, activate all customary safeguards as mandated by applicable laws and regulations.

As of the Offer Document Date, the Offeror has not taken any decision regarding any extraordinary transactions and/or corporate and business reorganizations of the MPS Group (including the potential merger by incorporation of the Issuer into the Offeror or into another company of the MPS Group) following the aggregation with the Mediobanca Group, as a result of the completion of the Offer.

For further information provided to Mediobanca shareholders in relation to possible alternative scenarios regarding acceptance or non-acceptance of the Offer, please refer to Section A, Paragraph A.15 below, of the Offer Document.

A.9.	Communications and authorizations for the carrying out of the Offer

The promotion of the Offer is not subject to obtaining any authorization per se.

However, it should be noted that the effectiveness of the Offer is conditional, among other things, upon the fulfilment of the Authorizations Condition and the Other Authorizations Condition. In this regard, please refer to the information provided in Paragraph A.1.2 of this Offer Document.

For the sake of completeness, it should be noted that all Preliminary Authorizations were obtained prior to the Offer Document Date. For further details, please refer to Section C, Paragraph C.2, of the Offer Document.

For further information on the operational recommendations and reporting requirements requested by the ECB in the authorizations issued on 24 June 2025, please refer to Section C, Paragraph C.2, of the Offer Document.

Based on the information available as of the Offer Document Date, the Offeror has not identified any further authorizations, approvals or clearances under applicable law that are necessary for the completion of the Offer.

A.10.	Reopening of the Acceptance Period

The Offeror will apply to the Offer, on a voluntary basis, the provisions relating to the mandatory reopening of the Acceptance Period referred to in Article 40-bis, paragraph 1, letter a) of the Issuers’ Regulation. Therefore, as indicated in Section F, Paragraph F.1.1, of the Offer Document, pursuant to Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, by the Trading Day following the Payment Date, the Acceptance Period shall be reopened for 5 Trading Days (in particular, without prejudice to any extensions of the Acceptance Period, for the trading sessions of 16, 17, 18, 19, and 22 September 2025) if, following the publication of the Communication on the Final Results of the Offer (see Section F, Paragraph F.3, of the Offer Document), the Offeror announces the occurrence of the Threshold Condition or the waiver of the Threshold Condition (in the latter case, where the Offeror comes to hold a total stake in the Issuer’s share capital equal to at least the threshold specified in the Minimum Threshold Condition).

If the conditions for the Reopening of the Acceptance Period are met, the Offeror will pay the Consideration to each Mediobanca shareholder who has accepted the Offer during the Reopening of the Acceptance Period on the fifth Trading Day following the end of the

Reopening of the Acceptance Period and therefore, unless the Acceptance Period is extended, on 29 September 2025.

However, the Reopening of the Acceptance Period will not take place if:

(i)	the Offeror, at least 5 Trading Days prior to the closing of the Acceptance Period, as possibly extended, announces to the market that the Threshold Condition has been met or waived (in the latter case, where the Offeror comes to hold a total stake in the Issuer’s share capital equal to at least the threshold specified in the Minimum Threshold Condition); or

(ii)	at the end of the Acceptance Period, as possibly extended, the conditions for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or for the Joint Procedure are met; or

(iii)	the Shares Subject to the Offer are subject to one or more competing offers.

A.11.	Declaration by the Offeror regarding the possible restoration of the free float and the sell-out pursuant to Article 108, paragraph 2, of the TUF

Since the Offer is aimed at the Delisting, if, at the end of the Offer, the Offeror comes to hold – as a result of the acceptances of the Offer and/or any purchases made outside the Offer in accordance with applicable law during the Acceptance Period, as may be extended and/or reopened – a total stake of more than 90% but less than 95% of the Issuer’s share capital, the Offeror hereby declares its intention not to restore a free float sufficient to ensure the regular trading of the Shares Subject to the Offer.

It should be noted that, for the purpose of calculating the thresholds provided for in Article 108 of the TUF, the Treasury Shares held by the Issuer will be included in the Offeror’s shareholding (numerator) without being deducted from the Issuer’s share capital (denominator).

If the conditions are met, the Offeror will fulfil its obligation to purchase the remaining Shares Subject to the Offer from the Issuer’s shareholders who so request, pursuant to Article 108, paragraph 2, of the TUF (the “Sell-Out pursuant to Article 108, paragraph 2, of the TUF”), with the consequent Delisting.

The Sell-Out pursuant to Article 108, paragraph 2, of the TUF will be fulfilled by the Offeror by paying the Issuer’s shareholders who so request a consideration for each Share Subject to the Offer determined in accordance with Article 108, paragraphs 3 or 4 and 5, of the TUF, and Articles 50, 50-bis and 50-ter of the Issuers’ Regulation (as applicable). Therefore:

(i)	if, following the Offer, the Offeror has acquired at least 90% of the share capital with voting rights included in the Offer, the consideration for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF will be identical to the Offer Consideration in accordance with the provisions of Article 108, paragraph 3, of the TUF, it being understood that the holder of the Mediobanca Shares may demand, in accordance with Article 108, paragraph 5, of the TUF and Article 50-ter of the Issuers’ Regulation, payment of the Full Cash Consideration; or

(ii)	in all other cases, the consideration for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF will be determined in the amount established by Consob pursuant to Article 108, paragraph 4, of the TUF and Articles 50 and 50-bis of the Issuers’ Regulation,

it being understood that the holder of the Mediobanca Shares may demand, in accordance with Article 108, paragraph 5, of the TUF and Article 50-ter of the Issuers’ Regulation, payment of the Full Cash Consideration.

The Offeror will announce whether the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF have been met in the Communication on the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Communication on the Final Results of the Reopening of the Acceptance Period). In the event that the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF are met, the Communication on the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Communication on the Final Results of the Reopening of the Acceptance Period) will contain, among other things, information about (a) the number of remaining Shares Subject to the Offer (in absolute terms and as a percentage), (b) the manner and timing with which the Offeror will fulfil the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, and (c) the manner and timing of the subsequent Delisting. Before fulfilling the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the Offeror will publish, through the appropriate procedure, a press release containing information on the determination of the consideration for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, as well as the calculation and value of the Full Cash Consideration that will be offered as an alternative in cash in this procedure pursuant to the above provisions.

It should be noted that, following the occurrence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, in accordance with Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, Borsa Italiana will delist the Issuer’s ordinary shares from Euronext Milan with effect from the Trading Day following the day of payment of the consideration for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, except as indicated below in relation to the Joint Procedure referred to in Section A, Paragraph A.12, of the Offer Document.

Therefore, please note that, following the occurrence of the events indicated in the previous paragraph (Delisting), the holders of the Shares Subject to the Offer who have not accepted the Offer and who have not requested the Offeror to purchase, in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the Shares Subject to the Offer held by them (without prejudice to the provisions of Section A, Paragraph A.12 below, of the Offer Document), will be holders of financial instruments not traded on any regulated market, with the consequent difficulty of liquidating their investment (without prejudice to the provisions of Section A, Paragraph A.7 above, of the Offer Document).

For further information, please refer to Section G, Paragraph G.3, of the Offer Document.

In addition, for further information provided to Mediobanca shareholders in relation to possible alternative scenarios regarding acceptance or non-acceptance of the Offer, please refer to Section A, Paragraph A.15 below, of the Offer Document.

A.12.	Declaration by the Offeror regarding the fulfilment of the sell-out pursuant to Article 108, paragraph 1, of the TUF and the simultaneous squeeze-out pursuant to Article 111 of the TUF

If, following the Offer – as a result of the acceptances of the Offer and/or purchases made outside the Offer in accordance with applicable law during the Acceptance Period, as may be extended in accordance with applicable law, and/or reopened, as well as during and/or in accordance with, the procedure for complying with Sell-Out pursuant to Article 108, paragraph 2, of the TUF – the Offeror comes to hold a total stake of 95% or more of the Issuer’s share capital, the Offeror hereby declares its intention to exercise its right to purchase the remaining Shares Subject to the Offer pursuant to Article 111 of the TUF (the “Squeeze-Out”).

In this case, the Offeror shall be obliged, pursuant to Article 108, paragraph 1, of the TUF, to purchase from anyone who so requests the Shares Subject to the Offer not tendered in acceptance of the Offer and/or not purchased by the Offeror during the Reopening of the Acceptance Period and/or not purchased by the Offeror during and/or in accordance with, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF (the “Sell-Out pursuant to Article 108, paragraph 1, of the TUF”).

Therefore, by exercising the Squeeze-Out, the Offeror will simultaneously fulfil the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, thus initiating a single procedure (the “Joint Procedure”).

It should be noted that, for the purpose of calculating the thresholds provided for in Articles 108 and 111 of the TUF, the Treasury Shares held by the Issuer will be included in the Offeror’s shareholding (numerator) without being deducted from the Issuer’s share capital (denominator).

The consideration due for the Shares Subject to the Offer purchased following the exercise of the Squeeze-Out and the fulfilment of the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, in execution of the Joint Procedure, will be determined in accordance with the provisions of Article 108, paragraphs 3 or 4 and 5, of the TUF, as referred to in Article 111 of the TUF, as well as the provisions of Articles 50, 50-bis and 50-ter of the Issuers’ Regulation as referred to in Article 50-quater of the Issuers’ Regulation. Therefore:

(iii)	if, following the Offer, the Offeror has acquired at least 90% of the voting share capital included in the Offer, the consideration for the Shares Subject to the Offer acquired following the Joint Procedure will be identical to the Consideration in accordance with the provisions of Articles 108, paragraphs 3 and 5, of the TUF. In this case, pursuant to Article 108, paragraph 5, of the TUF and Article 50-ter, paragraph 1, letter a) of the Issuers’ Regulation, the remaining shareholders of Mediobanca may request to receive, as an alternative to the Consideration, the Full Cash Consideration determined pursuant to Article 50-ter, paragraph 1, letter a) of the Issuers’ Regulation, valuing the MPS Shares on the basis of the weighted average of the official prices recorded on the five Trading Days prior to the Payment Date; or

(iv)	in all other cases, the consideration for the Shares Subject to the Offer purchased following the Joint Procedure will be determined in the amount established by Consob in accordance with Article 108, paragraph 4, of the TUF and Articles 50 and 50-bis of the Issuers’ Regulation. In this case, pursuant to Article 108, paragraph 5, of the TUF and Article 50-ter, paragraph 1, letter b) of the Issuers’ Regulation, the remaining Mediobanca shareholders may request to receive, as an alternative to the Consideration, the Full Cash Consideration.

The Offeror will announce whether or not the legal conditions for exercising the Squeeze-Out have been met and, therefore, for the execution of the Joint Procedure in the Communication on the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Communication on the Final Results of the Reopening of the Acceptance Period), or in the press release relating to the results of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF. In the event that the conditions for the execution of the Joint Procedure are met, the Communication on the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Communication on the Final Results of the Reopening of the Acceptance Period), or the press release relating to the results of the procedure for fulfilling the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, will contain information about (a) the number of remaining Shares Subject to the Offer (both in absolute terms and as a percentage), (b) the manner and timing with which the Offeror will exercise the Squeeze-Out and simultaneously fulfil the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, initiating the Joint Procedure, and (c) the manner and timing of the Delisting. Before initiating the Joint Procedure, the Offeror will publish a press release containing information on the determination of the relevant consideration, as well as the Full Cash Consideration.

The Offeror will initiate the Joint Procedure as soon as possible after the conclusion of the Offer or any procedure to fulfil the Sell-Out pursuant to Article 108, paragraph 2, of the TUF.

It should be noted that, following the occurrence of the conditions for the Squeeze-Out and the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, Borsa Italiana will suspend and/or revoke the listing of the Issuer’s ordinary shares on Euronext Milan, taking into account the time required for the exercise of the Squeeze-Out.

For further information provided to Mediobanca shareholders in relation to possible alternative scenarios regarding acceptance or non-acceptance of the Offer, please refer to Section A, Paragraph A.15 below, of the Offer Document.

A.13.	Possible shortage of the free float

Without prejudice to the provisions of Section A, Paragraphs A.11 and A.12, of the Offer Document, if, upon completion of the Offer, there is a shortage of free float such as to prevent the regular trading of the Issuer’s ordinary shares, also in consideration of the possible continued presence in the Issuer’s shareholding structure of shareholders with significant interest pursuant to applicable provisions, Borsa Italiana may suspend and/or revoke the listing of the Issuer’s ordinary shares pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, unless the Offeror decides to restore a free float sufficient to ensure the regular course of trading.

In the event that such a shortage of free float should arise, the Offeror declares that it does not intend to take any measures, in terms of timing and methods, to restore the minimum free float conditions for a regular course of trading of the Issuer’s ordinary shares, as there is no obligation to do so under applicable law. In the event of the delisting of the Issuer’s ordinary shares (i.e., Delisting pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations), the holders of Shares Subject to the Offer who have not accepted the Offer will hold financial instruments that are not traded on any regulated market, with the consequent difficulty of liquidating their investment.

For further information provided to Mediobanca shareholders in relation to possible alternative scenarios regarding acceptance or non-acceptance of the Offer, please refer to Section A, Paragraph A.15 below, of the Offer Document.

A.14.	Potential conflicts of interest

With regard to the relationship between the parties involved in the Offer, the following should be noted:

(i)	the Offeror and its subsidiaries, in the normal course of their business, have provided, are providing or may provide in the future or on an ongoing basis lending, advisory, investment banking, corporate finance and/or investment services to the parties directly or indirectly involved in the Transaction and/or their respective shareholders and/or their respective subsidiaries and/or other companies operating in the same sector of activity, or may at any time hold short or long positions and, if permitted by applicable law, negotiate or otherwise engage in transactions, on their own behalf or on behalf of their clients, in equity or debt instruments, loans or other financial instruments (including derivative securities) of the Offeror, the Issuer or other parties involved in the Offer, or companies controlling, controlled by or affiliated with the same;

(ii)	the Offeror, in the context of the Offer, together with Banca Akros, acts as the Intermediary Appointed to Coordinate the Collection of Acceptances in connection with the Offer, but for these purposes will not receive any commission for the service provided;

(iii)	Banca Akros acts, together with the Offeror, as the Intermediary Appointed to Coordinate the Collection of Acceptances and, therefore, will receive commissions in relation to the services provided in the context of the Offer. In the course of its business, Banca Akros, Banco BPM and the other companies of the Banco BPM Group provide and may provide in the future financial advisory, corporate finance or investment banking services, as well as they grant and may grant in the future loans or provide various services to the parties directly or indirectly involved in the Offer, including the Issuer, the companies belonging to the Group and/or the shareholders of the Issuer and the Offeror and the companies belonging to its group. Furthermore, in their ordinary portfolio management, trading, brokerage and financing business, Banca Akros and the other companies of the Banco BPM Group may, at any time, hold upward or downward positions, financial instruments as pledges and trade or otherwise carry out, on their own behalf or on behalf of their customers, investments in equity and/or debt securities listed on any regulated market and/or unlisted, or grant loans to companies that may be involved in the Offer. It should be noted that, Banco BPM is a related party of the Offeror and currently holds a shareholding equal to 8.996% of the Offeror’s share capital, namely 5.004% held directly and 3.992% held through Anima Holding S.p.A., which is 89.949% controlled by the Banco BPM Group;

(iv)	J.P. Morgan Securities plc (“J.P. Morgan”) is acting as Financial Advisor to the Offeror in relation to the Offer and will therefore receive fees in relation to the services provided in connection with the Offer. In addition, J.P. Morgan and its parent companies, subsidiaries and affiliates, in the course of their ordinary business, have provided, are providing and/or may provide in the future or on an ongoing basis lending, advisory, corporate finance and/or investment services to the parties directly or indirectly involved in the Offer and/or their respective shareholders and/or their respective subsidiaries and/or other companies operating in the same sector of activity or may at any time hold long/short positions and, if permitted by applicable law, negotiate or otherwise enter into transactions, on its own behalf or on behalf of their clients, in equity or debt instruments, loans or other financial instruments (including derivatives) of the Offeror, the Issuer, the parties directly or indirectly involved in the Offer and/or their respective shareholders and/or their respective subsidiaries and/or other companies operating in the same sector of activity. J.P. Morgan Securities plc is authorized and regulated in the United Kingdom by the Prudential Regulation Authority (PRA) and the Financial Conduct Authority, acts as financial advisor exclusively to the Offeror and no one else in connection with the Offer and will not consider any other person as a client in connection with the Offer and will not be liable to anyone other than the Offeror for providing the protections guaranteed to clients of J.P. Morgan and its affiliates or for providing advice in relation to the Offer to any transaction or arrangement referred to in this Offer Document;

(v)	UBS Europe SE (“UBS”) is acting as Financial Advisor to the Offeror in relation to the Offer and will therefore receive fees in relation with the services provided in connection with the Offer. The aforementioned Financial Advisor, UBS, as well as its parent companies, subsidiaries or affiliates, may have provided, may provide and/or may provide in the future, in the ordinary course of their business, financial advisory, lending, advisory, investment banking and corporate finance services and/or investment or other financial, banking or fiduciary services to the Offeror, the Issuer and/or their respective shareholders and/or other persons directly or indirectly involved in the Offer, and/or their respective parent companies, subsidiaries or affiliates, or may at any time hold short or long positions and, if permitted by applicable law, trade or otherwise engage in transactions, on their own behalf or on behalf of their clients, in equity or debt instruments, loans or other financial instruments (including derivative securities) of the Offeror, the Issuer or other entities directly or indirectly involved in the Offer and/or their respective shareholders and/or their respective parent companies, subsidiaries or affiliates. UBS is authorized and regulated by the Bundesanstalt für Finanzdienstleistungaufsicht (BaFin) and the European Central Bank (ECB), acts exclusively for the Offeror and no one else in relation to the Offer and the matters referred to in this document, will not consider any other person (whether or not a recipient of this document) as its client in relation to the Offer and will not be liable to anyone other than the Offeror for providing the protections guaranteed to its clients or for providing advice in relation to the Offer or any transaction or arrangement referred to in this Offer Document;

(vi)	Jefferies GmbH (“Jefferies”) is acting as Financial Advisor to the Offeror in connection with the Offer and, as such, will receive fees in connection with the services provided in connection with the Offer. The aforementioned Financial Advisor, Jefferies, as well as its parent companies, subsidiaries or affiliates, may have provided, may provide and/or may provide in the future, in the ordinary course of their business, financial advisory, lending, advisory, investment banking and corporate finance services and/or investment or other financial, banking or fiduciary services to the Offeror, the Issuer and/or their respective shareholders and/or other persons directly or indirectly involved in the Offer, and/or their respective parent companies, subsidiaries or affiliates, or may at any time hold long or short positions and, if permitted by applicable law, trade or otherwise engage in transactions, on their own behalf or on behalf of their clients, in equity or debt instruments, loans or other financial instruments (including derivative securities) of the Offeror, the Issuer or other entities directly or indirectly involved in the Offer and/or their respective shareholders and/or their respective parent companies, subsidiaries or affiliates. Jefferies is authorized and regulated by the Bundesanstalt für Finanzdienstleistungaufsicht (BaFin), acts exclusively for the Offeror and no one else in relation to the Offer and the matters referred to in this document, will not consider any other person (whether or not a recipient of this document) as its client in relation to the Offer and will not be liable to anyone other than the Offeror for providing the protections guaranteed to its clients or for providing advice in relation to the Offer or any transaction or arrangement referred to in this Offer Document.

A.15.	Possible alternative scenarios for Mediobanca shareholders

Below are the possible alternative scenarios for the Issuer’s shareholders in relation to the assumption that the Offer:

(i)	is completed (a) as a result of the fulfilment of the Conditions of Effectiveness of the Offer, or (b) if one or more Conditions of Effectiveness are not fulfilled, as a result of the Offeror’s waiver of the same, distinguishing between the case of acceptance of the Offer and the case of non-acceptance of the Offer; or

(ii)	is not completed due to the non-fulfilment of one or more of the Conditions of Effectiveness of the Offer without the Offeror having waived them.

A.15.1.	Scenarios in case of completion of the Offer

A.15.1.1.               Acceptance of the Offer

If the Conditions of Effectiveness are met (or if the Offeror waives all or some of the Conditions of Effectiveness) and, therefore, the Offer is completed, the Issuer’s shareholders who have accepted the Offer will receive the Consideration equal to No. 2.533 MPS Shares for each Share Subject to the Offer held by them and tendered in acceptance of the Offer, and will therefore become shareholders of MPS.

If the Offer is completed, the MPS Shares will be allocated to the Tendering Shareholders on the Payment Date (or, if the acceptance occurs during the Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law). For information regarding the possible unavailability of the MPS Shares offered as Consideration in the event of recourse to the ordinary procedure for the valuation of MPS Shares pursuant to Article 2343 of the Italian Civil Code, please refer to Section A, Paragraph A.5.3, of the Offer Document. For information on the treatment of fractions of MPS Shares resulting from the application of the Exchange Ratio, please refer to Section F, Paragraph F.6, of the Offer Document.

Mediobanca shareholders are also reminded that tendering their Mediobanca Shares in acceptance of the Offer, if the latter is completed, will result in an investment in MPS, which, like the Issuer, is a bank incorporated under Italian law with shares listed on Euronext Milan.

A.15.1.2.               Non-acceptance of the Offer

If the Conditions of Effectiveness are met (or if the Offeror waives all or some of the Conditions of Effectiveness) and, therefore, the Offer is completed, the Issuer’s shareholders who have not accepted the Offer will be faced with one of the possible scenarios described below, it being specified that the alternative scenarios described in items (A), (B) and (C) below may each occur in conjunction with scenario (D) described below.

(A)	Achievement of a shareholding equal to or less than 90% of the Issuer’s share capital

If, upon completion of the Offer – as a result of the acceptances of the Offer and/or purchases of Shares Subject to the Offer potentially made outside the Offer pursuant to applicable law during the Acceptance Period, as may be extended pursuant to applicable law and/or reopened in the event of a Reopening of the Acceptance Period – the Offeror comes to hold a total shareholding equal to or less than 90% of the Issuer’s share capital, where there is a shortage of free float such as to prevent the regular trading of the shares (also in consideration of the possible continued presence among the Issuer’s shareholders of shareholders with significant shareholdings pursuant to applicable provisions), Borsa Italiana may suspend and/or revoke the listing of the Issuer’s ordinary shares pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, unless the Offeror decides to restore a free float sufficient to ensure regular trading.

In the event that such a shortage of free float should arise, the Offeror reiterates that it does not intend to take any measures, in terms of timing and methods, to restore the minimum free float conditions for regular trading of the Issuer’s ordinary shares, as there is no obligation to do so under applicable law. In the event of the delisting of the Issuer’s ordinary shares (i.e., in the event of Delisting pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations), the holders of such Shares Subject to the Offer who have not accepted the Offer will be holders of financial instruments not traded on any regulated market, with the consequent difficulty of liquidating their investment.

(B)	Achievement of a shareholding of more than 90% but less than 95% of the Issuer’s share capital

If, upon completion of the Offer – as a result of acceptances of the Offer and/or purchases of Shares Subject to the Offer made outside the Offer in accordance with applicable law during the Acceptance Period, as extended in accordance with applicable law and/or reopened in the event of a Reopening of the Acceptance Period – the Offeror comes to hold a total stake of more than 90% but less than 95% of the Issuer’s share capital, the Offeror, not wishing to restore a free float sufficient to ensure the regular trading of the shares, will be subject to the Sell-Out pursuant to Article 108, paragraph 2, of the TUF. In this case, therefore, the holders of Shares Subject to the Offer who have not accepted the Offer will be entitled to request the Offeror to purchase their Shares Subject to the Offer, pursuant to Article 108, paragraph 2, of the TUF, at the price determined pursuant to Article 108, paragraphs 3 or 4 and 5, of the TUF and Articles 50, 50-bis and 50-ter of the Issuers’ Regulation (as applicable). For further information, please refer to Section A, Paragraph A.11, of the Offer Document.

Following the occurrence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, Borsa Italiana, pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, will arrange for the delisting of the Issuer’s ordinary shares from Euronext Milan with effect from the Trading Day following the payment date of the consideration for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, except as indicated in relation to the Joint Procedure referred to in point (C) below.

In this case, the holders of Shares Subject to the Offer who have not accepted the Offer and who have not requested the Offeror to purchase, in execution of the procedure for fulfilling the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the Shares Subject to the Offer held by them (except as indicated in point (C) below), will be holders of financial instruments not traded on any regulated market, with the consequent difficulty of liquidating their investment.

(C)	Achievement of a shareholding of at least 95% of the Issuer’s ordinary share capital

If, upon completion of the Offer – as a result of the acceptances of the Offer and/or purchases of Shares Subject to the Offer made outside the Offer in accordance with applicable law during the Acceptance Period, as extended pursuant to applicable law and/or reopened in the event of a Reopening of the Acceptance Period, as well as during and/or in accordance with, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF – the Offeror comes to hold a total stake equal to or greater than 95% of the Issuer’s share capital, the Offeror will initiate the Joint Procedure for the exercise of the Squeeze-Out and the fulfilment of the Sell-Out pursuant to Article 108, paragraph 1, of the TUF.

In this case, the holders of Shares Subject to the Offer who have not accepted the Offer will be obliged to transfer the ownership of the Shares Subject to the Offer held by them to the Offeror and, as a result, will receive for each Share Subject to the Offer hold by them, a consideration determined in accordance with the provisions of Article 108, paragraphs 3 or 4 and 5, of the TUF, as referred to in Article 111 of the TUF, as well as the provisions of Articles 50, 50-bis and 50-ter of the Issuers’ Regulation as referred to in Article 50-quater of the Issuers’ Regulation. For further information, please refer to Section A, Paragraph A.12, of this Offer Document.

Following the occurrence of the conditions for the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, and the Squeeze-Out, Borsa Italiana, pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, will order the suspension and/or revocation of the Issuer’s ordinary shares from listing on Euronext Milan, taking into account the time required for the exercise of the Squeeze-Out.

(D)	Transaction upon completion of the Offer

With regard to the future plans drawn up by the Offeror in relation to the Issuer referred to in Section G, Paragraph G.2, of the Offer Document, it should be noted that, if the Offer is completed, the Offeror’s objective is, among other things, to achieve the Delisting of the Issuer, promoting the objectives of integration, the creation of synergies and growth of the MPS Group, it being understood that, as of the Offer Document Date, the Offeror has not taken any decision regarding any future extraordinary transactions relating to the Issuer.

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For illustrative purposes only, the following table summarizes the main alternative scenarios for the Issuer’s shareholders in the event that the Offer is completed.

The scenarios below are based, among other things, on certain assumptions regarding potential future events that may occur and potential actions that the Offeror may decide to take; there is no guarantee that such potential events will actually occur or that such potential actions will actually be taken. Accordingly, potential investors should not place undue reliance on the scenarios described below.

Outcome of the Offer	Acceptance of the Offer	Non-acceptance of the Offer
Shareholding of the Offeror less than 66.67% of the share capital and waiver by the Offeror of the Threshold Condition (in the latter case, where the Offeror comes to hold a total shareholding in the Issuer’s share capital equal to at least the threshold specified in the Minimum Threshold Condition)	Mediobanca shareholders will receive the Consideration (plus any Fractional Cash Amount) on the Payment Date or on the Payment Date of the Reopening of the Acceptance Period.	Maintenance of the listing of the Shares Subject to the Offer upon completion of the Offer, as reopened, except in the event of a shortage of free float such as to prevent the regular trading of the Issuer’s ordinary shares.
Shareholding of the Offeror equal to at least 66.67% of the Issuer’s share capital but equal to or less than 90% of the Issuer’s share capital	Mediobanca shareholders will receive the Consideration (plus any Fractional Cash Amount) on the Payment Date or on the Payment Date of the Reopening of the Acceptance Period.	Maintenance of the listing of the Shares Subject to the Offer upon completion of the Offer, as reopened, except in the event of a shortage of free float such as to prevent the regular trading of the Issuer’s ordinary shares
Shareholding of the Offeror greater than 90% of the Issuer’s share capital pursuant to Article 108, paragraph 2, of the TUF but less than 95% of the Issuer’s share capital pursuant to Articles 108, paragraph 1, and 111 of the TUF	Mediobanca shareholders will receive the Consideration (plus any Fractional Cash Amount) on the Payment Date.

Sell-Out pursuant to Article  108, paragraph 2, of the TUF with the consequent purchase of the Shares Subject to the Offer from Mediobanca shareholders who so request so at a price equal to (as applicable):

(i)	if the Offeror has acquired at least 90% of the voting share capital included in the Offer: Consideration or, alternatively, Full Cash Consideration (*);
(ii)	in other cases: consideration determined by Consob or, alternatively, Full Cash Consideration determined by Consob.
Delisting of the Issuer.

Shareholding of at least 95% of the Issuer’s share capital pursuant to Articles 108, paragraph 1, and 111 of the TUF	Mediobanca shareholders will receive the Consideration (plus any Fractional Cash Amount) on the Payment Date.	Joint Procedure resulting in the purchase of all the Shares Subject to the Offer owned by the Issuer’s remaining minority shareholders for a consideration equal to (as applicable):

(i)	if the Offeror has acquired at least 90% of the voting share capital included in the Offer: Consideration or,

alternatively, Full Cash Consideration (*);

(ii)	in other cases: consideration determined by Consob, or, alternatively, Full Cash Consideration determined by Consob.
Delisting of the Issuer.

(*)	In this case, the Full Cash Consideration will be determined by valuing the MPS Shares on the basis of the weighted average of the official prices recorded on the five Trading Days prior to the Consideration Payment Date of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure.

A.15.2	Scenarios in the event of failure of the Offer

In the event of communication by the Offeror of its decision to invoke the non-fulfilment of one or more of the Conditions of Effectiveness, the Offer will not be completed and will be deemed to have failed.

In such a case, the Shares Subject to the Offer tendered in acceptance of the Offer will be returned, through the Depositary Intermediaries, to the respective Tendering Shareholders, without any charges or expenses being levied on them, by the first Trading Day following the Offeror’s communication in which it will be disclosed, for the first time, the non-fulfilment of the Conditions of Effectiveness and the Offeror’s failure to waive them, as specified in Section F, Paragraph F.8, of the Offer Document.

Therefore, in this case, the Shares Subject to the Offer would remain admitted to trading on Euronext Milan and the Issuer’s shareholders would remain holders of financial instruments traded on a regulated market.

A.16.	Rights of Mediobanca shareholders who tendered in acceptance of the Offer the Shares Subject to the Offer

If the Conditions of Effectiveness are met (or if the Offeror waives all or some of the Conditions of Effectiveness) and, therefore, the Offer is completed, the Shares Subject to the Offer tendered in acceptance of the Offer will be transferred to the Offeror on the Payment Date (or, with reference to the Shares Subject to the Offer tendered during the possible Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law).

Until the Payment Date (or, with reference to the Shares Subject to the Offer tendered during the possible Reopening of the Acceptance Period, the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law), the Issuer’s shareholders who tender their Shares Subject to the Offer will retain and be able to exercise the property and administrative rights deriving from the ownership of the Shares Subject to the Offer tendered in acceptance of the Offer, but may not transfer or dispose of any of such Shares Subject to the Offer tendered in acceptance of the Offer, except for acceptance of any competing offers or increased offers pursuant to Article 44 of the Issuers’ Regulation.

For further information, please refer to Section F, Paragraphs F.2 and F.8, of the Offer Document.

A.17.	The voluntary public exchange offer promoted by Mediobanca on Banca Generali S.p.A.

On 28 April 2025, pursuant to and for the purposes of Article 102, paragraph 1, of the TUF, as well as Article 37 of the Issuers’ Regulation, Mediobanca notified the market that on 27 April 2025 it had decided to promote the Mediobanca-Banca Generali Offer.

The Mediobanca-Banca Generali Offer therefore concerns all the shares issued by Banca Generali, including its treasury shares.

Mediobanca will pay – for each share of Banca Generali tendered in acceptance of the Mediobanca-Banca Generali Offer – the Mediobanca-Banca Generali Offer Consideration.

Considering the pending Offer, on 27 April 2025, Mediobanca’s Board of Directors resolved, inter alia, to submit to the ordinary shareholders’ meeting of Mediobanca – convened for 16 June 2025 – a proposal to approve the Mediobanca-Banca Generali Offer pursuant to and for the purposes of Article 104 of the TUF, which allows the shareholders’ meeting to grant power to the Board of Directors in derogation from the provisions of that Article.

On 15 June 2025, Mediobanca’s Board of Directors resolved to postpone the date of the ordinary Shareholders’ Meeting for the approval of the Mediobanca-Banca Generali Offer, originally convened for 16 June 2025, in accordance with Article 104 of the TUF, to 25 September 2025. For further details, please refer to the press release made available to the market by Mediobanca on 15 June 2025.

It should be noted that – in the event that the Offer and the Mediobanca-Banca Generali Offer are completed – taking into account that the Mediobanca-Banca Generali Offer provides, as the Mediobanca-Banca Generali Offer Consideration, the allocation to the tendering shareholders of ordinary shares of Assicurazioni Generali held by Mediobanca in portfolio, depending on the scenarios of acceptance of the Mediobanca-Banca Generali Offer, Mediobanca could reduce (or even sell completely) its interest in Assicurazioni Generali held as of the Offer Document Date.

In terms of timing, based on the information provided by Mediobanca in the Mediobanca Communication 102 issued on the date of announcement of the Mediobanca-Banca Generali Offer and confirmed in the aforementioned press release published on 15 June 2025, the execution of this offer is expected to be completed by October 2025, therefore after the completion of the Offer, based on the information available as of the Offer Document Date.

As described in this Offer Document, the Offer promoted by MPS on Mediobanca is aimed at creating the third largest national banking operator in terms of total assets, customer loans, direct deposits and financial assets, leveraging Mediobanca’s distinctive expertise in Wealth Management, Corporate & Investment Banking and Consumer Finance, and MPS’ experience in Retail and Commercial Banking, areas characterized by strong complementarities.

Given the above objective, Mediobanca’s interest in Assicurazioni Generali has always been considered a financial investment to be evaluated over time according to a risk/return approach. Following completion of the Transaction, this interest will reduce its weight on the overall profitability of the new group.

Therefore, since not all the terms of the Mediobanca-Banca Generali Offer have been disclosed to the market as of the Offer Document Date, also considering the postponement of Mediobanca’s ordinary shareholders’ meeting pursuant to Article 104 of the TUF, the Offeror reserves the right to fully evaluate the Mediobanca-Banca Generali Offer in light of all relevant information that will made available from time to time. It should also be noted that, while the Mediobanca-Banca Generali Offer would potentially appear to be consistent with the strategic rationale of the Offer, the information currently available to the Offeror is not sufficient to allow for a comprehensive analysis, given that Mediobanca’s shareholders’ meeting has been postponed due to the incomplete nature of the available information.

A.18.	Issuer’s Communication

Pursuant to Article 103, paragraph 3, of the TUF and Article 39 of the Issuers’ Regulation, the Issuer’s Board of Directors is required to publish, by the Trading Day prior to the first day of the Acceptance Period, a press release containing all information necessary for the assessment of the Offer and its own assessment thereof (the “Issuer’s Communication”).

Pursuant to Article 103, paragraph 3-bis, of the TUF, the Issuer’s Communication shall also contain an assessment of the effects that the success of the Offer will have on the interests of the company, as well as on employment and the location of production sites.

At the same time as its publication, the Issuer’s Communication will be sent to the Issuer’s workers’ representatives, who, pursuant to Articles 103, paragraph 3-bis, of the TUF and 39 of the Issuers’ Regulation, will have the right to publish an independent opinion on the impact of the Offer on employment.

A.19.	Critical issues related to the national and international macroeconomic context

(A) TRADE PROTECTIONISM

In a phase of relative slowdown in the global cycle and high uncertainty linked to the evolution of geopolitical tensions, the return to protectionist trade policies by the United States could have negative impacts on global growth in the medium term. The extension by the new U.S. administration of tariffs on imports from abroad and the consequent response from the economies affected by the tariffs could result in a “trade war” with negative impacts on international trade, jeopardizing the continuity of the global expansion cycle and the process of rebalancing international commodity prices, as well as fueling currency market volatility.

The Offeror, taking into account the current circumstances and considering the objectives of the Offer, believes that the reasons for the Offer are not directly affected by the possible implications of protectionist trade policies. Furthermore, the Offeror believes that the impact of this risk on MPS and Mediobanca is negligible, given the limited weight of the sectors most exposed to tariff risks, thus significantly reducing the potential vulnerability of the broader portfolio.

However, in light of the uncertainties surrounding the evolution of the aforementioned trade policies and the possibility that the extension of tariffs may also involve Italy among countries of the European Union (whose exports qualify the United States as one its main markets after Germany), as well as in light of the possible financial imbalances and/or recessionary effects that could result from the escalation of the tariff war, as of the Offer Document Date, no significant impacts on the economic, equity and/or financial conditions of the Offeror and/or the Issuer and/or the MPS Group and/or the Mediobanca Group is expected at this time.

It should be noted that the Offer is subject to the MAE Condition referred to in Section A, Paragraph A.1.6, of the Offer Document.

(B) THE RUSSIAN – UKRAINIAN CONFLICT

As of the Offer Document Date, the national and international macroeconomic environment is affected by the ongoing conflict between the Russian Federation and Ukraine and, therefore, there remains considerable uncertainty regarding the evolution and effects of the economic sanctions imposed on Russian economy.

The MPS Group, taking into account the current circumstances, believes that the Issuer’s activities and the reasons for the Offer are not affected by the current context.

With regard to the Issuer’s future management plans (as described in Section G, Paragraph G.2, of the Offer Document), the Offeror, considering the circumstances existing and reasonably foreseeable as of the Offer Document Date, does not expect any significant changes related to the impact of the Russian – Ukrainian Conflict.

Notwithstanding the above, in light of the uncertainties surrounding the evolution of the conflict between Russia and Ukraine, the possible tightening of the aforementioned sanctions and restrictive measures fueling volatility in the commodity markets and, with regard to relations between China and the United States, a possible escalation of political and military tensions and the possible financial crisis and/or economic recession that could result, as of the Offer Document Date, it is not possible to predict whether the occurrence of the above events may affect: (i) the Offer; and/or (ii) the economic, equity and/or financial situation of the Issuer.

It should be noted that the Offer is subject to the MAE Condition referred to in Section A, Paragraph A.1.6, of the Offer Document.

(C) THE ISRAELI – PALESTINIAN CONFLICT

The Israeli – Palestinian conflict is a long-standing conflict involving territorial, political, religious and cultural issues, characterized by cyclical violence, tensions and disputes between Israelis and Palestinians in the territories that include Israel, the West Bank and the Gaza Strip. The conflict has had a significant impact on the macroeconomic environment, both locally and internationally, leading to regional political and economic instability with global consequences, affecting financial markets, commodity prices and international trade relations. The Offeror believes, in view of the objectives of the Offer, that the reasons for the Offer are not directly affected by the current geopolitical context. However, in light of the uncertainties surrounding the evolution of the abovementioned conflicts and a possible escalation of political and military tensions, as well as the possible financial crisis and/or economic recession that could result, as of the Offer Document Date, it is not possible to predict whether the occurrence of the above events may have an impact on the economic, equity and/or financial conditions of the Offeror and/or the Issuer.

It should be noted that the Offer is subject to the MAE Condition referred to in Section A, Paragraph A.1.6, of the Offer Document.

B.	PARTIES INVOLVED IN THE TRANSACTION

B.1.	The Offeror

B.1.1.	Name, legal form, registered office and trading market

The Offeror’s registered name is “Banca Monte dei Paschi di Siena S.p.A.”.

The Offeror is a joint stock company incorporated under the laws of Italy, with registered office in Siena, Piazza Salimbeni No. 3, registered with the Companies’ Register of Arezzo – Siena and tax code No. 00884060526.

The Offeror is also registered with the Register of Banks held by the Bank of Italy under number 5274, data processing code number 1030.6 and, as the parent company of the MPS Group, in the Register of Banking Groups with the parent company data processing code number 1030.6, as well as a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

The ordinary shares of the Offeror are admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana.

B.1.2.	Incorporation and lifetime

The Offeror was incorporated following the transfer of the banking business of Monte dei Paschi di Siena, a public law credit institution (approval decree of the Minister of the Treasury dated 8 August 1995, No. 721602), by deed executed before Notary Giovanni Ginanneschi of Siena on 14 August 1995 and supplementary deed executed before Notary Ginanneschi of Siena on 17 August 1995, deeds filed and registered with the Court of Siena on 23 August 1995 under No. 6679.

Pursuant to Article 5.1 of the Offeror’s By-laws, the lifetime of the Offeror is set at 2100 and may be further extended by resolution of the Extraordinary Shareholders’ Meeting.

B.1.3.	Applicable law and jurisdiction

The Offeror is a joint stock company incorporated under Italian law and operates in accordance with Italian law.

The jurisdiction to settle disputes between the Offeror and its shareholders lies with the courts of the place where the Offeror has its registered office, in accordance with applicable legislation.

B.1.4.	Corporate purpose

Pursuant to Article 3 of the Offeror’s By-laws, MPS’ corporate purpose is to collect savings and provide credit in its various forms in Italy and abroad, including all activities that the transferring Institution was authorized to carry out under laws or administrative provisions.

It may carry out, in compliance with applicable regulations, all permitted banking and financial transactions and services, establish and manage supplementary pension schemes, and carry out any other transaction instrumental or otherwise connected with the pursuit of its corporate purpose. It may also grant advances against pledges of valuable and commonly used items.

B.1.5.	Share Capital

As of the Offer Document Date, the Offeror’s subscribed and fully paid-up share capital amounts to Euro 7,453,450,788.44, divided into No. 1,259,689,706 ordinary shares with no nominal value.

The Offeror’s shares are admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana with ISIN code IT0005508921 and in dematerialised form pursuant to Article 83-bis of the TUF.

In the twelve months prior to the Offer Document Date, no significant transactions involving the Offeror’s share capital were carried out or approved.

It should be noted that, as of the Offer Document Date, the Offeror has not issued any convertible, exchangeable or warrant-bearing debt instruments.

As of the Offer Document Date, the Offeror does not hold any treasury shares, either directly or indirectly.

B.1.6.	Major shareholders

As of the Offer Document Date, based on the communications received pursuant to Article 120 of the TUF and Part III, Title III, Chapter I, Section I, of the Issuers’ Regulation, on the findings of the shareholders’ register, as well as on other information available to the Offeror, the shareholders holding a stake of the share capital or voting rights exceeding 3% of the ordinary share capital of the Offeror are indicated in the following table.

Declarant or subject at the top of the ownership chain	Direct shareholder	% of share capital and voting rights
Delfin S.A.R.L.	Delfin S.A.R.L.	9.780% (*)
Banco BPM S.p.A.	Banco BPM S.p.A.	5.004%
	Anima Holding S.p.A.	3.992%
	Total	8.996%
Ministero dell’Economia e delle Finanze	Ministero dell’Economia e delle Finanze	11.731%
Caltagirone Francesco Gaetano	Ausonia S.r.l.	0.056%
	Esperia 15 S.r.l.	0.056%
	MK 87 S.r.l.	0.040%
	Istituto Finanziario 2012 S.p.A.	0.556%
	Gamma S.r.l.	0.992%
	Azufin S.p.A.	1.191%
	VM 2006 S.r.l.	1.746%

Mantegna 87 S.r.l.	0.103%
Calt 2004 S.r.l.	0.127%
Finanziaria Italia 2005 S.r.l.	0.159%
Total	5.026% (*)

(*) Please note that, based on the communications made to the Offeror by the depositary intermediaries for the purpose of exercising voting rights at the ordinary and extraordinary Shareholders’ Meeting of MPS held on 17 April 2025, the shareholder Delfin S.A.R.L. has notified that, as on that date, it holds shares with voting rights equal to 9.866% of the Offeror’s share capital, and the shareholder Mr. Francesco Gaetano Caltagirone has notified that he holds shares with voting rights equal to 9.963% of the Offeror’s share capital.

The percentages shown in the table above, as published on the Consob website and resulting from the communications made by shareholders pursuant to Article 120 of the TUF, may not be up to date and/or consistent with the data processed and published by other sources (including the Offeror’s website), in the event that subsequent changes in shareholdings have not triggered any shareholders’ disclosure obligations.

As of the Offer Document Date, the Offeror has only issued ordinary shares and no shares conferring special voting rights or other rights, other than ordinary shares, have been issued.

As of the Offer Document Date, and to the best of the Offeror’s knowledge, no entity exercises control over the Offeror pursuant to Article 93 of the TUF.

As of the Offer Document Date, and to the best of the Offeror’s knowledge, there are no shareholders’ agreements concerning the Offeror that are relevant pursuant to Article 122 of the TUF.

B.1.7.	Management and control bodies

The Offeror has adopted the traditional management and control system.

Board of Directors of the Offeror

Pursuant to Article 15 of the Offeror’s By-laws, the Offeror’s Board of Directors is composed of a number of directors ranging from a minimum of 9 to a maximum of 15 members, appointed by the shareholders’ meeting, which determines the number from time to time. The Board of Directors is appointed on the basis of lists submitted by the shareholders in accordance with the procedures specified in Article 15 of the By-laws and the provisions of law, regulations and the Corporate Governance Code in force at the time, including the rules on gender balance.

The directors shall remain in office for three financial years and shall expire on the date of the shareholders’ meeting of the Offeror called to approve the financial statements for the last financial year of their term of office. Members of the Board of Directors may be re-elected for a maximum of two consecutive terms following the first, with the exception of the Chief Executive Officer/Chief Executive Officers, to whom the limitations on the maximum number of terms do not apply.

The Board of Directors of the Offeror in office as of the Offer Document Date is composed of 15 members:

(i)	9 of whom were elected by the ordinary shareholders’ meeting of the Offeror held on 20 April 2023, for the renewal of the entire Board of Directors, namely Mr. Nicola Maione, Mr. Gianluca Brancadoro, Mr. Luigi Lovaglio, Mrs. Alessandra Giuseppina Barzaghi, Mrs. Paola De Martini, Mr. Stefano Di Stefano, Mr. Domenico Lombardi, Mrs. Paola Lucantoni, Mr. Renato Sala,

(ii)	1 appointed by the shareholders’ meeting on 11 April 2024, namely, Mr. Raffaele Oriani, to replace the resigning director, and

(iii)	5 appointed by the ordinary shareholders’ meeting of the Offeror held on 17 April 2025 following their previous appointment by co-optation, pursuant to Article 2386 of the Italian Civil Code, resolved by the Board of Directors on 27 December 2024, namely Mr. Alessandro Caltagirone, Mrs. Elena De Simone, Mrs. Marcella Panucci, Mrs. Francesca Paramico Renzulli and Mrs. Barbara Tadolini, following the resignation of directors Mr. Paolo Fabris de Fabris, Mrs. Lucia Foti Belligambi, Mrs. Laura Martiniello, Mrs. Annapaola Negri-Clementi and Mrs. Donatella Visconti, tendered on 17 December 2024.

The directors will remain in office for a period of three financial years from the start of their term of office and, therefore, until the approval of the financial statements for the year ending 31 December 2025.

The following table shows the composition of the Offeror’s Board of Directors as of the Offer Document Date:

Name and surname	Position held	End of current term of office
Nicola Maione	Chairman – Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Gianluca Brancadoro	Vice-Chairman – Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Luigi Lovaglio	Chief Executive Officer – General Manager	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Alessandra Giuseppina Barzaghi	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Alessandro Caltagirone	Director	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Paola De Martini	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Elena De Simone	Director	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Stefano Di Stefano	Director	Shareholders’ meeting called to approve the financial statements as of 31 December 2025

Domenico Lombardi	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Paola Lucantoni	Independent Director (*)	Shareholders’ meeting called to approve the financial statements
Raffaele Oriani	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Marcella Panucci	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Francesca Paramico Renzulli	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Renato Sala	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Barbara Tadolini	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025

(*) Independent director pursuant to the combined provisions of the By-laws, Ministerial Decree 169/2020, the TUF and the Corporate Governance Code.

The directors are domiciled for the purposes of their office at the address listed in the Companies’ Register of Arezzo – Siena.

To the best of the Offeror’s knowledge, as of the Offer Document Date, none of the members of the Offeror’s Board of Directors hold offices or positions with the Issuer or other companies of the Mediobanca Group or hold shares and/or other economic interests in the Issuer and/or companies of the Mediobanca Group.

Internal committees of the Offeror’s Board of Directors

Pursuant to Article 17.4 of the Offeror’s By-laws, and in compliance with the provisions of law, the Offeror’s Board of Directors has set up the following internal committees, which have advisory and consultative functions provided for by the Corporate Governance Code, the regulations on related parties transactions and the Supervisory Provisions of the Bank of Italy, and are composed of between three (3) and five (5) non-executive directors:

(a)           Remuneration Committee: performs the duties set out in the Corporate Governance Code, the Supervisory Provisions of the Bank of Italy, and the By-laws. In particular: (i) it submits proposals to the Board of Directors for the remuneration of the chief executive officers and other directors holding specific positions, as well as the General Manager, monitoring the implementation of the decisions adopted by the Board; (ii) it periodically assesses the criteria adopted for the remuneration of executives with strategic responsibilities, monitors their application and makes general recommendations to the Board of Directors on the matter. The Remuneration Committee also performs the additional duties assigned to it by current legislation and by the Board of Directors.

As of the Offer Document Date, the Remuneration Committee is composed of the following members: Mr. Gianluca Brancadoro (Chairman), Mr. Alessandro Caltagirone, Mrs. Elena De Simone, Mrs. Marcella Panucci and Mr. Renato Sala.

(b)	Risk and Sustainability Committee: performs the duties required by applicable legislation, supporting the Board of Directors in matters relating to risk governance and management and the internal control system, in matters relating to sustainability and for the approval of periodic financial and non-financial reports. In particular, it assists the Board of Directors: (i) in carrying out tasks relating to the definition of guidelines for the internal control and risk management system, assessing their adequacy, effectiveness and actual functioning, and approving policies and processes for evaluating the company’s activities; (ii) in assessments and decisions on sustainability, in the analysis of issues relevant to long-term value creation, in evaluating the suitability of periodic financial and non-financial information to accurately represent the Company’s business model, strategies, the impact of its activities and the performance achieved; (iii) for the approval of periodic financial and non-financial reports. As of the Offer Document Date, the Committee is composed of the following members: Mrs. Alessandra Giuseppina Barzaghi (Chair), Mr. Stefano Di Stefano, Mr. Domenico Lombardi, Mrs. Paola Lucantoni and Mrs. Barbara Tadolini.

(c)	Nominations Committee: whose duties are (i) to support the Board of Directors in the appointment of directors, proposing candidates for the position of director in the case provided for in Article 2386, first paragraph, of the Italian Civil Code; (ii) to support the Board of Directors in the self-assessment and verification of the existence of the requirements and compliance with the suitability criteria, as well as defining succession plans for top management positions; (iii) submitting proposals to the Board of Directors for the appointment of the Chief Executive Officer. The Nominations Committee also performs the additional duties assigned to it by applicable legislation and by the Board of Directors. As of the Offer Document Date, the Committee is composed of the following members: Mr. Domenico Lombardi (Chairman), Mr. Renato Sala, Mr. Alessandro Caltagirone, Mrs. Paola De Martini, and Mrs. Francesca Paramico Renzulli.

(d)	Committee for Related Parties Transactions: performs advisory functions on transactions with related parties and associated entities, providing support to the Board of Directors and other competent decision-making functions and/or bodies, and is composed exclusively of independent directors. As of the Offer Document Date, the Committee is composed of the following members: Mrs. Marcella Panucci (Chair), Mr. Domenico Lombardi, Mr. Raffaele Oriani, Mr. Renato Sala and Mrs. Barbara Tadolini.

(e)	IT and Digitalisation Committee: established on a voluntary basis by the Board of Directors of MPS, performs advisory, investigative and support functions for the Board of Directors with regard to issues and strategies relating to information technology and the digital sector in accordance with statutory, corporate governance, regulatory and supervisory provisions (including Bank of Italy Circular No. 285/2013 and subsequent amendments, Part I, Title IV, Chapter 4). As of the Offer Document Date, the Committee consists of the following members: Mr. Raffaele Oriani (Chairman), Mrs. Alessandra Giuseppina Barzaghi, Mrs. Elena De Simone, Mrs. Paola Lucantoni and Mrs. Francesca Paramico Renzulli.

Board of Statutory Auditors of the Offeror

Article 25 of the Offeror’s By-laws provides that the Board of Statutory Auditors shall consist of three standing auditors and two alternate auditors.

The Board of Statutory Auditors of the Offeror in office as of the Offer Document Date was appointed on 20 April 2023 (with the exception of Giacomo Granata and Paola Lucia Isabella Giordano, appointed on 11 April 2024) and will expire on the date of the Offeror’s Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2025.

The following table shows the composition of the Offeror’s Board of Statutory Auditors as of the Offer Document Date:

Name and surname	Position held	End of current term of office
Enrico Ciai	Chairman of the Board of Statutory Auditors	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Lavinia Linguanti	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Giacomo Granata	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Pierpaolo Cotone	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Paola Lucia Isabella Giordano	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025

To the best of the Offeror’s knowledge, as of the Offer Document Date, none of the members of the Offeror’s Board of Statutory Auditors hold positions or have economic interests in the Issuer or companies of the Mediobanca Group.

Entity responsible for statutory audit

The ordinary shareholders’ meeting of the Offeror held on 11 April 2019 appointed the auditing firm PricewaterhouseCoopers S.p.A., with registered office in Milan, Piazza Tre Torri No. 2, as independent auditor for the financial years 2020-2028, until the date of the shareholders’ meeting called to approve the financial statements for the financial year ending 31 December 2028.

B.1.8. Activities of the Offeror and brief description of the MPS Group

The Offeror is authorized by the Bank of Italy to carry out the banking business in accordance with Italian law.

MPS carries out the banking business through the collection of savings and the granting of credit in various forms, mainly in Italy, both directly and through subsidiaries. To this end, it may, in compliance with the provisions in force and after obtaining the necessary authorizations, carry out, either directly or through subsidiaries, all banking and financial transactions and services, set up and manage supplementary pension schemes, and carry out any other activity permitted to credit institutions, including the issue of bonds and the granting of loans governed by special laws, instrumental and in any case connected with the pursuit of the corporate purpose.

The Offeror is the parent company of the MPS Group and, in addition to the banking business, performs the functions of guidance, governance and unified control over the financial and instrumental subsidiaries.

In particular, the Offeror, as the parent bank, exercises – pursuant to Article 61, paragraph 4, of the TUB – the management and coordination of the companies belonging to the MPS Group, issuing specific provisions for this purpose, including for the execution of instructions issued by the supervisory authorities and in the interest of the stability of the MPS Group.

MPS is the company heading the banking group conventionally known as the Montepaschi Group.

MPS is listed on the regulated market Euronext Milan organized and managed by Borsa Italiana S.p.A., with registered office in Piazza Salimbeni 3, Siena.

The Montepaschi Group’s activities are mainly focused on traditional retail and commercial banking services, primarily for family customers and small and medium-sized enterprises. The Montepaschi Group is also directly active in business areas such as factoring and corporate finance, including specialized activities such as structured finance.

The Montepaschi Group also operates through a strategic partnership with AXA in the bancassurance sector, in the life, non-life and supplementary pension fields, while its asset management business consists of offering investment products from independent third parties, including, in particular, Anima Holding S.p.A.

The Montepaschi Group integrates traditional business models and operates through its network of branches and specialist centers, with an innovative system of digital and self-service services, enhanced by the expertise of the network of financial advisors of Widiba (an online bank part of the Montepaschi Group).

The Montepaschi Group’s foreign operations focus on supporting the internationalization processes of corporate customers.

Company	Activities

Banca Monte dei Paschi di Siena operates in various segments of the banking and financial sector, from traditional banking, including factoring products, to special-purpose loans, asset management, bancassurance and investment banking. The Bank performs management, coordination and control functions over the companies of the Group, within the general guidelines established by the Board of Directors in accordance with the instructions provided by the Bank of Italy in the interest of the stability of the Banking Group.

Monte Paschi Fiduciaria offers its services to private individuals and companies seeking the highest levels of confidentiality in relation to their interests and business through the use of fiduciary mandates. In addition, Montepaschi Fiduciaria can also act as a trust company for the management of the assets of a trustee or guardian.

Widiba (WIse-DIalog-Bank) is the Group’s bank that integrates a self-service offering with the expertise of the MPS network of financial advisors.

Monte Paschi Banque S.A. is the Group’s bank that supports the trade and investments of Italian companies abroad. In June 2025, MPS entered into a binding agreement for the sale of its subsidiary Monte Paschi Banque S.A. to a private equity fund.

In addition to the above, there are companies operating in the agricultural sector, both in wine production and agri-food, with a real estate component for agritourism and accommodation activities (MPS Tenimenti Poggio Bonelli and Chigi Saracini Società Agricola S.p.A.) and food storage and warehousing services for third parties (Magazzini Generali Fiduciari di Mantova S.p.A.).

Intercompany relations are managed on the basis of a “Group Operating Regulation” that governs and coordinates the activities of the MPS Group and ensures the achievement of results through defined rules and clear mechanisms for the allocation of management responsibilities, in compliance with the instructions issued by the supervisory authorities in the interest of the stability of the MPS Group.

Intercompany transactions mainly concern financial support provided by the Parent Company to other companies, mostly in the form of deposits and outsourcing services relating to ancillary activities provided by the Parent Company (administrative services and property management).

The following chart shows the MPS Group as of the Offer Document Date.

B.1.9. Accounting Standards

The Offeror’s financial statements, including those for the year ended 31 December 2024 (the latest financial statements approved and available on the Offeror’s website, www.gruppomps.it/en), are governed by the provisions of Legislative Decree No. 38 of 28 February 2005 and Bank of Italy Circular No. 262 of 22 December 2005, as well as prepared in accordance with the international accounting standards IAS/IFRS applicable at the end of the relevant financial years, as recognized by the European Community pursuant to Regulation

(EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002, and the related interpretations of the International Financial Reporting Interpretations Committee (IFRIC).

B.1.10. Consolidated financial information

The consolidated financial statements of the MPS Group, including those for the year ended 31 December 2024 (the last financial statements approved and available on the Offeror’s website, www.gruppomps.it/en), are governed by the provisions of Legislative Decree No. 38 of 28 February 2005 and the Bank of Italy Circular No. 262 of 22 December 2005, as well as prepared in accordance with the accounting standards IAS/IFRS applicable at the end of the relevant reporting periods, as recognized by the European Commission pursuant to Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002, and the related interpretations of the International Financial Reporting Interpretations Committee (IFRIC).

B.1.11. Recent trend

Reclassified consolidated balance sheet

(millions of Euros)

Reclassified consolidated balance sheet – Assets	31 12 2024	31 12 2023	Variations	Variations %
Cash and cash equivalents	14,030	14,317	(287)	-2.0%
Loans to central banks	565	527	39	7.3%
Loans to banks	2,068	2,582	(514)	-19.9%
Loans to customers	77,310	76,816	494	0.6%
Securities assets	17,447	17,277	171	1.0%
Derivatives	2,406	2,776	(370)	-13.3%
Equity investments	672	727	(54)	-7.5%
Property, plant and equipment/Intangible assets	2,298	2,483	(185)	-7.5%
of which: goodwill	8	8	-	0.0%
Tax assets	2,538	2,151	387	18.0%
Other assets	3,267	2,958	308	10.4%
Total assets	122,602	122,614	(12)	0.0%

(millions of Euros)

Reclassified consolidated balance sheet – Liabilities and Net Equity	31 12 2024	31 12 2023	Variations	Variations %
Direct funding	93,972	90,639	3,333	3.7%
a) Due to Customers	84,049	80,558	3,491	4.3%
b) Securities issued	9,923	10,081	(158)	-1.6%
Due to central banks	8,511	13,148	(4,637)	-35.3%
Due to banks	1,301	1,351	(50)	-3.7%
On-balance-sheet financial liabilities held for trading	1,618	1,823	(205)	-11.3%
Derivatives	1,346	1,362	(16)	-1.1%

Provisions for specific use	1,007	1,050	(44)	-4.2%
a) Provision for staff severance indemnities	72	72	0	0.6%
b) Provision related to guarantees and other commitments given	150	154	(4)	-2.9%
c) Pension and other post-retirement benefit obligations	3	3	(0)	-2.9%
d) Other provisions	781	821	(40)	-4.8%
Tax liabilities	7	9	(2)	-27.5%
Other liabilities	3,191	3,252	(61)	-1.9%
Group net equity	11,649	9,979	1,670	16.7%
a) Valuation reserves	60	28	32	n.s.
d) Reserves	2,184	445	1,739	n.s.
f) Share capital	7,454	7,454	-	0.0%
h) Net profit (loss) for the year	1,951	2,052	(101)	-4.9%
Non-controlling interests	0	1	(0)	-57.1%
Total Liabilities and Shareholders’ Equity	122,602	122,614	(12)	0.0%

Reclassified consolidated income statement

(millions of Euros)

Reclassified consolidated income statement	31 12 2024	31 12 2023	Variations	Variations %
Net interest income	2,356	2,292	64	2.8%
Net fee and commission income	1,465	1,322	143	10.8%
Income from banking activities	3,821	3,614	207	5.7%
Dividends, similar income and gains (losses) on investments	93	107	(14)	-13.4%
Net profit (loss) from trading, the fair value measurement of assets/liabilities and Net gains (losses) on disposals/repurchases	115	67	48	71.2%
Net profit (loss) from hedging	(1)	(4)	3	-77.3%
Other operating income (expenses)	6	13	(7)	-55.5%
Total Revenues	4,034	3,797	237	6.2%
Administrative expenses:	(1,698)	(1,667)	(31)	1.8%
a) personnel expenses	(1,229)	(1,180)	(49)	4.2%
b) other administrative expenses	(469)	(488)	19	-3.8%
Net value adjustments to property, plant and equipment and intangible assets	(171)	(176)	4	-2.5%
Operating Expenses	(1,869)	(1,843)	(26)	1.4%
Pre-Provision Operating Profit	2,165	1,954	211	10.8%
Cost of customer credit	(410)	(440)	31	-7.0%
Net impairment (losses)/reversals on securities and loans to banks	(7)	(3)	(4)	n.s.
Net operating income	1,748	1,511	238	15.7%
Other net provisions for risks and charges	(68)	471	(540)	n.s.
Other gains (losses) on equity investments	(1)	(3)	2	-66.7%
Restructuring costs/One-off costs	(72)	(23)	(49)	n.s.

Risks and charges related to SRF, DGS and similar schemes	(78)	(134)	56	-42.0%
DTA Fee	(61)	(63)	2	-2.5%
Net gains (losses) on property, plant and equipment and intangible assets measured at fair value	(27)	(53)	26	-48.4%
Gains (losses) on disposal of investments	4	0	3	n.s.
Profit (Loss) for the year before tax	1,445	1,707	(262)	-15.4%
Income tax for the year	506	345	161	46.7%
Profit (Loss) after tax	1,951	2,052	(101)	-4.9%
Profit (Loss) for the period	1,951	2,052	(101)	-4.9%
Net profit (loss) attributable to non-controlling interests	(0)	(0)	-	0.0%
Parent company’s net profit (loss) for the year	1,951	2,052	(101)	-4.9%

Balance sheet aggregates

Below are details of the most significant balance sheet items as of 31 December 2024, compared with the figures as of 31 December 2023.

Loans to Customers

Loans to customers amounted to Euro 77.3 billion as of 31 December 2024, showing an increase compared with the previous year (Euro +0.5 billion). Among the various technical forms, this trend was particularly influenced by the increase in repurchase agreements (Euro +0.8 billion) and other loans (Euro +0.8 billion), partly offset by a slowdown in demand for mortgages and current accounts (Euro –1.2 billion).

Credit quality

Non-performing loans to Customers, net of value adjustments, amounted to Euro 1.9 billion as of 31 December 2024, slightly increased compared to the previous year (Euro 1.8 billion as of 31 December 2023) and representing approximately 2.4% of total loans to customers (2.3% as of 31 December 2023).

As of 31 December 2024, the coverage ratio for impaired loans stood at 48.5%, showing a decrease compared to 49.1% in the previous year, mainly due to the deconsolidation of a portfolio of loans with above-average coverage levels in the last quarter of 2024. This trend was mainly influenced by the decline in the coverage of non-performing loans, which fell from 68.1% to 66.5%, while the coverage ratios for probable Defaults and past due impaired Loans increased from 37.6% to 38.8% and from 21.7% to 26.2%, respectively.

Total funding

Total funding as of 31 December 2024 amounted to Euro 197.2 billion, showing an increase of Euro 9.7 billion (+5.2%) compared to 31 December 2023, mainly concentrated in the indirect funding segment (Euro +6.4 billion) and to a lesser extent, in the direct funding segment (Euro +3.3 billion). The positive trend in indirect deposits was mainly due to growth in savings under administration (Euro +3.4 billion) and, to a lesser extent, growth in savings under management (Euro +3.0 billion), fueled by a positive market effect. The trend in direct deposits was mainly linked to an increase in the aggregate of current accounts (Euro +1.7 billion), term deposits (Euro +1.2 billion) and repurchase agreements and other forms of direct deposits (Euro +0.5 billion). The bond portfolio declined slightly (Euro –0.2 billion).

Net interbank position

As of 31 December 2024, the Group’s net interbank position stood at approximately Euro 6.1 billion in loans, significantly higher than Euro 2.2 billion as of 31 December 2023. This change is mainly attributable to the evolution of relations with central Banks; the trend in 2024 was characterized by the maturity of TLTRO tranches amounting to Euro 5.5 billion and access to MRO and LTRO auctions for approximately Euro 1.0 billion.

Securities assets

Securities assets amounted to Euro 17.4 billion as of 31 December 2024, substantially stable compared to the balance as of 31 December 2023 (Euro 17.3 billion). The aggregate amount consists of: debt securities measured at amortized cost for approximately Euro 11 billion, financial assets held for trading for approximately Euro 3.8 billion, financial assets mandatorily measured at fair value for Euro 0.3 billion and, lastly, financial assets measured at fair value with an impact on overall profitability for Euro 2.3 billion.

Net equity

The Group’s total net equity as of 31 December 2024 amounted to Euro 11.6 billion, of which Euro 0.3 million attributable to non-controlling interests. Compared to 31 December 2023, total equity increased by approximately Euro 1.7 billion, mainly due to the profit earned in the 2024 financial year, amounting to Euro 1.9 billion, partially offset by the distribution, in May 2024, of the dividend on 2023 profits, amounting to Euro 0.3 billion.

Economic aggregates

Below are details of the most significant economic items as of 31 December 2024, compared with the figures as of 31 December 2023.

Net interest income

The net interest income amounted to Euro 2,356 million, showing an increase of 2.8% on the comparative figure (Euro +64.0 million). The growth was mainly driven by the higher contribution from relations with central banks (Euro +0.2 billion compared to 31 December 2023), hedging derivatives (Euro +0.1 billion compared to 31 December 2023) and the securities portfolio (Euro +0.07 billion compared to 31 December 2023). In particular, a net profit of Euro 143 million was recorded in relationships with central banks; in the previous year, a net cost of Euro 70 million was recorded. This was mainly due to the net position with the ECB, which went from an average liability of Euro 1.5 billion in 2023 to an average asset of Euro 4.9 billion in 2024. The above positive developments more than offset the higher cost of bond issuances, mainly due to renewed recourse to the institutional market, and higher interest rates on customer deposits, especially in the first half of 2024.

Net fee and commission income

Net fee and commission income amounted to Euro 1,465 million, showing an increase compared to the previous year (+10.8%). The positive trend was mainly attributable to management/brokerage and advisory activities (+19.0%) and, to a lesser extent, commercial banking (+4.1%). In detail, in the first commission area, the contribution of distribution and portfolio management increased (+30.1%, equal to Euro +109.7 million) and insurance products (+8.5%, equal to Euro +16.3 million). In commercial banking, commissions on guarantees (Euro +28.9 million) and other net commissions (Euro +12.4 million) performed well, partly offset by current accounts (Euro –16.4 million) in relation to the Bank’s reduction in account maintenance fees charged to customers, and by ATM and credit card services (Euro –10.1 million).

Other income from financial operations

Other income from financial operations, amounting to Euro 207 million, increased by 21.6% compared to the previous year. This was mainly due to the growth in trading income, thanks to the contribution of business volumes from transactions with institutional and corporate customers, market making activities and a favourable market environment.

Operating Expenses

Operating Expenses amounted to Euro 1,869 million, showing an increase compared to 31 December 2023 (+1.4%) due to the impact of the renewal of the national collective labour agreement on personnel expenses, partially offset by the continued optimization of Other Administrative Expenses (–3.8% compared to 2023). In particular, within the aggregate, Personnel Expenses, amounting to Euro 1,229 million, were higher than in the previous year (+4.2%), following the higher costs resulting from the renewal of the National Collective Labor Agreement for bank employees in November 2023. Other Administrative Expenses, amounting to Euro 469 million, were down compared to 31 December 2023 (–3.8%), thanks in part to the implementation of a rigorous expenditure control process and a focus on cost optimization measures. Net Adjustments to losses on tangible and intangible assets, amounting to Euro 171 million, decreased by 2.5% compared to the previous year.

Cost of Consumer Credit

The Cost of Customer Credit amounted to Euro 410 million, showing a decrease from Euro 440 million in the previous year. As of 31 December 2024, the Provisioning Ratio, expressed as the ratio of annualized Customer Credit Cost to the sum of Customer Loans and the value of securities resulting from the sale/securitization of non-performing loans, was 53 bps, resulting in an improvement compared to 57 bps as of 31 December 2023.

Net operating income

Net Operating Income as of 31 December 2024 amounted to Euro 1,748 million, showing a sharp increase compared to Euro 1,511 million recorded as of 31 December 2023.

Non-operating items

The above economic aggregates are supplemented by non-operating items, which amounted to Euro -304 million as of 31 December 2024 (Euro +196 million in the 2023 financial year). The main non-operating items are illustrated below:

-      Other net Provisions for risks and charges, amounting to Euro –68 million as of 31 December 2024, compared with Euro +471 million as of 31 December 2023, almost entirely attributable to the improvement in the risk profile of the litigation relating to the financial information disclosed in the period 2015-2018, following the positive rulings in the last quarter of 2023;

-       Other gains/losses on equity investments, amounting to Euro –1.0 million (Euro –3.0 million as of 31 December 2023);

-	Restructuring Costs/one-off Costs, amounting to Euro –72 million (Euro –23 million as of 31 December 2023); this item also includes the discounting effect of charges related to exits through early retirement or access to the Solidarity Fund and the expected impact of the disposal of the subsidiary MP Banque, the latter for an amount of Euro –36 million;

-	costs related to SRF, DGS and similar schemes, amounting to Euro –78 million (Euro – 134 million as of 31 December 2023); the aggregate includes the 2024 portion of the contribution recognised to the Deposit Guarantee Fund for Italian banks (DGS); the portion of the newly established Life Insurance Guarantee Fund, amounting to Euro – 2.0 million, payable by the Group’s policy distribution companies, is also included. As of 31 December 2023, an additional charge of Euro –59 million had been recorded as a contribution to the Single Resolution Fund (SRF) not due for the 2024 financial year;

-       DTA Fee, amounting to Euro –61 million (Euro –63 million as of 31 December 2023);

-	Result of the fair value measurement of tangible and intangible assets, amounting to Euro –27 million (Euro –53 million as of 31 December 2023) following the update of property evaluations;

-      Gains/losses on disposal of investments, amounting to Euro +4 million (Euro +0.4 million as of 31 December 2023), mainly attributable to the completion of the sale of certain properties in the fourth quarter of 2024.

As a result of these trends, combined with the positive impact of Income taxes of Euro 506 million (compared to a positive contribution of Euro 345 million as of 31 December 2023), the Group recorded a Profit for the period attributable to the Parent Company of Euro 1,951 million, compared to a profit of Euro 2,052 million in the same period of 2023.

Own funds and supervisory ratios

With the issuance of the SREP Decision 2023 in December 2023, the ECB requested that, starting from 1 January 2024, a TSCR of 10.75% be maintained on a consolidated basis which includes a minimum Pillar 1 requirement of 8% and an additional Pillar 2 requirement (P1R) of 2.75%, of which at least 56.25% must be met with CET1 and 75% with Tier 1.

With regard to the Pillar II Capital Guidance (P2G), the ECB expects the Parent Company to comply on a consolidated basis with a requirement of 1.15%, to be met entirely with Common Equity Tier 1 capital in addition to the overall capital requirement (OCR).

Finally, it should be noted that, as of 1 January 2019, the Capital Conservation Buffer (CCB) is equal to 2.5%, and that, starting from 1 January 2024, the Group is no longer required to comply with the O-SII Buffer, as it has not been identified by the Bank of Italy as a nationally significant institution authorized in Italy for the years 2024 and 2025. Furthermore, starting from 31 December 2024, the Group must comply with the Systemic Risk Buffer (SyRB), equal to 1% of credit and counterparty risk-weighted exposures to Italian residents, which must be achieved gradually by establishing a reserve equal to 0.5% of relevant exposures by 31 December 2024 and the remaining 0.5% by 30 June 2025.

Consequently, the Group must comply with the following requirements at consolidated level as of 31 December 2024:

• 8.93% CET1 Ratio;

•        10.95% Tier 1 Ratio;

•        13.64% Total Capital Ratio.

The CET1 ratio as of 31 December 2024 was determined taking into account the profit for the year, for the portion attributable to equity, amounting to Euro 867 million, following, for the purposes of its calculation, the procedure set out in Article 3 of Decision (EU) 656/2015 of the European Central Bank of 4 February 2015 and Article 26, paragraph 2, of Regulation (EU No. 575/2013 CRR).

(millions of Euros)

	31 12 2024	31 12 2023	Variations	Variations %
Own Funds
Common Equity tier 1 (CET1)	8,847	8,727	120	1.4%
Tier 1 (T1)	8,847	8,727	120	1.4%
Tier 2 (T2)	1,112	1,680	(568)	-33.8%
Total capital (TC)	9,959	10,407	(448)	-4.3%
Total risk-weighted assets (RWA)	48,390	48,099	291	0.6%
Capital ratios
CET1 Capital ratio	18.28%	18.14%	0.14%
Tier1 Capital ratio	18.28%	18.14%	0.14%
Total Capital ratio	20.58%	21.64%	-1.06%

MPS balance sheet and income statement as of 31 December 2024

Consolidated balance sheet of MPS as of 31 December 2024 and 2023

The latest statutory audit report on the financial statements of the MPS Group and Banca MPS was issued by the independent auditor PricewaterhouseCoopers S.p.A. on 24 March 2025, with reference to the consolidated financial statements of the Group and the separate financial statements of the parent company for the year ended 31 December 2024. The independent auditor issued an audit opinion without reservations or inquiries.

The consolidated financial statements as of 31 December 2024 are shown below, compared with the figures as of 31 December 2023.

It should be noted that, the consolidated economic values have been restated with respect to those published as of the reference date, due to the reclassification – starting from the second half of 2024 – of the subsidiary MP Banque SA as “discontinued operations” in accordance with IFRS 5.

(millions of Euros)

Asset items	31 December 2024	31 December 2023
10. Cash and cash equivalents	13,249	14,317
20. Financial assets measured at fair value through profit or loss	6,533	6,252
a) financial assets held for trading	6,077	5,883
c) other financial assets mandatorily measured at fair value	456	369
30. Financial assets measured at fair value through other comprehensive income	2,337	2,477
40. Financial assets measured at amortised cost	90,526	90,544
a) Loans to banks	3,366	3,791
b) Loans to customers	87,160	86,753
50. Hedging derivatives	94	704
60. Change in value of macro-hedged financial assets (+/-)	(411)	(561)
70. Equity investments	672	727
90. Property, plant and equipment	2,109	2,229
100. Intangible assets	156	178
110. Tax assets	2,537	2,151
a) current	104	308
b) deferred	2,433	1,843
120. Non-current assets held for sale and disposal groups	1,129	76
130. Other assets	3,671	3,520
Total assets	122,602	122,614

(millions of Euros)

Total Liabilities and Shareholders’ Equity	31 December 2024	31 December 2023
10. Financial liabilities measured at amortised cost	102,751	105,027
a) due to banks	9,811	14,499
b) due to customers	82,632	80,422
c) debts securities issued	10,308	10,106
20. Financial liabilities held for trading	2,606	2,855
30. Financial liabilities designated at fair value	120	111
40. Hedging derivatives	358	330
50. Change in value of macro-hedged financial liabilities (+/-)	(1)	(16)
60. Tax liabilities	6	9
a) current	1	4
b) deferred	5	5

70. Liabilities associated with non-current assets held for sale and discontinued operations	977
80. Other liabilities	3,132	3,269
90. Provision for employees severance pay	70	72
100. Provisions for risks and charges:	934	978
a) financial guarantees and other commitments	150	154
b) post-employment benefits	3	3
c) other provisions	781	821
120. Valuation reserves	61	28
150. Reserves	2,184	445
170. Share Capital	7,453	7,453
190. Non-controlling interests (+/-)		1
200. Profit (loss) (+/-)	1,951	2,052
Total Liabilities and Shareholders’ Equity	122,602	122,614

Consolidated income statement of MPS for the financial years ended 31 December 2024 and 2023

(millions of Euros)

Consolidated income statement	31 December 2024	31 December 2023
10. Interest income and similar revenues	4,678	4,329
of which interest income calculated applying the effective interest rate method	3,845	3,619
20. Interest expense and similar charges	(2,357)	(2,070)
30. Net interest income	2,321	2,259
40. Fee and commission income	1,688	1,546
50. Fee and commission expense	(233)	(230)
60. Net fee and commission income	1,455	1,316
70. Dividends and similar income	23	26
80. Net profit (loss) from trading	128	55
90. Net profit (loss) from hedging	(1)	(4)
100. Gains/(losses) on disposal/repurchase of:	(9)	10
a) financial assets measured at amortised cost	(8)	9
b) financial assets measured at fair value through other comprehensive income	0	1
c) financial liabilities	(1)	1
110. Net profit (loss) from financial assets and liabilities measured at fair value through profit or loss	(10)	6
a) financial assets and liabilities designated at fair value	1	(3)
b) other financial assets mandatorily measured at fair value	(11)	9
120. Net interest and other banking income	3,907	3,668

130. Net impairment (losses)/reversals for credit risk on:	(407)	(419)
a) financial assets measured at amortised cost	(406)	(419)
b) financial assets measured at fair value through other comprehensive income	(1)
140. Modification gains/(losses)	(10)	(7)
150. Net income from banking activities	3,490	3,242
180. Net income form banking and insurance activities	3,490	3,242
190. Administrative expenses:	(2,073)	(2,066)
a) personnel expenses	(1,247)	(1,182)
b) other administrative expenses:	(826)	(884)
200. Net provisions for risks and charges	(64)	452
a) commitments and guarantees issued	4	(15)
b) other net provisions	(68)	467
210. Net adjustments to/recoveries on property, plant and equipment	(101)	(106)
220. Net adjustments to/recoveries on intangible assets	(68)	(67)
230. Other operating income/expenses	231	216
240. Operating expenses	(2,075)	(1,571)
250. Gains (losses) on investments	74	84
260. Net gains (losses) on property, plant and equipment and intangible assets measured at fair value	(27)	(53)
280. Gains (losses) on disposal of investments	3	0
290. Profit (loss) before tax from continuing operations	1,465	1,702
300. Tax (expense)/recovery on income from continuing operations	508	345
310. Profit (loss) after tax from continuing operations	1,973	2,047
320. Profit (loss) after tax from discontinued operations	(22)	4
330. Profit (loss) for the year	1,951	2,052
340. Net Profit (loss) attributable to non-controlling interests
350. Parent company’s net profit (loss) for the year	1,951	2,052

	31 December 2024	31 December 2023
Basic Earnings per Share (Basic EPS)	1.549	1.629
of continuing operations	1.566	1.625
of groups of assets held for sale and discontinued operations	-0.017	0.003
Diluted Earnings per Share (Diluted EPS)	1.549	1.629
of continuing operations	1.566	1.625
of groups of assets held for sale and discontinued operations	-0.017	0.003

Consolidated cash flow statement of MPS for the years ended 31 December 2024 and 2023

(millions of Euros)

	31 December 2024	31 December 2023
A. OPERATING ACTIVITIES
1. Cash flow from operations	2,019	1,872
- Profit (loss) (+/-) for the year	1,951	2,052
- Capital gains/losses on financial assets held for trading and on assets/liabilities designated at fair value (+/-)	(140)	(120)
- Net gains (losses) on hedging activities	1	4
- Net impairment losses/reversals	563	583
- Net adjustments/recoveries on property, plant and equipment and intangible assets (+/-)	197	229
- Net provisions for risks and charges and other costs/revenues (+/-)	72	(443)
- Unpaid charges, taxes and tax credit	(508)	(345)
- Net adjustments to/recoveries on discontinued operations, after tax (+/-)	6	-
- Other adjustments	(123)	(88)
2. Cash flow from (used in) financial assets	(994)	(526)
- Financial assets held for trading	(44)	567
- Other financial assets mandatorily measured at fair value	(100)	90
- Financial assets measured at fair value through other comprehensive income	126	2,282
- Financial assets measured at amortised cost	(827)	(2,810)
- Other assets	(149)	(656)
3. Cash flow from (used in) financial liabilities	(1,817)	429
- Financial liabilities measured at amortised cost	(1,451)	1,626
- Financial liabilities held for trading	(248)	(1,163)
- Financial liabilities designated at fair value	5	7
- Other liabilities	(123)	(40)
- Net cash flow from (used in) operating activities	(792)	1,774
B. INVESTMENT ACTIVITIES
1. Cash flow from	107	118
- Dividends collected on equity investments	35	116
- Sales of property, plant and equipment	72	2
2. Cash flow used in	(68)	(111)
- Purchase of property, plant and equipment	(31)	(28)
- Purchase of intangible assets	(37)	(83)
Net cash flow from (used in) investment activities	39	7
C. FUNDING ACTIVITIES
- Issue/purchase of treasury shares	-	(3)
- Dividend distribution and other	(315)	-
Net cash flow from (used in) funding activities	(315)	(3)

NET CASH FLOW FROM (USED IN) OPERATING, INVESTMENT AND FUNDING ACTIVITIES during the year	(1,068)	1,779

(millions of Euros)

Reconciliation	31 December 2024	31 December 2023
Accounts
- Cash and cash equivalents at beginning of the year	14,317	12,538
- Net increase (decrease) in cash and cash equivalents	(1,068)	1,779
- Cash and cash equivalents at end of the year	13,249	14,317

Statement of changes in consolidated net equity of MPS for the year ended 31 December 2024

(millions of Euros)

						Change during the year
				Allocation of profit from prior year			Shareholders’ equity transactions
	Balances as at 31 12 2023	Change in opening balances	Balances as at 01 01 2024	Reserves	Dividends and other payout	Change on reserves\	Issue of new shares	Purchase of treasury shares	Extraordinary distribution of dividends	Change in equity instruments	Treasury share derivatives	Stock options	Change in equity Investments	Total comprehensive income as at 31 12 2024	Total net equity as of 31 12 2024	Group’ s net equity as at 31 12 2024	Third-parties’ net equity as at 31 12 2024
Share capital:	7,454	-	7,454	-	-	-	-	-	-	-	-	-	-	-	7,454	7,454	1
a) ordinary shares	7,454	-	7,454	-	-	-	-	-	-	-	-	-	-	-	7,454	7,454
b) other shares		-			-	-	-	-	-	-	-	-	-	-
Reserves:	444	-	444	1,737	-	2	-	-	-	-	-	-	-	-	2,183	2,184	(1)
a) from profit	576	-	576	1,609	-	1	-	-	-	-	-	-	-	-	2,186	2,187	(1)
b) other	(132)	-	(132)	128	-	1	-	-	-	-	-	-	-	-	(3)	(3)
Valuation reserves	29	-	29		-	-	-	-	-	-	-	-	-	32	62	60	1
Profit (Loss)	2,052	-	2,052	(1,737)	(315)	-	-	-	-	-	-	-	-	1,951	1,951	1,951
Total net equity	9,979	-	9,979		(315)	2	-	-	-	-	-	-	-	1,983	11,649	11,649
Group’s net equity	9,978	-	9,978		(315)	2	-	-	-	-	-	-	-	1,983	11,649	11,649	X
Third-parties’ net equity	1	-	1	-	-	-	-	-	-	-	-	-	-			X

Relationships with related parties

Transactions with related parties are part of normal business operations and were settled at normal market conditions.

The following tables summarize the MPS Group’s financial position and results for the years ended 31 December 2024 and 31 December 2023 arising from transactions with related parties:

(millions of Euros)

	As of 31 December 2024
BALANCE SHEET	Joint venture	Associated companies	Executives with strategic responsibility	Other related parties	MEF Scope	Total	% of FS items
Financial assets held for trading		3			3,172	3,176	52.3%
Other financial assets mandatorily measured at fair value					16	16	3.4%
Financial assets measured at fair value through other comprehensive income					1,484	1,484	63.5%
Loans to banks at amortized cost					66	66	1.9%
Lonas to banks measured at amortised cost	42	63	2	0	9,719	9,826	11.3%
Other assets					1,845	1,845	50.3%
Total Assets	42	66	2	0	16,302	16,412
Financial liabilities measured at amortised cost	5	61	3	33	2,643	2,745	2.7%
Financial liabilities held for trading		2			83	85	3.2%
Other liabilities		1			2	3	0.1%
Total Liabilities	5	64	3	33	2,728	2,833
Guaranties issued and Commitments	41	26	-0	-	1,695	1,762	n.a

(millions of Euros)

	As of 31 December 2024
INCOME STATEMENT	Joint venture	Associated companies	Executives with strategic responsibility	Other related parties	MEF Scope	Total	% of FS items
Interest income and similar revenues	2	3			430	435	9.2%
Interest costs and similar charges				(4)	(67)	(71)	3.0%
Fee and commission income		200			289	489	29.0%
Fee and commission expense					(16)	(16)	1.9%
Net profit (loss) from financial assets and liabilities measured at fair value through other comprehensive income					(12)	(12)	n.s

Net adjustments/impairments	(28)			5	(23)	5.7
Dividends				8	8	34.9%
Operating costs		(2)	(10)	(20)	(32)	1.5%

(millions of Euros)

	As of 31 December 2023
BALANCE SHEET	Joint venture	Associated companies	Executives with strategic responsibility	Other related parties	MEF Scope	Total	% of FS items
Financial assets held for trading		31			3,063	3,094	52.6%
Other financial assets mandatorily measured at fair value					28	28	7.7%
Financial assets measured at fair value through other comprehensive income					1,689	1,689	68.2%
Loans to banks at amortized cost					14	14	0.4%
Lonas to banks measured at amortised cost	61	62	2	1	8,992	9,119	10.5%
Other assets					1,675	1,675	47.6%
Total Assets	61	93	2	1	15,461	15,619
Financial liabilities measured at amortised cost	2	51	2	116	2,584	2,755	2.6%
Financial liabilities held for trading		34			1,878	1,912	66.9%
Other liabilities		15			19	34	1.0%
Total Liabilities	2	100	2	116	4,482	4,701
Guaranties issued and Commitments	14	26			1,950	1,990	n.a

(millions of Euros)

	As of 31 December 2023
INCOME STATEMENT	Joint venture	Associated companies	Executives with strategic responsibility	Other related parties	MEF Scope	Total	% of FS items
Interest income and similar revenues	4	3			298	3,305	6.9%
Interest costs and similar charges		(1)		(3)	(59)	(63)	3.0%
Fee and commission income		185			205	390	29.0%
Fee and commission expense					(18)	(18)	7.9%

Net profit (loss) from financial assets and liabilities measured at fair value through other comprehensive income			(1)	(1)	18.1%
Net adjustments/impairments			(4)	(4)	1.0%
Dividends
Operating costs	(3)	(8)	(22)	(33)	2.0%

B.2.            Issuer of the financial instruments subject to the Offer

B.2.1.         Name, legal form, registered office and trading market

The Issuer’s registered name is “MEDIOBANCA – Banca di Credito Finanziario Società per Azioni”.

Mediobanca is a joint stock company incorporated under the laws of Italy, with registered office in Milan, Piazzetta Enrico Cuccia No. 1, tax code and Companies’ Register of Milan-Monza-Brianza-Lodi No. 00714490158.

The Issuer is also registered with the Register of Banks held by the Bank of Italy under No. 4753, with data processing code No. 10631 and, as the parent company of the Mediobanca Group, in the Register of Banking Groups with parent company data processing code No. 10631, as well as a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

The Issuer’s ordinary shares are listed on Euronext Milan, a regulated market organised and managed by Borsa Italiana.

B.2.2. Share Capital

As of the Offer Document Date, the Issuer’s share capital amounts to Euro 444,680,575.00, fully subscribed and paid-in, divided into No. 833,279,689 ordinary shares with no nominal value.

It should be noted that, based on publicly available documentation, and in particular the ordinary company’s registration report extracted on 27 January 2025 from the Companies’ Register of Milan-Monza-Brianza-Lodi, the Issuer’s authorized share capital amounts to Euro 524,568,377.00.

The Issuer’s Shares are admitted to trading on Euronext Milan, a regulated market organised and managed by Borsa Italiana with ISIN code IT0000062957 and in dematerialised form pursuant to Article 83-bis of the TUF.

Based on the information provided by Mediobanca, the Issuer holds, as of the Offer Document Date, No. 26,914,597 Treasury Shares, equal to 3.2% of the Issuer’s share capital as of the Offer Document Date.

As of the Offer Document Date, and to the best of the Offeror’s knowledge, the Issuer has not issued any shares other than ordinary shares nor bonds convertible into shares.

As of the Offer Document Date, the Offeror directly holds No. 31,996 Issuer’s shares, representing 0.004% of the Issuer’s share capital as of the Offer Document Date. It should be noted that this calculation does not include Mediobanca Shares held by investment funds and/or other collective investment undertakings managed by companies of the MPS Group in full autonomy from the latter and in the interests of their clients.

Delegations to the Board of Directors

As of the Offer Document Date, based on publicly available documentation and pursuant to Article 4.3 of the Issuer’s By-laws, the Issuer’s shareholders’ meeting has resolved to grant the following delegations to the Issuer’s Board of Directors:

(i)	on 24 November 2020, the Issuer’s shareholders’ meeting granted the Issuer’s Board of
Directors the power, pursuant to Article 2443 of the Italian Civil Code, to increase the share capital, against payment and/or free of charge, in one or more tranches, by 28 October 2025, for a maximum amount of Euro 100 million, including through warrants, by issuing a maximum of No. 200 million ordinary shares, to be offered as an option or assigned to those entitled and, consequently, the power to determine, from time to time, the issue price of the shares, including the share premium and dividend rights, as well as the possible allocation of the shares issued in service of warrants and the power, pursuant to Article 2420-ter of the Italian Civil Code, to issue, in one or more tranches, by 28 October 2025, bonds convertible into ordinary shares and/or warrant bonds, for a maximum amount of Euro 2 billion, to be offered as an option to eligible shareholders, it being understood that the exercise of the aforementioned delegations may not in any way result in the issue of a total number of shares exceeding 200 million (the “2020 Delegation”);

(ii)	on 24 November 2020, the Issuer’s shareholders’ meeting granted the Issuer’s Board of Directors the power, pursuant to Article 2443 of the Italian Civil Code, to increase the share capital against payment, in one or more tranches, by 28 October 2025, for a maximum amount of Euro 40 million, including through warrants, by issuing a maximum of No. 80 million ordinary shares, to be reserved for subscription by Italian and foreign professional investors, with the exclusion of the option right, pursuant to and in compliance with the provisions of Article 2441, paragraph 4, second sentence, of the Italian Civil Code, in accordance with the procedure and conditions set forth therein;

(iii)	on 28 October 2023, the Issuer’s shareholders’ meeting granted the Issuer’s Board of Directors the power, pursuant to Article 2443 of the Italian Civil Code, to resolve, in one or more tranches, by 28 October 2028, to increase the share capital free of charge, pursuant to Article 2349 of the Italian Civil Code, of a maximum of No. 3 million ordinary shares, to be allocated to employees of the Mediobanca Group who are beneficiaries of the 2023-2026 Long-Term Incentive Plan. If the above delegation is exercised, the share capital will be increased by an amount equal to the implied nominal value of the shares issued at the time of the exercise of the delegation (the “2023-2026 LTI Delegation”);

(iv)	on 28 October 2023, the Issuer’s shareholders’ meeting granted the Issuer’s Board of Directors the power, pursuant to Article 2443 of the Italian Civil Code, to resolve, in one or more tranches, by 28 October 2028, to increase the share capital free of charge, pursuant to Article 2349 of the Italian Civil Code, of a maximum of No. 1 million ordinary shares, to be allocated to employees of the Mediobanca Group in execution of the “2023-2026 Share Ownership and Co-investment Plan”. If the above delegation is exercised, the share capital will be increased by an amount equal to the implied nominal value of the shares issued at the time of the exercise of the delegation (the “2023-2026 ESOP Delegation”).

Incentive Plans

As part of the equity instruments to be used for the remuneration of employees, Mediobanca has adopted various incentive plans involving financial instruments, with the twofold objective of complying with banking regulations requiring the payment of a portion of variable remuneration in equity instruments over a multi-year period, subject to performance conditions, and aligning the interests of Mediobanca’s management with those of shareholders in the creation of medium/long-term value.

In particular, Mediobanca has adopted both “performance share” plans, which provide for the free allocation of Mediobanca shares under certain conditions at the end of a vesting and/or holding period, and long-term incentive plans (“LTI – long term incentive”) linked to the achievement of the objectives of the strategic plan.

The beneficiaries of the incentive plans are identified as those employees who, based on the regulations and remuneration policies of the Mediobanca Group, are entitled to receive a variable portion of their remuneration in equity instruments, included in the scope of “key personnel” or otherwise considered significant for the achievement of the Mediobanca Group’s strategic objectives, as well as those who have regular access to inside information directly or indirectly concerning the issuer and who have the power to take management decisions that may affect its future development and prospects, i.e., the “strategic executives” referred to in Article 3 of EU Regulation 596/2014, as periodically identified by the Board of Directors.

As of the Offer Document Date, based on publicly available documentation, the following incentive plans are in place.

(i)	2015 Performance Shares Plan (the “2015 Performance Shares Plan”), approved by Mediobanca shareholders’ meeting on 28 October 2015 (and updated on 28 October 2019), applicable to the variable remuneration for the years 2018-2020 in favour of Mediobanca Group personnel.

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes, among other things, the following main features of the 2015 Performance Shares Plan:

a)    Shares: the maximum number of shares to be allocated to beneficiaries is set at 20 million. As of 19 September 2019, 5,140,540 Mediobanca shares were available, while 6,676,384 Mediobanca shares had already been allocated but not awarded as they were subject to a vesting/holding period.

It should also be noted that, based on publicly available information and in accordance with Article 4 of Mediobanca’s By-laws: (i) on 20 September 2018, Mediobanca’s Board of Directors resolved to increase the share capital free of charge, pursuant to Articles 2443 and 2349 of the Italian Civil Code, by a maximum nominal amount of Euro 935,542, by allocating to share capital an amount of the same value taken from the statutory reserve, with the issue of a maximum of No. 1,871,084 ordinary shares, with regular dividend rights, to be allocated to employees who are entitled to them in accordance with the provisions of the existing performance share plans. Of these, No. 456,697 Mediobanca Shares have been issued; (ii) the Board of Directors of Mediobanca on 19 September 2019 resolved to increase the share capital free of charge, pursuant to Articles 2443 and 2349 of the Italian Civil Code, for a maximum nominal amount of Euro 858,098.50, by allocating to share capital an amount of the same value taken from the statutory reserve, with the issue of a maximum of No. 1,716,197 ordinary shares, with regular dividend rights, to be allocated to employees who are entitled to them under the provisions of the existing performance share plans. Of these, No. 880,123 Mediobanca shares have been issued; (iii) the Board of Directors of Mediobanca on 16 September 2020 resolved to increase the share capital free of charge, pursuant to Articles 2443 and 2349 of the Italian Civil Code, for a maximum nominal amount of Euro 681,976.50, by charging to capital an amount of the same amount taken from the statutory reserve, with the issue of a maximum of No. 1,363,953 ordinary shares, with regular dividend rights, to be allocated to eligible employees in accordance with the provisions of the existing performance share plans. Of these, No. 562,577 Mediobanca Shares have been issued.

Based on the documentation available, the capital increases approved by the Board of Directors of Mediobanca, as described above in (i) and (ii), should have been carried out by 31 December 2022 and 31 December 2024, respectively;

b)	Provision: the shares may be allocated through a reserved capital increase or through freely transferable treasury shares. In particular, in light of the information available, the 2015 Performance Share Plan could be served through the exercise of the 2020 Delegation;

c)	Revisions and amendments to the plan: the 2015 Performance Share Plan provides that, in the event of extraordinary events with a significant impact on the financial/economic performance of the Mediobanca Group, the plan may be revised and/or abolished at the discretion of the Board of Directors, after consulting the Remuneration Committee. In the event of extraordinary transactions involving share capital, the allocation of performance shares not yet delivered will be adjusted accordingly;

(ii)	Long Term Incentive Plan (the “2019-2023 LTI Plan”) reserved for the Chief Executive Officer and General Manager of Mediobanca and for the Chief Executive Officer of Compass and Mediobanca Premier, linked to the achievement of the targets set in the 2019/2023 plan. It should be noted that, as provided for in Article 4 of Mediobanca’s By-laws, the Board of Directors of 19 December 2019 resolved to increase the share capital free of charge, pursuant to Articles 2443 and 2349 of the Italian Civil Code, for a maximum nominal amount of Euro 169,420.50, by allocating a corresponding amount from the statutory reserve to share capital, with the issue of a maximum of No. 338,841 ordinary shares, with regular dividend rights, to be allocated to eligible employees in accordance with the provisions of the existing performance share plans. Of these, No. 127,866 Mediobanca Shares have been issued. However, it should be noted that no additional information or documents relating to the 2019-2023 LTI Plan are publicly available, and that the information contained in this point (ii) has been taken from Mediobanca’s half-year report as of 31 December 2024;

(iii)	2021-2025 Performance Shares Plan (the “2021-2025 Performance Shares Plan”), approved by the Shareholders’ Meeting on 28 October 2020 in favour of Mediobanca Group personnel.

It should be noted that the 2021-2025 Performance Shares Plan was partially revoked by Mediobanca shareholders’ meeting on 28 October 2021.

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes, among other things, the following main features of the 2021-2025 Performance Shares Plan:

a)	Shares: the maximum number of shares to be allocated to beneficiaries is set at 20 million;

b)	Provision: the shares may be allocated through a capital increase reserved for allocation to Mediobanca Group employees or through freely transferable treasury shares;

c)	Revisions and amendments to the plan: the 2021-2025 Performance Share Plan provides that, in the event of extraordinary events with a significant impact on the Mediobanca Group’s financial/economic performance, the plan may be revised and/or abolished at the discretion of the Board of Directors, after consulting the Remuneration Committee. In the event of extraordinary transactions involving the share capital, the allocation of performance shares not yet delivered will be adjusted accordingly;

(iv)	2022 Performance Shares Plan (the “2022 Performance Shares Plan”), approved by the Shareholders’ Meeting on 28 October 2021 (partially revoking the 2021-2025 Performance Shares Plan), applicable to the variable remuneration of Mediobanca Group personnel for the 2021-2022 financial year.

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes, among other things, the following main features of the 2022 Performance Shares Plan:

a)	Shares: the maximum number of shares to be allocated to beneficiaries is set at 4 million;

b)	Provision: the plan will be serviced through the use of treasury shares already held or purchased on the market;

c)	Revisions and amendments to the plan/change of control: the 2022 Performance Share Plan provides that any revision and/or cancellation of the performance share plan will be carried out in accordance with applicable regulations. No specific procedures are envisaged. In the event of extraordinary events with a significant impact on the financial/economic performance of the Mediobanca Group and/or in the event of a substantial change in the Mediobanca Group’s shareholding structure (change of control), the performance share plan may be revised and/or abolished at the discretion of the Board of Directors, after consulting the Remuneration Committee and any other relevant committees. In the event of a change of control, the following options may also be considered, depending on the Board of Directors’ classification of the transaction, such as: i) hostile: early settlement on a pro rata basis and in cash in the event of a successful takeover; ii) nonhostile: settlement at the end of the plan in shares of the new Entity. In the event of extraordinary transactions on the share capital, the number of performance shares allocated but not yet delivered will be adjusted accordingly;

(v)	2023 Performance Shares Plan (the “2023 Performance Shares Plan”), approved by the Shareholders’ Meeting on 28 October 2022.

Based on publicly available information (in particular, as indicated in Mediobanca’s half-year report as of 31 December 2024), on 27 September 2023, as part of the variable remuneration for the 2023 financial year, 1,403,351 performance shares were allocated under the 2023 Performance Share Plan, which will be made available in tranches in November 2024 (maximum No. 619,191), in November 2025 (maximum No. 211,397), in November 2026 (maximum No. 329,932), in November 2027 (maximum No. 122,465) and in November 2028 (maximum No. 120,366).

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes the following main features of the 2023 Performance Share Plan:

a)	Shares: the maximum number of shares to be allocated to beneficiaries is set at 3 million;

b)	Provision: the plan will be serviced through the use of treasury shares already held in the portfolio or purchased on the market;

c)	Revisions and amendments to the plan/change of control: the 2023 Performance Share Plan provides that any revision and/or cancellation of the performance share plan will be carried out in accordance with applicable legislation. No specific procedures are envisaged. In the event of extraordinary events with a significant impact on the financial/economic performance of the Mediobanca Group and/or in the event of a substantial change in the Mediobanca Group’s shareholding structure (change of control), the performance share plan may be revised and/or abolished at the discretion of the Board of Directors, after consulting the Remuneration Committee and any other relevant committees. In the event of a change of control, the following options may also be considered, depending on the Board of Directors’ classification of the transaction, such as: i) hostile: early settlement on a pro rata basis and in cash in the event of a successful takeover; ii) non-hostile: settlement at the end of the plan in shares of the new Entity. In the event of extraordinary transactions on the share capital, the number of performance shares allocated but not yet delivered will be adjusted accordingly;

(vi)	2023-2024 Performance Shares Plan (the “2023-2024 Performance Shares Plan”), approved by the Shareholders’ Meeting on 28 October 2023 for the financial year ending 30 June 2024 in favour of Mediobanca Group personnel through the allocation of a maximum of 3 million Mediobanca shares.

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes, among other things, the following main features of the 2023-2024 Performance Shares Plan:

a)	Shares: the maximum number of shares to be allocated to beneficiaries is set at 3 million;

b)	Provision: the plan will be serviced through the use of treasury shares already held in the portfolio or purchased on the market;

c)	Revisions and amendments to the plan/change of control: the 2023-2024 Performance Share Plan provides that any revision and/or cancellation of the performance share plan will be carried out in accordance with applicable legislation. No specific procedures are envisaged. In the event of extraordinary events with a significant impact on the financial/economic performance of the Mediobanca Group and/or in the event of a substantial change in the Mediobanca Group’s shareholding structure (change of control), the performance share plan may be revised and/or abolished at the discretion of the Board of Directors, after consulting the Remuneration Committee and any other relevant committees. In the event of a change of control, the following options may also be considered, depending on the Board of Directors’ classification of the transaction, such as: i) hostile: early settlement on a pro rata and in cash in the event of a successful takeover; ii) non-hostile: settlement at the end of the plan in shares of the new Entity. In the event of extraordinary transactions on the share capital, the number of performance shares allocated but not yet delivered will be adjusted accordingly;

(vii)	Long Term Incentive Plan (the “2023-2026 LTI Plan”): the 2023-2026 LTI Plan linked to Mediobanca’s 2023/2026 strategic plan was approved by the Shareholders’ Meeting on 28 October 2023.

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes, among other things, the following main features of the 2023-2026 LTI Plan:

a)	Shares: the maximum number of shares to be allocated to beneficiaries is set at 3 million. It should be noted that, based on publicly available information (in particular, as indicated in Mediobanca’s 2024 Financial Statements), between January and February 2024, 2,514,786 shares were allocated, of which 2,177,135 for the 2023-2026 LTI Plan.

b)	Provision: the shares may be allocated through the capital increase reserved for the allotment to employees of the Mediobanca Group in execution of the 2023-2026 LTI Delegation, or through freely available treasury shares. Considering that, to the best of the Offeror’s knowledge, the 2023-2026 LTI

Delegation has not yet been exercised, a maximum of No. 3,000,000 Additional Shares may be issued to service the 2023-2026 LTI Plan;

c)	Revisions and amendments to the plan/change of control: any revision and/or cancellation of the 2023-2026 LTI Plan will be carried out in accordance with applicable legislation. No specific procedures are envisaged. In the event of extraordinary events with a significant impact on the financial/economic performance of the Mediobanca Group and/or in the event of a substantial change and redefinition of the strategic plan and/or in the event of a substantial change in the shareholding structure of the Mediobanca Group (including the so-called “change of control” event), the Board of Directors, subject to the favourable opinion of the Remuneration Committee and any other competent committees, may cancel or revise the plan, its characteristics and the management of its impact on the beneficiaries. In the event of a change of control, the following options may also be considered, depending on the Board of Directors’ classification of the transaction, such as: i) hostile: early settlement on a pro rata and in cash in the event of a successful takeover; ii) non-hostile: settlement at the end of the plan in shares of the new Entity. In the event of extraordinary transactions on the share capital, the number of performance shares allocated but not yet delivered will be adjusted accordingly;

(viii)	2024-2025 Performance Shares Plan (the “2024-2025 Performance Shares Plan”), approved by Mediobanca Shareholders’ Meeting on 28 October 2024.

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes, among other things, the following main features of the 2024-2025 Performance Shares Plan:

a)	Shares: the maximum number of shares to be allocated to beneficiaries is set at 3 million;

b)	Provision: the plan will be serviced through the use of treasury shares already held in the portfolio or purchased on the market;

c)	Revisions and amendments to the plan/change of control: any revision and/or cancellation of the performance share plan will be carried out in accordance with applicable legislation. No specific procedures are envisaged. In the event of extraordinary events with a significant impact on the Mediobanca Group’s financial/economic performance and/or in the event of a substantial change in the Mediobanca Group’s shareholding structure (change of control), the performance share plan may be revised and/or abolished at the discretion of the Board of Directors, after consulting the Remuneration Committee and any other relevant committees. In the event of a change of control, the following options may also be considered, depending on the Board of Directors’ classification of the transaction, such as: i) hostile: early settlement on a pro rata and in cash in the event of a successful takeover; ii) non-hostile: settlement at the end of the plan in shares of the new Entity. In the event of extraordinary transactions on the share capital, the number of performance shares allocated but not yet delivered will be adjusted accordingly;

(ix)	2023-2026 Broad-based Share Ownership and Co-investment Plan (the “2023-2026 ESOP”), approved by Mediobanca Shareholders’ Meeting on 28 October 2023.

Mediobanca has prepared and published the information document pursuant to Article 84-bis, paragraph 1, of the Issuers’ Regulation, which describes, among other things, the following main features of the 2023-2026 ESOP:

a)	Shares: the maximum number of shares to be allocated to beneficiaries is set at 1 million.

b)	Provision: the shares may be allocated through the capital increase reserved for the allotment to employees of the Mediobanca Group in execution of the 2023-2026 ESOP Delegation, or through freely transferable treasury shares. Considering that, to the best of the Offeror’s knowledge, the 2023-2026 ESOP Delegation has not yet been exercised, a maximum of No. 1,000,000 Additional Shares may be issued to service the 2023-2026 ESOP Plan;

c)	Revisions and amendments to the plan/change of control: any revision and/or cancellation of the ESOP 2023-2026 Plan will be carried out in accordance with applicable legislation. No specific procedures are envisaged. In the event of extraordinary events with a significant impact on the Mediobanca Group’s financial/economic performance and/or in the event of a substantial change in the strategic plan and/or in the event of a substantial change in the shareholding structure of the Group (including the so-called “change of control” event), the Board of Directors, subject to the favourable opinion of the Remuneration Committee and any other competent committees, may cancel or revise the plan, its characteristics and the management of its impact on the beneficiaries.

Treasury Shares

On 28 October 2023, Mediobanca Shareholders’ Meeting approved a share buyback programme for No. 17,000,000 shares, equal to 2% of Mediobanca’s share capital, for a total value of Euro 197,959,090.60. This plan was completed in February 2024. The shares purchased under the share buyback programme were cancelled in June 2024 without any reduction in share capital.

On 28 October 2024, Mediobanca Shareholders’ Meeting approved the launch of a new share buyback and cancellation programme (the “2024 Buy-Back Plan”), for a total value of approximately Euro 385 million. The transaction was authorized by the ECB. As also provided for in Article 4.11 of Mediobanca’s By-laws, the Issuer’s Extraordinary Shareholders’ Meeting of 28 October 2024 therefore approved the cancellation of a maximum of No. 30,000,000 Mediobanca treasury shares, delegating to the Board of Directors, and on its behalf to the Chief Executive Officer and the General Manager, acting either jointly or separately, the power to carry out such cancellation, including in several instalments, by 28 April 2026.

Based on the information provided by Mediobanca, as of the Offer Document Date, Mediobanca holds No. 26,914,597 Treasury Shares, equal to 3.2% of the Issuer’s share capital as of the Offer Document Date.

B.2.3.    Significant shareholders and shareholders’ agreements

As of the Offer Document Date, based on the communications disclosed pursuant to Article 120 of the TUF and Part III, Title III, Chapter I, Section I of the Issuers’ Regulation, as published on the Consob website, the shareholders holding a percentage of the Issuer’s share capital or voting rights exceeding 3% of the Issuer’s ordinary share capital are indicated in the following table.

Declarant or subject at the top of the ownership chain	Direct shareholder	% of share capital and voting rights of the direct shareholder
Francesco Gaetano Caltagirone	Fincal S.p.A.	1.880%
	Istituto Finanziario 2012 S.p.A.	3.203%
	Gamma S.r.l.	0.416%
	Total	5.499%
Delfin S.A.R.L.	Delfin S.A.R.L.	19.390%

The percentages listed in the table above, as published on CONSOB’s website and resulting from the communications made by the shareholders pursuant to Article 120 of the TUF, may not be updated and/or consistent with the data processed and published by other sources (including the Issuer’s website), in cases where subsequent changes in the shareholding did not trigger any communication obligation by the shareholders. For the sake of completeness, it should be noted that in a press release issued on 30 June 2025 pursuant to Article 41, paragraph 2, letter c) of the Issuers’ Regulation, Banca Mediolanum S.p.A., also on behalf of Mediolanum Vita S.p.A., announced to the market that on the same date, certain transactions for the sale of Mediobanca shares had been completed through an accelerated bookbuilding process, with settlement of the sale set for 3 July 2025. Specifically, the sale involved, with regard to Banca Mediolanum S.p.A., No. 22,644,712 Mediobanca Shares and, with regard to Mediolanum Vita S.p.A., No. 6,450,398 Mediobanca Shares, for a total of approximately 3.5% of Mediobanca’s share capital. As of the Offer Document Date, the updated communication pursuant to Article 120 of the TUF is not yet available and, therefore, as of the Offer Document Date, based on the information published on the CONSOB website, Banca Mediolanum S.p.A. still holds a shareholding equal to 3.343% in Mediobanca’s share capital.

As of the Offer Document Date, a consultation agreement is in force among certain shareholders of Mediobanca, falling within the scope of Article 122, paragraph 5, letter a) of the TUF. The agreement does not appear to provide for any lock-up or voting commitments on the Mediobanca Shares subject to contribution, but regulates the modalities of meetings to share thoughts and considerations regarding the performance of the Mediobanca Group, in a context of equal information compared to the market. As of the Offer Document Date, shareholders holding No. 96,712,118 shares of the Issuer, corresponding to 11.61% of the share capital (updated as of 20 June 2025), are part of the agreement.

B.2.4.      Management and control bodies

Mediobanca has adopted the traditional management and control system.

Board of Directors of the Issuer

Pursuant to Article 15 of Mediobanca’s By-laws, the Issuer’s Board of Directors consists of a number of directors ranging from a minimum of 9 to a maximum of 15 members. The Board of Directors is appointed on the basis of lists submitted by shareholders in accordance with the procedures specified in the By-laws and applicable law, including rules on gender balance.

Directors remain in office for the period determined by the shareholders’ meeting at the time of their appointment and, in any case, for no more than three financial years, and their term of office ends on the date of the Issuer’s shareholders’ meeting called to approve the financial statements for the last financial year of their term of office. Directors may be re-elected.

The Board of Directors of the Issuer in office as of the Offer Document Date was appointed by the ordinary shareholders’ meeting of Mediobanca held on 28 October 2023 and consists of 15 members. The directors will remain in office for a period of three financial years and therefore until the approval of the financial statements as of 30 June 2026.

The following table shows the composition of the Issuer’s Board of Directors as of the Offer Document Date:

Name and surname	Position held	End of current term of office
Renato Pagliaro	Chairman	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Sabrina Pucci	Independent Vice- Chairman (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Vittorio Pignatti – Morano Campori	Independent Vice- Chairman (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Alberto Nagel	Chief Executive Officer	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Francesco Saverio Vinci	Director – General Manager	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Mana Abedi	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Virginie Banet	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Laura Cioli	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Angela Gamba	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Marco Giorgino	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026

Valérie Hortefeux	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Maximo Ibarra	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Sandro Panizza	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Laura Penna	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Angel Vilà Boix	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 30 June 2026

(*) Independent director pursuant to the combined provisions of the By-laws, Ministerial Decree 169/2020, the TUF and the Corporate Governance Code.

The directors are domiciled for the purposes of their office at the address listed in the relevant Companies’ Register.

To the best of the Offeror’s knowledge, as of the Offer Document Date, none of the members of the Issuer’s Board of Directors hold any other offices or positions with the Issuer or other companies of the Mediobanca Group, with the exception of:

-	Mr. Alberto Nagel, who holds the office of Chairman of Messier Associés;
-	Mr. Francesco Saverio Vinci, who holds the office of Chairman of Mediobanca SGR and Deputy Chairman of Mediobanca Premier;
-	Mrs. Laura Penna, who holds the office of director of Compass.

The equity interests held in Mediobanca and in companies controlled by members of the administrative and control bodies and general managers, as well as other executives with strategic responsibilities at Mediobanca, are listed below, as disclosed by the Issuer in the Report on Remuneration Policy and Remuneration Paid on 28 October 2024 (with regard to data as of 30 June 2023) and on the Issuer’s website www.mediobanca.com/en, Internal Dealing Section – Individual Holdings (with regard to data as of 30 June 2024).

Name and surname	Participated company	Number of shares held at the end of the financial year as of 30/6/2023	Number of shares held at the end of the financial year as of 30/6/2024
Renato Pagliaro	Mediobanca	2,000,000	2,000,000
Alberto Nagel	Mediobanca	3,153,850	3,153,850
Francesco Saverio Vinci	Mediobanca	1,353,700	1,353,700
Angel Vilà Boix	Mediobanca	250,000	25,000
Maurizio Carfagna	Mediobanca	81,000 (*)	81,000

8 officers with	Mediobanca	230,053	230,053
strategic responsibilities

(*) Of which 80,000 Mediobanca Shares held through subsidiaries and 1,000 Mediobanca Shares held through spouse.

Internal committees of the Issuer’s Board of Directors

As provided for in Article 20 of the Issuer’s By-laws and in compliance with the provisions of law, the Issuer’s Board of Directors has established the following committees within its structure:

(a)	Risk Committee: The Risk Committee supports the Board of Directors in matters relating to risks (including the assessment and monitoring of ESG risks), the internal control system and the accounting information system. The Risk Committee also performs the additional tasks assigned to it by applicable legislation and by the Board of Directors. As of the Offer Document Date, the Committee is composed of the following members: Mr. Marco Giorgino (Chairman), Mrs. Laura Cioli, Mr. Sandro Panizza, Mrs. Laura Penna, Mr. Vittorio Pignatti-Morano Campori.

(b)	Remuneration Committee: The Remuneration Committee performs advisory and investigative functions on remuneration policies, the determination of remuneration for senior management, employee remuneration and incentive and retention plans. The Remuneration Committee also performs the additional duties assigned to it by applicable law and by the Board of Directors. As of the Offer Document Date, the Committee is composed of the following members: Mr. Vittorio Pignatti-Morano Campori (Chairman), Mr. Mana Abedi, Mr. Maximo Ibarra, Mrs. Sabrina Pucci, Mr. Angel Vilà Boix.

(c)	Appointments Committee: The Appointments Committee supports the Board of Directors in the process of appointing directors (in the event of the co-opting of new members), in the process of submitting the list of directors by the expiring Board of Directors, in the self-assessment process of the Board of Directors and in the preparation of succession plans for senior positions. The Nomination Committee also performs the additional duties assigned to it by applicable law and by the Board of Directors. As of the Offer Document Date, the Committee is composed of the following members: Mrs. Angela Gamba (Chair), Mrs. Laura Cioli, Mrs. Valérie Hortefeux, Mr. Renato Pagliaro, Mrs. Sabrina Pucci.

(d)	Related Parties Committee: The Related Parties Committee monitors the implementation of transactions between related parties in accordance with the Related Parties Regulation and, therefore, inter alia, expresses reasoned opinions on the bank’s interest in carrying out such transactions. The Related Parties Committee also performs the additional duties assigned to it by applicable legislation and by the Board of Directors. As of the Offer Document Date, the Committee consists of the following members: Mr. Vittorio Pignatti-Morano Campori (Chairman), Mrs. Virginie Banet, Mrs. Laura Penna, Mr. Sandro Panizza, and Mr. Angel Vilà Boix.

(e)	Sustainability Committee: The Sustainability Committee has an advisory role on matters of social responsibility and on proposals to be submitted to the Board of Directors for approval, including, in particular, the Group’s sustainability policies and the Non-

Financial Statement. It also has advisory powers on ESG matters. The Sustainability Committee also performs the additional duties assigned to it by applicable legislation and by the Board of Directors. As of the Offer Document Date, the Committee is composed of the following members: Mr. Alberto Nagel (Chairman), Mrs. Virginie Banet, Mr. Angelo Gamba, Mrs. Valérie Hortefeux, Mr. Maximo Ibarra, Mrs. Sabrina Pucci.

(f)	Committee pursuant to Article 18 of the By-laws: The Committee decides on the decisions to be taken regarding the appointment of corporate bodies at the shareholders’ meetings of listed investee companies in which the shareholding is equal to at least 10% of the share capital of the investee company and exceeds 5% of the Group’s consolidated regulatory capital. As of the Offer Document Date, the Committee includes the following members: Mr. Alberto Nagel (Chairman), Mr. Marco Giorgino, Mrs. Valérie Hortefeux, Mr. Angel Vilà Boix, Mr. Francesco Saverio Vinci.

Board of Statutory Auditors of the Issuer

Article 28 of the Issuer’s By-laws provides that the Board of Statutory Auditors shall consist of three standing members and three alternate members, appointed by the Issuer’s Shareholders’ Meeting on the basis of lists in compliance with the regulations in force on gender balance pursuant to Article 148, paragraph 1-bis, of the TUF, whose term of office shall be three financial years. The members of the Issuer’s Board of Statutory Auditors may be re-elected.

The Board of Statutory Auditors of the Issuer in office as of the Offer Document Date was appointed by the Shareholders’ Meeting of the Issuer on 28 October 2023 for the three-year period 2024-2026 and will remain in office until the date of approval of the Issuer’s financial statements for the financial year ending 30 June 2026.

The following table shows the composition of the Issuer’s Board of Statutory Auditors as of the Offer Document Date:

Name and surname	Position held	End of current term of office
Mario Matteo Busso	Chairman	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Elena Pagnoni	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Ambrogio Virgilio	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Angelo Rocco Bonissoni	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Vieri Chimenti	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Anna Rita De Mauro	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026

To the best of the Offeror’s knowledge, as of the Offer Document Date, none of the members of the Issuer’s board of statutory auditors hold any other positions or roles with the Issuer or other companies of the Mediobanca Group, nor do they hold any shares and/or other economic interests in the Issuer and/or companies of the Mediobanca Group.

Entity responsible for statutory audit

The ordinary shareholders’ meeting of the Issuer held on 28 October 2020 appointed Ernst & Young S.p.A., with registered office in Milan, Via Meravigli No. 12, as the independent auditor for the statutory audit of the accounts until the date of the shareholders’ meeting called to approve the financial statements for the financial year ending 30 June 2030.

B.2.5.    Activities of the Issuer and brief description of the Mediobanca Group

The Issuer is authorized by the Bank of Italy to carry out the banking business in accordance with Italian law.

Pursuant to Article 3 of its By-laws, Mediobanca’s corporate purpose consists of the collection of savings and the granting credit in all its forms, with particular reference to medium/long-term loans to businesses.

In compliance with current regulations, Mediobanca may carry out banking, financial and intermediation transactions and provide banking, financial and intermediation services, as well as any other activity instrumental or connected with the pursuit of its corporate purpose.

Mediobanca’s main activities are divided into the following segments:

•	Wealth Management (WM): which includes asset management activities for various categories of customers and asset management, as described on page 198 of Mediobanca’s half-year financial report as of 31 December 2024;

•	Corporate & Investment Banking (CIB): includes services for corporate customers in the areas of Wholesale Banking (lending, Capital Market activities, Advisory, Trading on behalf of customers and proprietary trading, as described on page 198 of Mediobanca’s half-year financial report as of 31 December 2024);

•	Consumer Finance (CF): includes a range of consumer credit products as described on page 198 of Mediobanca’s half-year financial report as of 31 December 2024;

•	Insurance – Principal Investing (PI): includes the Group’s portfolio of equity investments and shares as described on page 198 of Mediobanca’s half-year financial report as of 31 December 2024; and

•	Holding Functions: include all activities described on page 199 of the Mediobanca’s half-year financial report as of 31 December 2024.

The Issuer is the parent bank of the Mediobanca Group and, as such, in addition to the banking business, it performs, pursuant to Article 61, paragraph 5, of the TUB, the functions of management and coordination as well as unified control over the banking, financial and instrumental subsidiaries that are part of the Mediobanca Group.

Within the scope of its management and coordination powers, the Issuer provides instructions to the members of the Mediobanca Group, including for the implementation of instructions issued by the supervisory authorities and in the interests of the stability of the Mediobanca Group itself.

The Issuer also exercises management and coordination activities pursuant to Articles 2497 et seq. of the Italian Civil Code with respect to Italian companies belonging to the Mediobanca Group and directly or indirectly controlled by the Issuer.

The table below lists the companies directly or indirectly controlled by or affiliated with the Issuer and included in the Mediobanca Group’s scope of consolidation, extracted from the Mediobanca’s half-year financial report as of 31 December 2024, indicating their names and registered offices.

Name	Registered Office
Spafid S.p.A.	Foro Buonaparte, 10 20121, Milan, Italy
Mediobanca Innovation Services – S.c.p.A.	Via Siusi, 7 20132, Milan, Italy
CMB Monaco S.A.M.	17 Avenue des Spélugues, 98000 Monaco
CMG Monaco S.A.M.	17 Avenue des Spélugues, 98000 Monaco
Mediobanca International (Luxembourg)	4, Boulevard Joseph II, L – 1840, Luxembourg,
S.A.	Grand Duchy of Luxembourg
Compass Banca S.p.A.	Via Caldera, 21 20153, Milan, Italy
Mediobanca Premier S.p.A.	Viale Luigi Bodio, 37 20158, Milan, Italy
MBCredit Solutions S.p.A.	Via Caldera, 21 20153, Milan, Italy
Selmabipiemme Leasing S.p.A.	Via Siusi, 7 20132, Milan, Italy
MB Funding Luxembourg S.A.	28, Boulevard F. W. Raiffeisen, L – 2411, Luxembourg, Grand Duchy of Luxembourg
Mediobanca Securities USA L.L.C.	National Registered Agents, Inc., 1209 Orange Street, Wilmington, DE 19801
Mb Facta S.p.A.	Via Siusi, 7 20132, Milan, Italy
Quarzo S.r.l.	Via Filippo Turati, 29 20121, Milan, Italy
Mediobanca Covered Bond S.r.l.	Via Filippo Turati, 29 20121, Milan, Italy
Compass Re (Luxembourg) S.A.	4, Boulevard Joseph II, L – 1840, Luxembourg, Grand Duchy of Luxembourg
Mediobanca International Immobiliere S. A R.L.	4, boulevard Joseph II, L – 1840, Luxembourg, Grand Duchy of Luxembourg
Polus Capital Management Group Limited	Asticus Building, 21 Palmer Street, London, United Kingdom, SW1H 0AD
Polus Capital Management Limited	Asticus Building, 21 Palmer Street, London, United Kingdom, SW1H 0AD

Polus Capital Management (US) Inc.	The Corporation Trust Company, Corporation Trust Center 1209 Orange St., Wilmington, DE 19801
Polus Capital Management Investments Limited	Asticus Building, 21 Palmer Street, London, United Kingdom, SW1H 0AD
Polus Investment Managers Limited	Asticus Building, 21 Palmer Street, London, United Kingdom, SW1H 0AD
Bybrook Capital Burton Partnership (GP) Limited	South Church Street, Ugland House, P. O. Box 309, C/O Maples Corporate Services Limited, South Church Street, George Town, Grand Cayman Ky1-1104, Cayman Islands
Spafid Trust S.r.l.	Foro Buonaparte, 10 20121, Milan, Italy
Mediobanca Management Company S.A.	2, Boulevard de la Foire, L – 1528, Luxembourg, Grand Duchy of Luxembourg
Mediobanca Sgr S.p.A.	Foro Buonaparte, 10 20121, Milan, Italy
RAM Active Investments S.A.	Rue du Rhône 8, 1204 Geneve, Switzerland
Messier et Associes S.A.S.	23 Avenue D’Iéna – 75116 Paris, France
Messier et Associes L.L.C.	1450 Broadway Avenue, 38th Floor, New-York, NY 10018, USA
MBContact Solutions S.r.l.	Via Caldera, 21 20153, Milan, Italy
Compass Rent S.r.l.	Via Brennero, 43 38122, Trento, Italy
Compass Link S.r.l.	Via Caldera, 21 20153, Milan, Italy
RAM Active Investments Limited (UK) (in winding up)	35 Berkeley Square, London, United Kingdom, W1J 5BF
CMB Real Estate Development S.A.M.	17 Avenue des Spélugues, 98000 Monaco
Arma Partners LLP	The Shard, London Bridge Street, London, United Kingdom, SE1 9SG
Arma Partners Corporate Finance Ltd	The Shard, London Bridge Street, London, United Kingdom, SE1 9SG
Arma Deutschland GmbH	Nymphenburger Str. 14, D-80335 München, Germany
Heylight S.A.	Rue du Nant 8, c/o Berney Associés SA, 1207, Geneve, Switzerland

The chart below, as published on the Issuer’s website, shows the main companies of the Mediobanca Group as of the Offer Document Date, and has been updated as of 3 April 2025, that is the date closest to the Offer Document Date.

MEDIOBANCA

- _100% MB FUNDING LUX
- _100% SELMABIPIEMME LEASING
- _100% MEDIOBANCA INNOVATION SERVICES[1]
- _50% MB SPEEDUP LIMITED

1) 0.006% HELD BY SUBSIDIARIES

WEALTH MANAGEMENT

Affluent & Premier

100% MEDIOBANCA PREMIER

- _90% MEDIOBANCA COVERED BOND

Private Banking

99.998% CMB MONACO[1]

- _99.89% CMG MONACO[2]
- _60% CMB REAL ESTATE DEVELOPMENT SAM[3]

1) 0.002% HELD BY THE DIRECTORS OF CMB
2) 0.11% HELD BY THE DIRECTORS OF CMG
3) 40% HELD BY MEDIOBANCA

100% SPAFID

- _100% SPAFID TRUST

100% MEDIOBANCA SGR

100% MEDIOBANCA MANAGEMENT Co.

93.05% RAM ACTIVE INVESTMENTS

65.13% POLUS CAPITAL MANAGEMENT GROUP LTD

- _100% POLUS CAPITAL MANAGEMENT LTD
  - _100% BYBROOK CAPITAL BURTON PARTNERSHIP LTD
- _100% POLUS CAPITAL MANAGEMENT (US) INC

CORPORATE & INVESTMENT BANKING

100% MEDIOBANCA INTERNATIONAL[1]

- _100% MEDIOBANCA INTERNATIONAL IMMOBILIERE

1) 1% HELD BY COMPASS BANK

100% MBFACTA

87.15% MESSIER & ASSOCIES

- _50% MESSIER & ASSOCIATES (USA)

100% MB SECURITIES USA

100% MBCREDIT SOLUTIONS

- _100% MBCONTACT SOLUTIONS(*)

100% ARMA PARTNERS LLP

- _100% ARMA PARTNERS CORPORATE FINANCE LIMITED
- _100% ARMA DEUTSCHLAND GMBH

CONSUMER BANKING

100% COMPASS BANCA

- _100% COMPASS LINK
- _100% COMPASS RE(*)
- _100% COMPASS RENT(*)
- _100% HEYLIGHT SA
- _90% QUARZO
- _76.54% HEIDI PAY AG[1]
  - _99.96% DI HEIDI PAY LTD[1]
    - _100% di HOLIPAY S.r.l.[1]

1) Instrumental companies

Member of Mediobanca Banking Group
Wholly-owned 100% COMPASS BANCA
(*) Not member of Mediobanca Banking Group

B.2.6.    Key financial information

The information below is based from information available to the public as of the Offer Document Date and contained in particular: (i) in the consolidated annual financial report of the Mediobanca Group as of 30 June 2024 (the “Mediobanca Annual Financial Report”) (compared with the figures for the previous financial year); and (ii) in the half-year financial report of the Mediobanca Group as of 31 December 2024 (the “Mediobanca Half-Year Financial Report”).

In this regard, it should be noted that the Offeror has not carried out any further and/or independent verification of the data and information relating to the Mediobanca Group.

For these reasons, the Offeror may not be aware of any current or potential, contingent or past liabilities and/or management issues relating to the Mediobanca Group and will be exposed to the risks of assuming unforeseen liabilities and/or recognizing lower values of the Mediobanca Group’s assets (e.g., higher impaired loans) than those recorded in the Mediobanca Group’s financial statements, due, for example, to incorrect valuations carried out prior to the Offer.

The Mediobanca Annual Financial Report, prepared in accordance with IAS/IFRS international accounting standards, was approved by the by the Shareholders’ Meeting of Mediobanca on 28 October 2024 and audited by the independent auditor Ernst & Young S.p.A., which issued its report pursuant to Articles 14 and 16 of Legislative Decree No. 39 of 27 January 2010. In this regard, Ernst & Young S.p.A. issued its positive opinion without reservations or inquiries.

Mediobanca Half-Year Financial Report, prepared in accordance with international accounting standards, was approved by the Issuer’s Board of Directors on 10 February 2025.

Mediobanca Annual Financial Report and Mediobanca Half-Year Financial Report, including (where applicable) the related reports issued by the independent auditor and the management reports of the Issuer and the Mediobanca Group, to which reference should be made for further information, are available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html.

The following tables present the consolidated balance sheet, consolidated income statement, consolidated cash flow statement and statement of changes in consolidated net equity as of and for the years ended 30 June 2024 and 30 June 2023. The figures in the following tables have been extracted from the Financial Statements as of 30 June 2024 and compared with the figures for the previous financial year.

B.2.6.1. Balance sheet and income statement of Mediobanca as of 30 June 2024

Consolidated balance sheet of Mediobanca as of 30 June 2024 and 2023

			(thousands of Euros)
Asset items		30 June 2024	30 June 2023[1]
10.	Cash and cash equivalents	3,361,150	4,236,982
20.	Financial assets measured at fair value through profit or loss	16,787,866	10,654,399
	a) financial assets held for trading	15,409,451	9,546,212
	b) financial assets designated at fair value	719,215	538,590
	c) other financial assets mandatorily measured at fair value	659,200	569,597
30.	Financial assets measured at fair value through other comprehensive income	6,905,703	6,042,119
40.	Financial assets measured at amortized cost	64,158,936	62,555,709
	a) due from banks	5,527,291	4,478,644
	b) due from customers	58,631,645	58,077,065
50.	Hedging derivatives	705,549	1,321,883
60.	Value adjustment to generic hedging financial assets (+/-)	–	–
70.	Equity investments	3,789,216	3,563,831
80.	Insurance Business	–	–
	a) issued insurance contracts that constitute assets	–	–
	b) reinsurance contracts ceded that constitute assets	–	–
90.	Tangible assets	549,617	530,742
100.	Intangible assets	1,045,432	796,700
	of which: goodwill	827,313	574,550
110.	Tax assets	754,812	769,127
	a) current	350,699	244,746
	b) prepaid	404,113	524,381
120.	Non-current assets and asset groups held for sale	–	251,987
130.	Other assets	1,167,993	900,345
Total assets		99,226,274	91,623,824

Note:

1	The data as at 30 June 2023 were restated following the entry into force of the eighth update of Bank of Italy Circular No. 262/2005, which transposed the new standard IFRS 17 – Insurance Contracts.

			(thousands of Euros)
Liabilities and net equity		30 June 2024	30 June 2023[1]
10.	Financial liabilities measured at amortized cost	70,321,563	64,903,066
	a) due to banks	10,962,115	13,275,089
	b) due to customers	34,104,548	30,750,602
	c) securities in issue	25,254,900	20,877,375
20.	Trading financial liabilities	9,504,710	9,436,672
30.	Financial liabilities designated at fair value	4,239,199	1,580,956
40.	Hedging derivatives	1,431,642	2,069,542
50.	Value adjustment to generic hedging financial liabilities (+/-)	–	–
60.	Tax liabilities	749,647	867,359
	a) current	359,882	416,935
	b) deferred	389,765	450,424
70.	Liabilities associated with assets held for sale	–	8,134
80.	Other liabilities	1,488,427	1,050,513
90.	Provision for statutory end-of-service payments	20,445	20,584
100.	Provisions for risks and charges:	137,691	161,127
	a) commitments and guarantees issued	21,396	22,166
	b) post-employment and similar benefits	–	–
	c) other provisions for risks and charges	116,295	138,961
110.	Insurance liabilities	89,765	96,294
	a) issued insurance contracts that constitute liabilities	89,765	96,294
	b) reinsurance contracts ceded that constitute liabilities	–	–
120.	Revaluation reserves	(68,578)	62,127
130.	Redeemable shares	–	–
140.	Equity instruments	–	–
150.	Reserves	7,380,974	7,676,422
160.	Share premium	2,195,606	2,195,606
170.	Capital	444,515	444,169
180.	Treasury shares (-)	(68,828)	(78,876)
190.	Equity attributable to minority interests (+/-)	86,114	104,143
200.	Profit (Loss) for the year (+/-)	1,273,382	1,025,986
	Total liabilities and net equity	99,226,274	91,623,824

Note:

1	The data as at 30 June 2023 were restated following the entry into force of the eighth update of Bank of Italy Circular No. 262/2005, which transposed the new standard IFRS 17 – Insurance Contracts.

Consolidated income statement of Mediobanca for the financial years ended 31 June 2024 and 2023

			(thousands of Euros)
Items		30 June 2024	30 June 2023[1]
10.	Interest and similar income	3,973,022	2,834,084
	of which: interest income calculated according to the effective interest method	3,237,324	2,394,371
20.	Interest and similar charges	(2,025,489)	(1,026,491)
30.	Net interest income	1,947,533	1,807,593
40.	Commission income	992,546	835,972
50.	Commission expense	(181,406)	(158,005)
60.	Net fee income	811,140	677,967
70.	Dividends and similar income	138,027	78,758
80.	Net trading income (expense)	39,684	99,411
90.	Net hedging income (expense)	2,083	1,439
100.	Gains (losses) on disposal/repurchase of:	8,090	4,827
	a) financial assets measured at amortized cost	606	4,427
	b) financial assets measured at fair value through other comprehensive income	6,431	(6,739)
	c) financial liabilities	1,053	7,139
110.	Net income (expense) from other financial assets and liabilities measured at Fair Value through profit or loss	34,129	9,674
	a) financial assets and liabilities designated at fair value	12,041	15,055
	b) financial assets and liabilities designated at fair value	22,088	(5,381)
120.	Total revenues	2,980,686	2,679,669
130.	Net write-offs (write-backs) for credit risk:	(248,274)	(231,373)
	a) financial assets measured at amortized cost	(246,276)	(232,089)
	b) financial assets measured at fair value through other comprehensive income	(1,998)	716
140.	Gains (losses) from contractual modifications without derecognition	(159)	(617)
150.	Net income (expense) from financial operations	2,732,253	2,447,679
160.	Income (expense) from insurance services	21,365	28,978
	a) insurance revenues from insurance contracts issued	30,851	35,536
	b) costs for insurance services arising from insurance contracts issued	(9,486)	(6,558)
	c) insurance revenues from insurance contracts ceded	–	–
	d) costs for insurance services arising from insurance contracts ceded	–	–
170.	Other income / charges from insurance activities	(143)	(220)
	a) net financial costs/revenues relating to insurance contracts issued	(143)	(220)
	b) net financial costs / revenues relating to insurance contracts ceded	–	–
180.	Net profit (loss) from financial and insurance activities	2,753,475	2,476,437
190.	Administrative expenses:	(1,592,999)	(1,487,108)
	a) personnel costs	(807,070)	(731,643)
	b) other administrative expenses	(785,929)	(755,465)
200.	Net transfers to provisions for risks and charges	(2,968)	(35,817)
	a) commitments and guarantees issued	765	2,134
	b) other net provisions	(3,733)	(37,951)
210.	Net value adjustments to /write-backs of tangible assets	(71,112)	(62,144)
220.	Net value adjustments to /write-backs of intangible assets	(80,474)	(30,192)
230.	Other operating expense / income	195,683	173,635
240.	Operating costs	(1,551,870)	(1,441,627)
250.	Gains (losses) on equity investments	510,406	453,860
260.	Net income (expense) from Fair Value measurement of tangible and intangible assets	(1,610)	(1,253)
270.	Value adjustments to goodwill	–	(49,536)
280.	Gains (losses) on disposal of investments	90	(14,385)
290.	Profit (loss) on ordinary operations before tax	1,710,491	1,423,496
300.	Income tax for the year on ordinary operations	(433,972)	(394,476)
310.	Profit (loss) on ordinary operations after tax	1,276,519	1,029,020
320.	Gains (losses) of ceded operating assets, after tax	—	—
330.	Profit (loss) for the year	1,276,519	1,029,020
340.	Profit (loss) for the period attributable to minority interests	(3,137)	(3,034)
350.	Net profit (loss) for the period attributable to the Parent Company	1,273,382	1,025,986

Note:

1	The data as at 30 June 2023 were restated following the entry into force of the eighth update of Bank of Italy Circular No. 262/2005, which transposed the new standard IFRS 17 – Insurance Contracts.

Consolidated cash flow statements of Mediobanca for the years ended 30 June 2024 and 2023

				(thousands of Euros)
			Amounts
			30 June 2024	30 June 2023[1]
A.	Cash flow from operating activities
1.	Operating activities		1,915,072	695,630
	–	interest received (+)	6,130,322	2,977,529
	–	interest paid (–)	(3,367,714)	(1,359,051)
	–	dividends and similar income (+)	131,426	77,658
	–	net fees and commission income (+/–)	437,141	507,467
	–	personnel costs (–)	(620,371)	(552,436)
	–	net revenues collected and costs paid on insurance contracts issued and ceded (+/–)	(9,943)	(150,626)
	–	other costs (–)	(395,420)	(832,059)
	–	other revenues (+)	108,893	284,545
	–	taxes and duties (–)	(499,262)	(257,397)
	–	expenses/income from asset groups held for sale after tax effect (+/–)	–	–
2.	Cash inflow/outflow from financial assets		(5,607,851)	(1,871,607)
	–	financial assets held for trading	(4,854,086)	376,596
	–	financial assets designated at fair value	(112,950)	16,345
	–	financial assets mandatorily measured at fair value	(70,780)	58,885
	–	financial assets measured at fair value through other comprehensive income	(734,747)	(1,883,759)
	–	financial assets measured at amortized cost	1,096,627	282,581
	–	other assets	(931,915)	(722,255)
3.	Cash inflow/outflow from financial liabilities		4,106,320	(2,019,567)
	–	financial liabilities measured at amortized cost	3,339,104	(1,835,890)
	–	financial liabilities held for trading	(745,520)	183,423
	–	financial liabilities designated at fair value	1,446,306	850,676
	–	other liabilities	66,430	(1,217,776)
4.	–	Cash inflow/outflow arising from insurance contracts issues and ceded	25,967	34,584
	–	insurance contracts issued that constitute assets/liabilities(+/–)	25,967	34,584
	–	insurance contracts ceded that constitute assets/liabilities(+/–)	–	–
	–	Net cash inflow/outflow from operating activities	439,508	(3,160,960)
B.	–	Cash flows from investing activities
1.	–	Cash generated from:	371,626	253,890
	–	disposal of shareholdings	100,001	–
	–	dividends received in respect of equity investments	271,497	243,847
	–	disposals of tangible assets	128	9,702
	–	disposals of intangible assets	–	95
	–	disposals of subsidiaries or business units	–	246
2.	–	Cash outflows arising from:	(352,578)	(83,598)
	–	purchases of shareholdings	(264,967)	(7,400)
	–	purchases of tangible assets	(51,161)	(39,751)
	–	purchases of intangible assets	(36,505)	(36,447)
	–	purchases of subsidiaries or business units	55	–
	–	Net cash inflow/outflow from investing activities	19,048	170,292
C.	–	Cash flows from funding activities
	–	issue/purchase of treasury shares	(187,595)	–
	–	issue/ purchase of capital instruments	6,252	–
	–	distribution of dividends and other purposes	(1,153,045)	(633,951)
	–	sales/acquisition of control by minority interests	–	–
	–	Net cash inflow/outflow from funding activities	(1,334,388)	(633,951)
	–	Net cash inflow/outflow during the period	(875,832)	(3,624,619)

Note:

1	The data as at 30 June 2023 were restated following the entry into force of the eighth update of Bank of Italy Circular No. 262/2005, which transposed the new standard IFRS 17 – Insurance Contracts. This change had no impact on cash inflows / outflows during the year under review.

Statement of changes in consolidated net equity of Mediobanca for the year ended 30 June 2024 and 2023

(thousands of Euros)

		Allocation of profit		Change for the year
		(loss) for previous period		Net equity transactions											Net equity	Net equity
													Other		attributable	attributable
	Total net		Dividends		Newly	Purchase of		Extraordinary	Changes	Treasury		Changes in	comprehensive	Total net	to the Group	to minority
	equity at		and other	Changes in	issued	treasury	Interim	dividend	to equity	shares	Stock	equity	income	equity at	at	interests at
	30/06/2023[1]	Reserves	allocations	reserves	shares	shares	dividends	payouts	instruments	derivatives	Options[2]	investments	for the year	30/06/2024	30/06/2024	30/06/2024
Share Capital:	460,798	—	—	—	346	—	—	—	—	—	—	—	—	461,144	444,515	16,629
a) ordinary shares	460,798	—	—	—	346	—	—	—	—	—	—	—	—	461,144	444,515	16,629
b) other shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share premium	2,197,454	—	—	—	—	—	—	—	—	—	—	—	—	2,197,454	2,195,606	1,848
Reserves:	7,759,051	1,029,020	(713,361)	(24,879)	(346)	(198,548)	(421,150)	—	—	—	15,703	—	—	7,445,489	7,380,973	64,516
a) retained earnings	7,914,545	1,029,020	(713,361)	(32,817)	(346)	—	(421,150)	—	—	—	—	—	—	7,775,891	7,712,002	63,889
b) other	(155,494)	—	—	7,938	—	(198,548)	—	—	—	—	15,703	—	—	(330,402)	(331,029)	627
Revaluation reserves	62,130	—	—	(7,938)	—	—	—	—	—	—	—	—	(122,786)	(68,594)	(68,578)	(16)
Equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(78,876)	—	—	—	—	10,048 [3]	—	—	—	—	—	—	—	(68,828)	(68,828)	—
Profit (Loss) for the year	1,029,020	(1,029,020)	—	—	—	—	—	—	—	—	—	—	1,276,519	1,276,519	1,273,382	3,137
Total net equity	11,429,577	—	(713,361)	(32,817)	—	(188,500)	(421,150)	—	—	—	15,703	—	1,153,733	11,243,185	X	X
Net equity attributable to the Group	11,325,434	—	(713,361)	(11,670)	—	(188,500)	(421,150)	—	—	—	15,703	—	1,150,615	X	11,157,071	X
Net equity attributable to minority interests	104,143	—	—	(21,147)	—	—	—	—	—	—	—	—	3,118	X	X	86,114

Notes:

1	The figures relating to the previous financial year were restated following the retrospective adoption of the accounting standard IFRS 17 – Insurance Contracts.
2	This represents the effects of performance shares.
3	This concerns the cancellation (on 11 June 2024, by resolution dated 28 October 2023) of 17,000,000 treasury shares without reduction of the share capital.

						Changes for the year
				Allocation of profit (loss) for the previous period		Net equity transactions
	Total net equity at 30/06/2022[1]	Changes in Opening amounts Total[1]	Total amounts at 1/07/2022	Reserves	Dividends and other allocations	Changes in reserves	Newly issued shares	Treasury shares purchased	Extraordinary dividend payouts	Changes to equity instruments	Treasury share derivatives	Stock Options[2]	Changes in equity investments	Other comprehensive income for the year	Total net equity as of 30/06/2023	Net equity attributable to the Group at 30/06/2023	Net equity attributable to minority interests at 30/06/2023
Share Capital:	460,269	–	460,269	–	–	–	529	–	–	–	–	–	–	–	460,798	444,169	16,629
a) ordinary shares	460,269	–	460,269	–	–	–	529	–	–	–	–	–	–	–	460,798	444,169	16,629
b) other shares	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Share premium	2,197,454	–	2,197,454	–	–	–	–	–	–	–	–	–	–	–	2,197,454	2,195,606	1,848
Reserves:	6,989,271	259	6,989,530	909,654	(629,164)	635,810	(529)	(160,713)	–	–	–	13,583	–	–	7,759,051	7,676,422	82,629
a) retained earnings	7,060,452	–	7,060,452	909,654	(629,164)	573,252	(529)	–	–	–	–	–	–	–	7,914,545	7,832,543	82,002
b) other	(71,181)	259	(70,922)	–	–	62,558	–	(160,713)	–		–	13,583		–	(155,494)	(156,121)	627
Revaluation reserves	433,001	–	433,001	–	–	(62,558)	–	–	–	–	–	–	–	(308,313)	62,130	62,127	3
Equity instruments	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Treasury shares	(240,807)	–	(240,807)	–	–	–	–	161,931 [3]	–	–	–	–	–	–	(78,876)	(78,876)	–
Profit (loss) for the year	909,654	880	910,534	(909,654)	–	–	–	–	–	–	–	–	–	1,029,020	1,029,020	1,025,986	3,034
Total net equity	10,748,842	1,139	10,749,981	–	(629,164)	573,252	–	1,218	–	–	–	13,583	–	720,707	11,429,577	X	X
Net equity attributable to the Group	10,647,271	1,139	10,648,410	–	(629,164)	574,308	–	1,218	–	–	–	13,583	–	717,079	X	11,325,434	X
Net equity attributable to minority interests	101,571	–	101,571	–	–	(1,056)	–	–	–	–	–	–	–	3,628	X	X	104,143

Notes:

1	Changes entirely due to the entry into force of the eighth update of Bank of Italy Circular No. 262/2005, which transposed the new standard IFRS 17 – Insurance Contracts.
2	This represents the effects of performance shares.
3	Effect of the repurchase of RAM Active Investments shares against Group reserves and the cancellation (on 2 September 2022, pursuant to the resolution of 28 October 2021) of 16,500,000 treasury shares without reduction of share capital.

B.2.6.2. Mediobanca’s balance sheet and income statement as of 31 December 2024

Consolidated balance sheet of Mediobanca as of 31 December 2024 and 2023

			(thousands of Euros)
Assets		31 December 2024	31 December 2023
10.	Cash and cash equivalents	2,086,067	4,743,344
20.	Financial assets at fair value with impact taken to profit and loss	16,314,194	12,412,639
	a) financial assets held for trading	14,638,267	11,132,017
	b) Financial assets designated at fair value	1,021,306	677,710
	c) Other financial assets mandatorily at fair value	654,621	602,912
30.	Financial assets at fair value with impact taken to comprehensive income	6,635,852	6,341,673
40.	Financial assets at amortized cost	66,810,007	63,607,667
	a) Due from banks	5,574,379	5,553,809
	b) Due from customers	61,235,628	58,053,858
50.	Hedging derivatives	233,252	688,283
60.	Adjustment of hedging financial assets (+/-)	–	–
70.	Equity investments	4,092,183	3,692,611
80.	Insurance assets	–	–
	a) issued insurance contracts that constitute assets	–	–
	b) reinsurance contracts ceded that constitute assets	–	–
90.	Property, plant and equipment	578,029	541,520
100.	Intangible assets	1,061,161	1,104,711
	of which: goodwill	833,749	882,608
110.	Tax assets	452,118	557,931
	a) current	143,423	147,855
	b) deferred	308,695	410,076
120.	Assets classified as held for sale	–	–
130.	Other assets	1,648,791	1,219,962
	Total assets	99,911,654	94,910,341

			(thousands of Euros)
Liabilities and net equity		31 December 2024	31 December 2023
10.	Financial liabilities at amortized cost	71,606,983	67,559,615
	a) due to banks	11,596,182	12,593,376
	b) due to customers	33,427,969	32,980,703
	c) Debt securities in issue	26,582,832	21,985,536
20.	Trading financial liabilities	9,095,372	9,348,982
30.	Financial liabilities designated at fair value	4,718,565	3,384,323
40.	Hedging derivatives	1,111,317	1,391,260
50.	Adjustment of hedging financial liabilities (+/-)	–	–
60.	Tax liabilities	534,397	551,679
	a) current	151,458	163,087
	b) deferred	382,939	388,592
70.	Liabilities included in disposal groups classified as held for sale	–	–
80.	Other liabilities	1,290,300	1,348,581
90.	Staff severance indemnity provision	19,853	21,265
100.	Provisions:	128,977	156,504
	a) commitments and financial guarantees	22,123	19,875
	b) post-employment and similar benefits	730	–
	c)other provisions	106,124	136,629
110.	Insurance liabilities	84,698	94,014
	a) issued insurance contracts that constitute liabilities	84,698	94,014
	b) reinsurance contracts ceded that constitute liabilities	–	–
120.	Revaluation reserves	(152,312)	(114,917)
130.	Redeemable shares repayable on demand	–	–
140.	Equity instruments repayable on demand	–	–
150.	Reserves	8,347,917	7,957,842
160.	Share premium reserve	2,080,830	2,195,606
170.	Share capital	444,681	444,510
180.	Treasury shares (-)	(145,822)	(136,444)
190.	Minority interests (+/-)	86,161	96,342
200.	Profit (Loss) for the period (+/-)	659,737	611,179
	Total liabilities and net equity	99,911,654	94,910,341

Consolidated income statement of Mediobanca for the years ended 31 December 2024 and 2023

			(thousands of Euros)
Items		31 December 2024	31 December 2023
10.	Interest and similar income	2,015,320	1,956,429
	of which: interest calculated using the effective interest method	1,678,699	1,587,765
20.	Interest expense and similar charges	(1,093,434)	(963,934)
30.	Net interest income	921,886	992,495
40.	Fee and commission income	587,547	440,793
50.	Fee and commission expense	(100,109)	(85,848)
60.	Net fee and commission income	487,438	354,945
70.	Dividends and similar income	52,159	28,029
80.	Net trading income	88,112	37,592
90.	Net hedging income (expense)	6,663	(2,354)
100.	Gain (loss) on disposal/repurchase:	24,254	13,754

	a) financial assets measured at amortized cost	423	8,652
	b) financial assets valued at fair value with impact taken to comprehensive income	24,572	4,402
	c) financial liabilities	(741)	700
110.	Net result from other financial assets and liabilities measured at fair value with impact taken to profit and loss	(67,501)	36,821
	a) financial assets and liabilities designated at fair value	(76,674)	24,672
	b) other financial assets mandatorily valued at fair value	9,173	12,149
120.	Total income	1,513,011	1,461,282
130.	Net write-offs (write-backs) for credit risk:	(131,531)	(139,794)
	a) financial assets measured at amortized cost	(133,828)	(137,789)
	b) financial assets valued at fair value with impact taken to comprehensive income	2,297	(2,005)
140.	Gains (losses) from contractual modifications without derecognition	(110)	(46)
150.	Net income from financial operations	1,381,370	1,321,442
160.	Premiums earned (net)	10,904	10,978
	a) insurance revenues from insurance contracts issued	14,927	13,462
	b) costs for insurance services arising from insurance contracts issued	(4,023)	(2,484)
	c) insurance revenues from insurance contracts ceded	–	–
	d) costs for insurance services arising from insurance contracts ceded	–	–
170.	Other income / charges from insurance activities	(24)	(83)
	a) net financial costs/revenues relating to insurance contracts issued	(24)	(83)
	b) net financial costs / revenues relating to insurance contracts ceded	–	–
180.	Net profit from financial and insurance activities	1,392,250	1,332,337
190.	Administrative expenses:	(778,473)	(754,816)
	a) personnel costs	(421,339)	(381,690)
	b) other administrative expenses	(357,134)	(373,126)
200.	Net transfers to provisions:	(9,737)	(2,414)
	a) commitments and financial guarantees	(729)	2,332
	b) other sums set aside (net)	(9,008)	(4,746)
210.	Net adjustments to tangible assets	(38,836)	(34,440)
220.	Net adjustments to intangible assets	(13,979)	(15,039)
230.	Other operating income (expense)	111,666	88,293
240.	Operating costs	(729,359)	(718,416)
250.	Gain (loss) on equity investments	230,307	218,615
260.	Net result from fair value valuation of tangible and intangible assets	(373)	(1,610)

270.	Goodwill write-offs	–	–
280.	Gain (loss) on disposal of investments	1	96
290.	Profit (loss) on ordinary activity before tax	892,826	831,022
300.	Income tax for the year on ordinary activities	(231,407)	(218,029)
310.	Profit (loss) on ordinary activities after tax	661,419	612,993
320.	Gain (loss) of ceded operating assets, net of tax	–	–
330.	Net profit (loss) for the period	661,419	612,993
340.	Net profit (loss) for the period attributable to minorities	(1,682)	(1,814)
350.	Net profit (loss) for the period attributable to the Parent Company	659,737	611,179

Consolidated cash flow statement of Mediobanca for the years ended 31 December 2024 and 2023

(thousands of Euros)

		Amount
		31 December 2024	31 December 2023
A.	Cash flows from operating activity
1.	Operating activity	(103,406)	1,047,219
	– interest received (+)	2,682,152	3,714,201
	– interest paid (–)	(1,974,054)	(1,878,404)
	– dividends and similar income (+)	46,994	27,658
	– net fees and commission income (+/–)	160,950	248,842
	– cash payments to employees (–)	(358,960)	(349,329)
	– net receipts and paid costs of insurance contracts issued and reinsurance disposals (+/–)	(4,695)	(4,545)
	– other expenses paid (–)	(560,995)	(715,687)
	– other income received (+)	113,010	122,583
	– income taxes paid (–)	(207,808)	(118,100)
	– Expenses/income from group of assets being sold (+/–)	–	–
2.	Cash generated/absorbed by financial assets	(1,012,242)	(1,024,819)
	– financial assets held for trading	569,674	(819,341)
	– financial assets valued at fair value	(260,739)	(85,078)
	– financial assets mandatorily valued at fair value	9,008	(28,252)
	– financial assets valued at fair value with impact taken to profit and loss	379,147	(211,634)
	– financial assets valued at amortized cost	(1,168,042)	(283,245)

	– other assets	(541,290)	402,731
3.	Cash generated/absorbed by financial liabilities	459,486	1,199,415
	– financial liabilities valued at amortized cost	839,991	1,011,833
	– financial liabilities held for trading	(368,870)	(420,727)
	– financial liabilities designated at fair value	287,213	784,799
	– other liabilities	(298,848)	(176,490)
4.	– Net cash flow (outflow) from operating activities	11,244	13,573
	– issued insurance contracts constituting liabilities/assets (+/–)	11,244	13,573
	– reinsurance disposals that constitute assets/liabilities (+/–)	–	–
	– Net cash flow (outflow) from operating activities	(644,918)	1,235,388
B.	– Cash flows from investment activity
1.	– Cash generated from:	12,466	104,618
	– disposal of shareholdings	–	100,001
	– dividends received in respect of equity investments	5,647	4,617
	– disposals of tangible assets	6,819	–
	– disposals of intangible assets	–	–
	– disposals of subsidiaries or business units	–	–
2.	– Cash absorbed by:	(62,058)	(42,175)
	– purchases of shareholdings	–	(3,168)
	– purchases of tangible assets	(41,423)	(25,744)
	– purchases of intangible assets	(20,635)	(13,208)
	– purchases of subsidiaries and business units	–	(55)
	– Net cash flow (outflow) from investment activity	(49,592)	62,443
C.	– Cash flows from funding activity	(580,573)	(791,469)
	– issuance/acquisition of treasury shares	(114,776)	(68,975)
	– issuance/acquisition of capital instruments	–	–
	– distribution of dividends and other purposes	(465,797)	(722,494)
	– purchases/acquisition of minorities	–	–
	– Net cash flow (outflow) from funding activities	(580,573)	(791,469)
	– Net cash flow (outflow) during the period	(1,275,083)	506,362

Statement of changes in Mediobanca’s net equity for the years ended 31 December and 2023

				Changes during the reference period
		Allocation of profit for the														Net equity
		previous period		Net equity transactions											Net equity	attributable
	Total		Dividends and	Changes	Newly	Treasury		Extraordinary	Changes to	Treasury	Stock	Changes in	Comprehensive	Total net	attributable	to the
	net equity		other fund	to	issued	shares	Interim	dividend	equity	shares	Options	equity	income for the	equity at	to the Group	minorities at
	at 30/06/2024	Reserves	applications	reserves	shares	purchased	dividends	payouts	instruments	derivates	[2]	investments	year	31/12/2024	31/12/2024	31/12/2024
Share Capital:	461,144	–	–	–	166	–	–	–	–	–	–	–	–	461,310	444,681	16,629
a) ordinary shares	461,144	–	–	–	166	–	–	–	–	–	–	–	–	461,310	444,681	16,629
b) other shares	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Share premium	2,197,454	–	–	–	–	(114,776)	–	–	–	–	–	–	–	2,082,678	2,080,830	1,848
Reserves:	7,445,490	1,276,519	(463,007)[1]	49,045	–	98,943	–	–	–	–	7,019	–	–	8,414,009	8,347,917	66,092
a) retained earnings	7,775,891	1,276,519	(463,007)[1]	47,532	–	–	–	–	–	–	–	–	–	8,636,935	8,571,470	65,465
b) other	(330,402)	–	–	1,513	–	98,943	–	–	–	–	7,019	–	–	(222,927)	(223,554)	627
Revaluation reserves	(68,594)	–	–	(1,513)	–	–	–	–	–	–	–	–	(82,295)	(152,402)	(152,312)	(90)
Equity instruments	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Treasury shares	(68,828)	–	–	–	–	(76,994)	–	–	–	–	–	–	–	(145,822)	(145,822)	–
Profit (loss) for the year	1,276,519	(1,276,519)	–	–	–	–	–	–	–	–	–	–	661,419	661,419	659,737	1,682
Total net equity	11,243,185	–	(463,007)	47,532	166	(92,827)	–	–	–	–	7,019	–	579,124	11,321,192	X	X
Net equity attributable to the Group	11,157,071	–	(463,007)	49,093	166	(92,827)	–	–	–	–	7,019	–	577,516	X	11,235,031	X
Net equity attributable to minority interests	86,114	–	–	(1,561)	–	–	–	–	–	–	–	–	1,608	X	X	86,161

Notes:

1            Dividend amount (Euro 884.2 million) after the interim dividend of Euro 421.2 million distributed last May.

(thousands of Euros)

				Changes during the reference period
		Allocation of profit														Net equity
		for the previous period		Net equity transactions											Net equity	attributable
	Total net		Dividends and	Changes	Newly	Treasury		Extraordinary	Changes	Treasury		Changes in	Comprehensive	Total net	attributable	to the
	equity at		other fund	to	issued	shares	Interim	dividend	to equity	shares	Stock	equity	income for the	equity at	to the Group	minorities at
	30/06/2023[1]	Reserves	applications	reserves	shares	purchased	dividends	payouts	instruments	derivates	Options	investments	year	31/12/2023	31/12/2023	31/12/2023
Share Capital:	460,798	–	–	–	341	–	–	–	–	–	–	–	–	461,139	444,510	16,629
a) ordinary shares	460,798	–	–	–	341	–	–	–	–	–	–	–	–	461,139	444,510	16,629
b) other shares	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Share premium	2,197,454	–	–	–	–	–	–	–	–	–	–	–	–	2,197,454	2,195,606	1,848
Reserves:	7,759,051	1,029,020	(713,361)	(34,620)	(341)	(11,407)	–	–	–	–	5,668	–	–	8,034,010	7,957,842	76,168
a) retained earnings	7,914,545	1,029,020	(713,361)	(34,630)	(341)	–	–	–	–	–	–	–	–	8,195,233	8,119,692	75,541
b) other	(155,494)	–	–	10	–	(11,407)	–	–	–	–	5,668	–	–	(161,223)	(161,850)	627
Revaluation reserves	62,130	–	–	(10)	–	–	–	–	–	–	–	–	(177,154)	(115,034)	(114,917)	(117)
Equity instruments	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Treasury shares	(78,876)	–	–	–	–	(57,568)	–	–	–	–	–	–	–	(136,444)	(136,444)	–
Profit (loss) for the year	1,029,020	(1,029,020)	–	–	–	–	–	–	–	–	–	–	612,993	612,993	611,179	1,814
Total net equity	11,429,577	–	(713,361)	(34,630)	–	(68,975)	–	–	–	–	5,668	–	435,839	11,054,118	X	X
Net equity attributable to the Group	11,325,434	–	(713,361)	(25,135)	–	(68,975)	–	–	–	–	5,668	–	434,145	X	10,957,776	X
Net equity attributable to minority interests	104,143	–	–	(9,495)	–	–	–	–	–	–	–	–	1,694	X	X	96,342

Notes:

1	The figures relating to the previous financial year were restated following the retrospective adoption of the accounting standard IFRS 17 – Insurance Contracts.

B.2.7.	Recent trend and outlooks

As indicated in the Mediobanca Half-Year Financial Report “No other events requiring an adjustment to be made, under IAS 10, to the data shown in the half-yearly consolidated financial statements at 31 December 2024 occurred after such date”.

B.3.	Intermediaries

Banca Monte dei Paschi di Siena S.p.A., with registered office in Piazza Salimbeni, 3, Siena, and Banca Akros S.p.A., with registered office in Viale Eginardo 29, Milan, are the entities appointed to coordinate the collection of acceptances of the Offer (the “Intermediary Appointed to Coordinate the Collection of Acceptances”).

The intermediaries appointed for collecting acceptances of the Offer authorized to carry out their activities by subscription and delivery of the Acceptance Forms (the “Appointed Intermediaries”) are:

(i)	Banca Monte dei Paschi di Siena S.p.A.;

(ii)	Banca Akros S.p.A. – Banco BPM Group;

(iii)	BNP Paribas, Italian Branch;

(iv)	BPER Banca S.p.A. – Corporate & Investment Banking Division;

(v)	Crédit Agricole Italia S.p.A.;

(vi)	Iccrea Banca S.p.A..

The Acceptance Forms may also be delivered to the Appointed Intermediaries through any depositary intermediary (such as banks, securities brokerage firms, investment companies, stockbrokers) authorized to provide financial services and member of the centralized management system of Monte Titoli S.p.A. (the “Depositary Intermediaries”) within the terms specified in Section F, Paragraph F.1.2, of the Offer Document.

The Appointed Intermediaries will collect the Acceptance Forms and hold in escrow the Shares Subject to the Offer tendered in acceptance of the Offer. Acceptances of the Offer will be received by the Appointed Intermediaries: (a) directly through the collection of the Acceptance Forms from the Tendering Shareholders, or (b) indirectly through the Depositary Intermediaries, which will collect the Acceptance Forms from the Tendering Shareholders.

The Appointed Intermediaries or, in the cases referred to in point (b) above, the Depositary Intermediaries will check that the Acceptance Forms and the related Shares Subject to the Offer are correct and consistent with the terms and conditions of the Offer and will pay the Consideration in accordance with Section F, Paragraphs F.5 and F.6, of the Offer Document.

On the Payment Date (or, with reference to the Shares Subject to the Offer tendered in acceptance of the Offer during the possible Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law) or, where applicable, on the payment date of the procedure for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or on the payment date of the Joint Procedure, the Intermediaries Appointed to Coordinate the Collection of Acceptances will transfer the Shares Subject to the Offer tendered in acceptance of the Offer to a securities account in the name of the Offeror.

Please note that the Offer Document, the related annexes and the Acceptance Form, as well as the documents indicated in Section N of the Offer Document, will be available for public consultation at the registered office of the Offeror, the Intermediaries Appointed to Coordinate the Collection of Acceptances and the Appointed Intermediaries, as well as in the manner set forth in Section N of the Offer Document.

B.4.	Global Information Agent

Georgeson S.r.l., with registered office in Rome, Via Emilia 88, has been appointed by the Offeror as global information agent (the “Global Information Agent”) to provide information relating to the Offer to all the shareholders of the Issuer.

To this end, the Global Information Agent has set up a dedicated email address (ops-mediobanca@gerogeson.com) and a telephone number 800 189 911. This telephone number will be active for the entire duration of the Acceptance Period, on weekdays, from 9:00 a.m. (Central European Time) to 6:00 p.m. (Central European Time). For those calling from abroad, the number +39 06 45212909 is available.

The Global Information Agent’s website is www.georgeson.com/en.

C.	CATEGORIES AND QUANTITIES OF THE FINANCIAL INSTRUMENTS SUBJECT TO THE OFFER

C.1.	Category of the financial instruments subject to the Offer and related quantities and percentages

The Offer covers a total of up to No. 849,458,551 Shares Subject to the Offer, including No. 26,914,597 Treasury Shares held by the Issuer, equal to 3.2% of the Issuer’s share capital as of the Offer Document Date, in addition to the maximum No. 16,178,862 Additional Shares (if issued) – representing the entire share capital of the Issuer as of the Offer Document Date.

It should be noted that, the Shares Subject to the Offer that are owned, directly or indirectly (including through trust companies or intermediaries) by the Offeror may not be tendered in acceptance of the Offer and, therefore, such shares will not be considered subject to the Offer.

As of the Offer Document Date, the Offeror directly holds No. 31,996 Issuer’s shares, representing 0.004% of the Issuer’s share capital as of the Offer Document Date. It should be noted that, this calculation does not include shares of Mediobanca held by investment funds and/or other collective investment undertakings managed by companies of the MPS Group in full autonomy from the latter and in the interests of their clients.

The Offeror reserves the right to purchase the Mediobanca shares to the extent permitted by applicable law and provided that any such purchases are notified to Consob and the market within one day pursuant to Article 41, paragraph 2, letter c) of the Issuers’ Regulation.

The Offer is addressed, within the limits specified in Section F, Paragraph F.4, of the Offer Document, on a non-discriminatory basis and on equal terms, to all shareholders of the Issuer.

As of the Offer Document Date, and to the best of the Offeror’s knowledge, the Issuer has not issued convertible bonds, warrants and/or financial instruments that confer voting rights, even limited to specific matters, at ordinary and extraordinary shareholders’ meetings, and/or other financial instruments that may confer on third parties the right to purchase or subscribe shares of the Issuer or even only the voting right, even limited, in relation to the Shares Subject to the Offer.

C.2.	Authorizations

For the sake of completeness, it should be noted that the Offeror obtained the following authorizations prior to the Offer Document Date:

a.	Resolution with protocol No. ECB-SSM-2025-ITMPS-8 - QLF-2025-0020 - QLF-2025-0021 - QLF-2025-0022 of 24 June 2025, pursuant to which the European Central Bank granted BMPS the authorization to acquire direct control of the Issuer, as well as indirect control of Mediobanca Premier and Compass, pursuant to Articles 19 and 22 of the Legislative Decree No. 385 of 1 September 1993;

b.	Resolution with protocol No. 1293052/25 of 24 June 2025, pursuant to which the Bank of Italy granted the preliminary authorizations to acquire indirect controlling shareholdings in MBCredit Solutions S.p.A., MBFACTA S.p.A. and SelmaBipiemme Leasing S.p.A., pursuant to Articles 19 and 22 of the TUB, as referred to in Article 110 of the TUB;

c.	Resolution with protocol No. 1294067/25 of 24 June 2025, pursuant to which the Bank of Italy granted the preliminary authorization to acquire an indirect controlling shareholding in Spafid S.p.A., pursuant to Articles 19 and 22 of the TUB, as referred to in Article 110 of the TUB;

d.	Resolution with protocol No. 1294074/25 of 24 June 2025, pursuant to which the Bank of Italy granted clearance to acquire an indirect controlling shareholding in Mediobanca SGR S.p.A., as well as an indirect qualified shareholding in Generali Asset Management S.p.A. SGR and Generali Real Estate S.p.A. SGR, pursuant to Articles 19 and 22 of the TUB, as referred to in Article 15 of the TUF;

e.	Resolution with protocol No. ECB-SSM-2025-ITMPS-5 - OGS-2025-ITMPS-0273144 of 1 April 2025, pursuant to which the European Central Bank granted the authorization for the preliminary verification that the amendments to the By-laws of the Offeror in relation to the Capital Increase Reserved to the Offer (and the related Delegation) do not conflict with the sound and prudent management of the Offeror, pursuant to Articles 56 and 61 of the TUB;

f.	Resolution with protocol No. ECB-SSM-2025-ITMPS-4 - OGS-2025-ITMPS-0273144 of 1 April 2025, pursuant to which the European Central Bank granted the preliminary authorization for the classification of the new shares issued in the context of the Capital Increase Reserved to the Offer among the Offeror’s own funds as Tier 1 capital, pursuant to Articles 26 and 28 of Regulation (EU) 575/2013 of the European Parliament and the Council of 26 June 2013;

g.	Resolution with protocol No. ECB-SSM-2025-ITMPS-12 - OGS-2025-ITMPS-0276432 of 24 June 2025, pursuant to which the European Central Bank granted the Offeror (a) the authorization to acquire direct and indirect shareholdings which, in aggregate, exceed 10% of the consolidated own funds of the Offeror’s banking group, pursuant to Articles 53 and 67 of the TUB, as implemented in Part Three, Chapter I, Section V, of the Bank of Italy Circular No. 285 of 17 December 2013, (b) the authorization to acquire controlling shareholdings, or allowing the exercise of significant influence, over financial or instrumental companies in non-EU countries (other than the United States, Japan, Canada and Switzerland);

h.	Resolution with protocol No. 102692/25 of 20 May 2025, pursuant to which IVASS granted the authorization to acquire a qualified indirect shareholding in Assicurazioni Generali, pursuant to Articles 68 et seq. of Legislative Decree No. 209 of 7 September 2005;

i.	Resolution with protocol No. 9110020375710 of 25 June 2025, pursuant to which the “Finanzmarktaufsichtsbehörde” (Austrian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Europäische Reiseversicherung AG, Generali Versicherung AG, and BAWAG P.S.K. Versicherung AG pursuant to Article 24, paragraph 1, of the Versicherungsaufsichtsgesetz 2016 (Austrian Insurance Supervision Act);

j.	Resolution with protocol No. ECB-SSM-2025-ITMPS-11 - QLF-2025-0026 of 24 June 2025, pursuant to which the European Central Bank granted the authorization to acquire a qualified indirect shareholding in Generali Bank AG pursuant to Article 20, paragraph 1, of the Bankwesengesetz (Austrian Banking Act);

k.	Resolution with protocol No. 385 - 03 of 24 June 2025, pursuant to which the Bulgarian Supervisory Authority (Financial Supervision Commission) granted the authorization to acquire a qualified indirect shareholding in Generali Insurance AD, GP Reinsurance EAD and United Health Insurance Fund Doverie Insurance AD EAD, pursuant to Article 68, paragraph 1, of the Bulgarian Insurance Code;

l.	Resolution with protocol No. 326-01-22-25-20 of 26 June 2025, pursuant to which the “Hrvatska agencija za nadzor financijskih usluga” (Croatian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Osiguranje d.d. pursuant to Article 36, paragraph 1, of the Zakon o osiguranju (Croatian Insurance Act);

m.	Resolutions with protocol No. 79158-29/2025, 79106-29/2025 and 79108-60/2025 of 23 June 2025, pursuant to which the “Magyar Nemzeti Bank” (Hungarian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Biztosító Zrt., Európai Utazási Biztosító Zrt., and Genertel Biztosító Zrt. pursuant to Articles 237, paragraph 1, 258 and 260, paragraph 2, of Act LXXXVIII of 2014 (Hungarian Insurance Act);

n.	Resolution with protocol No. 03-107/7-20 of 25 June 2025, pursuant to which the “Agencija za nadzor osiguranja” (Supervisory Authority of Montenegro) granted the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za osiguranje Generali Osiguranje Montenegro pursuant to Article 23, paragraph 1, of the Zakon o osiguranju (Montenegro Insurance Act);

o.	Resolution with protocol No. 591 of 23 June 2025, pursuant to which the “Autoritatea de Supraveghere Financiară” (Romanian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Romania Asigurare Reasigurare S.A. pursuant to Article 43, paragraph 1, of Law 237/2015 and Article 10, paragraph 1, of the RoFSA Regulation 3/2016;

p.	Resolutions with protocol No. 7267 and 7268 of 24 June 2025, pursuant to which the Serbian Supervisory Authority (National Bank of Serbia) granted the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za osiguranje Generali Osiguranje Srbija, Beograd and Akcionarsko društvo za reosiguranje Generali Reosiguranje Srbija, Beograd pursuant to Articles 31 and 69 of the Zakon o osiguranju (Serbian Insurance Act);

q.	Resolution with protocol No. 7266 of 24 June 2025, pursuant to which the Serbian Supervisory Authority (National Bank of Serbia) granted the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za upravljanje dobrovoljnim penzijskim fondom Generali Beograd pursuant to Article 14 of the Serbian Voluntary Pension Funds Act;

r.	Communication with protocol No. 40100-1/2025-4 of 10 March 2025, pursuant to which the “Agencija Za Zavarovalni Nadzor” (Slovenian Supervisory Authority) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali zavarovalnica d.d. Ljubljana pursuant to Article 31 of the Slovenian Insurance Act;

s.	Resolution with protocol No. 40220-2/2025-15 of 24 June 2025, pursuant to which the “Agencija Za Trg Vrednostnih Papirjev” (Slovenian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Investments, družba za upravljanje, d.o.o. pursuant to Article 35 of the Slovenian Investment Funds and Management Companies Act;

t.	Resolution with protocol No. 25-011834 of 29 April 2025, pursuant to which the Danish Supervisory Authority (Danish Financial Supervisory Authority) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Global Evolution Asset Management AS, Global Evolution Financial ApS, and Global Evolution Holding ApS pursuant to Article 61 of the Lov om Finansiel Virksomhed (Danish Financial Business Act);

u.	Resolution with protocol No. 5100 of 20 June 2025, pursuant to which the Greek Supervisory Authority (Bank of Greece – Department of Private Insurance Supervision) granted the authorization to acquire a qualified indirect shareholding in Generali Hellas Insurance S.A. pursuant to the Law No. 4364/2016 and the Bank of Greece Executive Committee Act No. 120/11.7.2017;

v.	Resolution with protocol No. 902201/39000 of 25 June 2025, pursuant to which the Supervisory Authority of the Principality of Liechtenstein (Liechtenstein Financial Market Authority) granted the authorization to acquire a qualified indirect shareholding in Fortuna Lebens-Versicherungs AG pursuant to Articles 92 to 98 of the Liechtenstein Insurance Supervision Act and of the FMA Guidelines 2017/20 – Prudential Assessment of Qualifying Holdings;

w.	Resolution with protocol No. D-25-01910 of 25 June 2025 of the “Autorité de Contrôle Prudentiel et de Résolution” (ACPR) (French Supervisory Authority) and resolution protocol No. MV 2025 00086/MVE of 26 June 2025 of the “Commission de Contrôle des Activités Financières” (Monegasque Supervisory Authority), pursuant to which such authorities granted the authorization to acquire a qualified indirect shareholding in CMB Monaco S.A.M. pursuant to Article 2 of the French Decree No. 2010-1599 of 20 December 2010 and Article 8 of the Principality of Monaco Law No. 1.338 of 7 September 2007, as subsequently amended, respectively;

x.	Resolution with protocol No. MV 2025 00086/MVE of 26 June 2025, pursuant to which the “Commission de Contrôle des Activités Financières” (Monegasque Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in CMG Monaco S.A.M. pursuant to Article 8 of the Principality of Monaco Law No. 1.338 of 7 September 2007, as subsequently amended;

y.	Resolution with protocol No. SAI-CA/2025/431 of 17 June 2025, pursuant to which the Portuguese Supervisory Authority (Portuguese Insurance and Pension Funds Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Seguros S.A. pursuant to Articles 6, paragraph 1(f), 162 to 169, 172 to 174-A, paragraph 1 of the Legal Framework for access to and exercise of insurance and reinsurance activities approved by Law No. 147/2015, as subsequently amended, and pursuant to Articles 2, 3, and 9, and Annexes III, IV, and V of the Regulatory Standard of the Portuguese Insurance and Pension Funds Supervisory Authority No. 3/2021 of 13 April;

z.	Resolution with protocol No. S-Sp-2025/00039/CNB/581 of 20 March 2025, pursuant to which the Czech Supervisory Authority (Czech National Bank) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali Česká pojišťovna a.s. pursuant to Section 24 and following of Act No. 277/2009 Coll. (Insurance Act) and Section 12 of Decree No. 307/2016 Coll.;

aa.	Resolution with protocol No. S-Sp-2025/00015/CNB/657 of 20 March 2025, pursuant to which the Czech Supervisory Authority (Czech National Bank) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali Investments CEE, investiční společnost, a.s. pursuant to Section 520 and following of Act No. 240/2013 Coll. and Sections 16 and 18 of Decree No. 247/2013 Coll.;

bb.	Resolution with protocol No. S-Sp-2025/00040/CNB/581 of 20 March, pursuant to which the Czech Supervisory Authority (Czech National Bank) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali penzijní společnost, a.s. pursuant to Section 41 and following of Act No. 427/2011 Coll. and Section 6 of Decree No. 199/2020 Coll.;

cc.	Communications of 18 June 2025 in relation to the proceedings No. ACT-25-093791, ACT-25-093797, ACT-25-093798, ACT-25-093799, ACT-25-093794, ACT-25-093802, ACT-25-093804 and ACT-25-093801, pursuant to which the “Autorité de contrôle prudentiel et de résolution” (ACPR) (French Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Europ Assistance S.A., Generali France, Generali IARD S.A., Generali Retraite S.A., Generali Vie S.A., L’Equité S.A., Prudence Créole, and GFA Caraïbes pursuant to Article R.322-11-1 of the French Insurance Code;

dd.	Resolution with protocol No. SUIVT013335 of 9 May 2025, pursuant to which the “Autorité des marchés financiers” (AMF) (French Supervisory Authority) granted the authorization with regard to the acquisition of a qualified indirect shareholding in Generali Wealth Solutions pursuant to Article 317-10 of the Autorité des marchés financiers General Regulation;

ee.	Resolution of 12 June 2025 in relation to the proceedings with protocol No. VA 42-I 5061/00441#00728, pursuant to which the “Bundesanstalt für Finanzdienstleistungsaufsicht” (BaFin) (German Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in ADVOCARD Rechtsschutzversicherung AG, Cosmos Lebensversicherungs-Aktiengesellschaft, Cosmos Versicherung Aktiengesellschaft, Dialog Lebensversicherungs- Aktiengesellschaft, Dialog Versicherung Aktiengesellschaft, ENVIVAS Krankenversicherung Aktiengesellschaft, Generali Deutschland AG, Generali Deutschland Versicherung AG, Generali Deutschland Krankenversicherung AG, Generali Deutschland Lebensversicherung AG, Generali Beteiligungs-GmbH and Generali Pensionsfonds AG pursuant to the German Insurance Supervision Act;

ff.	Resolution with protocol No. ECB-SSM-2025-ITMPS-10 - QLF-2025-0023 of 24 June 2025, pursuant to which the European Central Bank granted the authorization to acquire a qualified indirect shareholding in Deutsche Bausparkasse Badenia Aktiengesellschaft pursuant to the German Banking Act and the German Ordinance on qualifying holdings;

gg.	Resolution with protocol No. ECB-SSM-2025-ITMPS-9 - QLF-2025-0019 of 24 June 2025, pursuant to which the European Central Bank granted the authorization to acquire a qualified indirect shareholding in Mediobanca International (Luxembourg) S.A. pursuant to Article 6, paragraph 5 and following of the Law of 5 April 1993, the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669, and the Law of 11 January 2008;

hh.	Resolution with protocol No. OPC.25/90515-VKE/SNA S-790 GFIOT-AVGFI_A of 25 June 2025, pursuant to which the “Commission de Surveillance du Secteur Financier” (CSSF) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Mediobanca Management Company S.A. pursuant to the Law of 17 December 2010, CSSF Circular 18/698, and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669, and the Law of 11 January 2008;

ii.	Resolution with protocol No. OPC.25/90722-HOM/SAW S-988 GFIOT-AVGFI_C of 26 June 2025, pursuant to which the “Commission de Surveillance du Secteur Financier” (CSSF) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Investments Luxembourg S.A. pursuant to the Law of 17 December 2010, the Law of 12 July 2013, the CSSF Circular 18/698, and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669;

jj.	Resolution of 11 June 2025, pursuant to which the “Commissariat aux Assurances” (CAA) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Compass RE (Luxembourg) S.A. and Generali Luxembourg S.A. pursuant to the Law of 7 December 2015 (Insurance Supervision Law) and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669;

kk.	Resolution of 11 June 2025, pursuant to which the “Commissariat aux Assurances” (CAA) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Employee Benefits Network S.A. pursuant to the Law of 7 December 2015 (Insurance Supervision Law);

ll.	Resolution with protocol No. CIC/211407499 of 21 May 2025, pursuant to which the “Financial Conduct Authority” (FCA) (UK Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Arma Partners LLP, Polus Capital Management Limited and Conning Asset Management Limited pursuant to Part XII of the Financial Services and Markets Act 2000;

mm.	Communication of 21 May 2025, pursuant to which the “Financial Conduct Authority” (FCA) (UK Supervisory Authority) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of an indirect shareholding in Lumyna Investments Limited pursuant to Part XII of the Financial Services and Markets Act 2000;

nn.	Resolution with protocol No. JP3/OPI/7364/4 and JP3/OPI/7324/4 of 17 June 2025, pursuant to which the Malaysian Supervisory Authority (Central Bank of Malaysia) granted the authorization to acquire a qualified indirect shareholding in Generali Insurance Malaysia Berhad and Generali Life Insurance Malaysia Berhad pursuant to Section 87, paragraph 1 of the Malaysian Financial Services Act 2013 and the Policy Document on the Application Procedures for Acquisition of Interest in Shares and to be a Financial Holding Company issued by the Central Bank of Malaysia;

oo.	Communication with protocol No. 30/816/ISSM-ADM/090.4/2025 of 10 April 2025 and No. 42/1152/ISSM-DS/090.4/2025 of 28 May 2025, pursuant to which the Mozambican Supervisory Authority (Ministry of Finance) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Tranquilidade Moçambique Companhia de Seguros, S.A. and Tranquilidade Moçambique Companhia de Seguros Vida, S.A. pursuant to Decree Law No. 1/2010 of 31 December 2010, and Decree No. 30/2011 of 11 August 2011;

pp.	Resolution of 24 June 2025, pursuant to which the “New York State Department of Financial Services” (NYDFS) (New York State Supervisory Authority) granted the Offeror the exemption pursuant to Section 1502(b) of the Insurance Law with respect to the obligation to obtain the authorization to acquire control of Generali USA Insurance Company and Generali U.S. Branch, as otherwise required by Section 1506 of the aforementioned law;

qq.	by virtue of the tacit consent of the “Dirección General de Seguros y Fondos de Pensiones” (Spanish Supervisory Authority) which took effect on 14 May 2025, authorization with regard to a qualified indirect shareholding in Generali España, S.A. de Seguros y Reaseguros and Generali Seguros y Reaseguros, S.A.;

Furthermore, prior to the Offer Document Date, the Offeror also issued the following preliminary notifications:

a.	preliminary notification on 13 February 2025 to the Swiss Financial Market Supervisory Authority (FINMA) (Swiss Supervisory Authority) regarding the acquisition of an indirect qualified shareholding in RAM Active Investments SA, Europ Assistance (Suisse) Assurance SA, Fortuna Rechtsschutz-Versicherung-Gesellschaft AG, Generali Assurances Générales SA, Generali Investments Schweiz AG, Generali Personenversicherungen AG pursuant to Article 11, paragraph 5 of the Swiss Financial Institutions Act, Article 10 of the Swiss Financial Institutions Ordinance, Articles 5, paragraph 2 and 21, paragraph 2 of the Swiss Insurance Supervision Act and pursuant to Article 5 of the Swiss Insurance Supervision Ordinance; and

b.	preliminary notification to the “Financial Industry Regulatory Authority, Inc.” (FINRA) (US Supervisory Authority) regarding a change in control of, or a qualified shareholding in, Mediobanca Securities USA LLC pursuant to FINRA Rule 1017.

It should be noted that also the Other Authorizations have been granted to the Offeror.

With reference to the ECB’s requests contained in the authorization dated 24 June 2025 (protocol No. ECB-SSM-2025-ITMPS-8 - QLF-2025-0020 - QLF-2025-0021 - QLF-2025-0022), the following shall be noted.

As announced to the market on 25 June 2025 by means of a press release, pursuant to the provisions of the authorization, the Offeror is required, within six months from the date of the acquisition of Mediobanca’s control, to submit to the ECB an integration plan including the following information:

(i)	the impacts on capital, funding strategies and digitalisation/IT security, highlighting any deviations from the initial assumptions as described in the context of the application for the authorization, in terms of, among other things, synergies, integration costs, operating loss forecasts and goodwill valuations. The updated capital plan shall include, in addition to a base scenario, also an adverse scenario, together with the related management mitigation measures, as well as an assessment of the actual feasibility and timing for its implementation;

(ii)	the ICT system organization, specifying the transitional and target architectures, data flows, agreements with third parties, together with the processes and the controls relating to the ICT system, data quality, business continuity measures, including in terms of third-party management, and changes to be made to internal plans and procedures;

(iii)	the corporate governance structure of the new group with reference to:

i.	the organizational structure and regulations necessary to ensure strategic and operational coordination between the Offeror and all its subsidiaries;

ii.	the governance structure of the subsidiaries;

iii.	the internal control system, ensuring that it is consistent with the size and complexity of the new group as well as with its risk profile;

iv.	the changes to the remuneration structure, also for the purpose of developing proper retention policies for Mediobanca’s key professionals;

v.	the changes to be made to the methods for aggregating and reporting risk information.

The Plan shall include a timetable for all integration activities, as well as a defined governance framework for the regular monitoring of the integration process. In addition, in the event that the Offer records an acceptance rate of less than 50%, the Offeror shall provide the ECB, within three months from the closing date of the Transaction:

-	a report approved by the Board of Directors and shared with the independent auditor of the Offeror confirming the existence of de facto control;

-	alternatively, in the absence of de facto control, a plan approved by the Board of Directors indicating the strategic approach to the acquired shareholding in Mediobanca, the criteria for maintaining or disposing of such shareholding together with the related objectives, timelines and main operational milestones; and

-	a statement certifying whether it is expected to acquire a shareholding of more than 50% and the related estimated impact in terms of assets.

It should be noted that the same requirements are also referred to in the resolution with protocol No. ECB-SSM-2025-ITMPS-12 - OGS-2025-ITMPS-0276432.

However, with reference to the requests of the Bank of Italy contained in the authorizations of 24 June 2025, the following shall be noted.

With reference to the resolutions with protocol No. 1293052/25 and 1294067/25, relating to the acquisition of indirect controlling shareholdings in MBCredit Solutions S.p.A., MBFACTA S.p.A., SelmaBipiemme Leasing S.p.A., and Spafid S.p.A., the Offeror is required, within six months from the date of the acquisition of control over the aforementioned intermediaries, to submit to the Bank of Italy information regarding:

(i)	the strategic/operational outlooks of the intermediaries, providing an updated business plan;

(ii)	the methods meant to be adopted for the purposes of the full integration of the intermediaries into the new corporate structure, in terms of governance, organizational and control arrangements.

With reference to the resolution with protocol No. 1294074/25, relating to the acquisition of an indirect controlling shareholding in Mediobanca SGR S.p.A. as well as an indirect qualified shareholding in Generali Asset Management S.p.A. SGR and Generali Real Estate S.p.A. SGR, the Offeror is required, within six months from the date of completion of the Offer and with specific reference to the acquisition of the controlling shareholding in Mediobanca SGR S.p.A., to submit to the Bank of Italy a disclosure document including:

(i)	any changes to the SGR’s business plan, with particular regard to the outlooks relating to the delegated asset management activities and the distribution and placement strategies for collective investment undertakings;

(ii)	any plans to maintain/reallocate the high-profile staff currently employed by the SGR;

(iii)	plans relating to the appointment/replacement of members of the Board of Directors and senior management, as well as the measures that will be implemented to integrate the current control functions framework of the SGR into the MPS Group.

With reference to the exemption obtained on 24 June 2025 from the “New York State Department of Financial Services” (NYDFS) regarding the authorization to acquire control of Generali USA Insurance Company and Generali U.S. Branch, it should be noted that the Offeror agreed, among other things, with the aforementioned authority, following completion of the Offer, to employ its reasonable efforts to ensure that the Issuer, without prejudice to the authority’s consent, refrains from (i) increasing its shareholding in Assicurazioni Generali beyond the threshold of 15% of the share capital of Assicurazioni Generali and/or (ii) entering into agreements of any kind with third parties concerning the exercise of voting rights in Assicurazioni Generali.

The aforementioned commitment is undertaken solely by the Offeror, does not impact the execution of the Offer and, in any case, does not directly limit the Issuer, nor does it preclude the Offeror from potentially submitting a new application to the competent authority for the purpose of making direct or indirect purchases of shares in Assicurazioni Generali above the aforementioned 15% threshold or from entering into any agreements of any kind with third parties concerning the exercise of voting rights in Assicurazioni Generali.

For further details, please refer to Section A, Paragraph A.1, of the Offer Document.

D.	FINANCIAL INSTRUMENTS OF THE ISSUER OR HAVING AS UNDERLYING ASSETS SUCH INSTRUMENTS HELD BY THE OFFEROR, INCLUDING THROUGH TRUST COMPANIES OR INDERMEDIARIES

D.1.	Number and categories of financial instruments of the Issuer held by the Offeror (including through trust companies or intermediaries) and by persons acting in concert

As of the Offer Document Date, the Offeror directly holds No. 31,996 Issuer’s shares, representing 0.004% of the Issuer’s share capital as of the Offer Document Date. It should be noted that, this calculation does not include Mediobanca shares held by investment funds and/or other collective investment undertakings managed by companies of the MPS Group in full autonomy from the latter and in the interests of their clients.

The Offeror does not hold, directly or through trust companies or intermediaries, any other financial instruments issued by the Issuer or having as their underlying ordinary shares of the Issuer, nor any derivative financial instruments conferring a long position in the Issuer.

D.2.	Repurchase agreements, securities lending agreements, usufruct and pledge rights, or other commitments with the Issuer’s shares as underlying asset

As of the Offer Document Date, except as indicated below, the Offeror has not entered into any repurchase or securities lending agreements, established any usufruct or pledge rights or assumed any other commitments of any kind having the Issuer’s shares as underlying assets (such as, for example, option agreements, futures, swaps, forward agreements on such financial instruments) directly or through trust companies or intermediaries or through subsidiaries.

E.	UNIT CONSIDERATION FOR THE FINANCIAL INSTRUMENTS AND RELATED JUSTIFICATION

E.1.	Indication of the unit Consideration and related determination

For each Share Subject to the Offer tendered in acceptance of the Offer, the Offeror will pay a unit Consideration, not subject to adjustment (except as indicated below), consisting of No. 2.533 newly issued shares of the Offeror in execution of the Capital Increase Reserved to the Offer.

Therefore, by way of example, for every No. 1,000 (one thousand) Shares Subject to the Offer tendered in acceptance of the Offer, No. 2,533 (two thousand five hundred and thirty-three) newly issued MPS Shares will be paid.

The newly issued MPS Shares resulting from the Capital Increase Reserved to the Offer will have regular dividend rights and, therefore, will confer on their holders the same rights as the ordinary shares of MPS already outstanding on the issue date, and will be listed on Euronext Milan in dematerialised form pursuant to Article 83-bis of the TUF.

The Consideration will be paid on the Payment Date, i.e., 15 September 2025 (unless the Acceptance Period is extended in accordance with applicable regulations), or, with reference to the Shares Subject to the Offer tendered in acceptance of the Offer during the possible Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period (unless the Acceptance Period is extended in accordance with applicable law), i.e., 29 September 2025.

The Consideration is net of stamp duty, expenses, fees and commissions, which shall be borne by the Offeror, while capital gains tax, if due, shall be borne by the Tendering Shareholders.

The Pre-Adjustment Consideration has been determined by the Offeror’s Board of Directors, as of 23 January 2025, on the basis of its own analyses and assumptions, carried out with the advice and support of J.P. Morgan and UBS.

It should be noted that, for the purposes of the determination of the Pre-Adjustment Consideration, no appraisals prepared by independent entities or aimed at assessing the fairness of the Pre-Adjustment Consideration were obtained and/or used.

As indicated in the Offeror’s Communication, such Pre-Adjustment Consideration was equal, as of the Announcement Date, to 2.300 MPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer and has been determined on the assumption that, prior to the Payment Date:

i)	the Issuer and/or the Offeror do not approve or implement any ordinary distribution (including interim dividends), or extraordinary distribution of dividends taken from profits and/or other reserves; and

ii)	the Issuer does not approve or implement any transaction on its share capital (including, by way of example, capital increases or reductions) and/or on the Shares Subject to the Offer (including, by way of example, the consolidation or cancellation of shares).

It should be noted that, in accordance with the Offeror’s Communication, MPS has adjusted the Pre-Adjustment Consideration to reflect the payment of the MPS Dividend and the Mediobanca Interim Dividend.

Considering that the Offeror’s Communication provides for further adjustments to the Consideration, without prejudice to the Offeror’s right to exercise (or waive) the relevant Condition of Effectiveness, where applicable, in relation to that individual event, the Consideration may be further adjusted upon the occurrence of the other events indicated in the Offeror’s Communication and mentioned above. Therefore, if the Board of Directors of Mediobanca, in execution of the delegation granted to it by the Issuer’s extraordinary Shareholders’ Meeting of 28 October 2024, proceeds – prior to the Payment Date – to cancel its Treasury Shares purchased in execution of the authorization of the same ordinary Shareholders’ Meeting of Mediobanca of 28 October 2024, and/or any transactions to reduce the number of Mediobanca shares outstanding and/or the payment of the relevant balance of the 2025 dividend, further adjustments will be made to the Consideration, without prejudice to any restructuring and/or changes to the content and/or structure of the Offer.

Pursuant to the Offer, considering the nature of the Consideration, represented by newly issued ordinary shares of the Offeror, offered in exchange for ordinary shares of the Issuer tendered in acceptance of the Offer, the Board of Directors of MPS has carried out a valuation of the shares of Mediobanca and MPS with a view to expressing a relative estimate of their values, based on publicly available data and information. The assumptions and estimates made should therefore be understood in relative terms and with limited reference to the Offer. The valuation analyses carried out by the Board of Directors to determine the Pre-Adjustment Exchange Ratio were carried out on a comparative basis, giving priority to the principle of relative homogeneity and comparability of the valuation methods applied.

The valuation methods and the resulting economic values of the shares of Mediobanca and MPS were identified for the purpose of determining the number of MPS shares reserved to the Offer to be issued, based on the outcome of the Offer. Under no circumstances should these valuations be considered as possible indications of the market price or value, current or prospective, in a context other than that under consideration.

The valuations carried out by the Offeror’s Board of Directors refer to the economic and market conditions as of the Reference Date (i.e., on 23 January 2025, corresponding to the Trading Day prior to the Communication Date) and to the economic, financial and equity position of the Offeror and the Issuer as reported in the consolidated interim management reports as of 30 September 2024, in the consolidated financial statements as of 31 December 2023 for MPS, in the consolidated financial statements as of 30 June 2024 for Mediobanca, and in the related press releases and presentations of the results to the financial community.

In particular, for the purpose of determining the Pre-Adjustment Consideration, the Board of Directors of the Offeror elected to use the following valuation methods with equal weighting:

a.	the Stock Market Price Method;

b.	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings; and

c.	the target price methodology highlighted by research analysts.

The choice of methodologies and the results of the valuation analyses carried out by MPS as of the Reference Date for the purpose of determining the Pre-Adjustment Exchange Ratio must be read in light of the following main limitations and difficulties:

(i)	the Offeror only used publicly available data and information of the Issuer for the purposes of its analyses;

(ii)	the Offeror did not carry out any financial, legal, commercial, tax, industrial or any other due diligence on Mediobanca;

(iii)	as of the Reference Date, no updated business plan for Mediobanca with a time horizon consistent with that of MPS is publicly available. Consequently, where relevant for the application of the valuation methods, the projections relating to future economic performance used for MPS were derived from the estimates in the 2024-28 Business Plan, while for Mediobanca were derived from the estimates provided by research analysts;

(iv)	the analyses conducted reflect the peculiarities of the valuation methodologies, the reliability of which is limited by a number of factors inherent to the methodologies themselves.

The following is a summary description of each of the methodologies used to determine the Pre-Adjustment Consideration:

a.	Stock Market Price Method: the Stock Market Price Method uses market prices as the relevant information for estimating the economic value of companies, using for this purpose the stock market prices expressed in share prices recorded in intervals of time deemed significant and on the assumption that there is a correlation between the prices expressed by the market for the shares of the companies being valued and their economic value. The main characteristic of this methodology lies in the possibility of expressing in relative terms the relationship existing between the values of the companies in question as perceived by the market.

In this specific case, it was deemed appropriate to apply this methodology by adopting the following criteria: (a) use of the official prices of the Offeror’s and Mediobanca’s shares recorded on the Reference Date; (b) use of the weighted average official prices in connection with the volumes of MPS’ and Mediobanca’s shares (the so-called Volume Weighted Average Price) with reference periods of 1 month, 2 months, 3 months, 6 months and 1 year prior to the Announcement Date;

b.	Market Multiples Method: according to the Market Multiples Method, the value of a company is determined by taking as a reference the indications provided by the stock market with regard to companies with similar characteristics to the company being valued.

The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, asset and financial metrics of a selected sample of comparable companies. The multiples thus determined are applied, with the appropriate additions and adjustments, to the corresponding magnitudes of the company being evaluated, in order to estimate a range of values. For the purposes of the Offer and on the basis of the characteristics typical to the banking sector and market practice, the Price/Projected Earnings multiple in 2025 and 2026 was selected (the multiples for the years following 2026 were deemed to be of limited significance, considering the lower reliability and greater variability that generally characterize consensus estimates for prospective years further out in time).

The degree of reliability of the market multiples method of valuation depends on an appropriate adaptation of the method itself to the specific valuation in question. In this regard, the similarity, from an operational and financial point of view, between the companies included in the reference sample and the companies subject to valuation is particularly relevant. The significance of the results is, in fact, dependent on the comparability of the sample. The securities of the selected companies shall also present a good degree of liquidity and shall not concern companies whose prices could be influenced by particular contingent situations.

Below is a brief description of each company in the reference sample:

●	Intesa Sanpaolo: a company listed on Borsa Italiana, operating mainly in retail banking, corporate and investment banking, private banking, asset management and insurance services; it also operates in Central and Eastern Europe and Egypt;

●	UniCredit: a company listed on Borsa Italiana, operating mainly in retail banking, corporate and investment banking, private banking and insurance services (including through bancassurance partnerships); it also operates in Central and Eastern Europe, including Germany and Austria;

●	Banco BPM: a company listed on Borsa Italiana, resulting from the merger between Banco Popolare and Banca Popolare di Milano in 2017, operates in Italy mainly in retail banking, corporate and investment banking, private banking, consumer credit and offers insurance services (also through bancassurance partnerships);

●	BPER: a company listed on Borsa Italiana, it operates mainly in retail banking, corporate banking, wealth management, leasing and factoring, and offers insurance services (including through bancassurance partnerships);

●	Credito Emiliano: a company listed on Borsa Italiana, it operates in Italy mainly in retail banking, wealth management and factoring, and offers insurance services (including through bancassurance partnerships);

●	Banca Popolare di Sondrio: a company listed on Borsa Italiana, it operates in Italy mainly in retail banking, factoring and leasing, and offering insurance services (including through bancassurance partnerships);

●	FinecoBank: a company listed on Borsa Italiana, it operates in Italy as a fintech bank with a network of financial advisors, offering banking, trading and investment services;

●	Banca Generali: a company listed on Borsa Italiana, it operates in Italy, with a network of financial advisors, in financial planning and asset protection for clients;

●	Banca Mediolanum: a company listed on the Italian Stock Exchange, it operates in asset management and investment advice with a network of financial advisors; it also operates in Spain and Germany.

It should be noted that, given the differences between the business models of the Offeror and of the Issuer, a specific sample was used in order to better reflect the peculiarities of each company’s business. In particular, for the purposes of the evaluation of the Offeror, Intesa Sanpaolo, UniCredit, Banco BPM, BPER, Credito Emiliano and Banca Popolare di Sondrio were taken into consideration, while for the purposes of the evaluation of the Issuer, Intesa Sanpaolo, UniCredit, FinecoBank, Banca Generali and Banca Mediolanum were taken into consideration.

The market multiples were applied, for the Offeror, to the 2025 and 2026 estimates derived from the 2024-28 Business Plan and, for Mediobanca, to the 2025 and 2026 consensus estimates from research analysts (as provided by the information provider FactSet as of the Reference Date).

For the purposes of the valuation analysis of the Issuer, in light of the fact that a significant portion of the Issuer’s profitability is generated by the indirect qualified shareholding in Assicurazioni Generali (equal to 13.02% as of 30 June 2024), and considering that the latter company has its own market valuation, the following approach was followed:

●	Mediobanca’s prospective profit (based on consensus net profit estimates by research analysts for 2025 and 2026, as provided by the info provider FactSet as of the Reference Date) was reduced by the amount relating to the contribution of Assicurazioni Generali (also based on the same source as of the Reference Date) (the “Prospective Profit Excluding Assicurazioni Generali”);

●	the average multiple of the companies belonging to the reference sample relating to Mediobanca (Intesa Sanpaolo, UniCredit, Finecobank, Banca Generali and Banca Mediolanum) was applied to the Prospective Profit Excluding Assicurazioni Generali, resulting in a valuation of Mediobanca that consequently excludes the value of the investment in Assicurazioni Generali (the “Valuation Excluding Assicurazioni Generali”);

●	the market value of the stake in Assicurazioni Generali (calculated by multiplying the market capitalization of Assicurazioni Generali as of 23 January 2025 by the stake held by Mediobanca, equal to 13.02% as of 30 June 2024) was added to the Valuation Excluding Assicurazioni Generali, in order to obtain the overall valuation of Mediobanca (the “Overall Valuation”).

c.	Research analysts’ target price method: the target price method determines the value of a company based on the target prices that financial analysts publish on the company. Target prices are indications of value that express an assumption about the price that a share can reach on the stock market and are derived from multiple valuation methodologies used at the discretion of the individual research analyst.

For the purpose of applying the target price methodology, the target prices of Offeror’s and Issuer’s ordinary shares as indicated by the research analysts relating to the companies, as available up to the Reference Date, and published following the release of Offeror’s and Issuer’s preliminary results as of 30 September 2024 (announced on 8 November 2024 and 12 November 2024, respectively) were used.

The valuation methodologies described above have been applied on an individual and business continuity basis for both Offeror and Issuer and also taking into account the specific features of the Offer.

In order to determine the Pre-Adjustment Exchange Ratio, ranges of values were identified for each valuation method, i.e.: (i) for the market multiples method, a range of +/- 15% with respect to the average value and, for (ii) the target price method highlighted by research analysts, a minimum value calculated as the ratio between the minimum target prices of Mediobanca and Offeror and a maximum value calculated as the ratio between the maximum target prices of Mediobanca and Offeror.

The range used in relation to the market multiples method (P/E 2025 and P/E 2026), equal to +/-15% of the Pre-Adjustment Exchange Ratio calculated on the Reference Date, was estimated taking into account the fluctuations of the ratio itself in the twelve months prior to the Reference Date.

In particular, in the above time window, the deviation from the average minimum/maximum exchange ratio is +/- 12% using the P/E 2025 method and +/- 15% using the P/E 2026 method, respectively. Therefore, the range applied in the methodology presented in the Explanatory Report of the Board of Directors (+/- 15%) reflects the higher value between the two methods mentioned above.

On the basis of the analyses carried out according to the evaluation criteria described above, the following findings emerged.

Implied Pre-Adjustment Exchange Ratio
Methodology	Minimum		Maximum
Stock Market Price Method
Spot		2.190x
1 months		2.127x
2 months		2.194x
3 months		2.379x
6 months		2.641x
12 months		2.948x
Market Multiples Method
P/E 2025	1.937x (*)	2.279x	2.621x(*)
P/E 2026	1.880x (*)	2.211x	2.543x(*)
Target price method highlighted by research analysts	2.046x		2.433x

(*) The figure reported has been calculated by applying a range of +/- 15% compared to the average value of 2.279x for the 2025 P/E and of 2.211x for the 2026 P/E.

In light of the above and based on the valuation approach used, the Board of Directors of the Offeror has identified, within the range determined by applying the methodologies outlined above, the Pre-Adjustment Exchange Ratio (MPS Shares for each Mediobanca Share) equal to No. 2.300, including a premium that it has opted to recognize with respect to the official price of the Issuer’s shares as of 23 January 2025. This specific value was determined taking into account (i) the ranges identified through the application of the methodologies highlighted in the Explanatory Report of the Board of Directors, (ii) the overall characteristics of the transaction in question, and (iii) the premium implied in the Pre-Adjustment Exchange Ratio that it was decided to recognize, also in light of points (i) and (ii) above, compared to the official price of Mediobanca shares as of the Reference Date.

It should be noted that for the purposes of the Capital Increase Reserved to the Offer, PricewaterhouseCoopers Advisory S.p.A., the company appointed to audit the Offeror’s accounts, has prepared, on a voluntary basis and in accordance with the criteria set out in ISAE “3000 revised – limited assurance engagement”, a report regarding the adequacy, in so far as is reasonable and nondiscretionary, in the case in question, of the criteria adopted by the same Board of Directors for determining the Pre-Adjustment Exchange Ratio, with respect to national and international valuation practices and professional techniques applicable to transactions of this nature. This report was made available to the Offeror’s Shareholders’ Meeting of 17 April 2025.

Monetary valuation of the Consideration

For the purposes of this Offer Document, it should be noted that, for illustrative purposes only, a “monetary” value has been attributed to the Pre-Adjustment Consideration offered for each Share Subject to the Offer that will be tendered in acceptance of the Offer (equal to No. 2.300 MPS Shares for each Share Subject to the Offer), the following “monetary” values have been assigned:

(i)	Euro 7.036 assigned (for illustrative purposes only in the Offer Document) to each MPS Share and corresponding to the official price of MPS ordinary shares on the last Trading Day prior to the Offer Document Date (the “Unit Market Value of the MPS Share Prior to the Offer Document Date”);

(ii)	Euro 16.184 assigned (for illustrative purposes only in the Offer Document) to the Pre-Adjustment Consideration due for each Share Subject to the Offer tendered in acceptance of the Offer, equal to the Unit Market Value of the MPS Share Prior to the Offer Document Date multiplied by 2.300 (corresponding to the Pre-Adjustment Exchange Ratio) (the “Unit Market Value of the Pre-Adjustment Consideration Prior to the Offer Document Date”);

(iii)	Euro 15.992 allocated (for illustrative purposes only in the Offer Document) to each Mediobanca Share and corresponding to the official price of MPS ordinary shares on the last Trading Day prior to the Communication Date (i.e., 23 January 2025), namely, Euro 6.953 multiplied by 2.300 (corresponding to the Pre-Adjustment Exchange Ratio) (the “Unit Market Value of the Pre-Adjustment Consideration Prior to the Communication Date”).

In view of the above, it should be noted that, the official stock market prices of the MPS Shares may vary (including during the Acceptance Period and up to the Payment Date) with respect to the price of the MPS ordinary shares used to determine, respectively, the Unit Market Value of the MPS Share Prior to the Offer Document Date, the Unit Market Value of the Pre-Adjustment Consideration Prior to the Offer Document Date and the Unit Market Value of the Pre-Adjustment Consideration Prior to the Communication Date.

E.2.	Total countervalue of the Offer

In the event of full acceptance of the Offer, i.e., all of No. 849,458,551 Shares Subject to the Offer are tendered in acceptance of the Offer, and without prejudice to any further adjustments to the Consideration as indicated in the Offeror’s Communication and/or any restructuring and/or changes to the content and/or structure of the Offer, a total of No. 2,151,678,510 newly issued MPS Shares, resulting from the Capital Increase Reserved to the Offer, and representing approximately 63% of MPS’ share capital, will be allocated to the Tendering Shareholder as total Consideration, on the basis of the Exchange Ratio, as described in Section E, Paragraph E.1, of the Offer Document.

Therefore, without prejudice to any further adjustments to the Consideration as indicated in the Offeror’s Communication and/or any restructuring and/or changes to the content and/or structure of the Offer, in the event of full acceptance of the Offer – i.e., in the event that all No. 849,458,551 Shares Subject to the Offer are tendered in acceptance of the Offer (or in any case transferred to MPS in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable) – based on the official price of the Offeror’s shares recorded at the close of trading on 23 January 2025 (the last Trading Day prior to the Communication Date) equal to Euro 6.953, the total value of the Offer will be approximately Euro 13.6 billion, the latter amount being equal to the “monetary” value of the Pre-Adjustment Consideration (i.e., Euro 15.992 per Issuer’s Share).

E.3.	Comparison of the Pre-Adjustment Consideration with certain indicators relating to the Issuer

The table below shows the main economic and financial indicators relating to the Issuer for the financial years ended 30 June 2023 and 30 June 2024.

	30 June 2024	30 June 2023
Total number of shares at the end of the financial year (a)	832,948,824	849,257,474
Number of treasury shares at end of year (b)	6,299,458	8,454,929
Number of shares outstanding (c=a-b)	826,649,366	840,802,545
Weighted average number of shares outstanding	826,608,063	840,761,242
Dividends	885,196,923	714,682,163
Dividends per share - Euro	1.06	0.84
Net profit attributable to shareholders of the Issuer	1,273,382,000	1,025,986,000
Net profit attributable to shareholders of the Issuer per share - Euro	1.53	1.21
Mediobanca net equity	11,157,071,000	11,325,434,000
Mediobanca net equity per share – Euro	13.39	13.34

With reference to the multipliers analysed, for the sake of completeness, it should be noted that: (i) in relation to the Price/Earnings multiplier, prospective earnings (2025 and 2026 in this specific case), and not historical earnings, represent the fundamental benchmark commonly used in the valuation practice for financial and business companies, and (ii) the

Price/Cash Flow, Enterprise Value/Revenue, Enterprise Value/EBITDA and Enterprise Value/EBIT – commonly used in the valuation practice for industrial sectors – have not been represented and considered for valuation purposes as they are not significant due to the banking sector to which they belong, the business model and the economic and financial profile of the Offeror and the Issuer.

The prices used for the calculation of multiples refer to the market prices recorded as of the Reference Date, i.e., on 23 January 2025, the Trading Day prior to the Communication Date.

With reference to the table below, the prospective Price/Prospective Earnings multiples at the Pre-Adjustment Offer Consideration are at a premium compared to Intesa Sanpaolo and UniCredit and at a discount compared to FinecoBank, Banca Generali and Banca Mediolanum.

	Price/Prospective Earnings		Price/Net Equity
Comparable companies	2025	2026	September 2024 (latest available data)
Intesa Sanpaolo	8.2x	8.1x	1.27x
UniCredit	7.5x	7.6x	1.15x
FinecoBank	18.6x	17.8x	5.94x
Banca Generali	15.3x	14.7x	4.54x
Banca Mediolanum	10.7x	10.7x	2.47x
Average	12.0x	11.8x	3.08x
Median	10.7x	10.7x	2.47x
Mediobanca	9.6x	9.2x	1.15x
Mediobanca at the Pre-Adjustment Offer Consideration	10.0x	9.7x	1.21x

For illustrative purposes only, Price/Net Equity multiples (“P/BV”) are also shown, where the Group’s net equity used, net of equity instruments, is the latest figure available as of the Reference Date.

E.4.	Monthly arithmetic and weighted average of the official prices recorded by the Issuer’s shares in the twelve months prior to the promotion of the Offer

The following table shows the monthly arithmetic averages, weighted by daily trading volumes, of the official prices of the Mediobanca Shares recorded on the respective Trading Days in each of the twelve months prior to the Reference Date (inclusive) (i.e., 23 January 2025):

Reference period	Average price (Euro)	Weighted average price[8] (Euro)	Total volumes (shares)	Total countervalues (Euro)
24 – 31 January 2024	12.193	12.200	16,236,627	198,083,883
February 2024	12.068	12.184	89,319,764	1,088,276,879
March 2024	13.125	13.114	48,131,989	631,226,149
April 2024	13.595	13.583	47,940,316	651,160,172
May 2024	14.447	14.488	56,720,521	821,780,280
June 2024	13.959	13.872	48,633,937	674,667,826
July 2024	14.440	14.460	30,473,846	440,663,485
August 2024	14.475	14.389	33,655,034	484,251,442
September 2024	15.127	15.147	39,519,232	598,578,206
October 2024	15.413	15.445	39,500,183	610,070,594
November 2024	14.503	14.456	71,108,306	1,027,967,543
December 2024	14.090	14.066	42,511,160	597,948,396
2 – 23 January 2025	14.803	14.881	35,517,927	528,540,984

The official price of the Mediobanca Shares recorded as of the Reference Date (i.e., 23 January 2025) was equal to Euro 15.227.

The table below shows a comparison between (i) the implied Pre-Adjustment Consideration offered (rounded to the third decimal number), calculated taking into account the Pre-Adjustment Exchange Ratio, the official price of MPS ordinary shares as of the Reference Date (i.e., 23 January 2025) and the volume-weighted averages of the official prices of MPS ordinary shares for the 1, 2, 3 and 6 months and 1 year prior to the Reference Date (inclusive), (ii) the official price of the Mediobanca Shares recorded as of the Reference Date, the volume-weighted averages of the official prices of the Mediobanca Shares for the 1, 2, 3 and 6 months and 1 year prior to the Reference Date (inclusive) and the related implied premiums.

8 Weighted Average Price for Volumes

		Implied Pre-
Reference period	MPS market prices (Euro) (a)	Adjustment Consideration Offered (Euro) (b=a*2,300x)	Mediobanca’s market prices (Euro) (c)	Implied premium vs. market prices (d=b/c-1)
Values based on prices as of 23 January 2025	6.953	15.992	15.227	5.03%
Values based on weighted average of 1-month prices (including 23 January 2025)	6.954	15.995	14.795	8.11%
Values based on weighted average of 2-months prices (including 23 January 2025)	6.547	15.057	14.363	4.84%
Values based on weighted average of 3-months prices (including 23 January 2025)	6.099	14.027	14.508	(3.31)%
Values based on weighted average of 6-months prices (including 23 January 2025)	5.567	12.805	14.703	(12.91)%
Values based on weighted average of 12-months prices (including 23 January 2025)	4.724	10.865	13.928	(21.99)%

Source: FactSet VWAP

For information purposes only, the table below shows the volume-weighted average of the official prices of MPS ordinary shares, the total countervalues as well as the total volumes for each of the twelve months prior to the Reference Date (inclusive) (i.e., 23 January 2025):

Reference period	Average price (Euro)	Weighted average price[9] (Euro)	Total volumes (shares)	Total countervalues (Euro)
24 – 31 January 2024	3.273	3.277	119,565,670	391,813,283
February 2024	3.572	3.566	593,213,020	2,115,449,939
March 2024	4.106	4.132	615,446,806	2,543,290,783
April 2024	4.192	4.200	456,900,640	1,919,186,668
May 2024	4.892	4.878	538,753,663	2,628,126,547
June 2024	4.616	4.586	341,144,440	1,564,602,082
July 2024	4.957	4.961	298,171,145	1,479,111,780
August 2024	5.073	4.965	290,348,961	1,441,661,264
September 2024	5.016	5.038	254,001,876	1,279,579,751
October 2024	5.132	5.143	293,279,376	1,508,237,838
November 2024	5.713	5.721	431,090,420	2,466,196,453
December 2024	6.505	6.490	195,288,963	1,267,380,998
2 – 23 January 2025	6.980	6.995	169,783,832	1,187,632,871

9 Weighted Average Price for Volumes

The official price of the Offeror’s ordinary shares recorded as of the Reference Date (i.e., 23 January 2025) was equal to Euro 6.953.

The following charts show the performance of the official prices of MPS ordinary shares and the official prices of Mediobanca Shares in the 12 months prior to the Reference Date (inclusive) (23 January 2025), i.e., for the period between 23 January 2024 and 23 January 2025.

Price (€)
8
7
6
5
4
3
2
23-Jan-24
23-Feb-24
23-Mar-24
23-Apr-24
23-May-24
23-Jun-24
23-Jul-24
23-Aug-24
23-Sep-24
23-Oct-24
23-Nov-24
23-Dec-24
23-Jan-25
MPS Official Prices

Price (€)
17
16
15
14
13
12
11
10
23-Jan-24
23-Feb-24
23-Mar-24
23-Apr-24
23-May-24
23-Jun-24
23-Jul-24
23-Aug-24
23-Sep-24
23-Oct-24
23-Nov-24
23-Dec-24
23-Jan-25
Mediobanca Official Prices

The following chart illustrates the trend in the implied Pre-Adjustment Exchange Ratio (i.e., the ratio between the official prices of Mediobanca Shares and the official prices of MPS ordinary shares) in the 12 months prior to the Reference Date (inclusive) (23 January 2025), i.e., for the period between 23 January 2024 and 23 January 2025, compared to the Pre-Adjustment Exchange Ratio.

The following charts show the performance of the official prices of MPS ordinary shares, the official prices of Mediobanca Shares and the implied Pre-Adjustment Exchange Ratio (i.e., the ratio between the official prices of Mediobanca Shares and the official prices of MPS ordinary shares) in the months following the Communication Date (24 January 2025, announcement made before the opening of the markets), i.e., for the period between 24 January 2025 and 2 July 2025 (the last Trading Day prior to the Offer Document Date), with respect to the Pre-Adjustment Exchange Ratio.

Price (€)
22
20
18
16
14
12
23-gen-25
12-feb-25
4-mar-25
24-mar-25
13-apr-25
3-mag-25
23-mag-25
12-giu-25
2-lug-25
Mediobanca Official Prices

Exchange Ratio (x)
3,1x
2,9x
2,7x
2,5x
2,3x
2,1x
1,9x
2,300x
2,533x
23-Jan-25
12-Feb-25
4-Mar-25
24-Mar-25
13-Apr-25
3-May-25
23-May-25
12-Jun-25
2-Jul-25
Implied Exchange Ratio
Exchange Ratio

The chart below shows the performance of the official prices of MPS ordinary shares, Mediobanca Shares and the FTSE Italia Banche index recalculated on the basis of 100 in the 12 months prior to the Reference Date (inclusive) (23 January 2025), i.e., for the period between 23 January 2024 and 23 January 2025. The respective performance during the period analysed was +112% for MPS and +28% for Mediobanca, compared to +58% for the FTSE Italia Banche index.

The official stock exchange price of the MPS ordinary shares and the official stock exchange price of the Mediobanca Shares recorded as of the Reference Date (i.e., 23 January 2025) are Euro 6.953 and Euro 15.227, respectively.

The chart below shows the performance of the official prices of MPS ordinary shares, Mediobanca shares and the FTSE Italia Banche index recalculated on the basis of 100 in the months following the Communication Date (24 January 2025, announcement made before the opening of the markets), i.e., for the period between 24 January 2025 and 2 July 2025 (last Trading Day prior to the Offer Document Date). The respective performance of MPS and Mediobanca during the period analysed was +1% and +23%.

E.5.	Indication of the values attributed to the Issuer’s shares in financial transactions carried out in the last financial year and in the current financial year

To the best of the Offeror’s knowledge, no financial transactions (such as mergers, demergers, capital increases, public offers) involving a valuation of the Issuer’s shares were carried out in the last financial year and in the current financial year, nor, to the best of the Offeror’s knowledge, were there any transfers of significant blocks of the Issuer’s shares.

E.6.	Indication of the values at which the Offeror and the parties acting in concert with it have carried out transactions involving the sale and purchase of the shares subject to the Offer in the last twelve months, indicating the number of financial instruments sold and purchased

Over the last twelve months, the Offeror has not carried out any transactions involving the purchase and/or sale of the Issuer’s Shares, except as indicated below.

On 20 June 2025, the Offeror exercised a call option and therefore purchased 70,000 shares of the Issuer (see press release published on the same date pursuant to Article 41, paragraph 2, letter c) of the Issuers’ Regulation). The purchase price of these shares of the Issuer was Euro 14.50 per share.

To hedge the risk arising from the aforementioned call option, the Offeror short-sold 38,004 shares of the Issuer and entered into a “securities lending” agreement for the same amount. Therefore, following the exercise of the call option, the Offeror, on the same date, terminated the securities lending agreement for 38,004 shares of the Issuer, with settlement on 24 June 2025. As a consequence, as of the Offer Document Date, the Offeror directly holds 31,996 shares of the Issuer, representing 0.004% of the Issuer’s share capital as of the Offer Document Date.

F.	TERMS AND CONDITIONS FOR ACCEPTING THE OFFER, DATES AND METHODS OF PAYMENT OF THE CONSIDERATION AND RETURN OF THE SECURITIES SUBJECT TO THE OFFER

F.1.	Terms and conditions for accepting the Offer and for depositing the Shares Subject to the Offer

F.1.1.	Acceptance Period and possible reopening of the acceptance period

The Acceptance Period, agreed with Borsa Italiana, pursuant to Article 40, paragraph 2, of the Issuers’ Regulation, will begin at 8:30 a.m. (Italian time) on 14 July 2025 and will end at 5:30 p.m. (Italian time) on 8 September 2025, included, unless the Acceptance Period is extended in accordance with applicable regulations.

The date 8 September 2025 will therefore represent, unless the Acceptance Period is extended in accordance with applicable regulations, the closing date of the Offer, and the Payment Date for the Shares subject to the Offer tendered in acceptance of the Offer will be the fifth Trading Day following the closing date of the Acceptance Period, i.e., 15 September 2025, unless extended.

The Offeror will communicate any changes to the Offer in accordance with applicable laws and regulations.

In addition, pursuant to Article 40-bis, paragraph 1, letter a) of the Issuers’ Regulation, by the Trading Day following the Payment Date, the Acceptance Period must be reopened for 5 Trading Days (and specifically, unless the Acceptance Period is extended, for the trading sessions of 16, 17, 18, 19 and 22 September 2025) if the Offeror, upon publication of the Communication on the Final Results of the Offer (see Section F, Paragraph F.3, of the Offer Document), announces the fulfilment or waiver of the Threshold Condition (in the latter case, if the Offeror comes to hold a total shareholding in the Issuer’s share capital equal to or greater than the threshold specified in the Minimum Threshold Condition).

If the conditions for the Reopening of the Acceptance Period are met, the Offeror will pay the Consideration to each Mediobanca shareholder who has accepted the Offer during the Reopening of the Acceptance Period, on the fifth Trading Day following the end of the Reopening of the Acceptance Period and therefore, unless the Acceptance Period is extended, on 29 September 2025.

However, the Reopening of the Acceptance Period will not take place if:

(i)	the Offeror, at least 5 Trading Days prior to the end of the Acceptance Period, as possibly extended, announces to the market that the Threshold Condition has been met or waived (in the latter case, if the Offeror comes to hold a total shareholding in the Issuer’s share capital equal to or greater than the threshold specified in the Minimum Threshold Condition); or

(ii)	at the end of the Acceptance Period, as possibly extended, the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or for the Joint Procedure are met; or

(iii)	the Shares Subject to the Offer are subject to one or more competing offers.

F.1.2. Methods of acceptance and deposit of the Shares Subject to the Offer

Acceptances of the Offer during the Acceptance Period (as extended in accordance with applicable law), or during the Reopening of the Acceptance Period, by the holders of the Shares Subject to the Offer (or their representatives authorized to act on their behalf) are irrevocable, with the consequence that, following acceptance of the Offer, it will not be possible to transfer or dispose of the Shares Subject to the Offer in any other way for as long as they remain subject to the Offer. However, acceptances already made may be revoked by the accepting party who communicates its intention to revoke the acceptance in the cases of revocation permitted by applicable legislation in order to accept any competing offers or increased offers, pursuant to Article 44 of the Issuers’ Regulation.

Acceptance of the Offer must be made by signing and delivering to an Appointed Intermediary the Acceptance Form duly completed in all its parts, with simultaneous deposit of the Shares Subject to the Offer with the said Appointed Intermediary.

Shareholders of the Issuer who intend to accept the Offer may also deliver the Acceptance Form and deposit the Shares Subject to the Offer indicated therein with the Depositary Intermediaries, provided that the delivery and deposit are made in time to allow the Depositary Intermediaries to deposit the Shares Subject to the Offer with the Intermediaries Appointed to Coordinate the Collection of Acceptances no later than the last day of the Acceptance Period, as extended pursuant to applicable law and/or reopened.

The Shares Subject to the Offer are subject to the dematerialisation regime for securities provided for in Articles 83-bis et seq. of the TUF, as well as the Regulation adopted by Consob and the Bank of Italy on 22 February 2008, as subsequently amended and supplemented.

Those who intend to tender in acceptance of the Offer their Shares Subject to the Offer must be the registered owners of such shares and must contact their respective intermediaries to provide adequate instructions for acceptance of the Offer.

If there are any holders of Shares Subject to the Offer that are not in dematerialised form and who wish to accept the Offer, they must first deliver the relevant certificates to an authorized intermediary participating in the centralized management system at Monte Titoli S.p.A. for simultaneous dematerialisation (by crediting to a securities account held in the name of the holder of the Shares Subject to the Offer and opened by the latter with a Depositary Intermediary).

In view of the dematerialisation of the Shares Subject to the Offer, the signing of the Acceptance Form shall also constitute an irrevocable instruction given by the individual holder of the Shares Subject to the Offer to the Appointed Intermediary or to the relevant Depositary Intermediary with whom the Shares Subject to the Offer are deposited in a securities account, to transfer the aforementioned Shares Subject to the Offer to the Offeror, including through temporary accounts with such intermediaries, if applicable.

The Depositary Intermediaries, acting as agents, must countersign the Acceptance Forms. The risk that the Depositary Intermediaries do not deliver the Acceptance Forms and, if applicable, do not deposit the Shares Subject to the Offer with the Intermediaries Appointed to Coordinate the Collection of Acceptances by the last valid day of the Acceptance Period, as may be extended in accordance with applicable law and/or reopened, shall be borne exclusively by the shareholders.

Upon acceptance of the Offer and deposit of the Shares Subject to the Offer, by signing the Acceptance Form, the Appointed Intermediary and any Depositary Intermediary will be authorized to carry out all formalities necessary and preparatory to the transfer of the Shares Subject to the Offer to the Offeror, at the latter’s expense.

The Shares Subject to the Offer tendered in acceptance of the Offer must be freely transferable to the Offeror and free from any encumbrances or liens of any kind or nature, whether real, obligatory or personal.

For the entire period during which the Shares Subject to the Offer are subject to the Offer and, therefore, until the Payment Date, the Tendering Shareholders may exercise their property rights (such as, for example, the option rights) and administrative rights (such as, for example, the voting rights) relating to the Shares Subject to the Offer owned by them, which will remain the property of the Tendering Shareholders.

Acceptances of the Offer during the Acceptance Period by minors or persons under guardianship or curatorship, in accordance with applicable law, signed by those exercising parental authority, guardianship or curatorship, unless accompanied by the authorization of the guardianship judge, will be accepted with reservation and will not be counted for the purpose of determining the percentage of acceptance of the Offer, and payment will in any case only be made upon authorization.

If the Shares to be tendered in acceptance of the Offer are subject to usufruct or pledge, the acceptance of the Offer may only occur by signing the Acceptance Form by the bare owner and the usufructuary, or by the owner and the pledgee, as applicable (or by only one of these parties who is duly authorised to sign the Acceptance Form also in the name and on behalf of the other).

If the Shares to be tendered in acceptance of the Offer are subject to attachment or seizure, the acceptance of the Offer may only occur by signing the Acceptance Form by the owner and all creditors who requested the attachment or seizure and those who subsequently intervened in the relevant proceedings (or by only one of these parties who is duly authorised to sign the Acceptance Form also in the name and on behalf of the others). Such an acceptance, if not supported by the authorization of the court or of the competent authority for the attachment or seizure procedure, will be accepted with reservation and will be counted for the purpose of determining the percentage of acceptance of the Offer only if the authorization is received by the Depositary Intermediary by the end of the Acceptance Period. Payment of the Consideration will in any case occur only after obtaining the relevant authorization.

If the Shares to be tendered in acceptance of the Offer are registered in the name of a deceased person whose succession is still open, the acceptance of the Offer may only occur by signing the Acceptance Form by the heirs or legatees (as applicable). Such acceptance, if not supported by a specific declaration confirming the fulfilment of tax obligations related to the succession, will be accepted with reservation and will be counted for the purpose of determining the percentage of acceptance of the Offer only if the declaration is received by the Depositary Intermediary by the end of the Acceptance Period. Payment of the Consideration will in any case occur only after obtaining such declaration and will be limited to the portion due to the legatees or heirs (as applicable) who have signed the Acceptance Form.

Only Shares Subject to the Offer that are, at the time of acceptance of the Offer, duly registered and available in a securities account held by the Tendering Shareholder with an intermediary participating in the centralized management system at Monte Titoli may be tendered in acceptance of the Offer. In particular, the Shares Subject to the Offer resulting from purchase transactions carried out on the market may be tendered in acceptance of the Offer only after the settlement of such transactions within the settlement system.

F.2.	Ownership and exercise of administrative and economic rights relating to the Shares tendered in acceptance of, and during, the Offer

If the Offer is completed (and therefore the Conditions of Effectiveness are met or have been waived, in whole or in part, by the Offeror), the Shares Subject to the Offer tendered in acceptance of the Offer will be transferred to the Offeror on the Payment Date (or, in the event of acceptance during the Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law).

Until the Payment Date (or, in the event of a Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law), the Issuer’s shareholders will retain and may exercise the economic and administrative rights deriving from the ownership of the Shares Subject to the Offer tendered in acceptance of the Offer. However, shareholders who have accepted the Offer may not transfer their Shares Subject to the Offer tendered in acceptance of the Offer, except in acceptance of any competing offers or increased offers pursuant to Article 44 of the Issuers’ Regulation.

F.3.	Communications regarding the progress and results of the Offer

During the Acceptance Period, as possibly extended, and also during the possible Reopening of the Acceptance Period, the Intermediaries Appointed to Coordinate the Collection of Acceptances shall communicate on a daily basis to Borsa Italiana, pursuant to Article 41, paragraph 2, letter d) of the Issuers’ Regulation the data relating to the acceptances received during the day and the Shares Subject to the Offer collectively tendered in acceptance of the Offer, as well as the percentage that such quantities represent with respect to the Shares Subject to the Offer.

Borsa Italiana will publish such data in a specific notice by the day following such communication.

The Offeror reserves the right to purchase Mediobanca shares to the extent permitted by applicable law and provided that any such purchases will be notified by the end of the day to Consob and to the market, in accordance with Article 41, paragraph 2, letter c) of the Issuers’ Regulation.

The provisional results of the Offer will be announced to the market by the evening of the last day of the Acceptance Period or, at the latest, by 7:29 a.m. (Italian time) on the first Trading Day following the closing of the Acceptance Period (unless the Acceptance Period is extended in accordance with applicable law). Upon the publication of the Communication on the Provisional Results of the Offer, the following will be indicated: (i) the fulfilment/non-fulfilment or the waiver of the Threshold Condition and of the Minimum Threshold Condition,

(ii) the potential existence of the conditions for the Reopening of the Acceptance Period or the potential existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or the existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 1, of the TUF and the Squeeze-Out, as well as (iii) the methods and timing relating to the subsequent Delisting (where applicable).

The final results of the Offer will be announced by the Offeror, pursuant to Article 41, paragraph 6, of the Issuers’ Regulation, by 7:29 a.m. (Italian time) on the day prior to the Payment Date (unless the Acceptance Period is extended in accordance with applicable law), by publishing the Communication on the Final Results of the Offer.

Upon publication of the Communication on the Final Results of the Offer, the Offeror (i) will confirm the fulfilment/non-fulfilment or waiver of the Threshold Condition and the Minimum Threshold Condition, (ii) will communicate the fulfilment/non-fulfilment or waiver of the Conditions of Effectiveness of the Offer, other than the Threshold Condition; (iii) will confirm the potential existence of the conditions for the Reopening of the Acceptance Period, and (iv) will confirm the potential existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the “TUF” or the existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 1, of the “TUF” and the Squeeze-Out, and the methods and timing relating to the subsequent Delisting, where applicable.

In the event of Reopening of the Acceptance Period:

(i)	the provisional results of the Offer following the Reopening of the Acceptance Period will be disclosed to the market by the evening of the last day of the Reopening of the Acceptance Period or, at the latest, by 7:29 a.m. (Italian time) on the first Trading Day following the closing of the Reopening of the Acceptance Period (unless the Acceptance Period is extended in accordance with applicable law). Upon publication of the Communication of the Provisional Results of the Reopening of the Acceptance Period (i) the potential existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or for the Joint Procedure, as well as (ii) the methods and timing relating to the subsequent Delisting (where applicable) will be indicated;

(ii)	the final results of the Offer will be announced, pursuant to Article 41, paragraph 6, of the Issuers’ Regulation, by 7:29 a.m. (Italian time) on the day prior to the Payment Date of the Reopening of the Acceptance Period (unless the Acceptance Period is extended in accordance with applicable law) by publishing the Communication on the Final Results of the Reopening of the Acceptance Period. On that occasion, the Offeror will indicate the final results of the Offer following the potential Reopening of the Acceptance Period, and will confirm (a) the potential existence of the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF or for the Joint Procedure, and (b) the methods and timing relating to the subsequent Delisting, where applicable.

F.4.	Markets on which the Offer is promoted

F.4.1.	Italy

The Offer is promoted in Italy pursuant to Articles 102 and 106, paragraph 4, of the TUF.

F.4.2.	United States of America

The Offer will be made to U.S. persons pursuant to a valid exemption from registration under the U.S. Securities Act. U.S. persons that hold Mediobanca Shares may accept the Offer in accordance with the procedures applicable to all other holders of Mediobanca Shares, as provided in Section F.1 of the Offer Document.

The Offer is being made for the shares of the Issuer by the Offeror, each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the Offer Document or the Exemption Document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for U.S. person to enforce their rights and any claim a U.S. person may have arising under U.S. federal securities laws in respect of the Offer, since the Issuer and the Offeror are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. U.S. persons may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the U.S. Exchange Act provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the Mediobanca Shares in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the Mediobanca Shares, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of the Issuer of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of the Issuer, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the Acceptance Period, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans.

These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

F.4.3. Other countries

The Offer has not been and will not be promoted in any of the Excluded Countries, except as described in Section F, Paragraph F.4 of the Offer Document, nor using national or international communication or trade instruments of the Excluded Countries (including, by way of example, the postal network, fax, telex, e-mail, telephone and the Internet), or through any structure of any financial intermediary in the Excluded Countries, or in any other way. No actions have been or will be taken to allow the promotion of the Offer in any of the Excluded Countries.

Copies of this Offer Document, or parts thereof, as well as copies of any document relating to the Offer, are not and must not be sent, or in any way transmitted or distributed, directly or indirectly, in the Excluded Countries. Anyone receiving such documents must not distribute, send or forward them (by post or by any other means or instrument of international communication or trade) in the Excluded Countries.

This Offer Document, as well as any other document relating to the Offer, does not constitute and shall not be interpreted as an offer of financial instruments to persons domiciled and/or resident in the Excluded Countries. No securities may be offered, purchased or sold in the Excluded Countries without specific authorization in accordance with the applicable laws and regulations of the Excluded Countries or an exemption therefrom.

The Offeror may not accept, directly or indirectly, any acceptance of the Offer made in or originating from Excluded Countries; such acceptances will be considered null and void. The Appointed Intermediaries and the Depositary Intermediaries may not accept any acceptance of the Offer from persons resident in the Excluded Countries; such acceptances will be considered null and void.

Except as described in Section F, Paragraph F.4, of the Offer Document, Mediobanca shareholders participating in the Offer must declare, warrant and confirm, among other things, (a) that they have not received in the Excluded Countries or from the Excluded Countries a copy of the Offer Document or any other document relating to the Offer or the Acceptance Form or any other information; and (b) that they are not located in the Excluded Countries at the time of acceptance and are not acting on behalf of persons located in the Excluded Countries.

Acceptance of the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions under the applicable laws or regulations of those countries. It is the sole responsibility of the recipients of the Offer to comply with such rules and, therefore, before accepting the Offer, to verify their existence and applicability by consulting their legal and other advisors. The Offeror assumes no liability arising from any violation by any person of the above restrictions.

F.4.4. Canada

The Offer Document is not addressed to, nor is it intended for, persons who are located or resident in Canada.

The Offer has not been and will not be promoted in Canada, nor is it addressed to persons who are located or resident in Canada, and no Shares Subject to the Offer may be accepted from such persons.

The MPS Shares have not been and will not be registered for sale to the public under applicable Canadian securities laws and, therefore, may not be offered, sold, pledged, delivered or otherwise transferred in Canada. Accordingly:

(i)	Mediobanca shareholders in Canada may not tender in acceptance of the Offer their Shares Subject to the Offer, and no acceptances of the Offer will be accepted from persons residing or located in Canada;
(ii)	no communication relating to the Offer and no invitation to accept the Offer may be sent in Canada or addressed to persons residing or located in Canada;
(iii)	neither the Offer Document nor any other document relating to the Offer may be distributed or disseminated by intermediaries or other persons in Canada;
(iv)	envelopes containing acceptances of the Offer must not be sent by post in Canada or otherwise sent from Canada, and all persons who intend to exchange the Shares Subject to the Offer for MPS Shares and wish to hold such MPS Shares in registered form must indicate an address for the registration of the MPS Shares outside Canada;
(v)	those who tender in acceptance of the Offer their Shares Subject to the Offer must declare (i) that they have not received a copy of the Offer Document in Canada, or any other document relating to the Offer, or the Acceptance Form or any other information, (ii) that they are not located in Canada and are not acting on behalf of persons located in Canada at the time of acceptance, and (iii) that they are acquiring the MPS Shares outside Canada.

The Appointed Intermediaries and the Depositary Intermediaries may not accept the Shares Subject to the Offer tendered in acceptance of the Offer if they reasonably believe that such acceptances do not comply with the above provisions and, in particular, may not accept the Shares Subject to the Offer tendered in acceptance of the Offer by customers located in Canada or who have an address in Canada. Instructions that are incomplete or do not comply with the above requirements will be null and void.

F.4.5. Japan

The MPS Shares have not been and will not be registered under the applicable laws of Japan. The MPS Shares may not be offered or sold, directly or indirectly, (i) in Japan, (ii) to, or for the benefit of, persons resident in Japan (including persons resident in Japan and all companies or other legal entities incorporated under Japanese law); or (iii) to other persons for the purposes of resale or redistribution, directly or indirectly, in Japan, or to, or for the benefit of, persons resident in Japan. Accordingly:

i)	shareholders of the Issuer in Japan may not tender in acceptance of the Offer their Shares Subject to the Offer;
ii)	no communication relating to the Offer and no invitation to accept the Offer may be sent or addressed to persons residing or located in Japan;
iii)	neither the Offer Document nor any other document relating to the Offer may be distributed or published by intermediaries or other persons in Japan;
iv)	envelopes containing acceptances of the Offer must not be sent by post to Japan or otherwise sent from Japan, and all persons who intend to exchange Shares Subject to the Offer for MPS Shares and wish to hold such MPS Shares in registered form must indicate an address for the registration of the MPS Shares outside Japan; and
v)	those who tender in acceptance of the Offer their Shares Subject to the Offer must declare (i) that they have not received in Japan a copy of the Offer Document or any other document relating to the Offer, or the Acceptance Form or any other information, (ii) that they are not located in Japan and are not acting on behalf of persons located in Japan at the time of acceptance, and (iii) that they are acquiring the MPS Shares outside Japan.

The Appointed Intermediaries and the Depositary Intermediaries may not accept the Shares Subject to the Offer if they reasonably believe that such acceptances do not comply with the above provisions and, in particular, they may not accept the Shares Subject to the Offer tendered in acceptance of the Offer by customers located in Japan or who have an address in Japan. Instructions that are incomplete or do not comply with the above requirements will be null and void.

F.4.6. Australia

The Offer Document does not constitute an offer of financial instruments in Australia. No steps have been taken to register or qualify this Offer Document as an offer in Australia. The Offer Document has not been registered with the Australian Securities & Investments Commission (“ASIC”). The disclosure of this Offer Document (including electronic copies) in Australia may be prohibited or restricted by law. Anyone who comes into possession of this Offer Document is required to seek advice and comply with any restrictions or limitations. Failure to comply with such restrictions or limitations may constitute a violation of the laws applicable to financial instruments.

The MPS Shares have not been and will not be registered for sale to the public in Australia and, therefore, may not be offered, sold, pledged, delivered or otherwise transferred in Australia. Accordingly:

a)	shareholders of the Issuer in Australia may not tender in acceptance of the Offer their Shares Subject to the Offer;

b)	no communication relating to the Offer and no invitation to accept the Offer may be sent in Australia or addressed to persons residing or located in Australia;

c)	neither the Offer Document nor any other document relating to the Offer may be distributed or disseminated (including in electronic form) by intermediaries or other persons in Australia;

d)	all persons who intend to exchange Shares Subject to the Offer for MPS Shares and wish to hold such MPS Shares in registered form must indicate an address outside Australia for the registration of the MPS Shares;

e)	at the time of their decision to tender in acceptance of the Offer their Shares Subject to the Offer, it is assumed that such person declares, warrants and confirms (i) that they have not received in Australia a copy of the Offer Document or any other document relating to the Offer, or the Acceptance Form or any other information, (ii) that they are not located in Australia and are not acting on behalf of persons located in Australia, and (iii) that they are acquiring the MPS Shares outside Australia.

The Appointed Intermediaries and the Depositary Intermediaries may not accept the Shares Subject to the Offer tendered in acceptance of the Offer if they reasonably believe that such acceptances do not comply with the above provisions and, in particular, may not accept the Shares Subject to the Offer tendered in acceptance of the Offer by customers located in Australia or who have an address in Australia. Instructions that are incomplete or do not comply with the above requirements will be null and void.

F.5.	Consideration Payment Date

If the Conditions of Effectiveness are met (or if the Offeror waives all or some of them) and the Offer is therefore completed, payment of the Consideration to the holders of the Shares Subject to the Offer tendered in acceptance of the Offer, against the simultaneous transfer of ownership of such shares to the Offeror, will take place on the fifth Trading Day following the end of the Acceptance Period and, therefore, unless the Acceptance Period is extended in accordance with applicable law, on 15 September 2025 (i.e., on the Payment Date).

In the event of the Reopening of the Acceptance Period, payment of the Consideration for the Shares Subject to the Offer tendered in acceptance of the Offer during the Reopening of the Acceptance Period will take place on the fifth Trading Day following the close of the Reopening of the Acceptance Period, i.e., on 29 September 2025 (unless the Acceptance Period is extended).

On the Payment Date (or, in relation to the Shares Subject to the Offer tendered in acceptance of the Offer during the possible Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law), the Intermediaries Appointed to Coordinate the Collection of Acceptances will transfer the Shares Subject to the Offer collectively tendered to the Offer to a securities deposit account in the name of the Offeror.

No interest will be paid on the Consideration between the date of acceptance of the Offer and the Payment Date (or, in relation to the Shares Subject to the Offer tendered in acceptance of the Offer during the possible Reopening of the Acceptance Period, on the Payment Date of the Reopening of the Acceptance Period, unless the Acceptance Period is extended in accordance with applicable law).

For information regarding the possible unavailability of the MPS Shares offered as Consideration in the event of recourse to the ordinary procedure for the valuation of the Shares Subject to the Offer pursuant to Article 2343 of the Italian Civil Code by means of a sworn appraisal by an expert appointed by the competent Court (i.e., the Court of Siena), please refer to Section A, Paragraph A.5.3, of the Offer Document.

F.6.	Methods of payment of the Consideration

The Consideration will be paid by the Offeror on the Payment Date through the Intermediaries Appointed to Coordinate the Collection of Acceptances, in accordance with the instructions provided by the Tendering Shareholders on the Acceptance Form. In particular, the MPS Shares offered in exchange will be allocated by entering such MPS Shares in the securities account of the Tendering Shareholder opened with the Depositary Intermediary indicated in the Acceptance Form.

If the result of applying the Exchange Ratio to the Shares Subject to the Offer tendered in acceptance of the Offer by a Tendering Shareholder is not a whole number of MPS Shares (i.e., where a Tendering Shareholder does not tender in acceptance of the Offer at least 1,000 Shares Subject to the Offer, or a number of Shares Subject to the Offer equal to a whole multiple of 1,000), the Depositary Intermediary or the Appointed Intermediary with which such Tendering Shareholder has submitted its acceptance must indicate in the Acceptance Form the fractional part of Shares Subject to the Offer attributable to such Tendering Shareholder (each, a “Fractional Share”).

By the Trading Day following the end of the Acceptance Period (unless the Acceptance Period is extended in accordance with applicable law), each Appointed Intermediary, also on behalf of the Depositary Intermediaries that have sent it acceptances of the Offer, shall notify the Intermediaries Appointed to Coordinate the Collection of Acceptances of the number of Shares Subject to the Offer resulting from the aggregation of the Fractional Shares.

The Intermediaries Appointed to Coordinate the Collection of Acceptances – in the name and on behalf of the Tendering Shareholder and on the basis of the communications received from the Depositary Intermediaries through the Appointed Intermediaries – will aggregate the Fractional Shares of MPS Shares and subsequently sell on Euronext Milan, at market conditions, the whole number of MPS Shares resulting from such aggregation. The cash proceeds from such sales will be transferred to each Appointed Intermediary, which will then credit the relevant Tendering Shareholders in proportion to their respective Fractional Shares (the cash amount corresponding to the Fractional Share, the “Fractional Cash Amount”).

Therefore, the sums resulting from the above transfers – which will be recognised to the Tendering Shareholders as the Fractional Cash Amount – will be equal to the average sale price of the whole number of MPS Shares resulting from the aggregation and will be paid to the Tendering Shareholders as follows: within 10 Trading Days from the Payment Date (i.e., by 29 September 2025, unless the Acceptance Period is extended in accordance with applicable law), the Intermediaries Appointed to Coordinate the Collection of Acceptances will credit the sale amount to the Depositary Intermediaries, through the Appointed Intermediaries, dividing it in such a way that each Depositary Intermediary receives an amount equal to the total Fractional Cash Amount due to the Tendering Shareholders who have tendered in acceptance of the Offer their Shares Subject to the Offer through that Depositary Intermediary. The Depositary Intermediaries shall, in turn, distribute and credit the proceeds to the Tendering Shareholders, in accordance with the procedures indicated in the Acceptance Form.

It should be noted that, the Tendering Shareholder shall not bear any costs or negotiation fees, either in relation to the allocation of the MPS Shares or for the payment of the Fractional Cash Amount. In any case, no interest of any kind will be paid on the Fractional Cash Amount.

The Offeror’s obligation to pay the Consideration pursuant to the Offer shall be deemed to have been fulfilled when the relevant Consideration and any Fractional Cash Amount have been transferred to the Appointed Intermediaries. The Tendering Shareholders shall bear the sole risk that the Appointed Intermediaries or the relevant Depositary Intermediaries fail to transfer the Consideration or any Fractional Cash Amount to the persons entitled (including any successors mortis causa) or delay such transfer.

F.7.	Indication of the governing law of the contracts entered into between the Offeror and the holders of the Issuer’s financial instruments and relevant jurisdiction

In relation to acceptance of the Offer, the governing law is Italian law, and the competent jurisdiction is the ordinary Italian one.

F.8.	Methods and terms for the return of the Shares Subject to the Offer tendered in acceptance of the Offer in the event the Offer being ineffective and/or allocation

In the event of communication by the Offeror of its decision to invoke the non-fulfilment of one or more of the Conditions of Effectiveness of the Offer and not to exercise the option to waive such Condition(s) of Effectiveness, and therefore, in the event of failure to complete the Offer, the Shares Subject to the Offer tendered in acceptance of the Offer will be returned, through the Depositary Intermediaries, to the respective Tendering Shareholders, without any charges or expenses being levied on them, by the first Trading Day following the first press release announcing the ineffectiveness of the Offer.

As this is a public exchange offer, no allocation is envisaged.

G.	METHODS OF FINANCING, PERFORMANCE GUARANTEE AND OFFEROR’S FUTURE PLANS

G.1.	Methods of financing of the Offer and performance guarantee

In light of the nature of the Offer as a public exchange offer, the Offer Consideration consists of newly issued MPS shares, and the Offeror has not taken on and will not take on any financing related to the payment of the Offer Consideration. Specifically, the Offeror will meet the needs arising from the obligations to pay the Offer Consideration – calculated on the assumption of total acceptance of the Offer based on the maximum number of Shares Subject to the Offer equal to No. 849,458,551 – through the Capital Increase Reserved to the Offer.

In view of the above, the shareholders of the Offeror, during the Offeror’s Shareholders’ Meeting, held on 17 April 2025, resolved, among other things, to grant the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the Delegation. Following this resolution of the Offeror’s Shareholders’ Meeting, on 26 June 2025, the Board of Directors of MPS, as a performance guarantee of the obligation to pay the Consideration (consisting exclusively of shares) assumed by the Offeror under the terms and conditions set out in the Offer Document, exercised the Delegation and resolved the Capital Increase Reserved to the Offer to be carried out in one or more occasions and also in several tranches, against payment and in a divisible form, with the exclusion of the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, to be carried out through the issuance of a maximum of No. 2,230,000,000 MPS Shares with no nominal value, with regular dividend rights and the same characteristics as the Offeror’s shares already outstanding on the issue date, to be paid-in by contribution in kind of the Shares Subject to the Offer tendered in acceptance of the Offer, even as possibly revised and/or modified.

If, following completion of the Offer, the legal conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Sell-Out pursuant to Article 108, paragraph 1, of the TUF and the Squeeze-Out, the remaining shareholders of Mediobanca would have the right, as part of the relevant procedure for fulfilling the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, and/or the Joint Procedure, if applicable, to request payment of the Full Cash Consideration in place of the Consideration. In this regard, to cover any financial needs arising from the obligations to pay the Full Cash Consideration in place of the Consideration, the Offeror plans to use its own resources.

G.2.	Rationale of the Offer and future plans drawn up in relation to the Issuer

Preliminarily and for the sake of clarity, it should be noted that any reference in this Paragraph G.2 to the effects arising out from the integration, combination, and aggregation of MPS and Mediobanca as a result of the Offer do not require a potential merger by incorporation of Mediobanca into MPS or into another company of the MPS Group and refer, on one hand, to a scenario where MPS exercises legal control over the Issuer and, on the other hand, to a scenario where MPS exercises de facto control over Mediobanca, with the clarifications set out in Paragraph G.2.2.2 regarding the so-called DTAs.

G.2.1.	Rationale of the Offer

Without prejudice to MPS’ decisions regarding the fulfilment (or non-fulfilment) of the Threshold Condition and the related waiver (where it comes to hold a total shareholding in the Issuer’s share capital equal to at least the threshold specified in the Minimum Threshold Condition) under the terms specified in Section A, Paragraph A.1.7, of the Offer Document, the objective of the Offer, in light of the motivations and future plans related to the Issuer, as further specified below, is to acquire the entire share capital of the Issuer and achieve the Delisting of the Shares Subject to the Offer, thereby promoting the objectives of integration, synergy creation, and growth between MPS and Mediobanca.

Over the past three years, MPS has consistently strengthened its fundamentals, consolidated the sustainability of its business model and improved its risk profile, thereby achieving solid profitability levels. Additionally, the MPS Group has managed to exceed most of the targets of the 2022-2026 business plan two years ahead of schedule and has achieved one of the strongest capital positions in Europe, laying a solid foundation to play an active role in the broader consolidation landscape of the Italian banking sector.

The aggregation between MPS and Mediobanca, which will be carried out in compliance with the principles of sound and prudent management, operational continuity, and risk control, aims to create a New National Champion by combining two prominent names in the financial services market. The objective is to strengthen the sustainability of the business model, ensuring solid profitability levels in the medium/long-term.

MPS believes that the Offer represents an ideal opportunity for further development and growth for both institutions and allows for a significant creation of value for the shareholders of both companies and for all stakeholders.

The combination with Mediobanca, to the extent that it is completed, will create the third largest national banking operator in terms of total assets, loans to customers, direct deposits and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the ability to compete with the main Italian and European banking institutions, through the full optimisation of existing human capital.

In a market currently experiencing a phase of consolidation, MPS intends to play an active role, and this potential combination represents a unique opportunity to strengthen its positioning in certain key areas and sectors, also to better seize future growth options. This will increase support for households and businesses, by strengthening overall support to the former, both in terms of financing needs and savings protection and management, and by supporting the latter to capture growth opportunities at domestic and international level. The resulting benefits will also be enjoyed by the territories and the entire Italian economy.

The new group will be able to count on Mediobanca’s distinctive expertise in the areas of Wealth Management, Corporate & Investment Banking and Consumer Finance and of MPS’ in the Retail and Commercial Banking. Furthermore, the investment in Assicurazioni Generali. will also positively contribute to the diversification of revenues of the new MPS Group and will be managed in the same way as the other lines of business, according to a careful discipline for capital optimisation and a strong risk-adjusted profitability approach.

The combination will also offer employees of each institution the opportunity to develop their careers in a larger organisation, enhancing their talent through opportunities for mutual enrichment and integration.

At the same time, it will help attracting new high-profile resources, enhancing their skills and professionalism with the aim of consolidating a sustainable and competitive growth model. Furthermore, the Transaction, in line with an underlying medium/long-term logic, will make it possible to consolidate the sustainability strategies of the two banks, leveraging their respective ESG capabilities to strengthen the positioning of the combined entity and promote its commitment to the communities and territories where it is rooted. MPS’ high standards of corporate governance will be maintained throughout the integration process and thereafter, ensuring transparency, accountability and a balanced approach that respects all stakeholders, thus contributing to the creation of a sustainable and competitive long-term model.

As of the Offer Document Date, the Offeror does not intend to unilaterally make any substantial changes to the employment contracts of the employees of Mediobanca and the companies belonging to the Mediobanca Group. Therefore, the Offer is not expected to have any direct negative impact on the overall workforce of the Mediobanca Group in terms of working or employment conditions.

G.2.2.	Programmes relating to the management of activities

Below are the future programmes developed by the Offeror in relation to the Issuer in the event of completion of the Offer (including if the Offeror waives the Threshold Condition, without prejudice to the Minimum Threshold Condition).

More specifically: (i) Paragraph G.2.2.1 provides a description of the Issuer’s strategic and business objectives within the MPS Group following completion of the Offer; (ii) Paragraph G.2.2.2 provides a description of the synergies resulting from the Issuer’s strategic and industrial objectives within the MPS Group upon completion of the Offer.

G.2.2.1.	Strategic and Industrial objectives of the integration of the Issuer into the MPS Group

The acquisition of Mediobanca allows to accelerate the implementation of the strategic guidelines of MPS’ 2024-28 Business Plan, which focuses on: (i) the growth of specialized activities generating high fees; (ii) the development of new service models for value-added activities; (iii) the expansion of financing solutions for households and the development of new services for SMEs; (iv) the renewal and optimization of distribution platforms; and (v) the adoption of a zero-based risk approach for more effective risk management.

MPS and Mediobanca operate with specialized business models and present multiple complementarities that will allow the creation of a New National Champion with a distinctive and resilient business model, capable of meeting the needs of households and businesses. This new entity will be characterized by a wide range of banking products, a balanced funding mix and a solid capital and liquidity position.

Specifically, for the various business lines covered by the two entities, the following strategic development guidelines are expected.

Retail Banking

The expertise gained by MPS over the decades will enable the expansion of Mediobanca’s Retail business, particularly the customer bases of Compass and Mediobanca Premier, through the offering of MPS’ core products, such as accounts, credit cards, and mortgages.

Additionally, MPS will be able to leverage its nationwide branch network, allowing Compass, Mediobanca Premier and potentially all Mediobanca customers to benefit from its extensive presence to meet their financial needs.

Wealth & Asset Management

The Transaction will enable the creation of a leading player in Wealth Management, due to the combination of MPS and Mediobanca’s expertise in Private Banking, with the contribution from certain companies and product companies, as well as in Asset Gathering, through the integration of over 1,200 financial advisors active in Widiba and Mediobanca Premier, and about 500 bankers, allowing:

■	the strengthening of the distribution networks in the market, maintaining the current portfolio size and profitability standards, thanks to accelerated growth facilitated by the immediate achievement of a critical mass in the financial advisor networks;

■	the increased profitability and customer penetration, through the promotion of alternative products (e.g., investment funds, OEIC) and alignment with Mediobanca’s best practices also to MPS’ clients.

Corporate & Investment Banking

The Transaction will enable MPS’ balance sheet potential to be combined with Mediobanca’s Investment Banking activities and to activate an intensive development programme to support the growth of companies throughout Italy.

The complementarity between the customer segments served (SMEs and Large Corporates) and the range of products offered by MPS and Mediobanca to corporate clients will enable the creation of a leading operator in Corporate & Investment Banking (CIB). This will result in a broad and comprehensive offering, covering all major products, including the commercial banking services strictly linked to financial advisory, the Capital Markets, the Structured Finance CIB, the access and execution in financial markets, and the specialty finance services such as factoring.

The combined entity will assume a leadership position in Equity Capital Markets and M&A, allowing the MPS Group to capture growth opportunities in the mid-market segment, where MPS has a consolidated presence and is experiencing significant development, through:

■	the enhancement of the Mediobanca’s vertical expertise in the areas of M&A, Equity & Debt Capital Markets, improving penetration of the combined customer base through cross-selling and up-selling strategies;

■	the offering of Advisory services, particularly M&A, to medium and large corporate clients;

■	the strengthening of the offer of structured and specialty finance for the corporate sector, also supported by a more balanced funding mix, leveraging MPS’ commercial funding capacity;

■	the access for the Mediobanca Premier clients to MPS’ branch network across Italy.

Consumer Finance

The unique positioning of Compass in the consumer credit sector will benefit from a further boost through the enhancement of the existing partnership with MPS and increased penetration in the retail customer base through:

■	the leverage of the consolidated expertise of both banks – specifically Mediobanca – in providing consumer credit solutions, expanding the range of available products and improving access to credit for a diversified clientele;

■	the optimization of products’ offering such as personal loans, financing solutions, and salary-backed loans, promoting an efficient and competitive service model that integrates the resources and distribution networks of both groups.

Insurance

Besides additional revenue synergies in the core segments of both entities, MPS will have the chance to expand its bancassurance offering through:

■	the introduction of Credit Protection Insurance (CPI) policies on newly issued personal loans, increasing penetration of Mediobanca’s customer base by capitalizing on MPS’ existing offering;

■	the enhancement of customer penetration, by integrating banking products with existing insurance products in the portfolio.

Finally, it should be noted that, given the nature of the Transaction, as of the Offer Document Date, MPS has prepared economic and financial projections in relation to the acquisition of Mediobanca based on the estimates contained in MPS’ 2024-28 Business Plan and publicly available information for Mediobanca. These projections were prepared taking into account the business rationale for the initiative, the synergies that can be achieved by combining the two entities and the estimated integration costs. Upon completion of the Offer, MPS will prepare a Business Plan for the entity resulting from the integration with Mediobanca, which will be subject to approval by the competent bodies.

* * * *

As of the Offer Document Date, the Offeror does not intend to unilaterally make any substantial changes to the employment contracts of the employees of MPS, Mediobanca and the companies belonging to the respective groups. Therefore, the Offer is not expected to have any direct negative impact on the overall workforce of the MPS Group and the Mediobanca Group in terms of working or employment conditions. Given the complementary nature (and absence of overlap) of the businesses of MPS and Mediobanca, as of the Offer Document Date, it is reasonable to believe that, in case of completion of the Offer, there will be no impact on the human capital and existing operating sites of MPS and Mediobanca.

G.2.2.2.	Synergies resulting from the Issuer’s strategic and business objectives within the MPS Group upon completion of the Offer

The combination is fully consistent with MPS’ strategic guidelines set out in its 2024-28 Business Plan and will generate significant revenue growth and important cost and funding synergies, with an effective implementation path.

With regard to the revenues, the Transaction will generate synergies of approximately Euro 0.3 billion per year, thanks to the enrichment of the product and service offering for households and businesses, the development of an integrated offering across the respective customer bases and increased penetration and expansion of the reference markets. In particular, through:

■	Retail Banking – introducing MPS products to the customer base of Compass and Mediobanca Premier, making the MPS branch network available to facilitate scalable service delivery and deeper market penetration. Examples of growth drivers include:

o	Accounts and Cards – for the so-called daily banking;

o	Mortgages – leveraging the proven commercial capabilities of the MPS network, including in meeting the needs of customers for related insurance products;

o	Bancassurance – extension of the insurance offering to Mediobanca Premier customers;

o	Consumer Finance – expanding the distribution by making the MPS branch network available, enriching the offering with insurance products and internationalizing the value proposition towards new markets;

■	Private Banking – extending Mediobanca’s best practices to MPS customers, including through Mediobanca’s asset management products (e.g., alternative investments);

■	Asset Gathering – integration of Mediobanca Premier and Widiba to create a network of financial advisors already comprehensively structured to compete with key players, supported by a distinctive digital platform, with the introduction of an integrated offering of asset management products and enhancement of MPS’ capabilities in the insurance sector;

■	Corporate & Investment Banking – combining MPS’ balance sheet potential with Mediobanca’s Investment Banking business and launching an intensive development programme to support the growth of companies throughout the country. Similarly, leveraging Mediobanca’s specialized experience in Advisory and Markets to extend its reach to MPS’ corporate customers.

The Transaction will also generate significant cost synergies in terms of administrative expenses and enable targeted optimization of overlapping functions. This will be complemented by savings from the rationalization of the combined investment plans of the two banks, thereby avoiding duplication of investments in areas affected by the combination.

The expected savings amount to approximately Euro 0.3 billion per year. By way of example, the levers include:

•	centralization of procurement from large suppliers and extension of best practices in terms of cost governance;

•	optimization of IT investments and digital transformation for common areas, such as the MPS consumer finance platform;

•	optimization of wealth management support activities for both Private Banking and Asset Gathering;

•	combined development of the platform for corporate customers and optimization of product factories (e.g., MBFACTA and MPS Factoring);

•	optimization of duplication of central functions, both in operational and resource terms.

Furthermore, the aggregation will enable funding synergies of approximately Euro 0.1 billion per year to be achieved thanks to a more balanced funding mix, leveraging MPS’ commercial funding capacity and optimizing the combined entity’s wholesale funding position. It should also be noted that if, upon completion of the Offer, the Offeror comes to hold a shareholding in Mediobanca’s share capital equal to or greater than the Threshold Condition (i.e., 66.67% of the Issuer’s share capital), it is expected that approximately 50% of the total synergies will be achieved in 2026, increasing to approximately 85% in 2027 and fully implemented in 2028.

The business project, which stands out for the significant complementarity of the two business models (which significantly reduces the execution risk), will be implemented through a simple integration, with one-off integration costs estimated at approximately Euro 0.6 billion before tax, which can be expensed in the first year.

It should be noted that, the cost and funding synergies, the expansion of revenue sources and related synergies, and the advantages deriving from the complementary nature of the business models of MPS and Mediobanca, as well as the strategic objectives of the Offer, will be achievable not only through the acquisition of legal control, but also in scenarios other than the acquisition of legal control (de facto control), albeit with possible variations and delays in their implementation, all as further specified in Section A, Paragraph A.1.4.

The Transaction also aims to accelerate the utilization of DTAs held by MPS, by leveraging a higher consolidated tax base and recording Euro 1.3 billion of DTAs (currently off-balance sheet) on the balance sheet, bringing the total to Euro 2.9 billion. Over the next six years, the utilization of these DTAs will generate a significant capital benefit (Euro 0.5 billion per year), in addition to the net result.

For the sake of completeness, it should be noted that, the aforementioned acceleration in the use of DTAs is subject to the Offeror acquiring a shareholding of more than 50% in the share capital of Mediobanca. By relying on the provisions of Articles 117 et seq. of the Consolidated Law on Income Tax (Presidential Decree No. 917 of 22 December 1986), Mediobanca may join the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A., starting from the tax period following that in which such shareholding was acquired (10). As a result, the consequent increase in the MPS Group’s future consolidated tax base will allow for the immediate recording in the financial statements of almost all DTAs from past consolidated tax losses, up to Euro 2.9 billion, and, compared to the current situation, will accelerate the utilization process of these DTAs with the related benefit in capital terms.

Otherwise, in the event that, upon completion of the Offer and following the potential waiver of the Threshold Condition, the Offeror comes to hold a shareholding equal to or less than 50% of the share capital of Mediobanca, the latter, even in a de facto control scenario, may not be included in the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A.; in such a case, MPS may continue to use the past consolidated tax losses to compensate the taxable income generated by the companies currently participating in the national tax consolidation scheme and, both the recording of Euro 1.3 billion of DTAs (currently off-balance sheet) as assets and the benefits deriving from the use of the DTAs will

10 In accordance with the requirement set forth in Article 119, paragraph 1, letter “a” of the Consolidated Law on Income Tax (“alignment of the financial year of each subsidiary with that of the parent company or controlling entity”), Mediobanca’s financial year (which, on the Offer Document Date, ends on 30 June) shall be aligned with that of the Offeror.

still be achieved, even if over a longer period of time. Specifically, the expected benefits would be achieved in 2036 with an average annual use of DTAs equal to approximately Euro 300 million, also due to the projected increase in the tax base resulting from the synergies generated by the Transaction.

The combined group will be strengthened, with a diversified revenue stream and strong resilience to successfully competing in different scenarios, while also enabling significant value creation for all shareholders, supported by higher profitability compared to the standalone businesses and able to generate a double-digit growth in earnings per share.

Shareholders will benefit from a sustainable dividend policy over time, with a payout ratio of up to 100% of the net profit, with growth in dividends per share, while confirming MPS’ solid capital position (projected consolidated fully loaded Common Equity Tier 1 ratio as of 31 March 2025 for the resulting Group following completion of the Offer equal to 17.8% (11) upon completion of the transaction in the event of 100% acceptance of the Offer).

G.2.3.	Investments and future sources of financing

As of the Offer Document Date, the Board of Directors of the Offeror has not taken any decision regarding investments of particular importance and/or additional to those generally required for the operational management of the activities in the industrial sector in which the Issuer itself operates.

G.2.4.	Transaction upon completion of the Offer

The Offeror intends to proceed with the Delisting, i.e., the delisting of the Issuer’s shares from trading on Euronext Milan, in accordance with the terms and conditions described in the Offer Document.

As indicated in Section A, Paragraph A.1, of the Offer Document, the effectiveness of the Offer is subject to the fulfilment of the Threshold Condition, i.e., the Offeror acquiring, upon completion of the Offer, ownership of at least 66.67% of the Issuer’s share capital, in order to allow the Offeror to hold an absolute majority at the Issuer’s extraordinary shareholders’ meeting.

Regardless of the Delisting of Mediobanca, the Offeror does not exclude the possibility of considering in the future, at its discretion, the implementation of any other extraordinary transactions and/or corporate and business reorganizations that may be deemed appropriate, in line with the objectives and reasons for the Offer, which will also be deemed appropriate in order to ensure the integration of the activities of MPS and Mediobanca, balancing the interests of all stakeholders involved.

As of the Offer Document Date, the Offeror has not taken any decision regarding any extraordinary transactions for the reorganization of the MPS Group following the aggregation with the Mediobanca Group, as a result of the completion of the Offer, including the potential merger by incorporation of the Issuer into the Offeror or into another company of the MPS Group, without prejudice to the commencement of the necessary corporate, authorization

11 Figures derived from internal projections prepared by the Bank based on financial information available as of 31 March 2025. These projections take into account the impacts of the preliminary Purchase Price Allocation (PPA) process, including any fair value adjustments.

and regulatory procedures, also for the purposes of the potential Delisting. With regard to the potential merger, the Offeror specifies that if the Threshold Condition is not met and the Offeror decides to waive it (without prejudice to the Minimum Threshold Condition), the Offeror may not be able, following the Offer, to approve the potential merger with the only favourable vote of the Offeror itself. Regarding the potential merger, it should be noted that, in such a hypothetical situation, a proposal will be presented to the competent bodies of both the Issuer and the Offeror to proceed with this transaction so that they may convene the relevant extraordinary shareholders’ meetings and, consequently, activate all customary safeguards as mandated by applicable laws and regulations.

For further information provided to Mediobanca shareholders in relation to possible alternative scenarios regarding acceptance or non-acceptance of the Offer, please refer to Section A, Paragraph A.A.15, of the Offer Document.

G.2.5.	Planned changes in the composition of the corporate bodies and related remuneration

As of the Offer Document Date, the Offeror is not in a position to assess any future changes to the management and control bodies of Mediobanca and the companies of the Mediobanca Group, as the only information currently available to MPS is that which is in the public domain.

In this regard, MPS will promptly inform the supervisory authorities as soon as any decisions are made in this regard, it being understood, for the sake of clarity, that, in any case, each individual who may be appointed to assume management, control and direction responsibilities in Mediobanca and/or other companies of the Mediobanca Group must meet the eligibility and integrity requirements applicable under applicable legislation.

G.2.6.	Amendments to the By-laws

As of the Offer Document Date, the Offeror has not identified any specific amendments or changes to be made to the current text of the Issuer’s By-laws, except: (i) amendments resulting from the inclusion of the Issuer in the MPS Group upon completion of the Offer in accordance with applicable regulations, and (ii) amendments that may be necessary following the possible Delisting of the Issuer’s Shares in order to adapt it to that of an non-listed company.

G.3.	Restoration of the free float

In the event that, at the end of the Offer, the Offeror holds – as a result of acceptances of the Offer and/or purchases made outside the Offer in accordance with applicable regulations during the Acceptance Period, as extended and/or reopened – a total shareholding of more than 90% but less than 95% of the share capital of the Issuer, the Offeror hereby declares that it will not reconstitute the free float and that it will fulfil the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, with respect to any shareholder of Mediobanca who so requests, with the consequent Delisting.

In the case described above, the Offeror will carry out the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, recognizing a consideration per Mediobanca Share pursuant to Article 108, paragraphs 3 or 4 and 5, of the TUF, and Articles 50, 50-bis and 50-ter of the Issuers’ Regulation (as applicable). In this regard, please refer to Section A, Paragraph A.11, of the Offer Document.

The Offeror will announce whether the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF have been met in the Communication on the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Communication on the Final Results of the Reopening of the Acceptance Period). In the event that the conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF are met, the Communication of the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Communication of the Final Results of the Reopening of the Acceptance Period) will contain information about (a) the number of remaining Shares Subject to the Offer (in absolute terms and as a percentage), (b) the manner and timing with which the Offeror will fulfil the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and (c) the manner and timing of the Delisting. Before fulfilling the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, through the appropriate procedure, the Offeror will publish an additional press release containing information relating to the determination of the consideration for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, as well as the calculation and value of the Full Cash Consideration that will be offered as an alternative in cash in this procedure pursuant to the above provisions.

Pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, if the conditions set forth in Article 108, paragraph 2, of the TUF are met, the ordinary shares of Mediobanca will be delisted from Euronext Milan as of the Trading Day following the payment date of the consideration for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, except as indicated below in relation to the Joint Procedure.

In the event of delisting of Mediobanca ordinary shares from Euronext Milan (i.e., in the event of Delisting), holders of Shares Subject to the Offer who have not accepted the Offer, or who have not requested the Offeror to purchase in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the Shares Subject to the Offer held by them will be holders of financial instruments not traded on any regulated market, with the consequent difficulty of liquidating their investment (without prejudice to the provisions of Section G, Paragraph G.2.4 above, of the Offer Document).

Furthermore, if, as a result of the Offer – due to acceptances of the Offer and/or purchases made outside the Offer in accordance with applicable regulations during the Acceptance Period, as may be extended and/or during the Reopening of the Acceptance Period, as well as during and/or in accordance with, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF – the Offeror comes to hold a total shareholding of 95% or more of the Issuer’s share capital, the Offeror hereby declares its intention to exercise the Squeeze-Out on the remaining Shares Subject to the Offer pursuant to Article 111 of the TUF.

Therefore, by exercising the Squeeze-Out, the Offeror will at the same time fulfil the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, towards the shareholders of the Issuer who have requested it, thereby initiating the Joint Procedure.

The consideration due for the Shares Subject to the Offer purchased following the exercise of the Squeeze-Out and the fulfilment of the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, in execution of the Joint Procedure, will be determined in accordance with the provisions of Article 108, paragraphs 3 or 4 and 5, of the TUF, as referred to in Article 111 of the TUF, as well as the provisions of Articles 50, 50-bis and 50-ter of the Issuers’ Regulation

as referred to in Article 50-quater of the Issuers’ Regulation. In this regard, please refer to Section A, Paragraph A.12, of the Offer Document.

The Offeror shall disclose whether or not the legal requirements for the exercise of the Squeeze-Out have been met in the Communication on the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Press Release on the Final Results of the Reopening of the Acceptance Period), or in the press release relating to the results of the procedure for fulfilling the Sell-Out pursuant to Article 108, paragraph 2, of the TUF.

In the event that the conditions for the Sell-Out are met, the Communication on the Final Results of the Offer (or, in the event of a Reopening of the Acceptance Period, in the Communication on the Final Results of the Reopening of the Acceptance Period), or the press release relating to the results of the procedure for fulfilling the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, will contain information regarding (a) the number of remaining Shares Subject to the Offer (in absolute terms and as a percentage), (b) the manner and timing with which the Offeror will exercise the Squeeze-Out and, at the same time, fulfil the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, initiating the Joint Procedure; and (c) the manner and timing of the Delisting.

Pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, in the event of the exercise of the Squeeze-Out, Borsa Italiana will suspend and/or revoke the listing of the Issuer’s ordinary shares, taking into account the time required for the exercise of the Squeeze-Out.

With regard to the potential shortage of free float, please refer to the provisions of Section A, Paragraph A.13, of the Offer Document.

H.	ANY AGREEMENTS AND TRANSACTIONS BETWEEN THE OFFEROR, PARTIES ACTING IN CONCERT WITH THE OFFEROR AND THE ISSUER OR ITS SHAREHOLDERS OR MEMBERS OF THE ISSUER’S MANAGEMENT AND CONTROL BODIES

H.1.	Financial and/or commercial agreements and transactions that have been executed or approved in the twelve months prior to the publication of the Offer, which may have or have had a significant effect on the business of the Offeror and/or the Issuer

As of the Offer Document Date, there are no financial and/or commercial agreements and transactions that have been executed or approved between the Offeror and the Issuer or the relevant shareholders or members of the Issuer’s management and control bodies in the twelve months prior to the publication of the Offer, which may have or have had a significant effect on the activities of the Offeror and/or the Issuer. For the sake of completeness, it should be noted that in December 2024, the commercial distribution agreement between the Offeror and Compass, MPS’ partner in consumer credit brokerage, was renewed, setting the new expiry date as 31 December 2026.

H.2.	Agreements concerning the exercise of voting rights or the transfer of Shares and/or other financial instruments of the Issuer

There are no agreements between the Offeror and the Issuer or the Issuer’s shareholders, directors or statutory auditors regarding the exercise of voting rights or the transfer of ordinary shares of the Issuer.

I.	FEES TO INTERMEDIARIES

By way of remuneration for the functions performed in collecting the acceptances to the Offer, the Offeror shall recognize and pay:

(i)	to Banca Akros, in its capacity as Intermediary Appointed to Coordinate the Collection of Acceptances, a maximum commission equal to Euro 150,000.00 (one hundred and fifty thousand/00), plus VAT if due, for the organization and coordination of the activities relating to the collection of acceptances of the Offer;

(ii)	to each Appointed Intermediary:

a.	a commission equal to 0.20% of the countervalue of the Shares Subject to the Offer acquired by the Offeror directly through the Appointed Intermediaries and/or indirectly through the Depositary Intermediary that have delivered them to the Appointed Intermediaries, up to a maximum of Euro 10,000.00 (ten thousand) for each Acceptance Form; and

b.	a fixed commission equal to Euro 5.00 for each Acceptance Form that is duly completed, valid and submitted.

The Appointed Intermediaries shall return to the Depositary Intermediaries 50% of the commissions referred to in point (a) above relating to the countervalue of the Shares purchased through the latter, as well as the entire fixed fee referred to in point (b) above.

It is understood that:

a)	the commissions under (ii) will be paid to the Appointed Intermediaries subject to the effectiveness of the Offer and upon its completion, and in any case after the Intermediaries Appointed to Coordinate the Collection of Acceptances have received the amounts due from the Offeror;

b)	the commission referred to in (ii) a) will be calculated by valuing the Shares Subject to the Offer based on the official price of MPS ordinary shares on the last Trading Day prior to the Offer Document Date, multiplied by the Exchange Ratio;

c)	in the event that a Squeeze-Out pursuant to Article 111, paragraph 1, of the TUF occurs, no commission as referred to in point (ii) above will be paid for the Shares subject to the Squeeze-Out.

VAT must be added to the above fee, where due.

No costs will be charged to the Tendering Shareholders.

L.	ALLOCATION HYPOTHESIS

Since the Offer is a voluntary public exchange offer, no allocation is envisaged.

M.	ANNEXES

M.1.	Offeror’s Communication

[This English translation of the notice pursuant to article 102 of Legislative Decree no. 58/1998 is for courtesy only and shall not be relied upon by the recipients. The Italian version of the notice pursuant to article 102 of Legislative Decree no. 58/1998 is the only official version and shall prevail in case of any discrepancy.]

THIS DOCUMENT MUST NOT BE DISCLOSED, PUBLISHED, OR DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN ANY COUNTRY WHERE SUCH DISCLOSURE, PUBLICATION, OR DISTRIBUTION WOULD CONSTITUTE A VIOLATION OF APPLICABLE LAWS OR REGULATIONS IN THAT JURISDICTION.

VOLUNTARY PUBLIC EXCHANGE OFFER LAUNCHED BY BANCA MONTE DEI PASCHI DI SIENA S.P.A. ON THE ORDINARY SHARES OF MEDIOBANCA - BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI

Notice pursuant to Article 102, paragraph 1, of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and integrated, and Article 37 of the regulation adopted by CONSOB with resolution no. 11971 of 14 May 1999, as subsequently amended and integrated, concerning the voluntary public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A. on the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Siena, 24 January 2025 - Pursuant to article 102, paragraph 1, of Legislative Decree 24 February 1998, n. 58, as subsequently amended and integrated (the “TUF”), and article 37 of the regulation adopted by CONSOB with resolution n. 11971 of 14 May 1999, as subsequently amended and integrated (the “Issuers’ Regulation”), Banca Monte dei Paschi di Siena S.p.A. (“MPS” or the “Offeror”), by this notice (the “Notice”) announces that on 23 January 2025 it has taken the decision to launch a voluntary public exchange offer pursuant to Articles 102 and 106, paragraph 4, of the TUF (the “Offer”), concerning all of the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni (the “Issuer” or “Mediobanca”) admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. (“Borsa Italiana”), including the treasury shares held by the Issuer.

As at the date of this Notice, the Offer will relate to a maximum of no. 833,279,689 ordinary shares of the Issuer representing 100% of the Issuer's share capital and of the ordinary shares of the Issuer (including treasury shares held by the Issuer) (the “Mediobanca Shares” or the “Issuer’s Shares”).

For each Mediobanca Share tendered in the Offer, MPS shall offer a consideration, not subject to adjustment (except as set out below), equal to no. 2.300 newly issued ordinary shares of the Offeror (the “Consideration”).

Therefore, for each no. 10 Mediobanca Shares tendered in the Offer, no. 23 newly issued ordinary shares of the Offeror will be offered in exchange.

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

On the basis of the official price of the Offeror's shares recorded at the close of 23 January 2025 (last trading day preceding the date of this Notice) equal to Euro 6.9531 (the “MPS Reference Price”), the Consideration evidences a valuation equal to Euro 15.992 for each Mediobanca Share (the “Mediobanca Reference Price”) and, therefore, incorporates a premium equal to 5.03% with respect to the official price of Mediobanca Shares recorded at the close of 23 January 2025 (equal to Euro 15.2272).

For further information on the premium incorporated by the Consideration with respect to the weighted daily average of the official prices of Mediobanca Shares, please refer to paragraph 3.2.1 of this Notice.

As further detailed in paragraph 1.3 “Industrial and strategic considerations”, the success of the Offer will enable an acceleration in the utilization of the DTA (as defined below) held by MPS, with an estimated effect for Mediobanca shareholders participating in the Offer of Euro 1.2 billion in net present value, equal to approximately 10% of Mediobanca’s current market value.

The Consideration was determined on the assumption that, prior to the Payment Date (as defined below):

i	the Issuer and/or the Offeror do(es) not approve or initiate any ordinary distribution (including interim dividends) or extraordinary distribution of dividends taken from profits and/or other reserves; and

ii	the Issuer does not approve or initiate any transaction on its share capital (including, by way of example, capital increases or reductions) and/or on Mediobanca Shares (including, but not limited to, the amalgamation or cancellation of shares).

If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror should pay(s) a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders, or in any event the ex coupon (cedola) relating to dividends resolved upon but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the MPS shares, the Consideration shall be adjusted to take into account the dividend distributed (or the interim dividend) or the reserve distributed.

Without prejudice to the Conditions of Effectiveness of the Offer (as defined below, for which please refer to paragraph 1.5), should the Issuer approve or initiate any transaction on its share capital (including, without limitation, capital increases or reductions) and/or on Mediobanca Shares (including, without limitation, the amalgamation or cancellation of shares), such circumstance shall result in an adjustment of the Consideration if the Offeror waives its right to avail itself of the relevant Conditions of Effectiveness, where applicable, in relation to such individual event.

Any adjustment of the Consideration as a result of the foregoing shall be disclosed in the manner and within the time prescribed by applicable law.

The shares of MPS offered as Consideration will be issued in execution of a delegation given by the shareholders’ meeting for a share capital increase pursuant to Article 2443 of the Italian Civil Code to be released by (and against) the contribution in kind of the Issuer's Shares tendered in the Offer and, therefore, with exclusion of the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code. The Board of Directors of MPS resolved on 23 January 2025 to submit to the shareholders' meeting of the Offeror in extraordinary session, convened for 17 April 2025, the proposal to delegate to the Offeror's Board of

1 Source: FactSet VWAP

2 Source: FactSet VWAP

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

Directors the above mentioned share capital increase to serve the Offer, as described under paragraph 3.2.3 below.

The legal assumptions and essential elements of the Offer are indicated below. For any further information and for a complete description and evaluation of the Offer, please refer to the offer document which will be prepared on the basis of scheme 2A of Annex 2 of the Issuers’ Regulation and made available by in the manner and within the timeframe prescribed by applicable laws and regulations (the "Offer Document"). For the sake of completeness, please also note that by the date of publication of the Offer Document (the “Publication Date of the Offer Document”), a document will be published for the purposes of the exemption from the obligation to publish a prospectus pursuant to Article 1 par. 4, let. f) and par. 5 let. e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (the “Exemption Document”).

The Offeror points out that, in making the Offer, it has relied exclusively on information and data publicly disclosed by the Issuer.

1.               LEGAL GROUNDS, RATIONALE AND CONDITIONS OF THE OFFER

1.1             Legal grounds of the Offer

The Offer is a voluntary public exchange offer for all the shares of the Issuer, launched pursuant to Articles 102 and 106, paragraph 4 of the TUF and the relevant implementing provisions contained in the Issuers’ Regulation.

The launch of the Offer is subject to the Authorizations referred to in paragraph 1.4, while its effectiveness is subject to the Conditions of Effectiveness of the Offer referred to in paragraph 1.5.

1.2             Reason for the Offer and future plans

MPS has decided to launch the Offer for the acquisition of Mediobanca, with the aim of creating a new Italian banking champion through the union of two among the most distinctive brands in the financial services industry: MPS for Retail and Commercial Banking and Mediobanca for Wealth Management, Corporate & Investment Banking and Consumer Finance.

Over the past three years, MPS has steadily strengthened its fundamentals, consolidating the sustainability of its business model and improving its risk profile to achieve solid levels of profitability. Moreover, MPS has exceeded most of the targets of the 2022-2026 business plan two years in advance and with one of the strongest capital positions in Europe.

MPS intends to play an active role in the ongoing consolidation scenario in the Italian banking sector.

The combination with Mediobanca will create a new national champion ranking among the top three institutions in terms of total assets, loans to clients, direct deposits and total financial assets. The new group will be able to rely on Mediobanca’s distinctive expertise in the areas of Wealth Management, Corporate & Investment Banking and Consumer Finance and of MPS in the sectors of Retail and Commercial Banking. In this way, the global service offerings will be strengthened, the products base will be enhanced and market penetration will be improved. The combination will enable the assumption of a primary role in the asset gathering through the combination of Banca Widiba with Mediobanca Premier. The group will be financially strengthened, with a diversified revenue stream and strong resilience able to compete successfully in different scenarios.

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MPS believes that the Offer represents the opportunity of further development and ideal growth for both institutions and presents a significant value creation for the shareholders of both companies and for all stakeholders. The combination of the two banks will allow to:

•	create the third national banking operator, with a distinctive, diversified and resilient business model, which can leverage the combination of two of the most prestigious brands in the Italian financial sector, with distinctive and complementary capabilities;

•	expand the product offering by leveraging a full range of product factories and partnerships and the new entity's leadership position in key markets;

•	accelerate the utilization of deferred tax assets (“DTA”) on MPS's past losses, leveraging on a higher consolidated tax base and by budgeting Euro 1.3 billion (currently off-budget), bringing the total to Euro 2.9 billion. Over the next six years, the use of these DTAs will generate a significant capital benefit (Euro 0.5 billion per year), in addition to the net income;

•	extract synergies deriving from the combination of the two entities, estimated at EUR 0.7 billion per year before tax, as described in paragraph 1.3;

•	create value for all shareholders through the distribution of sustainable dividend flows over time, while confirming MPS's solid capital position;

•	realize a simple integration with limited employment impacts, while at the same time offering the employees of each institution the opportunity to develop their careers in a larger organization;

•	improve the positioning of all stakeholders, with a scale to serve them at European level;

•	increase support to households, businesses, territories and to the Italian economy, by strengthening overall support to Italian households, both in financing needs and in the generation, preservation and protection of savings, and to businesses, by partnering with leading Italian companies to capture domestic and international growth opportunities; and

•	consolidate the sustainability strategies of the two banks, leveraging their respective ESG capabilities to strengthen the combined entity's positioning and promote its commitment to the communities and territories where it has its roots.

1.3             Industrial and strategic conisderations

The combination with Mediobanca will create a new national champion, ready to support the country's households and businesses with a distinctive business model, characterized by a balanced mix and a solid capital and liquidity position. The strong complementarity between the two banks represents an opportunity to evolve towards a single banking entity by leveraging innovative and specialised activities:

•	a best-in-class Wealth Management player, thanks to the combination of the capabilities of Mediobanca and MPS in private banking and Banca Wibida and Mediobanca Premier in asset gathering, including through approximately 1,200 promoters in aggregate;

•	a strong CIB player in all products (e.g., consulting, capital markets and corporate lending), with a leading position in the Equity Capital Markets and M&A market and a strong complementary client base (SMEs and corporates), with a growth opportunity in the developing market segment of medium-sized companies;

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•	the leader in consumer financing through Compass, already MPS's chosen partner; and

•	an operator who benefits from a sustainable cash flow from the insurance investment.

The combination of MPS and Mediobanca will generate:

•	significant revenue synergies, preliminarily estimated at approximately EUR 0.3 billion per year, due to the expansion of the service offering and the strengthening of factory capacities, as well as increased penetration in key segments. A significant contribution to synergies is expected in particular from the increased penetration of consumer finance and mortgage products, the integration of the value chain in the investment sector, the sharing of best practices in the asset gathering sector, the offering of Advisory services to MPS's corporate customers, and the enhancement of the offering to small business and small economic operators by leveraging the combined entity's network;

•	a reduction in operating costs by minimizing duplication with synergies estimated at approximately Euro 0.3 billion through optimization of central functions and IT and administrative expenses;

•	a more balanced funding mix, due to MPS's commercial financing capacity, resulting in estimated synergies of approximately Euro 0.1 billion per year, optimizing the wholesale funding position of the combined entity;

•	a combination from the two banks' strategic technology and digital investment initiatives, which have multiple areas of similarity. By way of example, reference is made to investment initiatives related to Wealth Management, with the aim of developing a distinctive digital platform in Wealth Management, business CIB and Consumer Finance;

•	one-off integration costs are estimated at approximately Euro 0.6 billion before tax, to be spent in the first year.

The transaction will also accelerate the utilization of the DTAs held by MPS, with an estimated net present value for the benefit of Mediobanca's shareholders of Euro 1.2 billion, or about 10% of Mediobanca's current market capitalization.

MPS expects to maintain a solid capital base (pro-forma Common Equity Tier 1 ratio equal to approximately 16%) upon completion of the transaction, supported by increased organic capital generation.

1.4            Authorizations

The Offeror shall, no later than the date of submission of the Offer Document to Consob, submit to the competent authorities the following applications to obtain the prior authorizations required by the applicable laws and sector regulations in relation to the Offer:

(i)	application to be filed with the European Central Bank and the Bank of Italy for prior authorizations for the acquisition of the direct controlling shareholding in the Issuer, as well as the acquisition of the indirect controlling shareholdings in Mediobanca Premier S.p.A. and Compass Banca S.p.A., pursuant to Articles 19 and 22 of Legislative Decree no. 385 of 1 September 1993 (“TUB”);

(ii)	application / prior notice to be filed to the Bank of Italy for prior authorizations / clearance for the acquisition of indirect controlling shareholdings in Mediobanca SGR S.p.A, MBCredit Solutions S.p.A.,

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MBFACTA S.p.A., SelmaBipiemme Leasing S.p.A. and Spafid S.p.A., pursuant, as applicable, to Articles 19 and 22 of TUB, as referred to in Article 110 of the TUB and Article 15 of the TUF;

(iii)	application to be filed with the European Central Bank and to the Bank of Italy for a prior verification that the amendments to the Offeror's by-laws simultaneous to and in relation to the Capital Increase Reserved to the Offer (and the related Delegation, as defined below) do not conflict with the sound and prudent management of the Offeror, pursuant to Articles 56 and 61 of the TUB, and the prior authorization to count the new shares issued in the context of the aforesaid Capital Increase Reserved to the Offer as Offeror's common equity tier 1, pursuant to Articles 26 and 28 of Regulation (EU) 575/2013 of the European Parliament and of the Council of 26 June 2013;

(iv)	application to the Bank of Italy and the European Central Bank for the authorization of the acquisition, by the Offeror, of direct and indirect shareholdings which, in the aggregate, exceed 10% of the consolidated equity of the Offeror's banking group, pursuant to Articles 53 and 67 of the TUB, as implemented in Part Three, Chapter I, Section V, of the Bank of Italy Circular no. 285 of 17 December 2013, as subsequently amended and supplemented;

(v)	application to IVASS for the authorization to acquire the qualified indirect shareholding in Assicurazioni Generali S.p.A., pursuant to Articles 68 et seq. of Legislative Decree no. 209 of 7 September 2005;

(vi)	all other applications for prior authorizations that, pursuant to the industry-specific regulations, shall be required in connection with the Offer, including those that may be required from the competent foreign authorities;

(collectively, the “Prior Authorizations”).

It should be noted that, pursuant to Article 102, paragraph 4 of the TUF, Consob's approval of the Offer Document may occur only after obtaining each of the Preliminary Authorizations.

Furthermore, the Offeror shall submit, within the date of submission of the Offer Document to Consob, (i) the necessary communications to the competent authorities on the control of concentrations between companies; (ii) the necessary communications to the Presidency of the Council of Ministers pursuant to Article 2 of Legislative Decree no. 21 of 15 March 2012, as amended (the so-called golden power); (iii) the necessary communications pursuant to the discipline on foreign subsidies distorting the internal market (FSR); and (iv) all other applications for the obtainment of authorizations that shall be required by any authority for the purpose of completing the Offer (collectively, the “Other Authorizations” and, together with the Prior Authorizations, the “Authorizations”).

The Offeror specifies that, in defining the applications for the Authorizations required by the applicable regulations in relation to the Offer, it has relied exclusively on information in the public domain concerning the qualifying shareholdings directly or indirectly held by Mediobanca.

1.5             Conditions of Effectiveness of the Offer

The Offer shall be subject to the approval of the proposal of Delegation for the Capital Increase Reserved to the Offer (as defined below) by the shareholders' meeting of the Offeror and of the Offer Document by Consob upon completion of the relevant preliminary investigation within the terms set forth by Article 102, paragraph 4, of the TUF.

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In addition, the Offer is also subject to the occurrence of each of the following conditions of effectiveness (acknowledging that they are set forth below in an order which is not mandatory), which will be further detailed in the Offer Document (the “Conditions of Effectiveness”):

(i)	that Prior Authorizations are issued without any requirements, conditions or limitations (the “Prior Authorizations Condition”);

(ii)	that, within the second trading day prior to the Payment Date (as defined below), the competent antitrust authorities approve, without conditions, limitations and prescriptions, the transaction for the acquisition of Mediobanca proposed by the Offeror with this Offer (the “Antitrust Condition”);

(iii)	that, by the second trading day prior to the Payment Date (as defined below) further Other Authorizations are granted without any requirements, conditions or limitations (the “Other Authorizations Condition”);

(iv)	that, by the second trading day prior to the Payment Date (as defined below), no competent authority, including any court or tribunal, shall issue any resolution or measure which would preclude, restrict or render more onerous the possibility for the Offeror and/or Mediobanca to realize the Offer or its objectives;

(v)	that, between the date of this Notice and the Payment Date (as defined below), no facts, events or circumstances have occurred which would prevent the Offeror from carrying out the Offer in accordance with the Authorizations received in respect of the same Offer and the provisions contained therein;

(vi)	that the Offeror shall hold, upon completion of the Offer - as a result of acceptances to the Offer and/or any purchases made outside of the Offer pursuant to applicable laws and regulations - a participation equal to at least 66.67% of the voting rights exercisable in the shareholders' meetings of the Issuer (the “Threshold Condition”);

(vii)	that, between the date of this Notice and the Payment Date (as defined below), the corporate bodies of the Issuer (and/or of one of its directly or indirectly controlled or affiliated companies) do not resolve upon, do not carry out, even if resolved upon prior to the date of this Notice, or undertake to carry out or in any case procure the carrying out of (including through conditional agreements and/or partnerships with third parties) acts or transactions (x) which may result in a significant change, even prospectively, in the capital, assets, economic, prudential and/or financial situation and/or activity of the Issuer (and/or one of its directly or indirectly controlled or affiliated companies) as represented in the Issuer's annual financial report as at 30 June 2024; (y) which restrict the free operation of the subsidiaries, branches and networks in the placement of products to customers (including through the renewal, extension - also due to lack of notice - or renegotiation of existing and/or expiring distribution agreements) or (z) that are in any case inconsistent with the Offer and the underlying industrial and commercial motivations, unless this is due to compliance with legal obligations and/or following a request of the Supervisory Authorities, without prejudice to what is provided for by the condition under point (viii) below. The foregoing shall be deemed to refer, purely by way of example, to capital increases (even when carried out in execution of the powers granted to the board of directors pursuant to Article 2443 of the Italian Civil Code), capital reductions, distributions of reserves, payments of extraordinary dividends (i.e., those exceeding the profit reported in the latest approved financial statements at the time of distribution), uses of

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equity, purchases or acts of disposition of treasury shares, mergers, demergers, transformations, amendments to the by-laws in general, cancellation or amalgamation of shares, sales, acquisitions, exercise of purchase rights, or transfers, even temporarily, of assets, of participations (or of related equity or economic rights), of contracts for the supply of services, of commercial contracts or contracts for the distribution of banking, financial or insurance products, of companies or branches of companies (including, by way of example, those operating in the insurance sector), bond issuances or assumption of debt (the “Relevant Acts Condition”);

(viii)	that, between the date of this Notice and the Payment Date (as defined below), the Issuer and/or its directly or indirectly controlled subsidiaries and/or affiliated companies do not resolve upon and in any case do not carry out, even if resolved upon before the date of this Notice, nor undertake to carry out, acts or transactions that may counteract the achievement of the objectives of the Offer pursuant to Article 104 of the TUF, even if such acts or transactions have been authorized by the shareholders' meeting in ordinary or extraordinary session of the Issuer or are decided and implemented independently by the shareholders' meeting in ordinary or extraordinary session and/or by the management bodies of the Issuer's subsidiaries and/or affiliated companies (the “104 Condition”);

(ix)	that, by the Payment Date (as defined below), (x) no extraordinary circumstances or events have occurred at a national and/or international level (a) that entail or may entail significant adverse changes in the political, health, financial, economic, currency, regulatory (including accounting and supervisory) or market situation or (b) which have or may have a materially detrimental effect on the Offer and/or the financial, asset, economic or income situation of the Issuer (and/or its subsidiaries and/or affiliated companies) and/or the Offeror (and/or its subsidiaries and/or affiliated companies) as represented in the Issuer's annual financial report as at 30 June 2024; and/or (y) no facts or situations have arisen in relation to the Issuer (and/or its subsidiaries and/or affiliated companies), not known to the market as at the date of this Notice, which would have the effect of adversely affecting the Issuer's (and/or its subsidiaries' and/or affiliated companies') business or situation (assets, economic, income or operations) as represented in the Issuer's annual financial report as at 30 June 2024 (the “MAE Condition”). It is understood that this MAE Condition also includes, inter alia, all events listed under (x) and (y) above which may occur in the markets in which the Issuer, the Offeror or their respective subsidiaries and/or affiliated companies operate as a result of, or in connection with, ongoing international political crises, including those taking place in Ukraine and the Middle East, which, although in the public domain as at the date of this Notice, could have deteriorating consequences for the Offer and/or the assets, economic, financial or operational situation of the Issuer or the Offeror and their respective subsidiaries and/or affiliated companies, such as, but not limited to, the temporary blocking and/or closure of financial and production markets and/or business activities relating to the markets in which the Issuer, the Offeror or their respective subsidiaries and/or affiliated companies operate, which would have a detrimental effect on the Offer and/or changes in the assets, economic, financial or operational situation of the Issuer, the Offeror or their respective subsidiaries and/or affiliated companies.

The Offeror may only expressly waive, by notice to the market in accordance with applicable law, in whole or in part, one or more of the Conditions of Effectiveness or amend them, in whole or in part, in accordance with applicable law.

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

Pursuant to Article 36 of the Issuers’ Regulation, the Offeror will give notice of the fulfilment or non-fulfilment of the Conditions of Effectiveness or, if one or more Conditions of Effectiveness have not been fulfilled, the possible waiver thereof, by giving notice within the following time limits:

-	as to the Prior Authorizations Condition, by the Publication Date of the Offer Document;

-	as to the Threshold Condition, with the announcement on the provisional results of the Offer to be made by the evening of the last day of the Acceptance Period (as defined below) - and, in any event, by 7:29 a.m. of the first trading day following the end of the Acceptance Period - and which shall be confirmed with the announcement on the definitive results of the Offer to be made by 7:29 a.m. of the trading day preceding the Payment Date (as defined below); and

-	as to all other Conditions of Effectiveness, with the announcement on the final results of the Offer, which will be issued by 7:29 a.m. on the trading day prior to the Payment Date (as defined below).

In the event that even one of the Conditions of Effectiveness is not fulfilled and the Offeror does not exercise its right to waive it and, consequently, the Offer fails to complete, the Mediobanca Shares tendered to the Offer shall be made available to their respective holders, without charge or expenses being imposed upon them or the Offeror, by the trading day following the date on which the failure to complete the Offer is disclosed.

2.            PARTICIPANTS IN THE OFFER

2.1 The Offeror

The Offeror is Banca Monte dei Paschi di Siena S.p.A., a joint-stock company incorporated under the laws of Italy, with registered office in Piazza Salimbeni, 3, Siena, registration number with the Companies' Register of Arezzo - Siena and Tax Code no. 00884060526.

The Offeror is also registered in the Bank Register held by the Bank of Italy under number 5274 and, as parent company of the Monte dei Paschi di Siena Banking Group (the “MPS Group”), in the Register of Banking Groups under number 1030, as well as a member of the Interbank Fund for Deposit Protection (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

As at the date of this Notice, the Offeror's share capital is equal to Euro 7,453,450,788.44, divided into no. 1,259,689,706 ordinary shares with no par value. The Offeror's shares are admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana, with ISIN code IT0005508921 and are dematerialized pursuant to Article 83-bis of the TUF.

As at the date of this Notice, to the Offeror's knowledge, there are no shareholders' agreements among the shareholders of MPS, nor is there any individual or legal entity exercising control over the Offeror pursuant to Article 93 of the TUF.

As at the date of this Notice, on the basis of the notifications received pursuant to Article 120 of the TUF, the results of the shareholders' register, as well as on the basis of other information available to the Offeror, the shareholders holding a share of the Offeror's share capital or voting rights exceeding 3% of the Offeror's share capital are indicated in the following table:

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

Declarant or subject at the top of the participation chain	Direct Shareholder	% shareholding
DELFIN SARL	DELFIN SARL	9.780%
BANCO BPM SPA	BANCO BPM SPA	5.003%
ANIMA HOLDING SPA	ANIMA HOLDING SPA	3.992%
MINISTRY OF ECONOMY AND FINANCE	MINISTRY OF ECONOMY AND FINANCE	11.731%
CALTAGIRONE FRANCESCO GAETANO	AUSONIA SRL	0.056%
	ESPERIA 15 SRL	0.056%
	MK 87 SRL	0.040%
	FINANCIAL INSTITUTION 2012 SPA	0.556%
	GAMMA SRL	0.992%
	AZUFIN SPA	1.191%
	VM 2006 SRL	1.746%
	MANTEGNA 87 SRL	0.103%
	CALT 2004 SRL	0.127%
	FINANZIARIA ITALIA 2005 SPA	0.159%
	Total	5.026%

1.1            Persons Acting in Concert

Note that, in relation to the Offer, there are no persons acting in concert with the Offeror within the meaning of Article 101-bis, paragraphs 4, 4-bis and 4-ter, of the TUF and Article 44-quater of the Issuers' Regulation.

2.2 Issuer

The Issuer is MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, a joint-stock company incorporated under the laws of Italy, with registered office in Milan, Piazzetta Enrico Cuccia, 1, registration number with the Milan Companies' Register and tax code no. 00714490158.

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

The Issuer is also registered in the Register of Banks held by the Bank of Italy and, as the parent company of the Mediobanca Banking Group (the “Mediobanca Group”), in the Register of Banking Groups under number 10631, as well as a member of the Interbank Fund for Deposit Protection (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

As at the date of this Notice, the Issuer's share capital is equal to Euro 444,680,575, divided into 833,279,689 ordinary shares with no par value. The Issuer's shares are admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana, with ISIN code IT0000062957 and are dematerialized pursuant to Article 83-bis of the TUF.

To Offeror's knowledge, as at the date of December 31, 2024, Mediobanca holds 11,277,075 Mediobanca Shares, equal to about 1.35% of the Issuer's share capital.

The following table shows the persons who, as of the date of this Notice - based on the notifications pursuant to Article 120 of the TUF, as published on Consob's website - hold shares of the Issuer's share capital or voting rights exceeding 3% of the Issuer's ordinary share capital:

Declarant or subject at the top of the participation chain	Direct Shareholder	% shareholding
CALTAGIRONE FRANCESCO GAETANO	FINCAL SPA	1.880%
	FINANCIAL INSTITUTION 2012 SPA	3.203%
	GAMMA SRL	0.416%
	Total	5.499%
DELFIN SARL	DELFIN SARL	19.390%
BANCA MEDIOLANUM SPA	MEDIOLANUM VITA SPA	0.741%
	BANCA MEDIOLANUM SPA	2.602%
	Total	3.343%

The percentages shown in the table above, as published on Consob's website and derived from the notifications made by shareholders pursuant to Article 120 of the TUF, may not be updated and/or consistent with the data processed and published by other sources (including the Issuer's website), in the event that subsequent changes in the shareholding did not result in any notification obligation on the shareholders.

As at the date of this Notice, a consultation agreement is in force among certain shareholders of Mediobanca, which falls within the scope of the case indicated in Article 122 paragraph 5, let. a) of the TUF. The agreement does not appear to envisage either blocking or voting commitments on the Mediobanca Shares contributed, but regulates the procedures for meetings to share reflections and considerations on the performance of the

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

Mediobanca Group, in a context of parity of information with the market. For further details, please refer to the key information, updated as at 3 October 2024, published pursuant to Article 122 of the TUF and Article 130 of the Issuers' Regulation.

As at the date of this Notice, the Offeror does not hold, directly or indirectly, any participation in the share capital of the Issuer, except for any positions held for trading purposes. It should be noted that the Issuer’s Shares held in trust on behalf of customers or by investment funds and/or other collective investment schemes managed by companies of the MPS Group in full autonomy from the latter and in the interest of customers are not included in this calculation.

It should also be noted that the Issuer's Shareholders' Meeting of 28 October 2024 approved the launch of a buy-back and cancellation program for treasury shares, for a countervalue of approximately Euro 385 million. The transaction was authorized by the European Central Bank.

As of 31 December 2024, under the aforementioned program, Mediobanca had acquired a total of no. 8,242,715 shares, equal to 1% of the share capital, for a total countervalue of approximately Euro 116.9 million. As of the same date, Mediobanca's share capital comprises no. 833,279,689 shares, of which no. 822,002,614 are shares outstanding and no. 11,277,075 are treasury shares.

The Extraordinary Shareholders' Meeting of the Issuer held on 28 October 2024 resolved to cancel up to a maximum of no. 30,000,000 treasury shares that may be acquired (and not utilized) pursuant to the resolution passed at the ordinary shareholders' meeting held on the same date. Pursuant to the resolution passed, the cancellation may be carried out in several instalments or in one lump sum, however, within 18 months from the date of the shareholders' resolution.

3.            MAIN TERMS OF THE OFFER

3.1 Category and quantity of the financial instruments subject to the Offer

Without prejudice to the Conditions of Effectiveness referred to in paragraph 1.5 above, the Offer will relate to 100% of the Issuer's ordinary shares, amounting to no. 833,279,689 Issuer’s Shares as at the date of this Notice.

Based on public information, the number of Issuer’s Shares subject to the Offer could increase if Mediobanca issues additional Issuer’s Shares to service the long-term share-based incentive plans.

The Mediobanca Shares tendered to the Offer shall be freely transferable to the Offeror and free of liens and encumbrances of any kind and nature, whether in rem, obligatory or personal.

The Offer is addressed indiscriminately and on equal terms to all holders of the Issuer's Shares.

3.2 Offer Consideration

3.2.1     Offer Consideration per share

If the Conditions of Effectiveness are fulfilled (or waived) and the Offer is therefore completed, the Offeror will pay, for each Issuer's Share tendered to the Offer, the Consideration, not subject to adjustment (except as set out below), consisting of no. 2.300 newly issued shares of the Offeror in execution of the Capital Increase Reserved to the Offer (as defined below).

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

Based on the official price of the Offeror's Shares recorded at the close of business on 23 January 2025 (the last trading day prior to the date of this Notice) equal to Euro 6.9533, the Consideration expresses a valuation equal to Euro 15.992 per Issuer's Share and incorporates the following premiums with respect to the volume-weighted arithmetic average of the official prices of the Issuer's Shares during the periods indicated below:

Reference period	Weighted average price per Issuer’s Share (Euro)	Premium
23 January 2025	15.227	5.03%
1 month prior to 23 January 2025 (inclusive)	14.795	8.11%
2 months prior to 23 January 2025 (inclusive)	14.363	4.84%
3 months prior to 23 January 2025 (inclusive)	14.508	(3.31)%
6 months prior to 23 January 2025 (inclusive)	14.703	(12.91)%
12 months prior to 23 January 2025 (inclusive)	13.928	(21.99)%

Source: FactSet VWAP

The Consideration was determined on the assumption that, prior to the Payment Date (as defined below):

-	the Issuer and/or the Offeror do not approve or make any ordinary or extraordinary distribution of dividends from profits and/or other reserves; and

-	the Issuer does not approve or carry out any transaction on its share capital (including, without limitation, capital increases or reductions) and/or on Mediobanca Shares (including, without limitation, the amalgamation or cancellation of shares).

If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror should pay a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders, or in any event the ex coupon (cedola) relating to dividends resolved upon but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the MPS Shares, respectively, the Consideration shall be adjusted to take into account the dividend distributed (or the interim dividend) or the reserve distributed.

Without prejudice to the Conditions of Effectiveness of the Offer, in the event that the Issuer should approve or initiate any transaction on its share capital (including, without limitation, capital increases or reductions)

3 Source: FactSet VWAP

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan and/or on Mediobanca Shares (including, without limitation, the amalgamation or cancellation of shares), such circumstance shall result in an adjustment of the Offer Consideration in the event that the Offeror waives the relevant Condition of Effectiveness, where applicable, in relation to such individual event.

Any adjustment of the Consideration as a result of the foregoing shall be disclosed in the manner and within the time prescribed by applicable law.

The payment of the Consideration for each Issuer's Share tendered to the Offer will be borne by the Offeror. For further details, please refer to the Offer Document, which will be made available in accordance with the terms and conditions provided for by applicable regulations.

The newly issued Offeror's shares, to be delivered to the accepting parties to the Offer as Consideration, will have the same characteristics as the Offeror's shares currently outstanding and will be listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana.

The Offeror declares, pursuant to Article 37-bis, paragraph 1, of the Issuers' Regulation, that it has put itself in a condition to be able to fully meet any commitment to the payment of the Offer Consideration by convening an extraordinary shareholders' meeting of the Offeror on 17 April 2025 to resolve on the proposal to delegate to the board of directors of MPS the increase of the share capital for the purposes of the Offer, as better indicated under paragraph 3.2.3, and that it will deliver to CONSOB, within the day preceding the Publication Date of the Offer Document, adequate guarantees of correct fulfilment pursuant to Article 37-bis, paragraph 3, of the Issuers’ Regulation.

3.2.2     Maximum aggregate Offer Consideration

If all of the Shares subject to the Offer issued as of the date of this Notice should be tendered, a maximum of no. 1,916,543,285 newly issued shares of MPS, as the maximum total amount of the Offer Consideration, shall be issued to the tendering shareholders of Mediobanca, representing approximately 60% of the share capital of MPS following the execution of the Capital Increase Reserved to the Offer (as defined below).

On the basis of the official price of the Offeror's shares recorded at the close of 23 January 2025 (the last trading day prior to the date of this Notice) equal to Euro 6.9534, the total countervalue of the Offer, again in the event of full acceptance, will be approximately Euro 13.3 billion, an amount, the latter, equal to the "monetary" valuation of the Offer Consideration (i.e., Euro 15.992 per Issuer's Share).

3.2.3     Characteristics of the Share Capital Increase Reserved to the Offer

On 23 January 2025, the Board of Directors of the Offeror resolved to submit to the extraordinary shareholders' meeting of the Offeror - convening it for 17 April 2025 - the proposal to delegate to the administrative body (board of directors) of MPS, pursuant to Article 2443 of the Italian Civil Code (the “Delegation”), the increase of the Offeror's share capital at the service of the Offer, in divisible form and also in several tranches, to be paid up by means of (and against) the contribution in kind of the Issuer's Shares tendered to the Offer (or however contributed to MPS in execution of the purchase obligation and/or right to purchase under articles 108 and 111, of the TUF, if the requirements thereof are met), and therefore with the exclusion of the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code (the “Share Capital Increase Reserved to the Offer”).

4 Source: FactSet VWAP

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

The newly issued MPS shares will have regular dividend entitlement and the same characteristics as those in circulation on the issue date.

For the purpose of the Share Capital Increase Reserved to the Offer, the Board of Directors of the Offeror will apply the rules contained in the Italian Civil Code for the valuation of the Issuer's Shares to be contributed.

The Offeror, for the purpose of the Share Capital Increase Reserved to the Offer, will make available to the public, in accordance with the procedures and terms provided for by applicable laws and regulations, the illustrative report of the directors provided for by article 2441, paragraph 6, of the Italian Civil Code and the opinion on the fairness of the issue consideration of the Offeror's new shares, which will be issued by PricewaterhouseCoopers S.p.A., the company appointed to audit the Offeror's capital increase, pursuant to Article 2441, paragraph 6, of the Italian Civil Code and Article 158 of the TUF, as well as the additional documentation required by the laws and regulations in force.

The Offer may only commence subject to and following (i) the approval, by the extraordinary shareholders' meeting of the Offeror, of the proposal of Delegation for the Capital Increase Reserved to the Offer, as well as (ii) the resolution, by the Board of Directors of the Offeror, of the Capital Increase Reserved to the Offer, in exercise of the Delegation. The effectiveness of such resolutions is subject to the obtaining of the Prior Authorizations under point (iii) of paragraph 1.4 above.

3.2.4      Offer Acceptance Period

The Offer acceptance period - which, pursuant to Article 40, paragraph 2, let. b), of the Issuers' Regulation, will be agreed with Borsa Italiana and will last between a minimum of 15 and a maximum of 40 trading days, unless extended - will commence after the Publication Date of the Offer Document and the Exemption Document, in accordance with the provisions of law (the "Acceptance Period").

3.2.5     Consideration Payment Date

Subject to the fulfilment (or waiver) of the Conditions of Effectiveness and to the completion of the Offer, the delivery of the Consideration to the holders of the Issuer's Shares tendered to the Offer, together with the transfer to the Offeror of the ownership of such Issuer's Shares shall take place on the fifth trading day following the end of the Acceptance Period, to be agreed with Borsa Italiana, subject to any extensions or other changes to the Offer which may occur in accordance with applicable laws or regulations (the “Payment Date”).

The Consideration shall be net of stamp duty, registration tax and tax on financial transactions, if due, and of fees, commissions and expenses which shall remain payable by the Offeror. On the contrary, any income tax, withholding tax or substitute tax, if due, on the capital gain, if any, will remain the responsibility of the subscribers to the Offer.

3.3 Markets where the Offer is launched

The Offer will be addressed indiscriminately and on equal terms to all shareholders of the Issuer.

Without prejudice to the foregoing, the Offer will be made in Italy, as the Issuer's Shares are listed exclusively on Euronext Milan, a regulated market organized and managed by Borsa Italiana.

Acceptance of the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by the applicable laws or regulations of such countries. It is the sole responsibility of the addressees of the Offer to comply with such provisions and, therefore, before accepting

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan the Offer, they shall verify their existence and applicability by contacting their legal advisors and other advisors.

The Offer as of the date of this Notice will not be made, either directly or indirectly, in Australia, Canada, Japan or any other state in which such an offer is not permitted in the absence of the authorization of the competent authorities.

The Offeror does not accept any liability resulting from the violation by any person of the above limitations.

4           DELISTING OF THE ISSUER'S SHARES

Notwithstanding the fact that the Offeror will make its own determinations as to the fulfilment (or non-fulfilment) of the Threshold Condition under the terms set out in paragraph 1.5 above, the objective of the Offer is to acquire the entire share capital of the Issuer and to achieve the delisting of the Mediobanca Shares from the Euronext Milan stock exchange. Indeed, it is believed that the Delisting will further the objectives of integration, creation of synergies and growth between MPS and Mediobanca.

4.1 Obligation to purchase under Article 108 paragraph 2 of the TUF

In the event that, following the completion of the Offer, including any extension of the Acceptance Period, the Offeror comes to hold, as a result of the acceptances to the Offer and of any purchases made outside of the Offer pursuant to the applicable regulations by the end of the Acceptance Period (as possibly extended) an overall participation of more than 90%, but less than 95%, of the Issuer's share capital, the Offeror hereby declares its intention not to restore a free float sufficient to ensure the regular trading of Mediobanca Shares.

It should be noted that, for the purposes of calculating the threshold provided for in Article 108, paragraph 2, of the TUF, any treasury shares held by Mediobanca will be counted in the total participation held directly or indirectly by the Offeror (numerator) without being subtracted from the Issuer's share capital (denominator).

If the conditions are met, the Offeror will also fulfil its obligation to purchase the remaining Mediobanca Shares from the Issuer's shareholders who have requested it in accordance with Article 108, paragraph 2, of the TUF (the “Sell Out Procedure under Article 108, paragraph 2, of the TUF”), paying them a price per Mediobanca Share determined in accordance with the provisions of Article 108, paragraphs 3 or 4, of the TUF, and Articles 50 and 50-bis of the Issuers' Regulation. However, should the conditions set forth in Article 108, paragraph 5, of the TUF be met, the remaining shareholders of Mediobanca may request the payment of an alternative consideration in cash, the amount of which shall be determined pursuant to applicable regulations. The Offeror shall communicate, within the legal terms, the possible existence of the prerequisites for the Sell Out Procedure under Article 108, paragraph 2, of the TUF.

Pursuant to Article 2.5.1, paragraph 6, of the Regulations of the Markets Organized and Managed by Borsa Italiana in force as at the date of this Notice (the "Stock Exchange Regulations"), if the conditions are met, except as indicated in paragraph 4.2. below, the Mediobanca Shares shall be delisted from Euronext Milan (the "Delisting") starting from the trading day following the last day of payment of the Sell Out Procedure under article 108, paragraph 2, of the TUF. In such a case, holders of Mediobanca Shares who did not accept the Offer and who did not intend to avail themselves of the right to request the Offeror to proceed to purchase their Mediobanca Shares pursuant to the Sell Out Procedure under article 108, paragraph 2, of the TUF will remain holders of financial instruments not traded on any regulated market, with the consequent difficulty of liquidating their investment.

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

4.2 Obligation to purchase under Article 108 paragraph 1 of the TUF and Squeeze-out Right under Article 111 of the TUF

If, following completion of the Offer, including any extension of the Acceptance Period, the Offeror comes to hold, as a result of acceptances to the Offer and any purchases made outside of the Offer in accordance with applicable regulations by the end of the Acceptance Period (as extended, if applicable) and during and/or following the procedure aimed at fulfilling the Sell Out Procedure under Article 108, paragraph 2, of the TUF, an overall participation at least equal to 95% of the Issuer's share capital, the Offeror hereby declares its intention to avail itself of the right to purchase the remaining Mediobanca Shares pursuant to Article 111 of the TUF (the “Squeeze-out Right”), recognizing to the holders of such Mediobanca Shares a consideration determined in accordance with the provisions of Article 108, paragraphs 3 and 4, of the TUF, as recalled by Article 111 of the TUF, as well as the provisions of Articles 50 and 50-bis of the Issuers' Regulation, as recalled by Article 50-quater of the Issuers' Regulation.

However, pursuant to Article 108, paragraph 5, of the TUF and Article 50-quater of the Issuers' Regulation, the remaining shareholders of the Issuer may request the payment of an alternative consideration in cash, the amount of which will be determined in accordance with the applicable law. The Offeror shall give notice within the legal terms of any existence of the conditions for the Squeeze-out Right.

It should be noted that, for the purposes of calculating the threshold provided for in Articles 108 paragraph 1 and 111 of the TUF, any treasury shares held by Mediobanca will be counted in the total participation held directly or indirectly by the Offeror (numerator) without being subtracted from the Issuer's share capital (denominator).

The Offeror, by exercising the Squeeze-out Right, will also fulfil the purchase obligation pursuant to Article 108, paragraph 1, TUF, vis-à-vis the shareholders of the Issuer who have requested it, thus giving rise to a single procedure.

The aforementioned joint procedure will be put in place after the conclusion of the Offer or the procedure aimed at fulfilling the Sell Out Procedure pursuant to Article 108, paragraph 2, of the TUF, within the terms that will be communicated pursuant to law.

Pursuant to Article 2.5.1, paragraph 6, of the Stock Exchange Regulations, in the event of the exercise of the Squeeze-out Right, Borsa Italiana shall order the suspension from listing and/or the delisting of the Mediobanca Shares, taking into account the timeframe envisaged for the exercise of the Squeeze-out Right.

4.3 Insufficient free float and Delisting

It should be noted that, should the conditions for the Delisting not be met upon completion of the Offer, there could in any event be a shortage of free float such as not to ensure the regular trading of the Mediobanca Shares. In such a case, the Offeror does not intend to put in place measures aimed at restoring the minimum free float conditions to ensure regular trading of the Mediobanca Shares, and Borsa Italiana could order the suspension of the Issuer's Shares from listing and/or the Delisting pursuant to Article 2.5.1 of the current Stock Exchange Regulations.

In the event that, following the completion of the Offer, the Delisting is not achieved, the Offeror shall evaluate, also on the basis of the results of the Offer, the most appropriate actions to facilitate the objectives of integration, creation of synergies and growth referred to in paragraphs 1.2 and 1.3 (including actions and/or transactions from which the Delisting of the Issuer may result).

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

5            PUBLICATION OF THE PRESS RELEASE AND DOCUMENTS RELATING TO THE OFFER

The Offer Document, press releases and all documents relating to the Offer will be made available, inter alia, on the Offeror's website at https://gruppomps.it/corporate-governance/offerta-pubblica-di-scambio-totalitaria-volontaria.html.

6            ADVISORS TO THE OFFEROR

In connection with the Offer, the Offeror is assisted by Gianni & Origoni and White & Case, as legal advisors, and by J.P. Morgan Securities plc. and UBS Europe SE, as financial advisors.

J.P. Morgan Securities plc, which is authorised in the United Kingdom by the Prudential Regulation Authority (the “PRA”) and regulated by the PRA and the Financial Conduct Authority, is acting as financial adviser exclusively for the Offeror and no one else in connection with the Offer and will not regard any other person as its client in relation to the Offer and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of J.P. Morgan or its affiliates, nor for providing advice in relation to the Offer or any other matter or arrangement referred to herein.

UBS Europe SE is authorised and regulated by the Bundesanstalt für Finanzdienstleistungaufsicht (BaFin) and the European Central Bank (ECB), is acting exclusively for the Offeror and no one else in connection with the Offer or the matters referred to in this document, will not regard any other person (whether or not a recipient of this document) as its client in relation to the Offer and will not be responsible to anyone other than Offeror for providing the protections afforded to its clients or for providing advice in relation to the Offer or any transaction or arrangement referred to in this document.

*******

The voluntary public exchange offer referred to in this Notice shall be promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

This Notice does not constitute an offer to buy or sell the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Prior to the commencement of the Acceptance Period, as required under applicable regulations, the Offeror shall publish an Offer Document and an Exemption Document, which the shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni shall carefully examine.

The Offer will be made in Italy and will be addressed, on equal terms, to all holders of shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni. The Offer will be made in Italy as the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan organized and managed by Borsa Italiana S.p.A. and, without prejudice to the following, the Offer is subject to the obligations and procedural requirements provided for by Italian law.

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized or to any person to whom such offer or solicitation is not permitted by law (the "Excluded Countries").

Partial or complete copies of any documents to be issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries. Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries.

Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

This Notice, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

Acceptance to the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by contacting their advisors. The Offeror shall not be held liable for any breach by any person of any of the foregoing limitations.

IMPORTANT INFORMATION

In connection with the proposed voluntary public exchange offer, the required Offer Document will be sent to Commissione Nazionale per le Società e la Borsa (“CONSOB”) and, to the extent that the shares issued in connection with the proposed voluntary public exchange offer will be required to be registered in the United States, a registration statement on Form F-4, which will include the Exemption Document or, to the extent needed, a prospectus, may be filed with the United States Securities and Exchange Commission (“SEC”). If an exemption from the registration requirements of the U.S. Securities Act of 1933 (the “Securities Act”) is available, the shares issued in connection with the proposed voluntary public exchange offer will be made available within the United Sates pursuant to such exemption and not pursuant to an effective registration statement on Form F-4. Investors and shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are strongly advised to read the documents that will be sent to CONSOB, the registration statement and the Exemption Document or prospectus, if and when available, and any other relevant documents sent to, or filed with, CONSOB and/or the SEC, as well as any amendments or supplements to those documents, because they will contain important information. If and when filed, investors may obtain free copies of the registration statement, the Exemption Document or the prospectus as well as other relevant documents filed with the SEC, at the SEC’s web site at www.sec.gov and will receive information at an appropriate time on how to obtain these transaction-related documents for free from the parties involved or a duly appointed agent.

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

This communication does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities, nor shall there be any offer to purchase, solicitation, sale or exchange of securities in any jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification under the laws of such jurisdiction. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for the violation of such restrictions by any person.

The shares to be issued in connection with the proposed voluntary public exchange offer may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act or pursuant to a valid exemption from registration.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Banca Monte dei Paschi di Siena S.p.A. and its combined business after completion of the proposed voluntary public exchange offer. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions. Although the management of Banca Monte dei Paschi di Siena S.p.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Banca Monte dei Paschi di Siena S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Banca Monte dei Paschi di Siena S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by Banca Monte dei Paschi di Siena S.p.A. to CONSOB. Except as required by applicable law, Banca Monte dei Paschi di Siena S.p.A. does not undertake any obligation to update any forward-looking information or statements.

Not for release, publication or distribution, in whole or in part, directly or indirectly in Australia, Canada, or Japan

N.	DOCUMENTS MADE AVAILABLE BY THE OFFEROR TO THE PUBLIC AND PLACES WHERE SUCH DOCUMENTS ARE AVAILABLE

The Offer Document and the documents indicated in this Section N are available for public consultation at:

(i)	the registered office of the Offeror at Piazza Salimbeni, 3, Siena;
(ii)	the registered office of the Intermediary Appointed to Coordinate the Collection of Acceptances at (Banca Akros), Viale Eginardo, 29, Milan;
(iii)	the registered office of the Appointed Intermediaries;
(iv)	the Offeror’s website, https://www.gruppomps.it/en, where the privacy policy relating to the processing of personal data of Tendering Shareholders, provided in accordance with EU Regulation 2016/679 (“GDPR”), is also available for consultation;
(v)	the website of the Global Information Agent, Georgeson S.r.l.

N.1.        Documents relating to the Offeror

(i)	By-laws;
(ii)	Exemption Document;
(iii)	Financial report for the year ended 31 December 2024, including the consolidated financial statements and the financial statements of the Offeror as of 31 December 2024, supported by the attachments required by law;
(iv)	Interim management report as of 31 March 2025, supported by the relevant attachments.

N.2.        Documents relating to the Issuer

(i)	Financial report for the year ended 30 June 2024, including the consolidated financial statements and the financial statements of the Issuer as of 30 June 2024, supported by the attachments required by law;
(ii)	Half-year financial report as of 31 December 2024, supported by the relevant attachments;
(iii)	Interim management report as at 31 March 2025, accompanied by the relevant attachments.

DECLARATION OF RESPONSIBILITY

The responsibility for the completeness and accuracy of the data and information contained in this Offer Document lies with the Offeror.

The Offeror declares that, to the best of its knowledge, the data contained in the Offer Document are true and accurate and that there are no omissions that could alter its scope.

Banca Monte dei Paschi di Siena S.p.A.

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